                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Nos. 333-82084;
                                                333-82084-01; 333-82084-02
PROSPECTUS

[LOGO]
APPLETON PAPERS
                             Appleton Papers Inc.
                            Offer to exchange up to
 $250,000,000 of its 121/2% Series B Senior Subordinated Notes due 2008 which have been registered under the Securities Act of 1933 for any and all of its outstanding 12 1/2% Series A Senior Subordinated Notes due 2008

                               -----------------

                     MATERIAL TERMS OF THE EXCHANGE OFFER

..  Expires at 5:00 p.m., New York City time, on July 12, 2002, unless extended.

.. The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

.. All old notes that are validly tendered and not validly withdrawn will be exchanged.

.. Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

.. The exchange of notes will not be a taxable exchange for U.S. income tax purposes.

..  We will not receive any proceeds from the exchange offer.

.. The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on December 14, 2001, except for transfer restrictions, registration rights and liquidated damages.

.. The old notes are, and the registered notes will be, guaranteed by Paperweight Development Corp., which is our parent company, and WTA Inc., which is one of our domestic subsidiaries. If we cannot make payments on the notes when they are due, the parent and subsidiary guarantors must make them instead. Not all of our subsidiaries are guarantors.

.. The registered notes and the guarantees rank behind all of our and the guarantors' existing and future senior debt and rank equally with all of our and the guarantors' existing and future senior subordinated debt. As of December 29, 2001, the old notes and guarantees were subordinated to $278.3 million of senior debt, capital lease obligations and third party debt and approximately $55.5 million was available for borrowing as additional senior debt under our senior credit facilities.

..  There is no established trading market for the registered notes and we do not intend to apply for listing of the registered notes on any securities exchange.
                               -----------------

Consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                 The date of this prospectus is June 12, 2002

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                              PROSPECTUS SUMMARY

   This summary highlights information that we believe is especially important concerning this offering. You should read the entire prospectus carefully, including the discussion under the heading "Risk Factors" and our consolidated financial statements and related notes, before deciding whether to invest in the notes.

   Our fiscal year ends on the Saturday closest to December 31 of each year. All references in this prospectus to a fiscal year refer to our fiscal year ending on the Saturday closest to December 31 of that year. References to fiscal 2001 refer to the fiscal year ended December 29, 2001, references to fiscal 2000 refer to the fiscal year ended December 30, 2000, references to fiscal 1999 refer to the fiscal year ended January 1, 2000, references to fiscal 1998 refer to the fiscal year ended January 2, 1999, references to fiscal 1997 refer to the fiscal year ended January 3, 1998 and references to fiscal 1996 refer to the fiscal year ended December 28, 1996.

   Unless stated to the contrary or the context requires otherwise, all references to "Appleton Papers," "we," "us" or "our" refer to Appleton Papers Inc. and our subsidiaries and predecessors.

                              The Exchange Offer

   We issued in a private placement $250.0 million in aggregate principal amount of our 12 1/2% Series A Senior Subordinated Notes due 2008 to Bear, Stearns & Co. Inc., TD Securities (USA) Inc., ABN AMRO Incorporated and U.S. Bancorp Piper Jaffray Inc., the initial purchasers, on December 14, 2001. We refer to these notes in this prospectus as the "old notes." The initial purchasers resold the old notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act of 1933, as amended. The purchasers of the old notes agreed to comply with transfer restrictions and other conditions. We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for our 12 1/2% Series B Senior Subordinated Notes due 2008, which we refer to in this prospectus as the "registered notes," with substantially identical terms. We refer to the old notes and the registered notes collectively as the "notes." We believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

                                   Overview

   We are a leading developer and manufacturer of specialty, high value-added coated paper products. We believe that we are the world's largest producer of carbonless paper and the largest producer of thermal paper in the United States and Canada. Carbonless paper is used in multi-part forms, such as invoices, insurance claim forms, medical claim forms and credit card receipts. Thermal paper is used in a range of products including point of sale receipts, labels, event and travel tickets and facsimile paper. We manufacture our carbonless and thermal paper products using highly technical processes that involve the application of specialized dyes and reactive chemicals onto varying grades of paper. When carbonless paper is subjected to pressure, and thermal paper to heat, these dyes and chemicals react to create an image on the paper. In addition to carbonless and thermal products, we produce a variety of other niche coated products.

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                              Our Core Businesses

   Carbonless Paper. We believe that we are the world's leading producer of both carbonless rolls and carbonless sheets, having shipped 430,700 tons of carbonless paper worldwide in fiscal 2001. Based on our internal assessment of the U.S. carbonless market, we estimate that in fiscal 2001 we had a 58% share of the U.S. carbonless roll market and a 58% share of the more profitable U.S. carbonless sheet market. On the same basis, we believe that our share was approximately one and one-half times as large as the share of our largest carbonless roll competitor and approximately three times as large as the share of our largest carbonless sheet competitor. Carbonless roll applications are generally machine-fed continuous forms and carbonless sheet applications are typically hand written forms. We believe that as a result of our high level of customer service, superior product quality and the breadth of our product offering, we were essentially the sole provider to over 80% of our customers in fiscal 2001, which included some of the largest printers, merchants and converters in the United States, as well as smaller regional printers. For fiscal 2001, net sales of carbonless paper contributed 80.1% of our net sales, or $765.5 million.

   Based on our internal assessment of the U.S. carbonless paper market, we believe that from 1994 to 1999 the U.S. carbonless paper market declined at a compound annual rate of approximately 4%, with annual decline rates varying between 1% and 7%. We attribute this decline to increased use by businesses of competing printing technologies such as digital laser printers and electronic communications. On the same basis, we estimate that the U.S. carbonless paper market declined by approximately 10% in 2000 and 9% in 2001 and will continue to decline at a compound annual rate of approximately 9% through 2005. We believe that the average rate of decline is accelerating due to increasing acceptance of substitute technologies. However, we expect the rate of decline for carbonless sheets in the United States to be lower than the rate of decline for carbonless rolls because there are currently fewer economically viable substitute technologies for carbonless sheet applications than there are for carbonless roll applications. In anticipation of the decline in the U.S. carbonless market, we have undertaken a series of initiatives to reduce the impact of this decline on our business, including focusing our marketing efforts on higher margin carbonless sheets, improving our cost structure, developing new products and expanding our share of growing international markets.

   Thermal Paper. Based on our internal assessment of the thermal paper market, we believe that we are the largest producer of thermal paper in the United States and Canada, with an estimated 39% share of those markets in fiscal 2001. We also believe that our share of those markets in fiscal 2001 was more than twice that of our largest competitor. During fiscal 2001, we shipped approximately 68,000 tons of thermal paper worldwide. We create value-added grades of thermal paper by enhancing the print quality and longevity of the image and providing document security features. We manufacture thermal paper that is, for example, used to produce point of sale receipts, shipping and weigh scale labels, baggage tags and tickets for passenger travel, lotteries and entertainment events. As a result of our innovation, customer service and quality, we are essentially the sole provider to many of our largest customers, most of which are large thermal paper converters and printers. For fiscal 2001, net sales of thermal paper contributed 18.0% of our net sales, or $172.3 million.

   Based on our internal assessment of the thermal paper market, we believe that the U.S. and Canadian markets for thermal paper will continue to grow at a compound annual rate of approximately 4.4% through 2005 as the advantages of thermal printing systems become more widely recognized. These advantages include its competitive cost, use of a single consumable versus other printing systems that require paper and ink cartridges, quiet operation, cleanliness, speed, high print quality, reliability and portability. The U.S. and Canadian thermal markets consist of five segments: point of sale; label; tag and ticket; fax; and printer/calculator/chart. Based on our internal assessment of the thermal paper market, in fiscal 2001, the non-fax segments accounted for approximately 92% of the U.S. and Canadian thermal markets. The point of sale, label and tag and ticket segments are growing while the commodity-based, fax segment is declining rapidly. As a result, we expect the non-fax segments to account for approximately 99% of the U.S. and Canadian thermal markets by 2005. Many of our strategic initiatives are targeted at increasing our share of the growing segments of the thermal market and the development of new thermal products.

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                         Our New Business Initiatives

   In early fiscal 2000, we complemented our existing carbonless and thermal new product development efforts by establishing a separate New Business Development group, or NBD. NBD is responsible for the development and introduction of new specialty, high value-added products based upon our core competencies of:

.. encapsulation technology, which is the technology that enables us to produce microscopic capsules filled with dyes, adhesives or other substances,

.. coating chemistry, which is the chemistry that enables us to produce a variety of coatings for paper, including coatings that react to heat and coatings that consist of microscopic capsules that react to pressure, and

.. coating application processes, which are the processes that enable us to apply coatings to paper in an efficient and cost-effective manner.

   In the second quarter of 2001, we transferred our existing security products business, which focuses on papers with special security and authentication features, into NBD. NBD is working cooperatively with several leading companies to jointly identify and pursue new product opportunities. For example, one new product we are developing is coated paper with encapsulated adhesives that will adhere to a surface when pressure is applied. This eliminates the need for expensive silicone release liners used to cover active adhesives. Possible applications include a wide variety of self-adhesive products including shipping and tracking labels. NBD has already introduced two new products, a digital ink jet printer paper, which has been commercialized, and an arts and crafts product, which is currently in test market, and is scheduled to launch four additional products in 2002. Although these recently introduced products have not generated meaningful revenues to date, NBD is an important part of our long-term growth strategy.

                                   The ESOP

   Our 401(k) plan, which was called the Appleton Papers Retirement Savings Plan, was amended and restated effective as of January 1, 2001, in the form of the Appleton Papers Retirement Savings and Employee Stock Ownership Plan, which we refer to as the KSOP or the plan. The KSOP includes a separate employee stock ownership plan component, which we refer to as the ESOP or the Company Stock Fund. The KSOP is a tax-qualified retirement plan that is available to all of our employees. The ESOP component of the KSOP is a tax-qualified employee stock ownership plan that has invested and will invest in Paperweight Development common stock.

   We offered "eligible participants," as "named fiduciaries" under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, a one-time irrevocable election to direct State Street Global Advisors, the ESOP trustee, to accept the transfer of all or any part of their existing balances in the KSOP and the 401(a) plan to the Company Stock Fund. The total proceeds transferred by eligible participants to the Company Stock Fund were approximately $107 million, representing an average election by each eligible participant to direct the transfer of approximately 73% of his or her account to the Company Stock Fund. On November 9, 2001, the ESOP trustee purchased 100% of the common stock of Paperweight Development. Paperweight Development simultaneously used all the proceeds from the sale of those shares of common stock to finance a portion of the purchase price of the acquisition described below.

                                The Acquisition

   On November 9, 2001, Paperweight Development Corp. and its then wholly owned subsidiary, New Appleton, LLC, which we sometimes refer to as the buyers, acquired Appleton Papers from Arjo Wiggins Appleton p.l.c., which is now known as Arjo Wiggins Appleton Limited or AWA, a leading European manufacturer of paper products and two of its subsidiary holding companies, which we refer to as the sellers. We refer to this transaction as the "acquisition." The purchase price was $810 million (which included the present value of the deferred payment obligation described below), plus proceeds of $7.4 million from the sale of our Harrisburg facility. We are now a wholly owned subsidiary of Paperweight Development and the ESOP owns 100% of the shares of common stock of Paperweight Development. Paperweight Development has elected to be treated as an S corporation for federal and state income tax purposes and elected that its eligible subsidiaries be treated as qualified subchapter S subsidiaries for federal and state income tax purposes. We expect that this tax treatment, together with 100% ownership of Paperweight Development's common stock by the tax-exempt ESOP, will result in substantial corporate tax savings and enhanced cash flow. Paperweight Development does not conduct any business apart from undertaking matters incidental to its ownership of stock of its subsidiaries and matters relating to the ESOP and taking actions required to be taken under ancillary acquisition agreements.


                                  [FLOW CHART]
                              CORPORATE STRUCTURE

-----------------------------
             ESOP
-----------------------------
              |  100%
-----------------------------   . Guarantor of senior credit facilities
Paperweight Development Corp. - . Guarantor of notes
-----------------------------   . Obligor on deferred payment obligation
              |  100%
-----------------------------
    Appleton Papers Inc.      - . Borrower under senior credit facilities
-----------------------------   . Issuer of notes


Almost all of our assets and operations are owned directly by Appleton Papers Inc. However, we have several special purpose wholly owned subsidiaries which own some specific assets.

   We and Paperweight Development financed the acquisition, refinanced most of our current debt and paid approximately $38.8 million of related fees and expenses with the following:

    .  $79 million of our available cash;

    . $340 million of senior credit facilities, of which $265 million of term loans were borrowed at the closing of the acquisition;

    . $250 million in aggregate principal amount of a senior subordinated note due 2008 issued by us to AWA, which was repaid with the proceeds of the offering of old notes and other available cash;

    . a deferred payment obligation with a present value of $140 million at the closing of the acquisition to be paid to one of the sellers; and

    . $107 million in proceeds from the sale of Paperweight Development common stock to the ESOP.

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                  Summary of the Terms of the Exchange Offer

   The exchange offer relates to the exchange of up to $250.0 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. We issued and sold in a private placement $250.0 million in aggregate principal amount of the old notes on December 14, 2001. The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer and, except under limited circumstances, your rights under the registration rights agreement, including your right to receive liquidated damages, will terminate. We issued the old notes under an indenture that grants you certain rights. The registered notes also will be issued under the indenture and you will have the same rights under the indenture as the holders of the old notes. See "Description of the Registered Notes."

Registration Rights Agreement The registration rights agreement grants the holders of the old notes exchange and
                              registration rights. The exchange offer is intended to satisfy these rights. If you are eligible to participate in the exchange offer and do not tender your old notes, you will continue to hold the old notes, which will continue to be subject to restrictions on transfer under the Securities Act. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                              The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Securities Offered..........  Up to $250.0 million aggregate principal amount of 12 1/2% Series B Senior Subordinated Notes due 2008. The terms of the registered notes and the old notes are identical in all material respects, except that the registered notes will not contain securities law restrictions on transfer and, except under limited circumstances, your rights under the registration rights agreement, including your right to receive liquidated damages, will terminate.

The Exchange Offer..........  We are offering to exchange $1,000 principal amount of 12 1/2% Series B Senior Subordinated Notes due 2008, which have been registered under the Securities Act, for each $1,000 principal amount of 12 1/2% Series A Senior Subordinated Notes due 2008 which were issued on December 14, 2001 in a private placement. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are properly tendered and not properly withdrawn will be exchanged.

                              As of this date, there are $250.0 million aggregate principal amount of old notes outstanding. We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered
  Notes.....................  We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                               (1)the registered notes are acquired by you in
                                  the ordinary course of your business;

                               (2)you are not engaged in and do not intend to
                                  engage in a distribution of the registered notes;

                               (3)you do not have an arrangement or
                                  understanding with any person to participate in a distribution of the registered notes; and

                               (4)you are not an affiliate of ours, as that
                                  term is defined in Rule 405 under the
                                  Securities Act.

                              If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act or without qualifying for a registration exemption. We do not assume or indemnify you against that liability.

                              Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on July 12, 2002, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange
  Offer.....................  The only conditions to completing the exchange offer are that the exchange offer not violate applicable federal law and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offer-Conditions."

Procedures for Tendering Old
  Notes Held in the Form of
  Book-Entry Interests......  The old notes were issued as global securities in fully registered form without coupons and were deposited upon issuance with U.S. Bank National Association, the trustee, as custodian for The Depository Trust Company. Beneficial interests in the old notes which are held by direct or indirect participants in DTC through certificateless depositary interests are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                              If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National

                              Association, as exchange agent, on or prior to the expiration of the exchange offer either:

                               . a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

                               . a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                              The exchange agent must also receive prior to the expiration of the exchange offer either:

                               . a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Procedures for
                                  Tendering--Book-Entry Transfer," or

                               . the documents necessary for compliance with the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer--Procedures for
                                  Tendering--Guaranteed Delivery Procedures."

                              A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                               . the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

                               . you are not engaged in and do not intend to engage in a distribution of the registered notes;

                               .  you do not have an arrangement or
                                  understanding with any person to participate in a distribution of the registered notes; and

                               .  you are not our affiliate.

Procedures for Tendering
  Certificated Old Notes....  No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering--Certificated Old Notes."

Special Procedures for
  Beneficial Owner..........  If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering--Procedures
                              Applicable to All Holders."

Guaranteed Delivery
  Procedures................  If you wish to tender your old notes and:

                               (1)they are not immediately available;

                               (2)time will not permit your old notes or other
                                  required documents to reach the exchange agent before the expiration of the exchange offer; or

                               (3)you cannot complete the procedure for
                                  book-entry transfer on a timely basis,

                              you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for
                              Tendering--Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of Registered
  Notes.....................  Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal..................  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent..............  U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. Its address and telephone number are set forth in "The Exchange Offer--Exchange Agent."

Consequences of Failure to
  Exchange..................  If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

Federal Income Tax
  Consequences..............  The exchange of old notes will not be a taxable event for federal income tax purposes. See
                              "Certain Federal Income Tax Considerations."

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

                 Summary of the Terms of the Registered Notes

Issuer......................  Appleton Papers Inc.

Notes Offered...............  $250 million in principal amount of 12 1/2%
                              Series B senior subordinated notes due 2008.

Maturity....................  December 15, 2008.

Interest Payment Dates......  June 15 and December 15 of each year. You will receive interest on the registered notes from the date interest was last paid on your old notes. If no interest was paid on your old notes, you will receive interest from December 14, 2001.

Guarantees..................  The registered notes are unconditionally guaranteed, jointly and severally, by Paperweight Development and WTA Inc. We are a wholly owned subsidiary of Paperweight Development, which is a holding company. WTA is our wholly owned subsidiary which owns our portfolio of intellectual property, including patents. We refer to these companies in this prospectus as the "guarantors."

Optional Redemption.........  We may redeem the registered notes on or after
                              December 15, 2005, at the redemption prices listed under "Description of Notes--Optional Redemption."

                              Prior to December 15, 2004, we may use the proceeds of certain sales of our equity to redeem up to 35% of the original principal amount of the registered notes at a redemption price of 112.500% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Excess Cash Flow Offer......  If we generate excess cash flow during any fiscal year commencing with fiscal 2002, we are required to prepay our senior debt and reduce our revolving loan commitments and, if more than $5 million of excess cash flow remains after such prepayment and reduction, to make an offer to repurchase all or part of the registered notes at 103% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date.

Change of Control Offer.....  If we experience a change of control, holders of the registered notes may require us to repurchase part or all of their registered notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date.

Ranking.....................  The registered notes are senior subordinated indebtedness and are junior in right of payment to all of our existing and future senior indebtedness, including our obligations under the senior credit facilities. See "Description of Senior Credit Facilities."

                              The guarantees are senior subordinated
                              obligations of the guarantors and are junior in right of payment to all of the guarantors' existing and future senior indebtedness, including their guarantees under the senior credit facilities.

Covenants...................  We will issue the registered notes under the indenture with U.S. Bank National Association, under which we issued the old notes. The indenture, among other things, restricts our ability, Paperweight Development's ability and the ability of certain of our domestic subsidiaries to:

                               . sell or lease certain assets or merge or consolidate with or into other companies;

                               .  borrow money;

                               .  incur liens;

                               .  pay dividends or make other distributions;

                               .  make other restricted payments and
                                  investments;

                               . place restrictions on the ability of certain of our subsidiaries to pay dividends or other payments to us;

                               .  enter into sale-leaseback transactions;

                               .  make capital expenditures; and

                               .  enter into transactions with certain
                                  affiliates.

                               See"Description of Registered Notes--Certain
                                  Covenants."

Use of Proceeds.............  We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors................  You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under the heading "Risk Factors."

                               -----------------

   Our principal executive offices, as well as those of Paperweight Development, are located at 825 East Wisconsin Avenue, Appleton, Wisconsin 54912-0359. Our telephone number is (920) 734-9841. The principal executive offices of WTA Inc. are located at c/o Delaware Corporate Management, Inc., Suite 1300, 1105 North Market Street, Wilmington, Delaware 19899. Its telephone number is (302) 651-8339.

    Summary Historical and Unaudited Pro Forma Consolidated Financial Data

   The summary historical consolidated financial data as of and for the years ended January 1, 2000 and December 30, 2000 have been derived from Appleton Papers' audited consolidated financial statements appearing elsewhere in this prospectus. The summary historical consolidated financial data as of December 29, 2001 and for the periods ended November 9, 2001 and December 29, 2001 have been derived from the audited consolidated financial statements of Appleton Papers and Paperweight Development appearing elsewhere in this prospectus. The summary historical consolidated financial data as of and for the three months ended April 1, 2001 and March 31, 2002 have been derived from the unaudited consolidated financial statements of Appleton Papers and Paperweight Development appearing elsewhere in this prospectus. The unaudited pro forma consolidated financial data relates to Paperweight Development, which became our parent company following the closing of the acquisition. The summary unaudited pro forma consolidated financial data as of and for the year ended December 29, 2001 have been prepared to reflect the consummation of the acquisition, the related financing transactions and the offering of old notes as if they had occurred on December 31, 2000 in the case of the summary unaudited pro forma consolidated statement of operations data. The summary unaudited pro forma consolidated financial data are not necessarily indicative of Paperweight Development's financial position or results of operations had the transaction actually been consummated on the dates indicated and are not necessarily indicative of the financial position or results of operations that may be expected for any future date or period. The summary consolidated financial data should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                                    (Predecessor    (Successor
                                       (Predecessor Basis)                  (Successor Basis)          Basis)         Basis)
                            ----------------------------------------  ----------------------------- ------------- --------------
                                    Fiscal
                            ----------------------
                                                     For the Period    For the Period       Pro
                                                    December 31, 2000 November 10, 2001    Forma    Three Months   Three Months
                                                           to                to           Fiscal        Ended         Ended
                               1999        2000     November 9, 2001  December 29, 2001    2001     April 1, 2001 March 31, 2002
                            ----------  ----------  ----------------- ----------------- ----------- ------------- --------------
                                              (dollars in thousands)                    (unaudited)  (unaudited)   (unaudited)
Statement of Operations
 Data:
Net sales.................. $1,123,833  $1,080,013      $842,868          $112,950       $955,818     $240,310       $224,576
Cost of sales..............    789,194     752,616       591,741            76,345        689,871      174,890        155,237
                            ----------  ----------      --------          --------       --------     --------       --------
Gross profit...............    334,639     327,397       251,127            36,605        265,947       65,420         69,339
Selling, general and
 administrative............    160,075     165,699       133,874            18,693        150,985       35,890         39,853
Restructuring and other
 charges (1)...............     44,542       7,816         6,385                --          6,385          364             --
Special charges (2)........     27,658      19,027        25,553                --          2,164       20,231             --
                            ----------  ----------      --------          --------       --------     --------       --------
Operating income...........    102,364     134,855        85,315            17,912        106,413        8,935         29,486
Interest expense, net......     31,653      29,494        16,623            10,232         66,632        4,875         19,001
Other expense (income).....      3,103      (1,176)          492               (53)           439          280            (80)
                            ----------  ----------      --------          --------       --------     --------       --------
Income before income taxes
 from continuing
 operations................     67,608     106,537        68,200             7,733         39,342        3,780         10,565
Provision for income taxes.     17,715      35,725        24,574               117            500        1,468             79
                            ----------  ----------      --------          --------       --------     --------       --------
Income from continuing
 operations................     49,893      70,812        43,626             7,616         38,842        2,312         10,486
Loss from discontinued
 operations, net of tax (3)    (55,691)    (13,063)       (4,462)               --             --       (1,144)            --
                            ----------  ----------      --------          --------       --------     --------       --------
(Loss) income before
 extraordinary item and
 cumulative effect of
 accounting change.........     (5,798)     57,749        39,164             7,616         38,842        1,168         10,486
Extraordinary item, net of
 tax (4)...................         --      (4,651)       (6,443)               --             --           --             --
Cumulative effect of
 accounting change, net
 of tax (5)................     (6,835)         --            --                --             --           --             --
                            ----------  ----------      --------          --------       --------     --------       --------
Net (loss) income.......... $  (12,633) $   53,098      $ 32,721          $  7,616       $ 38,842     $  1,168       $ 10,486
                            ==========  ==========      ========          ========       ========     ========       ========

(Continued on next page)

                                    (Predecessor Basis)           (Successor Basis)    (Predecessor Basis) (Successor Basis)
                              -------------------------------- ----------------------- ------------------- -----------------
                                                For the Period For the Period
                                                 December 31,   November 10,    Pro
                                   Fiscal          2000 to        2001 to      Forma      Three Months       Three Months
                              -----------------  November 9,    December 29,   Fiscal         Ended              Ended
                                1999     2000        2001           2001        2001      April 1, 2001     March 31, 2002
                              -------- -------- -------------- -------------- -------- ------------------- -----------------
                                          (dollars in thousands)                           (unaudited)        (unaudited)
Other Financial Data:
Adjusted EBITDA (6).......... $148,879 $177,752    $121,974...    $23,917.... $182,099       $20,427......      $46,484.....
Depreciation and amortization   46,515   42,897      36,659         6,005       63,886        11,492             16,998
Capital expenditures.........   37,685   81,072      49,804         6,741       56,545        21,600              5,657

--------
(1)During the third quarter of fiscal 1999, we announced plans to close our Harrisburg plant, which was sold on August 17, 2001. See Note 4 of Notes to Condensed Consolidated Interim Financial Statements.
(2)Special charges consist of the following items:

                                                   For the Period For the Period
                                                    December 31,   November 10,   Pro
                                       Fiscal         2000 to        2001 to     Forma  Three Months   Three Months
                                   ---------------  November 9,    December 29,  Fiscal     Ended         Ended
                                    1999    2000        2001           2001       2001  April 1, 2001 March 31, 2002
                                   ------- ------- -------------- -------------- ------ ------------- --------------
Environmental expense (a)......... $ 3,590 $ 3,148    $23,389          $--           --    $20,110         $--
Litigation settlements (b)........  21,819   3,625        449           --          449         --          --
Equipment relocation expenses (c).      --   5,215        463           --          463        121          --
Loss on disposals of equipment (d)   2,249     539      1,252           --        1,252         --          --
Loss on investment (e)............      --   6,500         --           --           --         --          --
                                   ------- -------    -------          ---       ------    -------         ---
   Total.......................... $27,658 $19,027    $25,553          $--       $2,164    $20,231         $--

                                   ======= =======    =======          ===       ======    =======         ===

   -----
   (a)Represents costs related to the Lower Fox River. See "Business--Environmental Regulation." In connection with the acquisition, AWA has agreed to indemnify us for certain of these costs. See "Description of Acquisition Agreements--Fox River Indemnification Agreements."
   (b)Represents settlement amounts and legal fees primarily for two litigation matters.
   (c)Represents costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and Roaring Spring mill as part of the Harrisburg plant closure.
   (d)Represents losses incurred on disposal of property, plant and equipment.
   (e)Represents the write-off of the notes receivable and equity investment in Paperhub.com, a proposed internet paper and supplies purchasing business. Paperhub.com has ceased its operations and, subject to limitations, AWA and the sellers have agreed to indemnify us for any further liabilities in connection with this investment.
(3)Effective November 26, 2000, we completed the transfer of two wholly owned subsidiaries, Appleton Coated and Appleton Leasing, to Appleton Coated Papers Holdings Inc. These two subsidiaries consisted entirely of our coated free sheet, fine paper products and leasing divisions. We classified these subsidiaries as discontinued operations in our consolidated balance sheet and consolidated statements of operations for all periods presented. The Newton Falls, New York mill, which is part of the business operated by Appleton Coated, and therefore, included in discontinued operations for the periods presented, was not included within the November 26, 2000 transfer described above because the Newton Falls mill was sold to a third party in the third quarter of 2001. After the mill was sold, Newton Falls, Inc. was transferred into an affiliate of AWA. See Note 3 of Notes to Condensed Consolidated Interim Financial Statements.
(4)Represents loss on debt extinguishment.
(5)Represents the write-off of deferred start-up costs.
(6)Adjusted EBITDA represents operating income plus depreciation and amortization. Pro forma Adjusted EBITDA represents Adjusted EBITDA plus pro forma adjustments related to the acquisition, the related financing transactions and noncash charges from estimated employee compensation deferrals and employer matching contributions under the ESOP totaling $11,800. We have included Adjusted EBITDA data because we understand such data is used by certain investors to determine historical ability to service indebtedness. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. Adjusted EBITDA as calculated may differ from Adjusted EBITDA as calculated by other companies.

                                 RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before making an investment decision. Investing in the registered notes involves a high degree of risk. The occurrence of any one or more of the following could materially adversely affect your investment in the registered notes or our business and operating results. Any reference to "notes" in this prospectus refers to both old notes and registered notes, unless the context otherwise requires.

                          Risks Relating to the Notes

Your right to receive payments on the notes is junior to our senior indebtedness and possibly to all of our future borrowings. Further, the guarantees of the notes are junior to all our guarantors' senior indebtedness, excluding the deferred payment obligation, and possibly to all of their future borrowings. Repayment of these borrowings may make payments of principal and interest on the notes less likely.

   The notes and the guarantees rank behind all of our, Paperweight Development's and our subsidiaries' existing indebtedness (other than trade payables and the deferred payment obligation) and all of our and their future borrowings (other than trade payables and the deferred payment obligation), except any present or future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of senior debt of our company and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to these notes or the guarantees. Moreover, in a bankruptcy, liquidation or reorganization or similar proceeding, holders of certain other claims against us and the guarantors are entitled to be paid before any payment is made on the notes or the guarantees.

   In addition, all payments on the notes and the guarantees will be prohibited in the event of a payment default on senior debt and may be prohibited for periods aggregating 179 days in any consecutive 360 day period in the event of certain non-payment defaults on senior debt.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of Appleton Papers and the guarantors in assets, if any, remaining after we and the guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of senior debt.

   As of December 29, 2001, the notes and the guarantees were subordinated to $278.3 million of senior debt, capital lease obligations and third party debt and approximately $55.5 million was available for borrowing as additional senior debt under our senior credit facilities. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture and the other agreements related to our indebtedness.

The notes and guarantees are unsecured. If we become insolvent or are liquidated, or if payment under the senior credit facilities is accelerated, then you will only be paid out of the assets that remain after the secured lenders are paid in full, which may not be enough to pay you in full or at all.

   In addition to being subordinated to all of our existing and future senior indebtedness, neither the notes nor the guarantees are secured by any of our assets or the assets of our subsidiaries. Obligations under the senior credit facilities, however, are secured by a pledge of all of our and our guarantors' tangible and intangible assets, all of our capital stock, the capital stock of our direct and indirect domestic subsidiaries and 100% of the stock of our first tier foreign subsidiaries. If we become insolvent or are liquidated, or if payment under the senior credit facilities is accelerated, the lenders under the senior credit facilities will be entitled to exercise all of their available legal remedies and will have a priority claim to our assets. See "Description of Senior Credit Facilities."

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes--Repurchase at the Option of Holders."

Federal and state laws allow courts, under specific circumstances, to void debts and require creditors to return payments received from debtors.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes or the guarantees could be subordinated to all of our other debts or the debts of any guarantor if, among other things, we or any guarantor, at the time it incurred the indebtedness evidenced by the notes or its guarantee:

    . received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

    .  was insolvent or rendered insolvent by reason of such incurrence;

    . was engaged in a business or transaction for which we or any guarantor's remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by us or such guarantor pursuant to the notes or any guarantee could be voided and required to be returned to us or such guarantor, or to a fund for the benefit of our creditors or the creditors of any guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

    . the sum of our or such guarantor's debts, including contingent liabilities, were greater than the fair saleable value of all of our or such guarantor's assets;

    . the present fair saleable value of our or any guarantor's assets were less than the amount that would be required to pay our or any guarantor's probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

    .  we or any guarantor could not pay debts as they become due.

Paperweight Development's legal obligations to repurchase common stock from employees terminating their participation in the ESOP may lead to a default under the agreements governing our indebtedness, including the notes.

   It may be necessary for us to make significant distributions to Paperweight Development in order for it to satisfy its share repurchase obligations to the ESOP under ERISA and the terms of the KSOP. The ESOP incurs obligations to its participants when they retire or otherwise terminate employment to make diversification elections. However, the agreements governing our indebtedness, including our indebtedness under the notes, contain limitations on our ability to make this type of distribution. The amount of Paperweight Development's repurchase obligations may at any time exceed these limitations and we may elect to or be forced to help Paperweight Development meet its obligations. Further, Paperweight Development, as a guarantor of our indebtedness, may also be limited to some extent from making payments to the ESOP or its beneficiaries by the terms of its and our indebtedness, including our indebtedness under the notes. As a result of Paperweight Development's legally imposed repurchase obligation, we and/or Paperweight Development may be forced to violate the distribution and/or payment limitations contained in the agreements relating to its and our indebtedness, including our indebtedness under the notes, which may ultimately result in a default under the agreements and the notes. Defaults on any of our indebtedness could result in acceleration of our indebtedness and cause us to dispose of our assets or declare bankruptcy, and as a result we may not have sufficient funds to satisfy our obligations under the notes.

                  Risks Related to Our Business and Industry

We are subject to substantial costs and potential liabilities relating to environmental regulation and litigation.

   We are subject to substantial regulation by various federal, state and local authorities concerned with the impact of the environment on human health, the limitation and control of emissions and discharges into the air, ground and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by unrelated companies or individuals, as well as properties currently owned and used by us regardless of whether the contamination is attributable entirely to prior owners. As described in the following risk factor, we have been identified as a potentially responsible party for remediation and alleged natural resource damages related to the Lower Fox River and Green Bay system, which we refer to as the Lower Fox River. In addition, we make capital expenditures and incur operating expenses for clean-up obligations and other environmental matters arising from our daily operations.

   We have approximately $20.7 million of accrued liabilities as of December 29, 2001 for estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. While the accrued liabilities reflect our current estimate of the cost of these environmental matters, the amount that we have accrued may be inadequate. In addition, we may be named as a potentially responsible party at other sites in the future and the costs associated with such future sites may be material. We expect environmental laws and regulations and the interpretation and enforcement of those laws and regulations to become increasingly stringent and to further limit emission and discharge levels and to increase the likelihood and cost of environmental clean-ups and related costs. All of these factors are likely to increase our operating expenses, require continuing capital expenditures and adversely affect the operating flexibility of our manufacturing operations and may require indeterminable and significant additional expenditures in connection with such compliance.

We have been named as a potentially responsible party related to the Lower Fox River.

   We have been named by the United States Environmental Protection Agency, or EPA, a "potentially responsible party," or PRP, under the Comprehensive Environmental Response Compensation and Liability Act. We have been named a PRP because of discharges of polychlorinated biphyenyls, or PCBs, into the Fox River from our Appleton Plant in the 1950s, 1960s and 1970s and because of discharges from the Appleton Coated paper mill in Combined Locks, Wisconsin, which we owned from 1978 to 2000. We could be liable for a significant portion of the expenses of remediating the PCBs which remain in the River. These expenses could be very large. In October 2001, the DNR and EPA released a report in which they estimated total remediation costs, which we would share with other PRPs, to be $308 million. In addition to remediation, various government agencies are also asserting that we and the other PRPs are liable for natural resource damages caused by the PCBs. In October 2000, the U.S. Fish & Wildlife Service estimated that total natural resource damages would be in a range between $176 million to $333 million. At this time, we cannot accurately estimate our total liability for the Lower Fox River because we do not know how much the remedial actions and natural resource damages may cost or how large our share of those costs will be. Our liability could be substantial. We have already agreed with NCR Corporation and various governmental agencies that we and NCR will together pay a total of $41.5 million over four years for interim remediation and natural resource restoration projects. We and NCR would each pay about half of this amount. These liabilities are discussed in greater detail under the heading "Business-Environmental Regulation--Lower Fox River."

AWA and the sellers may fail to comply with their indemnification obligations related to the acquisition.

   Pursuant to the purchase agreement relating to the acquisition, and subject to certain limitations more completely described under the heading "Description of Acquisition Agreements--Purchase Agreement," AWA and the sellers have agreed to indemnify the buyers and their affiliates, including us, for certain losses resulting from:

    . the inaccuracies in the sellers' and AWA's representations and warranties;

    . the breach or nonperformance of the sellers' or AWA's covenants and other agreements;

    . the liabilities related to the businesses of Newton Falls, Inc., Appleton Coated LLC, Appleton Recycled Fibers, Inc., Appleton Capital Inc., Appleton Leasing LLC, Arjo Wiggins Investments Inc., Paperhub.com, Inc. and several other of our former subsidiaries;

    . the ownership of the real property on which the Harrisburg plant is located and environmental matters at this location prior to our sale of the Harrisburg plant to a third party; and

    .  other designated liabilities.

AWA has also, subject to certain limitations, agreed to indemnify the buyers and the buyers have agreed to indemnify us for specified environmental liabilities relating to the contamination of the Lower Fox River as discussed under the heading "Description of Acquisition Agreements--Fox River Indemnification Agreements." In addition, AWA has agreed to indemnify the buyers and us against certain taxes, including taxes they may be required to pay in respect of periods prior to the closing of the acquisition.

   If the potential matters for which we will receive indemnification from AWA and the sellers result in significant liabilities for us, and for any reason AWA and/or the sellers are unable or unwilling to honor these indemnification obligations, we could be required to pay for these liabilities ourselves, which could have a material adverse effect on our cash flow, our ability to fund or expand our operations and our ability to repay our existing and future indebtedness, including the notes.

We incurred a significant amount of debt to complete the acquisition and, as a result, we will be operating as a highly leveraged company.

   To complete the acquisition, it was necessary for us to incur a substantial amount of indebtedness. Our consolidated operating company debt and deferred payment obligation was approximately $670.2 million at December 29, 2001.

   This large amount of indebtedness could:

    . make it more difficult for us to satisfy our obligations with respect to the notes;

    . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

    . limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate activities;

    . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    . make it more difficult for us to satisfy our obligations to our creditors and, if we fail to comply with the requirements of the indebtedness, could result in an event of default;

    . limit our ability to successfully withstand a downturn in our business or the economy generally; and

    . place us at a competitive disadvantage against other less leveraged competitors.

Furthermore, although our ability, Paperweight Development's ability and the ability of substantially all of our subsidiaries to borrow money is restricted by the terms of the senior credit facilities and the deferred payment obligation to one of the sellers and will be restricted by the terms of the indenture, it may be possible for us and the guarantors to incur even more debt, and if we and the guarantors were to do so, these risks could intensify.

Our ability to service our debt is dependent on our future operating results and we cannot be sure that we will be able to meet our debt obligations as they come due.

   Our ability to meet our payment obligations and to comply with the financial covenants contained in the agreements relating to our indebtedness, including our indebtedness under the notes, is subject to a variety of factors, including changes in:

    .  demand for and selling prices of our products;

    .  costs of raw materials;

    .  interest rate levels;

    .  our status as a qualified subchapter S subsidiary;

    .  environmental regulations; and

    .  general economic conditions.

We may not generate sufficient cash flows to meet our payment obligations under the agreements relating to our indebtedness, including our indebtedness under the notes. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make the required payments on our indebtedness, including our indebtedness under the notes, then we may be required to refinance our indebtedness. We may not be able to refinance our indebtedness on terms that are acceptable to us or at all. In the absence of a refinancing, our lenders would be able to accelerate the maturity of our indebtedness, which could cause us to default under our other indebtedness, dispose of assets or declare bankruptcy.

Compliance with the covenants relating to our indebtedness may limit our operating flexibility.

   The agreements related to our indebtedness, including the indenture, among other things, prohibit or restrict our ability to:

    .  pay dividends on or purchase stock,

    .  repay subordinated indebtness,

    .  make investments,

    .  borrow additional money,

    .  use assets as security in other transactions,

    .  sell assets or merge with or into other companies,

    .  make capital expenditures,

    .  enter into sale and leaseback transactions,

    .  sell equity interests in our subsidiaries,

    . amend particular agreements relating to our transaction with AWA and the ESOP,

    .  engage in new lines of business, and

    . take, or fail to take, any actions that would cause us to lose our S Corporation status.

   These limitations, together with our highly leveraged position, could limit our ability to finance our operations with debt or equity in the future. In addition, these restrictions and our leveraged position may restrict our ability to respond to competitive market conditions, to make capital expenditures beyond those permitted in the agreements relating to the indebtedness or to take advantage of business opportunities. This loss of operating flexibility may have a material adverse affect on our ability to achieve our financial objectives or our ability to sustain our current levels of revenue, earnings and cash flow.

Recent terrorist attacks in the United States may materially adversely effect the U.S. economy.

   On September 11, 2001, New York and Washington, D.C. suffered serious terrorist attacks. The long-term economic impact of these acts has yet to be determined and the ultimate cost associated with these attacks may place significant burdens on the U.S. economy as a whole. If these acts or additional terrorist attacks cause an overall economic decline, the number of commercial transactions in which our products are used may substantially decline which could have a material adverse effect on our revenues, earnings and cash flows.

The market for our primary product, carbonless paper, may decline more rapidly than we anticipate.

   Carbonless paper is our primary product and accounted for 82.1% of our net sales in fiscal 1999, 80.7% of our net sales in fiscal 2000 and 80.1% of our net sales in fiscal 2001. The U.S. market for carbonless products is declining as users switch to alternative modes of communication and technology that do not use multi-part business forms. Our total sales volume of carbonless products declined 2.3% from fiscal 1998 to fiscal 1999, 8.8% from fiscal 1999 to fiscal 2000 and 12.7% from fiscal 2000 to fiscal 2001. We assumed a decline in our sales volume of carbonless products of approximately 8% compounded annually for the next five years for purposes of financing the acquisition. If the decline in our sales volume of carbonless products accelerates or if we are unable to maintain our share of the carbonless market or the prices of our carbonless products, then our operating efficiency and cash flow may be materially adversely affected.

Declining general economic conditions could adversely affect us and our customers.

   End users for our products come from a broad cross section of the economy and may be exposed in varying degrees to general declines in economic conditions. If there is a continuing and sustained decline in general economic conditions in the markets in which we and our customers operate and a commensurate decline in the number of commercial transactions in which our products are used, our customers could experience a decrease in demand for their products and services which would result in lower sales of our products, especially our carbonless and thermal products used in retail transactions. If we experience prolonged decreases in demand for our products as a result of sustained declines in economic conditions, our earnings and cash flow may be materially adversely affected.

We may be unable to develop and introduce new and enhanced products.

   Our success will depend in large part on our ability to develop and introduce new and enhanced products that keep pace with introductions by our competitors and changing customer preferences. If we fail to anticipate or respond adequately to these developments, then we may lose opportunities for business with both current and potential customers. In addition, if the revenue and profits generated by new products are not sufficient to replace the anticipated decline in revenue and profits generated by carbonless products, then our business may suffer.

   The development of new products can be very difficult and requires high levels of innovation. The development process is also very lengthy and costly. Our New Business Development group recently introduced two new products, one of which has been commercialized and another that is currently in test market, and neither of which has generated significant revenues or profits. The success of our new product offerings will depend on several factors, including our ability to:

    . accurately anticipate and properly identify our customers' needs and industry trends;

    .  price our products competitively;

    . innovate, develop and commercialize new products and applications in a timely manner;

    .  differentiate our products from our competitors' products; and

    .  use our research and development budget efficiently.

We currently rely on a relatively small number of customers to produce a significant amount of our net sales from carbonless and thermal products.

   Our five largest customers for carbonless products accounted for approximately 48% of carbonless net sales in fiscal 1999, approximately 52% of carbonless net sales in fiscal 2000 and approximately 51% of carbonless net sales in fiscal 2001. Our dependence on these customers has increased in the last several years as a result of their acquisition of other customers. Our five largest customers for thermal products accounted for approximately 48% of thermal net sales in fiscal 1999, approximately 56% of thermal net sales in fiscal 2000 and approximately 57% of thermal net sales in fiscal 2001. Many of our customers are under no obligation, contractual or otherwise, to purchase our products in the future. Furthermore, some of our customers have become insolvent or financially distressed in recent years, especially in the carbonless market, which has resulted in bad debt write-offs of $0.9 million in 1999, $5.5 million in 2000 and $0.5 million in 2001. If we lose one or more of our significant customers or any of our significant customers experiences financial difficulty, then our operating efficiency, earnings and cash flow could be materially adversely affected.

We currently rely on a small number of third parties to supply several of the key raw materials we use to produce our products.

   Our business depends upon the availability of key raw materials, including basestock and some chemicals. In fiscal 2001, we purchased from external suppliers approximately $175 million of basestock. We relied on two external suppliers for over 90% of the basestock we purchased in fiscal 2001 to produce our carbonless products. We relied on a single external supplier for approximately 60% of the basestock we purchased in fiscal 2001 to produce our thermal products. For some of the key chemicals we use in our products we rely on one or two suppliers. If there is a disruption in the supply of our raw materials, including the chemicals that we need to produce our carbonless and thermal products, then we may be required to purchase these raw materials from alternative sources which may result in a significant increase in our operating costs. Included in these increased costs would be development costs associated with qualifying new raw materials and suppliers. We may not be able to procure carbonless basestock, thermal basestock or our other raw materials from alternative suppliers in the future in amounts sufficient to meet our needs or at prices consistent with historical prices. The unavailability of alternative suppliers could subject us to significant cost increases and manufacturing delays and could have a material adverse effect on our earnings and cash flow.

We have competitors in our various markets and may not be able to maintain prices and margins for our products.

   We face strong competition from companies in both the carbonless and thermal markets. We expect that competition will intensify in the thermal market. Our competitors vary in size and the breadth of their product offerings and some of our competitors have significantly greater financial, technical and marketing resources than we do.

   Regardless of the continuing quality of our primary products, we may be unable to maintain our prices or margins due to:

    .  declining overall carbonless market size;

    .  accelerating decline in the carbonless sheet market;

    .  increasing manufacturing costs;

    .  increasing international competition; or

    .  declining general economic conditions.

Our inability to compete effectively or to maintain our prices and margins could have a material adverse effect on our earnings and cash flow.

We depend on our key personnel to manage our business effectively and they may be difficult to replace.

   Our success largely depends on the efforts and abilities of our current senior and middle management teams. Their skills, experience and industry contacts significantly benefit us. The loss of key employees could have a negative effect on our operating results and financial condition. We do not maintain key-man life insurance on any members of our senior management team, other than our chief executive officer, and no members of our senior management team are subject to employment agreements.

Our energy costs may be higher than we anticipated.

   We spent approximately $31 million in fiscal 2001 on electricity, natural gas and coal, most of which was spent on electricity. We have facilities in both regulated and deregulated energy markets. During 2000 and 2001, we enjoyed below market prices for electricity in two of our three markets under supply contracts, which resulted in a benefit of approximately $2.0 million per year. These favorable contracts expired in 2001. We expect that, as a result of deregulation, we will experience price increases. If these price increases are greater than anticipated, then our earnings and cash flow may be materially adversely affected.

Paperweight Development, its eligible subsidiaries and the ESOP may not continue to be exempt from federal or state income tax.

   Paperweight Development has made an election to be taxed as an S corporation for federal income tax purposes and an election to treat its eligible subsidiaries, including us, as qualified subchapter S subsidiaries for federal and state income tax purposes.

   Section 1362 of the Internal Revenue Code of 1986 provides that a corporation that meets certain requirements may elect to be taxed as an S corporation. These requirements include, but are not limited to: (1) the corporation having only certain types of shareholders, including ESOPs, (2) the corporation having 75 shareholders or less and (3) the corporation having only one class of stock.

   The continuing status of Paperweight Development as an S corporation for federal and state income tax purposes will depend upon it continuing to meet the S corporation requirements. Neither we nor Paperweight Development have obtained a ruling from the Internal Revenue Service or any state tax agency confirming that Paperweight Development will be treated as an S corporation or that we will be treated as a qualified subchapter S subsidiary. In addition, neither we nor Paperweight Development have obtained an opinion upon which you may rely stating that Paperweight Development qualifies as an S Corporation and its eligible subsidiaries qualify as qualified subchapter S subsidiaries for federal and state income tax purposes. It is possible that the Internal Revenue Service could take the position on audit that certain debt or obligations of Paperweight Development or its subsidiaries constitute a second class of stock and terminate Paperweight Development's S election. The applicable law and regulations may change in a way which results in the taxation of Paperweight Development as a corporation other than as an S corporation. Furthermore, the current law that exempts the ESOP trust from taxation on its allocable share of an S corporation's income may change.

   On a pro forma basis, Paperweight Development would have realized a $24.2 million benefit during fiscal 2001 as a result of the elimination of its and its eligible subsidiaries' federal and state income tax liability. If for any reason Paperweight Development loses its S corporation status, or any of its qualified subchapter S subsidiaries, including us, loses its qualified subchapter S subsidiary status, Paperweight Development and its subsidiaries would be required to pay federal and state income tax, thereby reducing the amount of cash available to repay debt, including the notes, or reinvest in our operations, which would have a material adverse effect on our earnings and cash flow. The termination of Paperweight Development's S corporation status or the termination of Paperweight Development's subsidiaries' qualified subchapter S subsidiary status would violate covenants under the senior credit facilities and the indenture governing the notes and would lead to a default under the senior credit facilities and/or the indenture governing the notes. Loss of S corporation or comparable status would also require Paperweight Development and its subsidiaries to pay state income taxes in many states. Similarly, if the ESOP trust becomes subject to tax on its share of the S corporation's income, Paperweight Development would have to distribute cash to the ESOP trust to allow it to pay the tax, again reducing the amount of cash available to repay debt, including the notes, or to be reinvested in our operations.

   As an S corporation, Paperweight Development is subject to a corporate level tax under Section 1374 of the Code known as the built-in gain tax. The built-in gain tax is a tax imposed on the gain inherent in assets as of the effective date of the S election if the gain is recognized within ten years after the effective date of the S election. If we engage in any sale of a material portion of our assets in the future, we could be subject to a significant tax liability.

Proposed legislation and regulations intended to address employee benefit plan terms that may have contributed to losses in the 401(k) plan maintained by Enron Corp. could adversely affect our ability to repay our debt.

   Following the bankruptcy filing of Enron Corp., legislators and agencies of the executive branch have proposed legislation or are formulating recommendations to amend, restrict or eliminate various features of employee benefit plans similar to those that may have contributed to losses in the 401(k) plan maintained by Enron Corp. For example, legislation has been proposed in Congress to restrict the amount of company stock that may be held by a 401(k) plan and to allow plan participants to freely sell company stock held in their plan accounts. In addition, a Presidential Task Force has been established which may formulate regulatory recommendations on employers' restrictions on portfolio diversification and on employees selling their company stock. If legislation is adopted or new regulations are adopted that require us to lift restrictions on sales of stock held in participants' KSOP accounts, that expand the diversification rights of participants in the KSOP, or that limit the amount of Paperweight Development common stock that may be held by the KSOP, then we may be required to fund the repurchase of substantial amounts of Paperweight Development common stock or take some other action restrictive to our finances. If so, these repurchases or other restrictive actions could reduce the amount of cash available to repay debt, including the notes, or to reinvest in our operations. In addition, these repurchases may violate covenants under the senior credit facilities and the indenture governing the notes, which would lead to a default under those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the registered notes. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have included in this prospectus a summary of all of the material terms of each contract, agreement or other document filed as an exhibit to the registration statement, but we refer you to that exhibit for a more complete description of the matter involved.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under the headings "Prospectus Summary" and "Business" and elsewhere regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor the guarantors of the notes undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

   You should read carefully the factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

                              THE EXCHANGE OFFER

Purpose and Effect

   We sold the old notes on December 14, 2001 in a private placement to Bear, Stearns & Co. Inc., TD Securities (USA) Inc., ABN AMRO Incorporated and U.S. Bancorp Piper Jaffray Inc., the initial purchasers. The initial purchasers then resold the old notes under an offering memorandum dated December 11, 2001 in reliance on Rule 144A under the Securities Act. In connection with the issuance of the old notes, we entered into the registration rights agreement. That agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. We refer to this indenture in this prospectus as the "indenture." As a result of the filing and the effectiveness of the registration statement, assuming we complete the exchange offer no later than 30 days after the effectiveness of the registration statement, certain prospective increases in the interest rate on the old notes provided for in the registration rights agreement will not occur.

   Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

    (1)the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

    (2)you are not engaged in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

    (3)you have no arrangement or understanding with any person to participate in a distribution of the registered notes to be issued to you in the exchange offer.

   If you tender in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

   If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "--Procedures for Tendering."

Registration Rights; Liquidated Damages

   The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes.

   Appleton Papers, the guarantors and the initial purchasers entered into the registration rights agreement upon the closing of the offering of old notes. Pursuant to the registration rights agreement, Appleton Papers and the guarantors agreed to file with the Commission the exchange offer registration statement of which this prospectus is a part on the appropriate form under the Securities Act with respect to the registered notes. Appleton Papers and the guarantors are offering to the holders of transfer-restricted securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their transfer-restricted securities for registered notes.

   If:

    (1)Appleton Papers and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

    (2)any holder of transfer-restricted securities notifies Appleton Papers prior to the 20th day following the date specified for consummation of the exchange offer that:

       (a)it is prohibited by law or Commission policy from participating in the exchange offer; or

       (b)that it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

       (c)that it is a broker-dealer and owns notes acquired directly from Appleton Papers or an affiliate of Appleton Papers,

Appleton Papers and the guarantors will file with the Commission a shelf registration statement to cover resales of the old notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

   Appleton Papers and the guarantors will use their reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as possible by the Commission.

   For purposes of the preceding, "transfer restricted securities" means each old note until:

    (1)the date on which such old note has been exchanged by a person other than a broker-dealer for a registered note in the exchange offer;

    (2)following the exchange by a broker-dealer in the exchange offer of an old note for a registered note, the date on which such registered note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

    (3)the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

    (4)the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act.

   The registration rights agreement provides that:

    (1)unless the exchange offer would not be permitted by applicable law or Commission policy, Appleton Papers and the guarantors will:

       (a)commence the exchange offer; and

       (b)use their best efforts to issue on or prior to 30 days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Commission, registered notes in exchange for all old notes tendered prior thereto in the exchange offer; and

    (2)if obligated to file the shelf registration statement, Appleton Papers and the guarantors will file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises and use their respective best efforts to cause the shelf registration statement to be declared effective by the Commission on or prior to 90 days after such obligation arises.

   If:

    (1)Appleton Papers and the guarantors fail to file the shelf registration statement required by the registration rights agreement on or before the date specified for such filing; or

    (2)the shelf registration statement is not declared effective by the Commission on or prior to the date specified for such effectiveness; or

    (3)Appleton Papers and the guarantors fail to consummate the exchange offer within 30 days after the exchange offer registration statement is declared effective by the Commission; or

    (4)the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer-restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Appleton Papers and the guarantors will pay liquidated damages to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

   The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

   All accrued liquidated damages will be paid by Appleton Papers and the guarantors on each damages payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

   Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

   Holders of notes will be required to make certain representations to Appleton Papers (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer-restricted securities, a holder is deemed to have agreed to indemnify Appleton Papers and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Appleton Papers.

Consequences of Failure to Exchange

   After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

   The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act, will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

   As of the date of this prospectus, $250.0 million in aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware, the Wisconsin Business Corporation Law or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

   We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

   You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses" below.

Expiration Date; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on July 12, 2002, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

   We also reserve the right, in our sole discretion,

    (1)to delay accepting any old notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

    (2)to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

   We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, delay, termination or amendment.

Procedures for Tendering

Book-Entry Interests

   The old notes were issued as global securities in fully registered form without interest coupons and were deposited upon issuance with U.S. Bank National Association, the trustee, as the custodian for the Depository Trust Company. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

   If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

    (1)a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

    (2)a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

   In addition, in order to deliver old notes held in the form of book-entry interests:

    (1)a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

    (2)you must comply with the guaranteed delivery procedures described below.

   The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

Certificated Old Notes

   Only registered holders of certificated old notes may tender those notes in the exchange offer. No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated old notes:

    (1)the certificates representing your old notes must be received by the exchange agent prior to the expiration date, or

    (2)you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

   If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

    (1)old notes tendered in the exchange offer are tendered either

       (A)by a registered holder who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal, or

       (B)for the account of an eligible institution; and

    (2)the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

   If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

   We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding.

   We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, nor the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

    (1)you improperly tender your old notes;

    (2)you have not cured any defects or irregularities in your tender; and

    (3)we have not waived those defects, irregularities or improper tender.

   The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

   By tendering, you will represent to us that, among other things:

    (1)the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

    (2)you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

    (3)you do not have an arrangement or understanding with any person to participate in a distribution of the registered notes to be acquired by you in the exchange offer, and

    (4)you are not our "affiliate," as defined under Rule 405 of the Securities Act.

   In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

   If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, you may tender if:

    (1)you tender through an eligible financial institution;

    (2)prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

    (3)the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

   The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

    (1)your name and address;

    (2)the amount of old notes you are tendering; and

    (3)a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three NYSE trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

       (A)the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

       (B)a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

       (C)any other documents required by the letter of transmittal.

Book-Entry Transfer

   The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Procedures. The participant should transmit its acceptance to DTC on or before the expiration date or comply with the guaranteed delivery procedures described above. DTC will verify acceptance, execute a book-entry transfer of the tendered outstanding old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of registered notes issued in the exchange offer may be effected through book-entry transfer at DTC. However the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents:
    (1)must be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or before the expiration date, or

    (2)must comply with the guaranteed delivery procedures described above.

   If one of the following situations occur:

    (1)you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

    (2)you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,


then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

   You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

   For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" or, if you are a participant of DTC, an electronic message using DTC's Automated Tender Offer Program, prior to 5:00 p.m., New York City time, on the expiration date.

   The notice of withdrawal must:

    (1)state your name;

    (2)identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

    (3)be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

    (4)specify the name in which the old notes are to be registered, if different from yours.

   If you have tendered old notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at DTC to which your withdrawn old notes can be credited.

   We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you, or credited to the applicable DTC account, without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

   Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events shall occur:

    (1)any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

    (2)the exchange offer shall violate any applicable federal law.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

   The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

   We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:      By Hand in New York:         By Hand in Minnesota or
 U.S. Bank National Association  U.S. Bank National Association       Overnight Courier:
     180 East Fifth Street        100 Wall Street, Suite 2000   U.S. Bank National Association
   St. Paul, Minnesota 55101        New York, New York 10005        180 East Fifth Street
   Attn: Specialized Finance                                      St. Paul, Minnesota 55101
           Department                                             Attn: Specialized Finance
                                                                    Department--4th Floor

                        Facsimile Transmission Number:
                       (For Eligible Institutions Only)
                                (651) 244-1537

                         Confirm Receipt of Facsimile
                                 by Telephone:
                                (800) 934-6802

   Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

   The exchange agent also acts as trustee under the indenture.

Fees and Expenses

   We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

   We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $400,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

   You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

   We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                                THE ACQUISITION

   On November 9, 2001, Paperweight Development Corp. and its then wholly owned subsidiary, New Appleton, LLC, which we sometimes refer to as the buyers, acquired Appleton Papers for a purchase price of $810 million (which included the present value of the deferred payment obligation described below), plus proceeds of $7.4 million from the sale of our Harrisburg facility. Paperweight Development owns 100% of our outstanding common stock. After the completion of the acquisition, New Appleton, LLC was liquidated into Paperweight Development.

   We and Paperweight Development financed the acquisition, refinanced most of our current debt and paid approximately $38.8 million of related fees and expenses with the following:

    .  $79 million of our available cash;

    . $340 million of senior credit facilities, of which $265 million of term loans were borrowed at the closing of the acquisition;

    . $250 million in aggregate principal amount of a senior subordinated note due 2008 issued by us to AWA, which was repaid with the proceeds of the offering of old notes and other available cash;

    . a deferred payment obligation with a present value of $140 million at the closing of the acquisition to be paid to one of the sellers; and

    . $107 million in proceeds from the sale of Paperweight Development common stock to the ESOP.

   As part of the purchase agreement for the acquisition, AWA agreed to indemnify the buyers, and the buyers agreed to indemnify us, for specified liabilities relating to the Lower Fox River and AWA has provided financial assurance to us in support of these indemnification obligations. For a more complete description of these indemnification obligations and the financial assurance, see the description under the heading "Description of Acquisition Agreements--Fox River Indemnification Agreements."

   Simultaneous with the closing of the acquisition, Appleton Papers entered into several other agreements with affiliates of AWA as described under the heading "Relationship with Arjo Wiggins Appleton."

                             S CORPORATION STATUS

   Paperweight Development has filed an election to be treated as an S corporation pursuant to Section 1362 of the Internal Revenue Code of 1986. Paperweight Development has also elected to treat its eligible subsidiaries, including Appleton Papers, as qualified subchapter S subsidiaries, which are called QSubs. For federal income tax purposes, an S corporation and its QSubs, unlike regular C corporations, generally do not pay taxes on their income, but rather their income is allocated to the S corporation's shareholders, and the shareholders must take into account their allocable share of the income when filing their income tax returns. In the case of a shareholder that is an ESOP, the ESOP does not pay tax on its allocable share of income. Because neither we, nor Paperweight Development, nor the ESOP are required to pay corporate income tax, we expect to have substantial additional cash available to repay our debt and invest in our operations. S corporations are, however, subject to a corporate level tax known as the built-in gain tax. The built-in gain tax is a tax imposed on the gain inherent in assets as of the effective date of the S election if the gain is recognized within ten years after the effective date of the S election.

   A corporation must meet certain qualification requirements to be eligible to become an S corporation. An S corporation may only have one class of stock (other than stock that differs solely as to voting rights) and may only have certain types of shareholders, generally individuals, certain trusts and certain tax-exempt organizations, including ESOPs.

   Most states follow the federal tax treatment of S corporations and QSubs, and in some states it is possible to elect different tax treatment for state income tax purposes than federal income tax purposes. Paperweight Development and its subsidiaries, including Appleton Papers, are operating in certain jurisdictions that may subject the corporations to state income tax.

   The foregoing summary is based upon the Internal Revenue Code, regulations promulgated thereunder and other existing precedent, all of which are subject to change, including on a retroactive basis.

                                USE OF PROCEEDS

   We will not receive any proceeds from this exchange offer. The proceeds from the offering of old notes together with approximately $12 million of our available cash was used to redeem in full, at par, a senior subordinated note due 2008 held by AWA and pay accrued and unpaid interest to the date of redemption. We issued the senior subordinated note in the aggregate principal amount of $250 million to AWA on November 9, 2001. The senior subordinated note had a maturity date of November 9, 2008 and bore interest on the date of redemption at the rate of 11.5% per annum.

                                CAPITALIZATION

   The following table sets forth the cash and cash equivalents and the capitalization of Paperweight Development as of December 29, 2001 on a consolidated basis.

   This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data," our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus.

                                                               As of
                                                         December 29, 2001
                                                         -----------------
                                                          (in thousands)
      Cash and cash equivalents.........................     $ 35,702

                                                             ========
      Operating company debt, including current portion:
         Existing third party debt......................     $  8,650
         Revolving credit facility (1)..................           --
         Term loans.....................................      265,000
         12 1/2% senior subordinated notes due 2008.....      250,000
         Capital lease obligations......................        4,679

                                                             --------
             Total operating company debt...............      528,329
         Deferred payment obligation (2)................      141,896
         Redeemable common stock........................      104,663
         Retained earnings..............................        7,616

                                                             --------
             Total capitalization.......................     $782,504

                                                             ========

--------
(1)We had approximately $55.5 million available under our revolving credit facility after giving effect to the issuance of letters of credit of approximately $19.5 million.
(2)Represents the present value of the deferred payment obligation at December 29, 2001. Please refer to the discussion under the heading "Description of Deferred Payment Obligation."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated financial data relates to Paperweight Development, which became our parent company following the closing of the acquisition, as the notes are unconditionally guaranteed by Paperweight Development. The following unaudited pro forma consolidated financial data have been derived by the application of pro forma adjustments to the historical consolidated financial statements of Appleton Papers and Paperweight Development. The unaudited pro forma consolidated statement of operations data for the period presented gives effect to the acquisition and related financing transactions, including (1) the acquisition, (2) the senior credit facilities and the application of the net proceeds therefrom, (3) the ESOP offering and the application of the net proceeds therefrom, and (4) the issuance of the deferred payment obligation, together with the offering of old notes and the application of the proceeds therefrom, as if they had been consummated on December 31, 2000. Assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with the unaudited pro forma consolidated financial data.

   The unaudited pro forma consolidated financial data should not be considered indicative of actual results that would have been achieved had the acquisition and related financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated results of operations as of any future date or any future period.

   The unaudited pro forma consolidated financial data should be read in conjunction with the information contained in "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 29, 2001
                            (dollars in thousands)

                                    For the Period For the Period
                                     December 31,   November 10,
                                       2000 to        2001 to      Combined
                                     November 9,    December 29,     2001     Pro Forma      Pro
                                         2001           2001      Historical Adjustments    Forma
                                    -------------- -------------- ---------- -----------   --------
Net sales..........................    $842,868       $112,950     $955,818   $      --    $955,818
Costs and expenses:
   Cost of sales...................     591,741         76,345      668,086     21,785 (1)  689,871
   Selling, general and
     administrative................     133,874         18,693      152,567     (1,582)(2)  150,985
   Restructuring and other charges.       6,385             --        6,385          --       6,385
   Special charges (3).............      25,553             --       25,553    (23,389)(4)    2,164
                                       --------       --------     --------   ---------    --------
Operating income...................      85,315         17,912      103,227       3,186     106,413
Interest expense, net..............      16,623         10,232       26,855     39,777 (5)   66,632
Other expense (6)..................         492           (53)          439          --         439
                                       --------       --------     --------   ---------    --------
Income before income taxes from
  continuing operations............      68,200          7,733       75,933    (36,591)      39,342
Provision for income taxes.........      24,574            117       24,691    (24,191)(7)      500
                                       --------       --------     --------   ---------    --------
Net income from continuing
  operations.......................    $ 43,626       $  7,616     $ 51,242   $(12,400)    $ 38,842
                                       ========       ========     ========   =========    ========
Other Financial Data:
   Depreciation and amortization...    $ 36,659       $  6,005     $ 42,664   $ 21,222 (8) $ 63,886
   Capital expenditures............      49,804          6,741       56,545          --      56,545

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 29, 2001

                                                                                                                     Pro Forma
                                                                                                                  Adjustments for
                                                                                                                  the Year Ended
                                                                                                                   December 29,
                                                                                                                       2001
                                                                                                                  ---------------
                                                                                                                    (dollars in
                                                                                                                    thousands)
(1) Reflects the following:
 Additional depreciation resulting from the increased fair value of machinery, equipment and buildings for manufacturing related assets based upon various estimated useful lives
            ranging from 15 to 20 years..........................................................................    $14,775
 Reduction in postretirement health expense based on actuarial valuations at the date of the
           acquisition...........................................................................................       (408)
  Increase in pension expense based on actuarial valuations at the date of the acquisition.......................         94
  Additional 401(k) employer matching contributions based upon increase from 75% to
  100% for manufacturing salaried employees and increase from 0% to 100% for union
  hourly employees...............................................................................................      3,000
  Adjustment to LIFO expense based on estimated fair market inventory valuation..................................      4,324
                                                                                                                     --------
                                                                                                                     $21,785
                                                                                                                     ========
(2) Reflects the following:
     Reduction in depreciation resulting from recording corporate headquarters' administrative assets at fair market value and an increase in various estimated useful lives as of
               November 10, 2001.................................................................................    $(1,230)
  Reduction in postretirement health expense based on actuarial valuations at the date of the
  acquisition....................................................................................................        (260)
  Reduction in pension expense based on actuarial valuations at the date of the acquisition......................        (69)
  Additional amortization resulting from the increased fair value of intangible assets based
  upon various estimated useful lives ranging from 6 to 25 years.................................................      7,677
  Elimination of management fee paid to AWA. We have operated on a stand-alone basis for a number of years, and as such, no services were performed by AWA in consideration for this management fee. Therefore, we would not have incurred any incremental costs related to the elimination of this management fee as we would not have had to replace any
  services.......................................................................................................       (990)
     Elimination of management incentive payments triggered upon the sale of Appleton Papers.....................     (6,910)
  Additional 401(k) employer matching contributions based upon increase from 75% to
  100% for non-manufacturing salaried employees..................................................................        200
                                                                                                                     --------
                                                                                                                     $(1,582)
                                                                                                                     ========
(3) Special charges for this period consist of environmental expense, litigation settlements, loss on disposals of equipment and equipment relocation expenses. See "Prospectus
    Summary--Summary Historical and Unaudited Pro Forma Consolidated Financial Data"
    footnote (2).

(4) Reflects elimination of environmental expense related to the Lower Fox River. See
    "Business--Environmental Regulation." In connection with the acquisition, AWA has agreed to indemnify us for certain of these costs. See "Description of Acquisition
    Agreements--Fox River Indemnification Agreements."

(5) Reflects net difference between existing interest expense and the interest expense associated with the financing transactions related to the acquisition and this offering and includes $6.3 million of annual deferred debt issuance costs. Total debt incurred in connection with the acquisition, including the present value of the deferred payment obligation at the closing of the acquisition, totaled $668.3 million, resulting in an average

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 29, 2001


                                                                                                         Pro Forma
                                                                                                        Adjustments
                                                                                                        for the Year
                                                                                                           Ended
                                                                                                        December 29,
                                                                                                            2001
                                                                                                        ------------
                                                                                                        (dollars in
                                                                                                         thousands)
    interest rate of 9.4%. Certain borrowings related to the acquisition bear interest at LIBOR or a minimum LIBOR rate, in each case, plus an applicable margin. For purposes of the pro forma interest expense adjustment, LIBOR is 1.9% for the period presented. A variance in
    LIBOR of  1/8th percentage point would change the assumed weighted average annual interest expense for those borrowings by approximately $0.3 million for the twelve months ended
    December 29, 2001.

(6) Other expense consists of foreign exchange gain/loss.

(7) Reflects elimination of U.S. income tax liability because Paperweight Development has elected to be treated as a subchapter S corporation and has elected that its eligible subsidiaries be treated as qualified subchapter S subsidiaries for U.S. and state income tax purposes.

(8) Reflects the following:
  Additional cost of sales depreciation resulting from the increased fair value of machinery, equipment and buildings for manufacturing related assets based upon various estimated useful lives ranging from 3 to 20 years..............................................................  $ 13,545
  Additional selling, general, and administrative amortization resulting from increased fair value of intangible assets based upon various estimated useful lives ranging from 6 to 25
  years................................................................................................     7,677
                                                                                                          --------

                                                                                                          $21,222
                                                                                                          ========

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following tables set forth selected historical consolidated financial data for Paperweight Development and Appleton Papers as of and for each of the five fiscal years in the five year period ending December 29, 2001. The historical consolidated financial data for the fiscal years ended January 2, 1999, January 1, 2000 and December 30, 2000 and the periods ended November 9, 2001 and December 29, 2001 were derived from our consolidated financial statements included elsewhere in this prospectus which have been audited by PricewaterhouseCoopers LLP, our independent public accountants, as indicated in its report included elsewhere in this prospectus. The historical financial data as of and for the three months ended April 1, 2001 and March 31, 2002 have been derived from our unaudited consolidated financial statements which also appear elsewhere in this prospectus. The remaining historical financial data presented below were derived from our unaudited consolidated financial statements and accounting records not included in this prospectus. Prior to fiscal 1998, we did not maintain separate financial and management reporting information for Appleton Coated LLC. As a result, our selected financial data for fiscal 1997 is derived from unaudited financial information. In the opinion of management, the unaudited data includes all adjusting entries, consisting of normal recurring adjustments, necessary to fairly present this data. The historical consolidated financial data presented in this prospectus are not necessarily indicative of our financial position or the results of operations for any future period. The financial and other operating data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes and the unaudited pro forma consolidated financial data included elsewhere in this prospectus.


                                                           (Predecessor Basis)                        (Successor Basis)
                                    ----------------------------------------------------------------  -----------------
                                                                                     For the Period    For the Period
                                                                                    December 31, 2000 November 10, 2001
                                                                                           to                to
                                      1997(1)      1998        1999        2000     November 9, 2001  December 29, 2001
                                    ----------- ----------  ----------  ----------  ----------------- -----------------
                                    (unaudited)
                                                                  (dollars in thousands)
Statement of Operations Data:
Net sales.......................... $1,269,287  $1,132,147  $1,123,833  $1,080,013      $842,868          $112,950
Cost of sales......................    883,367     794,817     789,194     752,616       591,741            76,345

                                    ----------  ----------  ----------  ----------      --------          --------
Gross profit.......................    385,920     337,330     334,639     327,397       251,127            36,605
Selling, general and administrative    167,533     155,760     160,075     165,699       133,874            18,693
Restructuring and other charges (2)         --          --      44,542       7,816         6,385                --
Special charges (3)................     (1,665)      9,003      27,658      19,027        25,553                --

                                    ----------  ----------  ----------  ----------      --------          --------
Operating income...................    220,052     172,567     102,364     134,855        85,315            17,912
Interest expense, net..............     19,915      47,815      31,653      29,494        16,623            10,232
Other (income) expense.............       (125)    (11,777)      3,103      (1,176)          492               (53)

                                    ----------  ----------  ----------  ----------      --------          --------
Income before income taxes from
 continuing operations.............    200,262     136,529      67,608     106,537        68,200             7,733
Provision for income taxes.........     70,611      53,716      17,715      35,725        24,574               117

                                    ----------  ----------  ----------  ----------      --------          --------
Income from continuing operations..    129,651      82,813      49,893      70,812        43,626             7,616
Loss from discontinued operations,
 net of tax (4)....................    (42,617)    (25,726)    (55,691)    (13,063)       (4,462)               --

                                    ----------  ----------  ----------  ----------      --------          --------
Income (loss) before extraordinary
 item and cumulative effect of
 accounting change.................     87,034      57,087      (5,798)     57,749        39,164             7,616
Extraordinary item, net of tax (5).         --          --          --      (4,651)       (6,443)               --
Cumulative effect of accounting
 change, net of tax (6)............         --          --      (6,835)         --            --                --
                                    ----------  ----------  ----------  ----------      --------          --------
Net income (loss).................. $   87,034  $   57,087  $  (12,633) $   53,098      $ 32,721          $  7,616
                                    ==========  ==========  ==========  ==========      ========          ========

                                    (Predecessor    (Successor
                                       Basis)         Basis)
                                    ------------- --------------
                                        Three         Three
                                       Months         Months
                                        Ended         Ended
                                    April 1, 2001 March 31, 2002
                                    ------------- --------------
                                     (unaudited)   (unaudited)

Statement of Operations Data:
Net sales..........................   $240,310       $224,576
Cost of sales......................    174,890        155,237

                                      --------      ---------
Gross profit.......................     65,420         69,339
Selling, general and administrative     35,890         39,853
Restructuring and other charges (2)        364             --
Special charges (3)................     20,231             --

                                      --------      ---------
Operating income...................      8,935         29,486
Interest expense, net..............      4,875         19,001
Other (income) expense.............        280            (80)

                                      --------      ---------
Income before income taxes from
 continuing operations.............      3,780         10,565
Provision for income taxes.........      1,468             79

                                      --------      ---------
Income from continuing operations..      2,312         10,486
Loss from discontinued operations,
 net of tax (4)....................     (1,144)            --

                                      --------      ---------
Income (loss) before extraordinary
 item and cumulative effect of
 accounting change.................      1,168         10,486
Extraordinary item, net of tax (5).         --             --
Cumulative effect of accounting
 change, net of tax (6)............         --             --
                                      --------      ---------
Net income (loss)..................   $  1,168       $ 10,486
                                      ========      =========

(Continued on next page)

                                                                                               (Successor  (Predecessor
                                                        (Predecessor Basis)                      Basis)       Basis)
                                       ------------------------------------------------------ ------------ ------------
                                                        Fiscal
                                       ----------------------------------------
                                                                                   For the      For the
                                                                                    Period       Period       Three
                                                                                 December 31, November 10,    Months
                                                                                   2000 to      2001 to       Ended
                                                                                 November 9,  December 29,   April 1,
                                        1997(1)      1998      1999      2000        2001         2001         2001
                                       ---------- ---------- -------- ---------  ------------ ------------ ------------
                                       (unaudited)                                                         (unaudited)
                                                       (dollars in thousands)
Other Financial Data:
Adjusted EBITDA (7)................... $  264,763 $  220,095 $148,879 $ 177,752    $121,974    $   23,917   $  20,427
Depreciation and amortization.........     44,711     47,528   46,515    42,897      36,659         6,005      11,492
Capital expenditures..................     71,029     53,360   37,685    81,072      49,804         6,741      21,600
Ratio of earnings to fixed charges (8)        6.8        3.1      2.6       3.3         3.4           1.7         1.4
Balance Sheet Data (at end of period):
Working capital (deficit) (9)......... $  263,922 $   95,291 $108,892 $(171,503)   $181,187    $  138,465    (180,478)
Total assets..........................  1,312,003  1,105,202  948,708   774,504     788,719     1,002,298     733,718
Total debt............................    952,398    705,571  569,604   499,944      13,279       670,225     473,489
Redeemable common stock...............         --         --       --        --          --       104,663          --
Retained earnings.....................         --         --       --        --          --         7,616          --
Shareholder's equity (deficit)........      6,037     63,124   66,091      (519)    510,773            --         649

                                        Successor
                                         Basis)
                                       -----------



                                          Three
                                         Months
                                          Ended
                                        March 31,
                                          2002
                                       -----------
                                       (unaudited)

Other Financial Data:
Adjusted EBITDA (7)...................  $ 46,484
Depreciation and amortization.........    16,998
Capital expenditures..................     5,657
Ratio of earnings to fixed charges (8)       1.5
Balance Sheet Data (at end of period):
Working capital (deficit) (9).........   127,449
Total assets..........................   974,165
Total debt............................   631,687
Redeemable common stock...............   107,729
Retained earnings.....................    17,352
Shareholder's equity (deficit)........        --

--------
(1)Prior to fiscal 1998, we did not maintain separate financial and management reporting information for Appleton Coated. As a result, this selected financial data is derived from unaudited financial information. These amounts reflect all of our costs of doing business and have been determined and presented in a manner that is consistent with amounts reported for subsequent periods.
(2)During the third quarter of fiscal 1999, we announced plans to close our Harrisburg plant, which was sold on August 17, 2001. See Note 4 of Notes to Condensed Consolidated Interim Financial Statements.
(3)Special charges consist of the following items:

                                               Fiscal
                                   -------------------------------
                                                                     For the      For the
                                                                      Period       Period     Three     Three
                                                                   December 31, November 10,  Months   Months
                                                                     2000 to      2001 to     Ended     Ended
                                                                   November 9,  December 29, April 1, March 31,
                                     1997    1998   1999    2000       2001         2001       2001     2002
                                   -------  ------ ------- ------- ------------ ------------ -------- ---------
Environmental expense (a)......... $   589  $3,411 $ 3,590 $ 3,148   $23,389          --     $20,110     $--
Litigation settlements (b)........  (3,771)  2,249  21,819   3,625       449          --          --      --
Equipment relocation expenses (c).      --      --      --   5,215       463          --         121      --
Loss on disposals of equipment (d)   1,517   3,343   2,249     539     1,252          --          --      --
Loss on investment (e)............      --      --      --   6,500        --          --          --      --
                                   -------  ------ ------- -------   -------       -----     -------     ---
      Total....................... $(1,665) $9,003 $27,658 $19,027   $25,553          --     $20,231      --
                                   =======  ====== ======= =======   =======       =====     =======     ===

--------
  (a)Represents costs related to the Lower Fox River. See ''Business--Environmental Regulation.'' In connection with the acquisition, AWA has agreed to indemnify us for certain of these costs. See ''Description of Acquisition Agreements--Fox River Indemnification Agreements."
  (b)Represents settlement amounts and legal fees primarily for two litigation matters.
  (c)Represents costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and Roaring Spring mill as part of the Harrisburg plant closure.
  (d)Represents losses incurred on disposal of property, plant and equipment.
  (e)Represents write-off of the notes receivable and equity investment in Paperhub.com, a proposed internet paper and supplies purchasing business. Paperhub.com has ceased its operations and, subject to limitations, AWA and the sellers have agreed to indemnify us for any further liabilities in connection with this investment.
(4)Effective November 26, 2000, we completed the transfer of two wholly owned subsidiaries, Appleton Coated and Appleton Leasing, to Appleton Coated Papers Holdings Inc. These two subsidiaries consisted entirely of our coated free sheet, fine paper products and leasing divisions. We classified these subsidiaries as discontinued operations in our consolidated balance sheet and consolidated statements of operations for all periods presented. The Newton Falls, New York mill, which is part of the business operated by Appleton Coated and therefore, included in discontinued operations for the periods presented, was not included within the November 26, 2000 transfer described above because the Newton Falls Mill was sold to a third party in the third quarter of 2001. After the mill was sold, Newton Falls, Inc. was transferred to an affiliate of AWA. See Note 3 of Notes to Condensed Consolidated Interim Financial Statements.
(5)Represents loss on debt extinguishment.
(6)Represents the write-off of deferred start-up costs.
(7)Adjusted EBITDA represents operating income plus depreciation and amortization. We have included Adjusted EBITDA data because we understand such data is used by certain investors to determine historical ability to service indebtedness. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. Adjusted EBITDA as calculated may differ from Adjusted EBITDA as calculated by other companies.
(8)For the purpose of calculating these ratios, we define earnings as pretax income from continuing operations plus fixed charges. We define fixed charges as interest expense plus amortized expenses related to indebtedness.
(9)Beginning in fiscal 1998, includes parent company debt which has been classified as a current liability. See Note 6 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

   We believe we are the world's leading producer of carbonless paper and the largest producer of thermal paper in the United States and Canada. Our existing product offerings focus on carbonless and thermal paper, which are both specialty, value-added paper products. In fiscal 2001, we had total shipments of approximately 498,000 tons. In early 2000, we established a separate business unit, New Business Development, dedicated to the development and introduction of new specialty, high value-added products based upon our core technical and manufacturing competencies. We currently operate manufacturing facilities in Roaring Spring, Pennsylvania, West Carrollton, Ohio and Appleton, Wisconsin, as well as a nationwide system of eight distribution centers. Our historical financial results reflect our ability to continue to improve gross profit margins in our carbonless business despite declining volume and relatively stable prices.

   Acquisition of Appleton Papers. At the close of business on November 9, 2001, Paperweight Development acquired Arjo Wiggins Delaware General Partnership, or AWDGP, and its wholly owned subsidiary, Appleton Papers, from AWA for $810 million. Paperweight Development had no operating activity prior to the acquisition of AWDGP.

   We and Paperweight Development financed the acquisition, refinanced most of our current debt and paid related fees and expenses with the following:

    .  $79 million of our available cash;

    . $340 million of senior credit facilities, of which $265 million of term loans were borrowed at the closing of the acquisition;

    . $250 million in aggregate principal amount of a senior subordinated note due 2008 issued by us to AWA, which was repaid with the proceeds of the offering of old notes and other available cash;

    . a deferred payment obligation with a present value of $140 million at the closing of the acquisition to be paid to one of the sellers; and

    . $107 million in proceeds from the sale of Paperweight Development common stock to the ESOP.

   The acquisition was accounted for using the purchase method and the financial statements of Appleton Papers were adjusted on November 10, 2001 to reflect its assets and liabilities at fair value. We refer to the period November 10, 2001 to December 29, 2001 as the successor period. The successor period includes the accounts of Paperweight Development and its wholly owned subsidiaries, which we refer to as the successor company. We refer to the period December 31, 2000 to November 9, 2001 as the fiscal 2001 predecessor period. The predecessor period includes the accounts of Appleton Papers, its wholly owned subsidiaries, as well as Appleton Papers' direct parent companies, AWDGP and Appleton Investments LLC, which we refer to as the predecessor company. The accounts for AWDGP and Appleton Investments consisted of debt used to fund operations of Appleton Papers and corresponding interest expense and tax benefits.

   For purposes of the discussion of yearly operating results, the financial information for the predecessor period for 2001 has been combined with the successor period financial information and referred to as "fiscal 2001".

   Cost-cutting initiatives. Our management team continuously seeks ways to increase manufacturing efficiency. Cost reduction initiatives during the last three fiscal years have been implemented to increase efficiencies and offset the impact of inflationary pressures and volume declines in the carbonless business. Over each of the last three years, these reductions have generated annual savings of over $20.0 million. Historically, our cost reduction efforts have focused on manufacturing optimization, purchasing, coating technologies, product design and distribution. We expect to continue to focus on cost reductions throughout our operations with additional purchasing efficiencies, the improvement of manufacturing technologies, investments in process innovation and cost savings through employee actions to improve yield and performance.

   Facility closing and related restructuring. During the third quarter of fiscal 1999, we announced plans to close our Harrisburg plant in fiscal 2001 to improve operational efficiencies by reducing excess production capacity. As a result, we recorded restructuring charges of $44.5 million in fiscal 1999, $7.8 million in fiscal 2000, and $6.4 million in fiscal 2001 related to the Harrisburg plant closure. The charge recorded in fiscal 1999 was primarily due to the Harrisburg asset impairment totaling $26.4 million, costs for employment terminations of $11.3 million and distribution center exit costs of $6.0 million. As part of the Harrisburg plant closure, we also recorded a special charge, described below, of $5.2 million in fiscal 2000 and $0.5 million in fiscal 2001. For a more detailed review of these activities, please read our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

   Special charges. Special charges consist of (1) environmental costs related to the Lower Fox River, (2) settlement and legal fees for primarily two litigation matters, (3) costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and the Roaring Spring mill as part of the Harrisburg plant closure, (4) loss on disposals of property, plant and equipment and (5) the write-off of the notes receivable and equity investment in Paperhub.com, a proposed internet paper and supplies purchasing business.

   Discontinued operations. On November 26, 2000, we completed the transfer of two wholly owned subsidiaries, Appleton Coated LLC and Appleton Leasing LLC, to Appleton Coated Papers Holdings Inc., an affiliate of AWA. These two subsidiaries, which have been operated with a separate management team since the first quarter of fiscal 1999, consisted entirely of our coated free sheet, fine paper products and leasing divisions. The Newton Falls, New York mill, which is part of the business operated by Appleton Coated, was not included within the November 26, 2000 transfer. The Newton Falls mill was sold to a third party in the third quarter of 2001. On October 28, 2001, we completed the transfer of Newton Falls, Inc. to Newton Falls LLC, an affiliated company of AWA. These subsidiaries, including the Newton Falls mill, have been classified as discontinued operations for purposes of our financial statements and the following discussion and analysis.

   Customer buying patterns. It is typical for our carbonless sheet customers to increase their inventories with our products prior to the effective date of announced price increases. As a result of this "pre-buying," it is typical for our volume of shipments to increase during the period when price increases are announced and then decline during the period when price increases take effect. We announced price increases during the first and fourth quarters of fiscal 2000 which resulted in increased carbonless sheet sales in those quarters and reduced sales in the second quarter of fiscal 2000 and the first quarter of fiscal 2001.

   Raw materials and pulp and basestock pricing. Our principal raw materials consist of basestock, chemicals, pulp, wastepaper and packaging. In fiscal 2001, these materials made up approximately 65% of our cost of goods sold. Our largest raw material component is basestock, which was approximately 32% of our cost of goods sold in fiscal 2001. We purchased approximately 185,000 tons of basestock in fiscal 2001 with a cost of approximately $175 million. We purchase most of our basestock from two sources with whom we have long-term purchase contracts based on long-term market prices. These contracts are intended to protect us from the significant pricing cycles for pulp and commodity paper products. Approximately 10% of our cost of goods sold in fiscal 2001 was for pulp, wood and wastepaper used in our paper mills in Roaring Spring and West Carrollton. We purchased 82,000 tons of market pulp in fiscal 2001 with a cost of $38.2 million. We purchased 85,000 tons of market wastepaper in fiscal 2001 with a cost of $13.8 million. Wastepaper and pulp prices are also subject to the swings in the pulp and commodity paper cycle. We seek to reduce the impact of those swings for pulp by using long-term contracts, indexing and hedges, and for wastepaper by purchasing through a national broker who provides us with competitive pricing. We produce pulp and basestock internally at our Roaring Spring and West Carrollton paper mills. Our costs for internally produced pulp and basestock have been less than the prices we pay outside suppliers. As our sales of carbonless paper decline, we expect to internally produce a larger percentage of our basestock needs, thereby saving the greater costs of purchasing basestock from third party suppliers.

Results of Operations

   The following table sets forth certain information relating to our operations expressed as a percentage of our net sales for the periods indicated:

                        Fiscal
                     ------------   For the Period    For the Period
                                   December 31, 2000 November 10, 2001          Three Months   Three Months
                                          to                to         Combined     Ended         Ended
                      1999   2000  November 9, 2001  December 29, 2001   2001   April 1, 2001 March 31, 2002
                     -----  -----  ----------------- ----------------- -------- ------------- --------------
Net sales........... 100.0% 100.0%       100.0%            100.0%       100.0%      100.0%        100.0%
Cost of goods sold..  70.2   69.7         70.2              67.6         69.9        72.8          69.1
                     -----  -----        -----             -----        -----       -----         -----
Gross profit........  29.8   30.3         29.8              32.4         30.1        27.2          30.9
Selling, general and
administrative......  14.2   15.3         15.9              16.5         16.0        14.9          17.7
Restructuring and
other charges.......   4.0    0.7          0.8               0.0          0.7         0.2           0.0
Special charges (1).   2.5    1.8          3.0               0.0          2.7         8.4           0.0
                     -----  -----        -----             -----        -----       -----         -----
Operating income
(2).................   9.1%  12.5%        10.1%             15.9%        10.8%        3.7%         13.1%
                     =====  =====        =====             =====        =====       =====         =====

--------
(1)Special charges include environmental expense, litigation settlements, equipment relocation expenses, losses on disposals of property, plant and equipment and a loss on investment, depending upon the period.
(2)May not sum due to rounding.

Comparison of Results of Operations for the Three-Month Periods Ended March 31, 2002 and April 1, 2001

   Net Sales. Net sales for the three months ended March 31, 2002 decreased $15.7 million, or 6.5%, to $224.6 million, compared to $240.3 million for the three months ended April 1, 2001. Carbonless net sales decreased $14.6 million, or 7.8%, compared to the prior year period due to roll volume decline of 10,300 tons, which was partially offset by a slight increase in sheet volume. Despite volume increases of 11%, thermal net sales were flat when comparing the first quarter of fiscal 2002 to first quarter of fiscal 2001 due primarily to import pricing pressures.

   Gross Profit. Gross profit increased $3.9 million, or 6.0%, to $69.3 million for the first quarter of fiscal 2002, compared to $65.4 million for the first quarter of fiscal 2001. Gross profit margin increased to 30.9% for the first quarter of fiscal 2002 as compared to 27.2% for the same quarter of fiscal 2001. During the first quarter of fiscal 2001, we were nearing completion of the eighteen-month restructuring project that included the closing of our Harrisburg plant and relocation of strategic manufacturing equipment to our Appleton plant and Roaring Spring mill. The first quarter of fiscal 2001 included $7.0 million of start-up costs related to the equipment transferred from the Harrisburg plant. Beginning in the second half of fiscal 2001, we began to benefit from the positive impact of the elimination of the Harrisburg cost structure as well as the elimination of the start-up costs related to the transferred equipment. These benefits were partially offset by an increase of $3.5 million in manufacturing depreciation expense, when compared to the same quarter of fiscal 2001, as the acquisition of Appleton Papers by Paperweight Development was accounted for using the purchase method in accordance with SFAS No. 141 "Business Combinations", and the financial statements of Appleton Papers were adjusted on November 10, 2001 to reflect property, plant and equipment at fair value.

   Selling, General and Administrative. Selling, general and administrative expenses for the first quarter of fiscal 2002 increased by $4.0 million, or 11.0%, to $39.9 million compared to $35.9 million in the first quarter of fiscal 2001. Amortization expense related to intangible assets increased $2.2 million for the first quarter of fiscal 2002 as compared to the first quarter of fiscal 2001 due to the value assigned to intangible assets in the purchase price allocation related to the acquisition of Appleton Papers. Bad debt expense in the first quarter of fiscal 2002 was $0.8 million higher than in the first quarter of fiscal 2001 primarily due to potential Argentinean exposures. Long-term management incentive plans based on the long-term performance of Appleton Papers and changes in the value of Paperweight Development common stock resulted in an increase in non-cash compensation expenses of $1.0 million during the first quarter of fiscal 2002.

   Restructuring and Other Charges. During the third quarter of fiscal 1999, we announced plans to close our Harrisburg plant in fiscal 2001. Restructuring and other charges associated with this plant closure, which was completed in fiscal 2001, approximated $0.4 million for the first quarter of fiscal 2001, and pertained to various costs relating to the final closure of the plant.

   Other Operating Expenses. Other operating expenses for the first quarter of fiscal 2001 pertained to Lower Fox River environmental costs of $20.1 million and costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and Roaring Spring mill of $0.1 million. In connection with the acquisition of Appleton Papers, AWA has agreed to indemnify Appleton Papers for environmental liabilities as described in Note 2 of our fiscal 2001 Notes to Consolidated Financial Statements.

   Operating Income. Operating income for the first quarter of fiscal 2002 increased $20.6 million to $29.5 million compared to $8.9 million for the first quarter of fiscal 2001. Operating income as a percentage of net sales for the first quarter of fiscal 2002 was 13.1% as compared to 3.7% of net sales for the first quarter of fiscal 2001. Carbonless operating income for the first quarter of fiscal 2002 increased $19.6 million compared to the first quarter of fiscal 2001. This increase in carbonless operating income was primarily attributable to the $20.1 million in environmental expense in the first quarter of 2001. Thermal operating income for the first quarter of fiscal 2002 decreased $0.3 million compared to the first quarter of fiscal 2001. The decrease in thermal operating income is primarily due to an increase in depreciation and amortization expenses for the first quarter of fiscal 2002 as a result of our November 10, 2001 purchase price allocation.

   Interest expense. Interest expense for the first quarter of fiscal 2002 increased $11.7 million to $19.4 million compared to $7.7 million for the first quarter of fiscal 2001. The increase in interest expense is due to the issuance of long-term debt obligations associated with the acquisition of Appleton Papers on November 9, 2001.
   Interest income. Interest income for the first quarter of fiscal 2002 decreased $2.5 million to $0.4 million compared to $2.9 million for the first quarter of fiscal 2001. The decrease in interest income is due to the October 1, 2001 sale of our $125 million interest-bearing shareholder note from Arjo Wiggins SA, a French company ultimately owned by AWA.

   Provision for income taxes. After the acquisition of Appleton Papers, Paperweight Development and its domestic subsidiaries have elected to be treated as subchapter S corporations for U.S. and state income tax purposes. Therefore, we expect to incur no future U.S. income tax liability and minimal state income tax liability.

   Loss from discontinued operations. In October 2001, we completed the transfer of one of our wholly owned subsidiaries, Newton Falls Inc., to an affiliated company of AWA. This entity has been classified as a discontinued operation for the three months ended April 1, 2001.

   Loss from discontinued operations, net of taxes was $1.1 million for the first quarter of fiscal 2001. First quarter 2001 operating losses primarily consisted of asset impairments and various closing costs associated with the permanent closure of the Newton Falls mill.

   Net income. Net income for the first quarter of fiscal 2002 increased $9.3 million to $10.5 million, compared to $1.2 million for the first quarter of fiscal 2001 resulting primarily from the increase in operating income offset by the increase in interest expense.
Comparison of Combined Fiscal 2001 and Fiscal 2000

   Net Sales. Net sales for fiscal 2001 decreased $124.2 million, or 11.5%, to $955.8 million, compared to $1,080.0 million for fiscal 2000. Carbonless net sales decreased $106.4 million, or 12.2%, compared to fiscal 2000 primarily due to a volume decline of 62,600 tons. This decrease was due to the forecasted decline in the maturing North American carbonless market, as well as the impact of the slowing U.S. economy on end use demand for carbonless and thermal products. Thermal net sales decreased $12.4 million, or 6.7%, compared to the prior year period primarily due to a volume reduction of 3,000 tons in a majority of product segments as a result of the slowing U.S. economy and a reduction in prices of some of our grades of fax and point of sale paper in response to aggressive pricing by a foreign competitor.

   Gross Profit. Gross profit, calculated as net sales less cost of sales, decreased $39.7 million, or 12.1%, to $287.7 million, compared to $327.4 million for fiscal 2000. Gross profit margin decreased to 30.1% for fiscal 2001 as compared to 30.3% for fiscal 2000. In the second quarter of 2001, we completed the eighteen-month restructuring project that included the closing of our Harrisburg plant and relocation of strategic pieces of manufacturing equipment to our Appleton plant and Roaring Spring mill. The first half of 2001 experienced approximately $15 million of the expected negative impact of start-up costs related to the equipment transferred from the Harrisburg plant. During the second half of 2001, we began to benefit from the positive impact of the elimination of the Harrisburg cost structure as well as elimination of the start-up costs related to the transferred equipment.

   Selling, General and Administrative. Selling, general and administrative expenses for fiscal 2001 decreased $13.1 million, or 7.9%, to $152.6 million, compared to $165.7 million for fiscal 2000. The decrease was primarily the result of a dedicated effort to reduce these expenses, the write-off of accounts receivable in the first quarter of fiscal 2000, lower distribution expenses related to lower volumes in fiscal 2001 and fees received from Appleton Coated for information technology services we provided in fiscal 2001. Despite a decrease in total dollars for fiscal 2001 as compared to fiscal 2000, selling, general and administrative expenses as a percentage of net sales were 16.0% of net sales during fiscal 2001, compared to 15.3% of net sales in fiscal 2000. Selling, general and administrative expenses for fiscal 2001 included a charge of $6.9 million in management bonuses, incurred in the predecessor period, related to the acquisition of Appleton Papers.

   Restructuring and Other Charges. During the third quarter of fiscal 1999, we announced plans to close our Harrisburg plant in fiscal 2001. Restructuring and other charges associated with this plant closure were $6.4 million in fiscal 2001 compared to $7.8 million in fiscal 2000. Restructuring charges for fiscal 2001 pertained to asset impairments of $3.8 million and employee severance benefits of $1.1 million associated with the sale of the Harrisburg plant and $1.5 million for various costs relating to the final closure of the plant. Restructuring charges for fiscal 2000 related primarily to severance and benefits for identified employment terminations, which were implemented in fiscal 2001.

   Special Charges. Special charges for fiscal 2001 pertained to (1) Lower Fox River environmental costs of $23.4 million, (2) loss on disposal of equipment of $1.3 million, (3) a legal settlement during fiscal 2001 resulting in charges of $0.4 million and (4) costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and Roaring Spring mill of $0.5 million. Special charges for fiscal 2000 pertained to (1) Lower Fox River environmental costs of $3.2 million, (2) a legal settlement during fiscal 2000 resulting in charges of $3.6 million, (3) costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and Roaring Spring mill of $5.2 million, (4) loss on disposal of equipment of $0.5 million and (5) the write-off of the notes receivable and equity investment in Paperhub.com, a proposed internet paper and supplies purchasing business, of $6.5 million. In connection with the acquisition, AWA has agreed to indemnify us for environmental liabilities as described in Note 2 of Notes to Consolidated Financial Statements.

   Operating Income. Due to the factors mentioned above, operating income for fiscal 2001 decreased $31.7 million, or 23.5%, to $103.2 million compared to $134.9 million for fiscal 2000. Operating income as a percentage of net sales for fiscal 2001 was 10.8% as compared to 12.5% of net sales for fiscal 2000.

   Provision for income taxes. After the acquisition of Appleton Papers we, along with our domestic subsidiaries, have elected to be treated as subchapter S corporations for U.S. and state income tax purposes, and therefore, we expect to incur no future U.S. income tax liability and minimal state income tax liability. The effective income tax rate for the fiscal 2001 predecessor period was 36.0% compared to 33.5% for fiscal 2000. The increase in the effective rate for these respective periods is primarily due to a tax benefit received in fiscal 2000 associated with a favorable IRS tax audit.

   Loss from discontinued operations. In October 2001, we completed the transfer of one of our wholly owned subsidiaries, Newton Falls Inc., to an affiliated company of AWA. In November 2000, we also transferred two wholly owned subsidiaries, Appleton Coated LLC and Appleton Leasing LLC, to an affiliated company of AWA. These three entities have been classified as discontinued operations for all periods presented.

   Loss from discontinued operations, net of taxes was $4.5 million during fiscal 2001 compared to $13.1 million in fiscal 2000. Operating losses for discontinued operations approximated $6.9 million and $27.2 million in 2001 and 2000, respectively. Fiscal 2001 operating losses primarily consisted of asset impairments and various closing costs associated with the permanent closure of the Newton Falls mill. Operating losses in fiscal 2000 primarily related to the operations of Appleton Coated LLC and environmental costs associated with the closure of the Newton Falls mill.

   Net income. Net income for fiscal 2001 decreased $12.8 million, or 24.1%, to $40.3 million, compared to $53.1 million for fiscal 2000. The lower operating income for fiscal 2001 was offset by reductions in the provision for income taxes and losses from discontinued operations as compared to fiscal 2000.

Comparison of Fiscal 2000 and Fiscal 1999

   Net Sales. Net sales for fiscal 2000 decreased $43.8 million, or 3.9%, to $1,080.0 million, compared to $1,123.8 million for fiscal 1999. Carbonless net sales decreased $50.9 million, or 5.5%, compared to fiscal 1999 primarily due to a volume decline of 47,400 tons, which resulted in a decrease of $80.9 million in net sales. This decrease was partially offset by an increase in revenue of $23.7 million due to favorable net selling prices of our carbonless products. Overall product mix generated an additional favorable $6.3 million effect on net sales as a result of carbonless sheet mix improvements. Thermal net sales increased $9.4 million, or 5.4%, compared to the prior year due to improved pricing on selected grades of our fax and point of sale applications.

   Gross Profit. Gross profit, calculated as net sales less cost of sales, decreased $7.2 million, or 2.2%, for fiscal 2000 to $327.4 million, compared to $334.6 million for fiscal 1999. Gross profit margin improved to 30.3% in fiscal 2000, from 29.8% for fiscal 1999. The increase in our gross profit margin was due to (1) improved pricing for both carbonless and thermal products, (2) a favorable change in carbonless product mix and (3) our continued focus on cost reductions, particularly in the area of centralized purchasing activities. These improvements were partially offset by an increase in raw materials costs and the decline in carbonless volume.

   Selling, General and Administrative. Selling, general and administrative expenses for fiscal 2000 increased $5.6 million, or 3.5%, to $165.7 million, compared to $160.1 million for fiscal 1999. Selling, general and administrative expenses were 15.3% of net sales during fiscal 2000, compared to 14.2% of net sales in fiscal

1999. The increase as a percent of net sales in fiscal 2000 was primarily due to a $4.3 million nonrecurring compensation expense associated with the August 2000 redemption of phantom share units relating to a change in control of AWA.

   Restructuring and Other Charges. During the third quarter of fiscal 1999, we announced plans to close our Harrisburg plant in fiscal 2001. Restructuring and other charges associated with this plant closure were $7.8 million in fiscal 2000 and $44.5 million in fiscal 1999. The restructuring charges in fiscal 2000 primarily related to severance and benefits for identified employment terminations, which were implemented in fiscal 2001. The charges recorded in fiscal 1999 related primarily to asset impairments of $26.4 million, employment termination benefits of $11.3 million and distribution center exit costs of $6.0 million.

   Special Charges. Special charges for fiscal 2000 pertained to (1) Lower Fox River environmental costs of $3.2 million, (2) a legal settlement during fiscal 2000 resulting in charges of $3.6 million, (3) costs to dismantle and transport equipment from the Harrisburg plant to the Appleton plant and Roaring Spring mill of $5.2 million, (4) loss on disposal of equipment of $0.5 million and (5) the write-off of the notes receivable and equity investment in Paperhub.com, a proposed internet paper and supplies purchasing business, of $6.5 million. Special charges for fiscal 1999 pertained to (1) litigation settlements of $21.8 million, (2) Lower Fox River environmental costs of $3.6 million and (3) loss on disposal of equipment of $2.2 million.

   Operating Income. Due to the factors mentioned above, operating income for fiscal 2000 increased $32.5 million, or 31.7%, to $134.9 million compared to $102.4 million for fiscal 1999. Operating income as a percentage of net sales for fiscal 2000 was 12.5% as compared to 9.1% of net sales for fiscal 1999.

   Provision for income taxes. The effective income tax rate for fiscal 2000 was 33.5% compared to 26.2% for the prior year. The increase in the effective rate is primarily attributable to the fiscal 1999 merger of Appleton Holdings Inc. into Appleton Papers and the subsequent removal of a valuation allowance associated with net operating loss carryforwards of Appleton Holdings.

   Loss from discontinued operations. The loss on discontinued operations, net of taxes was $13.1 million in fiscal 2000 compared to $55.7 million for fiscal 1999. Operating losses for discontinued operations approximated $27.2 million and $86.9 million in 2000 and 1999, respectively. Operating losses for the respective periods primarily related to the operations of Appleton Coated LLC, asset impairments for Appleton Leasing LLC and restructuring costs for the Newton Falls mill associated with asset impairments, employee termination benefits and environmental costs.

   Net income. Net income for fiscal 2000 increased $65.7 million to $53.1 million, compared to a net loss of $12.6 million in fiscal 1999. Fiscal 2000's increase in operating income coupled with a reduction in loss from discontinued operations primarily accounted for the significant increase as compared to fiscal 1999.

Liquidity and Capital Resources

Predecessor Period

   Prior to the acquisition, we operated as an indirect, wholly owned subsidiary of AWA. This resulted in a number of intercompany transactions related to our investing and financing activities. Therefore, the following discussion regarding our historical cash flows from operating, investing and financing activities is not representative of our cash flow and activities as a separate entity following the acquisition.

   We historically financed our short-term liquidity needs with internally generated funds, working capital lines of credit and loans from an affiliate of AWA.

Successor Period

   As a result of the acquisition of Appleton Papers on November 9, 2001, we have significant debt requiring periodic interest and principal repayments. Our other liquidity needs relate primarily to capital expenditures.

   Our short-term cash needs are primarily for working capital, capital expenditures and debt service. We have the availability to fund our working capital, capital expenditures, debt service requirements and other contractual obligations through cash flows from operations and borrowings under the revolving credit portion of our senior credit facilities. Also, our conversion from a C corporation to a qualified subchapter S subsidiary, which means we will not be subject to U.S. income taxes, should have a positive impact on our future liquidity and cash flows. The senior credit facilities consist of a $75 million revolving credit facility and $265 million of term loans. We used approximately $19.5 million of availability under the revolving credit facility to issue letters of credit and fully borrowed the term loans. In connection with the acquisition, we also issued a senior subordinated note due 2008 to AWA with an aggregate principal amount of $250 million, which was repaid with the proceeds from the offering of the old senior subordinated notes and other available cash. In addition, Paperweight Development agreed to pay one of the sellers a deferred payment obligation, which had a present value of $140 million at the closing of the acquisition and a value of $321 million at its maturity date.

   Cash Flows from Operating Activities. Net cash provided by operating activities of continuing operations for the first quarter of fiscal 2002 was $33.6 million. As required by purchase accounting, fixed assets and intangible assets were recorded at fair value as of the date of the acquisition resulting in an increase in depreciation and amortization expenses of $5.5 million for the first quarter of fiscal 2002. We also incurred $1.8 million in 401(k) noncash employer matching contributions during the first quarter of fiscal 2002. An increase in working capital for the first quarter of fiscal 2002 reduced operating cash flows by $2.7 million. An increase in accounts receivable and other current assets of $5.8 million and a decrease in accounts payable and other accrued liabilities of $2.2 million were partially offset by a $5.3 million reduction in inventory.

   Net cash provided by operating activities of continuing operations for the first quarter of fiscal 2001 was $28.8 million. An increase in working capital for the first quarter of fiscal 2001 reduced operating cash flows by $4.5 million. Accounts receivable decreased $18.0 million largely due to a reduction in past due account balances. Inventories decreased $12.6 million primarily as a result of a next-day basestock inventory program initiated during the first quarter of fiscal 2001. Accounts payable and other accrued liabilities decreased $34.6 million largely due to the payment of federal income taxes and employee bonuses accrued for at year-end 2000.

   Net cash provided by operating activities of continuing operations was $119.7 million for the predecessor company for the period December 31, 2000 to November 9, 2001 and $25.5 million for the successor company for the period November 10, 2001 to December 29, 2001 as compared to $115.8 million for fiscal 2000. Reductions in accounts receivable and inventories in 2001 more than offset the reductions in net income from continuing operations. Accounts receivable decreased primarily due to lower sales and a reduction in past due account balances. Inventories declined primarily as a result of a next-day basestock inventory program initiated during the first quarter of fiscal 2001.

   Net cash provided by operating activities of continuing operations decreased to $115.8 million during fiscal 2000, compared to $142.6 million in fiscal 1999. This change was primarily due to the net effect of an increase in income from continuing operations, a decrease in inventories and an increase in accrued income taxes, offset by reductions in deferred income taxes and accounts payable and other accrued liabilities and an increase in accounts receivable. Year end fiscal 2000 inventories declined primarily due to customer pre-buying in response to an announced price increase effective January 2, 2001 compared to fiscal 1999. The increase in accounts receivable was primarily due to accelerated cash receipts from customers at the end of fiscal 1999. Accounts payable and other accrued liabilities decreased primarily due to reductions in accruals for the Lower Fox River expense, customer rebates and employee bonuses compared to fiscal 1999.

   Cash Flows from Investing Activities. During the past three fiscal years, we invested heavily in our facilities, including restructuring our manufacturing base and re-installing the equipment originally located at our Harrisburg plant. During fiscal 2001, fiscal 2000 and fiscal 1999, capital expenditures were $56.5 million, $81.1 million and $37.7 million, respectively.

   The senior credit facilities do not permit us to make capital expenditures during any fiscal year in excess of the amount indicated:

               Fiscal Year                             Amount
               -----------                          ------------
               2002................................ $ 60,000,000
               2003................................ $50,000,000
               2004 and each fiscal year thereafter $45,000,000

   The indenture under which we issued the notes does not permit us to make capital expenditures during any fiscal year in excess of the amount indicated:

                Fiscal Year                            Amount
                -----------                          -----------
                2002................................ $70,000,000
                2003................................ $60,000,000
                2004 and each fiscal year thereafter $55,000,000

   Under the senior credit facilities and the indenture, we may carry forward up to 50% of any unexpended amounts for capital expenditures to the next succeeding fiscal year. We may also make capital expenditures with the proceeds from sales of our assets. We project that our capital expenditures will be approximately $35.0 million in 2002, approximately $12 million of which will be used for capital expenditures relating to Project Venture. Project Venture is our name for the installation of a new enterprise resource planning system, which is a computer software system used for invoicing, financial reporting, shipment planning and manufacturing operations. We anticipate that our total capital expenditures for Project Venture will be approximately $22.6 million. We believe that the limitations described above will permit us to carry out our planned capital expenditures during 2003 and each fiscal year thereafter.

   Net cash used by investing activities of continuing operations was $5.6 million for the first quarter of fiscal 2002. A majority of this amount was spending on capital projects approved prior to the end of fiscal 2001.

   Net cash used by investing activities of continuing operations was $21.6 million for the first quarter of fiscal 2001. A majority of these capital expenditures were in the manufacturing area and related to machine upgrades and rebuilds, re-installing the equipment originally located at our Harrisburg plant and environmental compliance.

   Net cash used by investing activities of continuing operations was $321.5 million for the period from November 10, 2001 to December 29, 2001. Of this amount, $314.8 million was used to complete the acquisition of Appleton Papers. In addition, $6.7 million pertained to various machinery and equipment capital expenditures. Net cash used by investing activities of continuing operations was $40.8 million for the period from December 31, 2000 to November 9, 2001. Of this amount, $49.8 million pertained to various machinery and equipment capital expenditures, which was partially offset by $9.0 million of proceeds from the sale of the Harrisburg facility.

   Net cash used by investing activities of continuing operations was $157.1 million in fiscal 2000. Of this amount, $81.1 million pertained to various machinery and equipment capital expenditures. In addition, $46.0 million was used to purchase the remaining 20% minority interest in an AWA affiliate. In fiscal 2000, we also invested $30.1 million in equipment that was previously under a capital lease.

   Net cash used by investing activities of continuing operations was $20.8 million in fiscal 1999. Of this amount, $37.7 million pertained to various machinery and equipment capital expenditures. In fiscal 1999, we purchased the remaining 20% minority interest in an AWA affiliate for approximately $42.1 million. The fiscal 1999 purchase of the minority interest was offset by $58.0 million in proceeds from the sale of our interest in an affiliated company.

   Cash Flow From Financing Activities. Net cash used by financing activities of continuing operations was $41.0 million in the first quarter of fiscal 2002. We used cash generated by operations to repay $42.0 million of the term loans. Of this amount, $7.0 million was for mandatory principal repayments, while the remaining $35.0 million represented voluntary principal repayments. During the first quarter of fiscal 2002, we received proceeds of $1.2 million from the sale of shares of Paperweight Development common stock. The ESOP trustee purchased these shares with pretax deferrals made by employees from November 10, 2001 through December 29, 2001.

   Net cash used by financing activities of continuing operations was $26.6 million in the first quarter of fiscal 2001. We used cash generated by operations and loan proceeds of $5.2 million to repay $15.7 million of intercompany debt.
   Net cash provided by financing activities of continuing operations was $331.8 million for the successor company for the period of November 10, 2001 to December 29, 2001. Of this amount, $484.5 million represented the net proceeds from the issuance of long-term debt, which was used to finance the acquisition of Appleton Papers and for the repayment of the $250 million senior subordinated note held by AWA. Proceeds from the issuance of Paperweight Development common stock of $106.8 million, or $104.7 million net of stock issuance costs, were also used to finance the acquisition of Appleton Papers. Finally, $7.4 million was paid to AWA related to the net proceeds from the sale of the Harrisburg plant. Net cash used by financing activities of continuing operations was $40.6 million for the fiscal 2001 predecessor period. During this period, we used cash generated by operations and loan proceeds of $159.1 million from an AWA affiliate to repay $160.2 million of external debt and $45.7 million of loans from affiliated companies.

   Net cash provided by financing activities was $61.6 million in fiscal 2000. We received loan proceeds of $189.6 million from an AWA affiliate which was used, in part, to repay $140.3 million in external and intercompany debt.

   Net cash used by financing activities was $130.3 million in fiscal 1999. We used cash generated by operations and the sale of our interest in an affiliated company, including loan proceeds of $372.9 million from an AWA affiliate, to repay $504.9 million in external and intercompany debt.

   On November 9, 2001, we entered into an agreement that provides up to $340 million of senior credit facilities. The senior credit facilities are comprised of the following: a four year credit facility of up to $75 million for revolving loans, including letters of credit; a four year term loan of $115 million; and a five year term loan of $150 million. Borrowings under the revolving credit facility and the $115 million term loan bear interest at LIBOR plus 3.5% per annum. Borrowings under the $150 million term loan bear interest at LIBOR plus 4.25% per annum, subject to a minimum LIBOR rate of 2.5%. The LIBOR rate at December 29, 2001 was 1.9%. The interest rate payable on the revolving credit facility and $115 million term loan is subject to adjustment after six months based on the achievements of certain financial covenants. The senior credit facilities are unconditionally and jointly and severally guaranteed by Paperweight Development and WTA Inc., one of our wholly owned subsidiaries.

   On December 14, 2001, we issued $250 million in aggregate principal amount of 12 1/2% senior subordinated notes due 2008, which were used to redeem in full, at par, the senior subordinated note due 2008 held by AWA.

   The notes are unsecured obligations of Appleton Papers, are subordinated in right of payment to all of our senior debt and are unconditionally and jointly and severally guaranteed by Paperweight Development and WTA Inc. Interest on the notes is payable semi-annually in June and December of each year. The first interest payment will be made on June 15, 2002. Prior to December 15, 2004, and after 100% application toward the repayment of the senior credit facilities, we may use the proceeds of certain sales of our equity to redeem up to 35% of the original principal amount of the notes at a redemption price of 112.5% of their principal amount, plus accrued and unpaid interest to the redemption date.

   Except as described in the preceding paragraph, the notes will not be redeemable at our option prior to December 15, 2005. On or after December 15, 2005, we may redeem during the twelve-month period beginning on December 15 of the applicable year all or a part of the notes at the redemption prices of 106.25% in 2005, 103.125% in 2006, and 100% in 2007 and thereafter, plus accrued and unpaid interest and liquidated damages.

   Both the senior credit facilities and the indenture under which the notes were issued contain affirmative and negative covenants. In general, the covenants contained in the senior credit facilities are more restrictive than those of the indenture under which the notes were issued. Among other restrictions, the covenants contained within the senior credit facilities require us to meet specified financial tests, including various debt and cash flow ratios which become more restrictive over the term of the debt.

   Paperweight Development incurred approximately $2.2 million of costs in conjunction with the issuance of common stock to the KSOP. The appropriate netting of these costs with the $106.8 million of proceeds received from the KSOP resulted in a technical default under our minimum net worth covenant at the date of the acquisition of Appleton Papers and during a limited portion of the successor period. In conjunction with the terms of the senior credit facilities, we obtained a waiver related to this technical covenant violation and we are in compliance with this covenant as of December 29, 2001.

   The senior credit facilities and indenture also contain covenants which, among other things, restrict our ability and the ability of the guarantors of the senior credit facilities and notes to incur liens, engage in transactions with affiliates, incur additional indebtedness, declare dividends or redeem or repurchase capital stock, make loans and investments, engage in mergers, acquisitions, consolidations and asset sales, acquire assets, stock or debt securities of any person, make capital expenditures, terminate the S corporation status of Paperweight Development or the qualified subchapter S subsidiary status of its subsidiaries eligible to elect such status, amend our other debt instruments and amend other agreements related to the acquisition.

   Our anticipated needs for cash through fiscal 2002 will consist primarily of
(1) interest payments on the notes and interest and principal due under the senior credit facilities, (2) potential increases in working capital driven by the growth of our thermal business and new business development and (3) capital expenditures. Management believes that funds generated from operations and funds available under our revolving credit facility will be sufficient to satisfy our debt service obligations, working capital requirements and plans for capital expenditures.

Disclosure About Critical Accounting Policies

   Our accounting policies are disclosed in our Notes to the Consolidated Financial Statements. There have been no material changes to these policies during fiscal 2001. The more critical of these policies involve the use of estimates in valuing environmental liabilities, restructuring provisions and reserves, income taxes, inventory and accounts receivable.

   Environmental. Accruals for losses associated with environmental obligations are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing legislation and remediation technologies. These accruals are adjusted periodically as assessment and remediation actions continue and/or further legal or technical information develops.

   Restructuring. Charges related to involuntary termination benefits are recognized in the period management approves the plan of termination and all of the following conditions exist: (1) prior to the date of the financial statements, management having the appropriate level of authority to involuntarily terminate employees approves and commits us to the plan of termination and establishes the benefits that current employees will receive upon termination; (2) prior to the date of the financial statements, the benefit arrangement is communicated to employees in sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are terminated; (3) the plan of termination specifically identifies the number of employees to be terminated, their job classifications or functions, and their locations; and (4) the period of time to complete the plan of termination indicates that significant changes to the plan of termination are not likely. Other costs to exit an activity are recognized when management approves the plan to exit an activity, the cost is incremental to other costs incurred by us, the cost will be incurred as a direct result of the exit plan or the cost represents amounts to be incurred by us under a contractual obligation that existed prior to the commitment date and will either continue after the exit plan is completed with no economic benefit to us or be a penalty incurred by us to cancel the contractual obligation. The ultimate costs associated with these termination and exit activities may differ from original estimates.

   Income taxes. In conjunction with the acquisition of Appleton Papers, Paperweight Development elected to be treated as a subchapter S corporation and elected to treat its eligible subsidiaries, including Appleton Papers, as qualified subchapter S subsidiaries, for U.S. and state income tax purposes. As a result of these elections, we do not expect to incur any future U.S. income tax liability and we expect to incur minimal state income tax liability. Our current income tax liability consists of non-indemnified liabilities for LIFO recapture taxes and our 50% share for adverse tax rulings for amounts between $5 million and $10 million related to various C corporation tax years prior to the closing of the acquisition currently under review by the IRS. All other amounts related to tax exposures for C corporation tax years are fully indemnified by AWA.

   Inventories. We value inventories primarily at the lower of cost or market. Cost is determined using the last-in, first-out, or LIFO, method for finished goods, work in process and raw materials. Stores and spare parts inventory are valued at average cost and other inventory is valued using the first-in, first-out, or FIFO, method. Valuing inventories at the lower of cost or market requires the use of estimates and judgment relating to excess and obsolete inventory. Any actions taken by our customers that could impact the value of our inventory are considered when determining the lower of cost or market valuations.

   Accounts Receivable. We value accounts receivable net of an allowance for uncollectible accounts. This allowance is based on our estimate of the portion of the receivables that will not be collected in the future. The ultimate collectibility of a receivable is dependent upon the financial condition of an individual customer, which could change rapidly and without advance warning.

  Additional disclosures concerning liquidity and capital resources, including "off-balance sheet" arrangements.

   On January 22, 2002, the SEC issued a release entitled "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations," which we refer to as the MD&A release. Below are our responses to each of the areas addressed by the MD&A release.

   Liquidity Disclosures. The MD&A release states that management should consider the following to identify trends, demands, commitments, events and uncertainties that require disclosure:

    . Provisions in financial guarantees or commitments, debt or lease agreements or other arrangements that could trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation, such as adverse changes in the registrant's credit rating, financial ratios, earnings, cash flows, or stock price, or changes in the value of underlying, linked or indexed assets.

       As disclosed in our fiscal 2001 Consolidated Financial Statements, we entered into $340 million of senior credit facilities and issued $250 million in aggregate principal amount of notes in conjunction with the acquisition of Appleton Papers. The senior credit facilities and the indenture require us to meet affirmative and negative covenants. In general, the covenants contained in the senior credit facilities are more restrictive than those of the indenture. Among other restrictions, the covenants contained within the senior credit facilities require us to meet specified financial tests, including various debt and cash flow ratios which become more restrictive over the term of the loans. If we default on any of these provisions, it could require the repayment of the amounts outstanding, which were approximately $523.7 million as of December 29, 2001. Paperweight Development incurred approximately $2.2 million of costs in conjunction with the issuance of common stock to the KSOP. The appropriate netting of these costs with the $106.8 million of proceeds received from the KSOP resulted in a technical default under our minimum net worth covenant at the date of the acquisition of Appleton Papers and during a limited portion of the successor period. In conjunction with the terms of the senior credit facilities, we obtained a waiver related to this technical covenant violation and we are in compliance with this covenant as of December 29, 2001. Based on management's expectations for 2002, we anticipate that we will be able to comply with these covenants.

    . Circumstances that could impair a registrant's ability to continue to engage in transactions that have been integral to historical operations or are financially or operationally essential, or that could render that activity commercially impracticable, such as the inability to maintain a specified investment grade credit rating, level of earnings, earnings per share, financial ratios or collateral.

       At this time, we are not aware of circumstances that could reasonably be expected to impair our ability to continue to engage in our operations in the future.

    . Factors specific to a registrant and its markets that the registrant expects to be given significant weight in the determination of the registrant's credit rating or will otherwise affect the registrant's ability to raise short-term and long-term financing.

       We believe that the following factors could reasonably be given significant weight in the determination of our credit rating or could otherwise adversely affect our ability to raise short-term and long-term financing:

       .  our highly leveraged balance sheet,

       .  the declining market for our carbonless paper,

       . an actual rate of decline in the market for our carbonless paper that may be greater than the rate projected by us,

       .  our customer concentration, and

       . our reliance on a small number of suppliers for a significant portion of our raw materials.

    .  Guarantees of debt or other commitments to third parties.

       We do not have any significant guarantees of debt or other commitments to third parties.

    .  Written options on non-financial assets (for example, real estate puts).

       We do not have any written options on non-financial assets.

   Off-Balance Sheet Arrangements. The MD&A release indicates that registrants should consider the need to provide disclosures concerning transactions, arrangements and other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of or requirements for capital resources. We had no such arrangements at December 29, 2001.

   Disclosures about Contractual Obligations and Commercial Commitments. In the MD&A release, the SEC notes that current accounting standards require disclosure concerning a registrant's obligations and commitments to make future payments under contracts, such as debt and lease agreements, and under contingent commitments, such as debt guarantees. The SEC has stated that it believes that investors would find it beneficial if aggregated information about contractual obligations and commercial commitments were provided in a single location so that a total picture of obligations would be readily available. They further suggested that one useful aid to presenting the total picture of a registrant's liquidity and capital resources and the integral role of on- and off-balance sheet arrangements may be schedules of contractual obligations and commercial commitments as of the latest balance sheet date.

   In response to this guidance, we have prepared the following schedule to summarize our obligation to make future payments under various contracts as of December 29, 2001:

                                                           Payment Due by Period
                                               ---------------------------------------------
                                                        Less Than   1-3      4-5    After 5
Contractual Obligations                         Total    1 Year    Years    Years    Years
-----------------------                        -------- --------- -------- -------- --------
                                                          (dollars in thousands)
Long-Term Debt................................ $665,546  $24,125  $ 64,334 $176,541 $400,546
Capital Lease Obligations.....................    4,679      643     1,163    1,065    1,808
Operating Leases..............................   31,100    7,712    13,623    8,785      980
Unconditional Purchase Obligations(1).........  151,812   44,034    71,153   32,225    4,400
Other Long-Term Obligations (2)...............   78,702    3,922     8,266   14,522   51,992
                                               --------  -------  -------- -------- --------
       Total Contractual Cash Obligations..... $931,839  $80,436  $158,539 $233,138 $459,726
                                               ========  =======  ======== ======== ========

--------
(1)Represents contractual arrangements for the purchase of raw materials with various suppliers.
(2)Represents obligations for pension, post retirement health benefits and deferred compensation payments.

   In addition to the contractual obligations listed above, it will also be necessary for us to use cash to satisfy our repurchase obligations related to the ESOP. The following table outlines the potential repurchase liability for the next five years based on management's assumptions developed in conjunction with the ESOP administrator related to participant death, retirement, diversification requests and employment termination and changes in share valuation.

                                     Estimate of Potential Commitment per Period
                                     -------------------------------------------
                                                Less Than      1-3       4-5
          Other Commitments           Total      1 Year       Years     Years
          -----------------           -------   ---------     -------   -------
                                          (dollars in thousands)
          Share Repurchase Liability $99,934     $13,490     $33,169   $53,275

   We expect that a portion of this share repurchase liability will be funded from new deferrals from employees into the Company Stock Fund. Employees may defer on a pretax basis, a percentage of their pay in an amount equal to between 2 percent and 50 percent of their annual compensation. Participants have the option of directing their deferrals to the Vanguard Fund, the Company Stock Fund, or a combination of both. We believe that new deferrals from employees into the Company Stock Fund for the five year period presented above will aggregate approximately $39 million which would reduce the repurchase liability set forth in the table above.

   Deferrals directed to the Company Stock Fund will accumulate in a short-term interest bearing account within the ESOP trust until the next valuation date, June 30th or December 31st. At that time, these deferrals, and the interest earned on these amounts, will be used to purchase shares based upon the price of a share of Paperweight Development common stock on the valuation date preceding or following the date on which the participant made the deferrals, whichever is lower.

   Disclosures about certain trading activities that include non-exchange traded contracts accounted for at fair value. We do not engage in any trading activities that include non-exchange-traded contracts accounted for at fair value.

   Disclosures about effects of transactions with related and certain other parties. We disclosed the effects of transactions with related parties in Notes 4 and 6 of the Notes to Consolidated Financial Statements. There were no other significant transactions with related and other certain parties.

Quantitative and Qualitative Disclosures about Market Risk

   We are exposed to market risk from changes in interest rates and commodities. To reduce these risks, we selectively use financial instruments and other proactive management techniques.

   Interest rate risk. We are exposed to interest rate volatility with regard to our existing senior credit facilities. Primary exposure includes movements in the U.S. prime rate and London Interbank Offer Rate, or LIBOR. Borrowings under the senior credit facilities bear interest at LIBOR plus a spread.

   In February 2002, we entered into an interest rate protection cap under which LIBOR is capped at 6% plus the spread, for a cost of $0.2 million. The rate protection is for two years and covers 50% of our borrowings under the senior credit facilities. The amount of principal protected declines in conjunction with mandatory principal repayments.

   It is our intention to pay down the borrowings under the senior credit facilities within two to three years. We believe a shift in interest rates will not have a material effect on our consolidated financial position, statement of operations or cash flows.

   Commodity prices. We are subject to effects of changing raw material costs caused by movements in underlying commodity prices. We are exposed to fluctuating market prices for commodities, including pulp, chemicals and basestock. We have established programs to manage commodity prices through effective negotiations with suppliers. As listed within our contractual obligations, we enter into contracts with our vendors to lock in commodity prices at various times and for various periods to limit our near-term exposure to fluctuations in raw material prices.

New Accounting Pronouncements

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. As amended, SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We adopted SFAS No. 133, as amended, in fiscal 2001. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. Since the acquisition was completed on November 9, 2001, we have accounted for it under the provisions of SFAS No. 141 and SFAS No. 142.

   In June 2001, the FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When the liability is recorded, the entity capitalizes the costs of the liability by increasing the carrying amount of the related long- lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. We are required to adopt SFAS No. 143 in fiscal 2003. We are currently evaluating the impact of SFAS No. 143.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long- Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for us in fiscal 2002. We anticipate that this statement, upon adoption, will not have a significant impact on our financial position or results of operations.

   In April 2002, SFAS No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of the SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers", and amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 will be effective for us in fiscal 2003. The remaining provisions of this statement shall be effective for us for all transactions consummated after May 15, 2002. We anticipate that this statement, upon adoption, will not have a significant impact on our financial position or results of operations.

                                   BUSINESS

Overview

   We are a leading developer and manufacturer of specialty, high value-added coated paper products. We believe that we are the world's largest producer of carbonless paper and the largest producer of thermal paper in the United States and Canada. Carbonless paper is used in multi-part forms, such as invoices, insurance claim forms, medical claim forms and credit card receipts. Thermal paper is used in a range of products including point of sale receipts, labels, event and travel tickets and facsimile paper. We manufacture our carbonless and thermal paper products using highly technical processes that involve the application of specialized dyes and reactive chemicals onto varying grades of paper. When carbonless paper is subjected to pressure, and thermal paper to heat, these dyes and chemicals react to create an image on the paper. In addition to carbonless and thermal products, we produce a variety of other niche coated products.

Our Competitive Strengths

   Market Leader. We believe our leading position in the markets for our core products results in meaningful competitive advantages and greater profitability. We believe that we have earned customer loyalty and captured market share due to our range of products, emphasis on quality, customer support services and innovation.

   Upgraded, Cost-Competitive Manufacturing Facilities. Between fiscal 1997 and fiscal 2001, we invested approximately $259 million in capital improvements at our manufacturing facilities, of which $23 million was spent to comply with applicable environmental regulations. Among other benefits, these expenditures have reduced our manufacturing costs and have improved cycle times and the quality of our products. As a result of these investments and other initiatives, we have been able to reduce costs by more than $20 million per year between fiscal 1998 and fiscal 2001 for a total savings of approximately $74 million. In addition, during the first half of fiscal 2001 in order to improve our operating structure and achieve further efficiencies, we completed the reorganization of our manufacturing facilities by closing our Harrisburg, Pennsylvania plant and relocating two large coating machines and other equipment to our Appleton, Wisconsin plant and Roaring Spring, Pennsylvania mill. These initiatives have enabled us to maintain our Adjusted EBITDA margin at or above 13% of net sales over the past three fiscal years. In addition, we expect that our significant investments in capital improvements over the last several years will enable us to reduce our capital spending in upcoming years.

   Efficient Manufacturing Structure. We produced approximately 500,000 tons of carbonless and thermal paper in fiscal 2001. We believe that our significant annual production combined with our highly efficient paper mill structure provides us with a competitive cost position in the marketplace. Our pulp and paper mills in West Carrollton, Ohio and Roaring Spring, which operate at full capacity 24 hours per day, seven days per week, are able to produce uncoated plain paper, which we call basestock, from pulp and apply the carbonless coatings in the same process. We believe we are the only U.S. producer of carbonless paper which uses on-machine coating to apply microcapsules. Our mills are complemented by our Appleton plant, which employs flexible off-machine coaters to produce our thermal grades and shorter-run, specialty carbonless grades and to fulfill customer orders above available capacity at our paper mills. If, as we expect, demand for carbonless paper continues to decline, we plan to reduce carbonless production at our Appleton plant while maintaining full production at our more cost-effective paper mills. We intend to redirect the resulting increased available capacity at our Appleton plant to the production of thermal products and new products developed through our new business initiatives.

   Superior Technological Expertise and Innovation. We believe that our technological expertise and product development capabilities distinguish us from our competitors and will enable us to continue to develop new specialty, high value-added coated paper products. Since the late 1960s when we co-introduced and commercialized thermal paper, we have continued to expand the capabilities of our thermal products by improving image quality and stability, resistance to environmental factors and printing characteristics. By combining our proprietary expertise in encapsulation technology, coating chemistry and coating application processes, we have established a platform from which we are developing innovative new products and improvements in response to our customers' needs. Our customers have validated our technological innovation, as 64% of our fiscal 2001 thermal sales consisted of grades that we developed since 1997. We have also applied our research and development capabilities to respond to new market opportunities for our encapsulation technology and coating processes. For example, we used our coating materials and formulation expertise to develop and commercialize a new product specifically designed for high speed, digital ink jet printing presses. In addition, we are developing a paper product that adheres to other surfaces when pressure is applied and that does not require a disposable, peel-away sheet, which uses our proprietary encapsulation technology, and we are also developing a new coating to insulate hot beverage containers.

   High Level of Customer Support and Service. Through our Customer Focused Quality process, we maintain a high level of customer service which has been instrumental to our becoming essentially the sole provider for seven of our top ten carbonless customers and two of our top ten thermal customers. We offer our customers a comprehensive range of high quality carbonless and thermal products, a responsive, nationwide system of eight distribution centers with 99% in-stock availability in fiscal 2001 and value-added services, the combination of which, we believe, strengthens our customers' operations and improves their satisfaction.

   Experienced Management Team and 100% Employee Ownership.   Our 13 member CEO
team, identified under the heading "Management--Directors and Executive Officers," has an average of over 15 years of experience at Appleton Papers and has developed a strong infrastructure of managers, personnel and systems. We believe that our team of over 2,500 employees, who have an average of 16 years of service with Appleton Papers, are dedicated, customer focused and loyal. We currently enjoy good relations with our union workforce and have recently completed extensions of all three of our major labor contracts by five or more years. As a result of the acquisition, we have been 100% employee owned since November 9, 2001. We believe that this ownership structure has created meaningful incentives for all of our employees to continue to focus on our customers and deliver strong financial performance.

Our Business Strategy

   Focus on Attractive Market Segments. Our sales and marketing efforts are focused on the higher margin, value-added segments of carbonless and thermal paper and selected international markets. In the carbonless market, we have worked to develop relationships with merchants that sell carbonless sheets to small printer accounts. As a result of these efforts, and the historically slower rate of decline in the carbonless sheet market, we expect our higher margin carbonless sheets to contribute a growing portion of our overall carbonless gross profit. In the thermal market, we have targeted our sales, marketing and product development efforts on value-added products within the non-fax segments, particularly the point of sale, label and tag and ticket segments. An example of a newly developed application is our dual color thermal point of sale receipt. As part of this effort, we have developed relationships with key strategic converters, original equipment manufacturers and end users in order to create demand for unique thermal applications. Within the international market, we believe that Mexico and Central and South America represent growth opportunities for sales of our carbonless products due to the lower incidence of technological substitution, such as the replacement of impact printers with laser printers.

   Capitalize on Market Differentiation. We intend to continue to differentiate our company by providing our customers with the broadest range of the highest quality products in the industry, along with superior customer service. As part of our Customer Focused Quality process, we will continue to provide our customers with our unconditional satisfaction guarantee. We resolve any problem, replace any product or refund product cost if our customer is not completely satisfied. We also strive to increase the efficiency of our customers' operations by uniquely developing electronic system links, maintaining our 99% rate of in-stock availability and our 99% rate of on-time delivery and offering support services such as technical seminars, warehouse consultations and training programs. We believe that maintaining our focus on the breadth of our product offering and providing a high level of customer service differentiates us from our competitors and enhances our financial performance.

   Pursue Operational Efficiency. We continuously pursue cost savings through purchasing initiatives, improved product design and enhanced manufacturing processes which result in higher finished product yields and reduced paper coating costs. We have been steadily increasing our internally generated basestock use as a percentage of our total basestock use from 45% in fiscal 1997 to 70% in fiscal 2001. We expect that our more efficient internal pulp and basestock production, which uses on-machine coaters, will substantially reduce our higher cost purchases of external basestock over the next five years.

   Leverage Core Technology into New Product Initiatives. We believe that our core competencies of encapsulation technology, coating chemistry and coating application processes can be leveraged into new product applications. In the thermal paper market, we have developed new applications for the point of sale, label and tag and ticket markets. For example, our thermal POS Plus(R) product was developed by leveraging our existing thermal coating chemistry and application knowledge and experience. This high performance thermal point of sale product is now used by retailers such as Wal-Mart Stores, Inc. and Kohl's Corporation. Our NBD team is focusing on applying our core encapsulation and coating technologies in targeted markets such as labels, packaging and security products. For example, this process has resulted in the development of one product that has been commercialized for the high speed digital printing industry, an arts and crafts product currently in test market, and four other products scheduled for introduction in 2002. We intend to continue to leverage our core technology and capabilities to pursue new business development opportunities with the goal of enhancing our future cash flow and overall financial performance.

Risk Factors

   As discussed under the heading "Risk Factors" in this prospectus, our business and operating results are subject to a number of risks. For example:

    . We have a highly leveraged balance sheet. Our consolidated operating company debt and deferred payment obligation was approximately $670.2 million at December 29, 2001.

    . We depend on a small number of customers. Our five largest customers for carbonless products accounted for approximately 51% of our carbonless net sales in fiscal 2001 and our five largest customers for thermal products accounted for approximately 57% of our thermal net sales in fiscal 2001.

    . The market for our primary product is declining. Carbonless paper accounted for 80.1% of our net sales in fiscal 2001, and our total sales volume of carbonless products in fiscal 2001 declined 12.7% as compared to fiscal 2000.

    . We are subject to substantial costs and potential liabilities relating to environmental regulation and litigation, which may increase our operating expenses, require continuing capital expenditures and adversely affect the operating flexibility of our manufacturing operations.

   For a more comprehensive discussion of the risks relating to our business and operating results, please refer to the "Risk Factors" section in this prospectus.

Company Background

   Appleton Coated Paper Company, or ACPC, began operations in 1907 in what is now our Appleton plant. In 1953, ACPC began working with National Cash Register Company, which later changed its name to NCR Corporation, on the development and production of carbonless paper. In 1954, NCR began marketing its NCR Paper(R) brand of carbonless paper, which ACPC manufactured.

   In 1969, NCR acquired Combined Paper Mills, Inc., which then consisted of pulp and paper mills in Combined Locks, Wisconsin and Roaring Spring, Pennsylvania. In 1970, NCR acquired ACPC. The Appleton Papers division of NCR was formed through the merger of ACPC with Combined Paper Mills, Inc.

   In 1978, Appleton Papers Inc., as a subsidiary of BAT Industries Inc., acquired the assets of the Appleton Papers division from NCR. In 1990, we, together with The Wiggins Teape Group Ltd., were separated from BAT Industries to form Wiggins Teape Appleton plc, a public company listed on the London Stock Exchange. Later that same year, Wiggins Teape Appleton merged with Arjomari Prioux SA, a public French paper manufacturer and merchant. Arjomari retained its listing in Paris and, upon completion of the merger, Arjomari owned 39% of Wiggins Teape Appleton. Shortly after the merger, the group changed its name to Arjo Wiggins Appleton p.l.c. Prior to the acquisition, we were an indirect, wholly owned subsidiary of Arjo Wiggins Appleton p.l.c., which is now known as Arjo Wiggins Appleton Limited or AWA, a leading European manufacturer of paper products.

Industry Overview

   The following industry information including size of markets, net sales, product mix, and growth and decline rates are estimates derived from our internal assessments, which are based on a variety of sources, including publicly available data and information obtained from customers and other industry sources and management estimates.

Carbonless Paper

   We, together with NCR, invented and introduced carbonless paper in 1954. Carbonless paper is generally used in multi-part forms that are used by organizations to simultaneously generate multiple copies from an original document. Typical forms consist of two or three plys of paper. Common examples include invoices, packing slips, insurance claim forms, credit card receipts and duplicate checks. Carbonless paper is so named because it allows an image to be transferred from one sheet to the next without the messy black carbon tissue paper originally used in multi-part forms. Based on our internal assessment of the U.S. carbonless market, we believe that in 2001 the U.S. carbonless market totaled approximately 609,000 tons. Carbonless products are sold in large rolls or in pre-cut sheets. In 2001, on the basis of tons shipped, the market was comprised of approximately 83% rolls and 17% sheets.

   Carbonless paper is used in a diverse group of end markets, including government, retail, financial, insurance and manufacturing, with no one segment dominating demand. Use in many of these markets is tied to economic growth which impacts the number of transactions completed in a given year. As such, periods of economic growth or contraction can impact demand. Sales of carbonless products historically have not been significantly impacted by seasonality.

   The carbonless market experienced rapid growth during the 1980s as carbonless paper replaced carbon tissue based multi-part forms, economic growth fueled increased business activity and forms usage and businesses began to make greater use of computers which also increased overall forms demand. Based on our internal assessment, the U.S. carbonless market peaked in 1994, with total tonnage of approximately 890,000 tons. Since 1994, the U.S. carbonless paper market has been in decline. The decline is the result of an increased use by businesses of competing technologies, which do not use impact printing to create images, such as digital laser printers, ink jet printers, thermal printers and electronic communications.

   Based on our internal assessment, we believe that the annual rates of decline in the U.S. carbonless market from 1994 to 1999 were between 1% and 7%, with a compound annual rate of approximately 4% during this period. On the same basis, we estimate that the U.S. carbonless paper market declined by approximately 10% in 2000 and 9% in 2001 and will decline at a compound annual rate of approximately 9% between 2002 and 2005. We attribute these varying rates of decline to changes in economic conditions as reflected by the Gross Domestic Product which result in fluctuations in the number of commercial transactions in which our products are used, as well as changes in technological substitution rates. For example, a study by CAP Ventures indicates that the percentage decline in the number of impact printers used in the United States varied from 6.3% to 44.8% during 1994 to 1999. We believe that the average rate of decline from 2002 to 2005 will accelerate compared to the 1994 to 1999 decline rates due to increasing acceptance of substitute technology. We expect the rate of decline for carbonless sheets in the United States to be lower than the rate of decline for rolls, as has been the historical case, because there are fewer economically viable substitute technologies for sheet applications than there are for roll applications. One key reason for this difference is that, when used, most carbonless sheet forms are handwritten rather than mechanically impact printed. Additionally, small businesses buy a significant portion of carbonless sheet forms for low volume applications and we believe they will be less likely to incur the expense of substitute technologies. We believe that the higher rate of decline for carbonless rolls is because roll forms are typically sold to medium-sized to large businesses which are better positioned to implement substitute technologies more rapidly. Despite these changing industry dynamics, our carbonless roll and sheet prices have remained relatively stable over the last ten years.

   The U.S. carbonless market currently consists of only a few manufacturers--Appleton, MeadWestvaco Corporation and Imation Corp. In 2001, these three producers produced over 94% of the carbonless paper sold in the U.S. market, after giving effect to industry consolidation in 2001. Because of the technological complexity, breadth of product offerings, high level of service required to effectively meet customer needs, significant required investments in manufacturing, equipment, research and development and local inventories and declining market demand, there have been no substantial new domestic or international entrants in the U.S. carbonless market in recent years.

Thermal Paper

   We were a pioneer in the development of thermal paper. Working along with NCR, we created direct thermal technology in the late 1960s. Thermal paper is used in a wide variety of applications in five principal segments. The point of sale segment consists of retail receipts. The label segment consists of industrial and weigh scale labels. The tag and ticket segment consists of entertainment, lottery and transportation tickets. The fax segment consists of facsimile paper. The printer/calculator/chart segment consists of older generation medical diagnostic charts. The following table sets forth the approximate U.S. and Canadian markets breakdown for 2001 based on our internal assessment of tons shipped for the five thermal product segments:

                                                  % of
                                                 Market
                                                 ------
                        Point of Sale...........   44%
                        Label...................   29%
                        Tag and Ticket..........   15%
                        Fax.....................    8%
                        Printer/Calculator/Chart    5%

   Based on our internal assessment, the U.S. and Canadian thermal markets in 2001 totaled approximately 162,800 tons. Additionally, based on our internal assessment, we estimate that total thermal consumption outside the United States and Canada in 2001 was estimated to be 457,000 tons.

   The U.S. and Canadian thermal markets experienced strong growth during the 1980s and 1990s and are expected to continue growing as the advantages of thermal printing systems become more widely recognized. These advantages include its competitive cost, use of a single consumable (thermal paper) versus other printing systems which require paper and ink or toner cartridges, quiet operation, cleanliness, speed, high print quality, reliability and portability. Based on our internal assessment, we estimate that the annual rates of growth in the U.S. and Canadian thermal markets from 1994 to 2000 were between approximately 4% and 13%, averaging approximately 7% per year during this period. On the same basis, we estimate that these markets grew by approximately 0.2% in 2001. We attribute this lower growth rate in 2001 to a slower economy and reduced travel due to the September 11/th / terrorist attacks. Based on our internal assessment, we expect the market to recover, and we believe these markets will continue to grow at a compound annual rate of approximately 4.4% between 2002 and 2005. Historically, a large part of this growth consisted of thermal fax paper which peaked in 1994 with a volume of 64,000 tons. Fax applications are moving rapidly to plain paper fax machines or electronic communications, such as email. Based on our internal assessment, the non-fax segment of the thermal market, which consists primarily of value-added grades, is expected to account for approximately 99% of the U.S. and Canadian thermal markets by 2005, up from 92% in 2001. We estimate annual growth between 2001 and 2005 in the non-fax segment to be approximately 6%.

   Based on our internal assessment, we believe we had approximately 39% of the combined U.S. and Canadian thermal markets in 2001, more than twice as large as the approximately 18% share of our closest competitor, the Koehler Group, a German-based manufacturer. In 2001, the top four producers comprised an estimated 85% of the total market. The competitive nature of the thermal paper market has varied over the past five years due to worldwide capacity and demand balance shifts. For example, during 1999 to mid 2000, a market supply shortfall caused prices in the fax and point of sale segments to increase. Since this period, however, capacity additions by several producers including us have eliminated the shortfall and prices have fallen. Additionally, Koehler announced that it built a large paper machine and thermal coater in Germany, which began production in late 2001. This new capacity is expected to negatively impact point of sale and fax prices over the next several years.

Products

   Carbonless Paper. We sell all of our carbonless roll and sheet products under the umbrella brand of NCR Paper(R). We offer over 500 grades of carbonless roll and sheet products with nearly 4,000 SKUs differentiated by grade, width, length, color, basis weight and distribution center location. We believe that we have the broadest product range in the industry and, through our marketing efforts, have established a series of product and application specific sub-brands, all under the NCR Paper(R) brand umbrella as follows:

  Sub-Brand                Product Features                            Key Applications
  ---------                ----------------                            ----------------
Superior      .Outstanding whiteness, brightness and       .High quality end user forms where company
               printability                                 image is important

Premium       .Standard quality carbonless paper           .The industry's widest used paper for gener
                                                          forms

Stock Tab     .Low cost, lower quality paper               .High speed, computer printed green bar
                                                          forms

Specialty     .Custom products to meet special customer    .Custom forms requiring non-standard
               requests                                     colors, basis weights, widths or lengths

Converter     .Low cost, high yield paper with average     .  Smallrolls used in cash registers
               print quality

Xero/         .Withstands high heat, without               .Specifically designed for high-speed laser
Form(R)II      contamination of digital fuser roll          printers and copiers

Recover(R)    .Standard quality paper with recycled        .Forms with required recycled content or
               content                                      "green" marketing applications

Laser snap(R) .Proprietary, laser scored sheeted paper     .Forms produced from carbonless sheets
                                                          which allow tear-away plys

Ultimark(R)   .The most intense, clearest image transfer   .Niche, package delivery company forms
               from ply to ply

   The common structure of a two-part carbonless form is a top sheet, which is coated on the back with encapsulated dye, and a bottom sheet, which is coated with a reactive chemical on the front. Pressure on the top sheet from a pen or printer causes the capsules on the back side of the top sheet to break and colorless dye is then transferred to the lower sheet. The reaction with the chemicals on the surface of the lower sheet causes the reactive dye to turn from clear to black or blue, leaving an imprint of the image from the top sheet. In order to make multi-part forms, carbonless paper is first manufactured in two basic types, rolls and sheets, which, once printed and cut, are assembled into multi-part forms. Rolls of carbonless paper are produced from basestock, coated, and then cut to the customer's width and length specifications, while remaining in rolls. Some rolls are then cut into reams of sheets and packaged in cartons. Due to the extra steps in the manufacturing process, carbonless sheets are typically priced at a per ton premium to carbonless rolls.

   For fiscal 2001, net sales of carbonless paper contributed 80.1% of our net sales, or $765.5 million.

   Thermal Paper. We believe that we produce the widest range of thermal paper products in the industry. Our products are used in a broad range of everyday applications, marketed under five product segments as follows:

        Segment                   Product Features                        Key Applications
        -------                   ----------------                        ----------------

Point of Sale            .Image Speed, Reliability,           .Receipts at Retail Stores, Restaurants, G
                          Archivability                        Pumps and ATMs

Labels                   .Image Durability and Barcode        .Industrial Warehouse, Delivery Packages
                          Readability                          and Weigh Scale Labels (e.g., Deli)

Tag and Ticket           .Barcode Readability through         .Airline Boarding Passes, Cinema and
                          Image Definition, Retention and      Entertainment Event Tickets, Airline
                          Contrast, Printability               Baggage Tags, Lottery Tickets

Fax                      .Generates Images for a Broad        .Facsimile Transmissions
                          Range of Thermal Print Head
                          Quality

Printer/Calculator/Chart .Image Stability and Archivability   .Medical Diagnostic Charts (e.g., EKG) and
                                                             Calculators

   Thermal paper is basestock paper coated with colorless dyes, co-reactants and sensitizers that react to form an image when exposed to heat from a thermal print head or stylus. Thermal paper products are consumed as single plys, not multi-part forms. The many applications of thermal paper require a broad range of product characteristics and constructions. The application of chemical coatings in the production of thermal paper can be more complex and time consuming than for carbonless paper, because thermal paper can require up to four separate coats and must be dried carefully to avoid activating the heat sensitive coating. First, a base coat is applied to the top of the base paper to reduce the required amount of expensive active or thermal coating. The active coat, which reacts to heat, is applied next. A protective top coat is then added on select grades on top of the active coat to preserve the clarity of the image. Finally, a special coating is applied to the backside of the sheet to improve back printing. Thermal paper is initially produced in roll form and sold to printers and converters that ultimately create products that are consumed in both roll and non-roll forms, such as point of sale receipts, labels, baggage tags and travel and entertainment tickets. We are able to cost effectively produce a wide range of thermal products due to our versatile coaters and coating preparation capabilities. We create value by producing various grades to meet specific end user applications in a cost effective manner.

   Market demand for thermal paper continues to grow as new applications are developed that require the benefits of thermal technology. In fiscal 2001, 64% of our thermal paper sales consisted of grades developed since 1997. For example, by working to meet Wal-Mart's image stability needs for its point of sale receipts, we successfully introduced POS Plus(R). Additionally, we believe our thermal paper is the only one used at North American lotteries that have converted to thermal paper tickets. These lotteries serve a total of eight states and Canadian provinces.

   For fiscal 2001, net sales of thermal paper contributed 18.0% of our net sales, or $172.3 million.

Other Products

   In addition to our core carbonless and thermal products, we also produce a variety of niche, specialty products. In fiscal 2001, we shipped approximately 6,700 tons of these other products, including the following:

          Product              Product Features          Key Applications
          -------              ----------------          ----------------

Allura(TM) poster paper      . Weather resistance    .Outdoor billboards

Apella(R) fluorescent papers . Brightness of color   .Grocery store "sale" signs,
                                                    label marking guns and
                                                    school announcements

Currency(TM) color-coated    .Metallic-like finish   .Niche, annual reports and
papers                                              brochures

   For fiscal 2001, net sales of other products contributed 1.9% of our net sales, or $18.0 million. We no longer produce Allura(TM) poster paper or Apella(R) fluorescent papers.

Research and Development and the New Business Development Group

   We have a long history of making significant advances in our product and process technologies through investments in research and development, or R&D. As the co-inventor of both carbonless paper and thermal paper, we have developed core competencies in the encapsulation process, specialty coating chemistry, and coating application technologies and systems. Our R&D effort is focused on applying these core competencies to improve our existing products and develop new ones. We have separated our R&D activities into two efforts:
R&D relating to our existing carbonless and thermal products; and R&D for new products through our New Business Development group, or NBD.

   We have approximately 100 employees engaged in R&D for our carbonless and thermal product lines. For the carbonless business, these R&D professionals focus on reducing costs through product design changes, material savings, and manufacturing efficiency improvements and enhancing product design to produce defect free products which meet customer requirements. For the thermal business, R&D efforts focus on developing thermal products with improved qualities and characteristics that meet emerging market needs.

   In early 2000, as a result of our strategic decision to grow through new products and businesses, we complemented our existing new product development efforts by establishing a separate New Business Development group, which integrates R&D with market research and analysis. NBD, which has approximately 13 R&D and 20 marketing professionals, is responsible for the development and introduction of new specialty, high value-added products based upon our core competencies of encapsulation technology, coating chemistry and coating application processes. In early 2001, we transferred our existing security products business, which focuses on papers with special security and authentication features, into NBD.

   In NBD, we are using our core competencies to develop new products and applications where our technical expertise can provide innovative and high value-added solutions. Our NBD team is applying this expertise in the following targeted technology platforms: encapsulation, radio frequency and coating chemistry and application. Examples of products currently in development include coated papers for labels with encapsulated adhesives that will adhere to a surface when pressure is applied. This product is intended to eliminate the need for expensive protective liners used with current pressure-sensitive labels. Possible applications include a wide variety of self-adhesive products including shipping and tracking labels. Other new product opportunities include paper cups which are coated with a layer of insulation, labels and tags which incorporate radio frequency capabilities for identification purposes and a variety of security papers. Our security products team is developing market focused products which use various technologies, including radio frequency, security threads, chemical tracers and taggants, to prevent the use of fraudulent documents. In all of these areas, we are using our own resources and working cooperatively with leading chemical, consumer and technology companies in market research and product development. NBD is an important part of our long-term business growth strategy.

Sales and Marketing

   We conduct our sales and marketing activities through a dedicated team of approximately 150 professionals in sales, marketing, technical service and customer service. We approach sales and marketing as an ongoing process requiring attention and support before, during and after the sale. Our approximately 67 sales personnel are organized into teams dedicated by type of customer including roll printers, merchant distributors, converters, secure document accounts and international. Our sales personnel are located in field offices, generally close to their customers. The sales force is compensated through a combination of base pay and bonus linked to accomplishment of their objectives. Our marketing team consists of approximately 48 employees who focus on carbonless and thermal customers. The primary role of our marketing employees is to commission, obtain and analyze market research studies, work with our research and development personnel to develop new products, create unique new value-added services and to provide general product support. We employ approximately 10 technical service representatives who assist customers with production improvement and complaint resolution by telephone and in person at customer locations. We employ approximately 25 customer service representatives, based in Appleton, Wisconsin, to receive customer orders, establish delivery dates, resolve inquiries on stock availability and order status and generally maintain a close relationship with our customers to meet their needs.

   We regularly evaluate our sales and marketing approach and take action in anticipation of, or in response to, industry trends. For example, we recently added a sales representative based in Mexico to pursue what we believe is a growing market; we established a group of thermal product specification representatives to work closely with original equipment manufacturers and paper specifiers in the complex and technical lottery and point of sale applications; we reduced the number of our carbonless sales representatives as the volume of the business declined; and we established a security document sales team to pursue emerging product opportunities.

Customer Focused Quality

   We believe one of our most important strategic decisions to date, which we made in the late 1980s, was our decision to focus on customer satisfaction in all aspects of every transaction a customer has with us. Our focus and success are shown by our having been named twice in the mid-1990s as a finalist for the prestigious Malcolm Baldridge National Quality Award. In addition, in each year from 1996 to 2000, more than 95% of our customers surveyed reported that they were "very satisfied" or "satisfied," the two highest possible rating categories in our surveys. We did not conduct a customer survey in 2001.

   Our approach to our customers has become the core of our company culture. We believe our approach to customers is a hallmark of our reputation in our industry and that it differentiates us from our competitors. We call this approach Customer Focused Quality, or CFQ. As part of CFQ, we provide a 100% unconditional satisfaction guarantee whereby we stand behind our products and will fix, replace or refund the purchase price of our products to satisfy our customers.

   Beginning in the late 1980s, we began regular training of all employees in quality concepts and exceeding customer expectations. Beginning in the early 1990s, to better satisfy our customers' needs, we established our eight regional distribution centers, the most extensive distribution network of its kind in our industry in North America. Our distribution centers, and related integrated information systems, allowed us to achieve 99% in-stock inventory rates, and 99% on-time delivery rates in the U.S. and Canadian markets in 2001. Throughout the 1990s, we expanded our offering of value-added services to our customers, generally free of charge. We believe the benefits of increased sales and customer satisfaction and loyalty have exceeded the incremental cost to us of providing these value-added services. These services include:

    . our Process Improvement for Printers program under which we provide a complete analysis of customer printing operations, a detailed implementation plan and a guarantee that our customers will reduce waste and gain efficiency;

    . warehouse layout consultation, to help our customers operate their warehouses more effectively in combination with our "just-in-time" delivery capabilities;

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

    . technical seminars, publications and mill and plant tours to help our customers better handle and process our papers and view firsthand our commitment to CFQ; and

    . conducting customer satisfaction surveys of our customers' customers to provide our customers with detailed feedback on our products and services.

   CFQ requires the relentless pursuit of customer satisfaction by every employee. CFQ includes extensive and rigorous performance standards and the collection and analysis of empirical data to measure actual achievements against those standards. For example, among other metrics, in the customer services area we measure the number of seconds and number of telephone rings it takes to answer a customer call; in the production area we measure roll widths and roll splice markings in precise tolerances; and in the logistics area we measure in-stock availability and on-time and next day delivery rates.

   We believe that our continuing commitment to CFQ will significantly contribute to our ability to meet our business objectives.

Customers

   We sell our products to a broad range of customers, including paper distributors known as merchants, business forms printers and converters. We currently have approximately 35 merchant distributor customers that stock and redistribute our carbonless sheet products on a national or regional basis through over 400 locations. We sell our carbonless rolls directly to approximately 80 printer and converter customers. We also sell our carbonless rolls to over 400 forms printers through merchant distributors on a drop shipment basis whereby we deliver our product from our distribution center and provide customer support directly to the printer, and the merchant bears the credit risk of nonpayment. We primarily sell our thermal products directly to converters that cut and rewind large rolls into smaller rolls, print and otherwise further process the paper based on end-user needs. We believe that during fiscal 2001 we were essentially the sole provider to over 80% of our carbonless customers. In addition, we believe we were essentially the sole provider to two of our top ten thermal customers and that we sold product to approximately 88% of all potential thermal customers in the North American market in fiscal 2001.

   Two of our customers, Unisource Worldwide, Inc., a subsidiary of Georgia-Pacific Corporation, and xpedx, a subsidiary of International Paper Company, each provided over 10% of our total net carbonless and thermal sales in fiscal 2001. Unisource accounted for 14.8% and xpedx for 12.0% of our fiscal 2001 net sales. The majority of sales to these two customers were drop-shipped directly to a broad group of roll printers.

Manufacturing

   Carbonless paper is produced by coating basestock with either microcapsules which contain dye applied to the back of the topsheet, or resins which react to the dyes applied to the front of the bottom sheet. We produce the microcapsules, ten of which can fit in the width of a human hair, and enclose the dyes within the capsules in a single chemical process. We coat the microcapsules onto paper either on a paper machine where the paper is first manufactured and then, in a continuing operation, coated with the microcapsules, or on off-machine coaters where previously manufactured paper is unrolled and coated in a separate operation. Coating the microcapsules on the paper machine is a technically challenging but efficient process as it saves the costs of rolling, transporting and then unrolling the paper required for off-machine coating. We believe that we are the only U.S. producer of carbonless paper which uses on-machine coating to apply microcapsules. The microcapsule coated rolls are large and heavy yet fragile as dropping, striking or other rough handling of finished rolls can cause the capsules to break, making the paper unfit for use. We have developed specialized equipment and practices which enable us to efficiently handle large volumes of coated rolls with minimal damage.

   We manufacture all our thermal paper on off-machine coaters. We mix the specialized dyes, coreactants and stabilizers required for the thermal image reaction and apply these and other needed coatings to basestock paper, often in a continuous process in which the paper is coated and dried up to three times in a single pass. Significant technical challenges in coating thermal paper include both efficient but complete application of expensive coating materials and drying the coated paper at low heat so that the drying process does not cause an image reaction.

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

   Paper machines, and to a lesser extent off-machine coaters, are large, complex machines that operate most efficiently when run continuously. Paper machine production and yield decline when a machine is stopped for grade changes in coatings, basis weight, color or width. Therefore, we organize our manufacturing processes so that all of our paper machines and most of our coaters run continuously throughout the year. We produce our higher volume, longer runs of carbonless products at our most cost effective pulp and paper mills located in West Carrollton and Roaring Spring and our shorter run carbonless products and our thermal and other products at our flexible coating plant in Appleton. Our 12 off-machine coaters in Appleton use five different coating technologies. Our production volumes and the number and variety of paper and coating machines available to us make it possible for us to efficiently schedule and produce the wide range of carbonless and thermal grades we offer our customers.

   We use three coaters with three coating heads allowing us to produce in one pass thermal grades requiring three coatings. We plan to add a fourth coating head to one of our coaters in 2002 or 2003, which will further increase the efficiency of our thermal production.

   Our Roaring Spring mill produced over 80,000 tons of pulp in fiscal 2001 from hardwood trees and wood chips delivered to the mill by a number of small local tree farms and sawmills. The mill's three paper machines used pulp and purchased softwood pulp to produce over 120,000 tons of carbonless roll products. Our West
Carrollton mill in fiscal 2001 produced over 100,000 tons of deinked pulp from wastepaper. The mill's three paper machines used that pulp and purchased hardwood and softwood to produce over 180,000 tons of carbonless roll products. Our Appleton plant used basestock to produce over 235,000 tons of carbonless, thermal and specialty products on 12 off-machine coaters in fiscal 2001. Our Appleton plant produces all of our carbonless sheet products. As the demand for carbonless paper declines, which we expect to occur, we will reduce our carbonless production at our Appleton plant which is less cost-effective than our carbonless production at our mills. We intend to redirect this capacity to the production of thermal products and new products developed through our new business initiatives.

Raw Materials

   Our principal raw materials consist of basestock, chemicals, pulp, wastepaper and packaging. In fiscal 2001, these materials made up approximately 65% of our cost of goods sold. Our largest raw material component is basestock, which was approximately 32% of our cost of goods sold in fiscal 2001. Most of our externally purchased basestock is acquired from two sources with whom we have long-term purchase contracts guaranteeing our supply at long-term market prices. These contracts protect us from the significant pricing cycles for pulp and commodity paper products. Our basestock supply agreement with Appleton Coated LLC is described under the heading "Relationship with Arjo Wiggins Appleton--Basestock Supply Agreement." Approximately 10% of our cost of goods sold in fiscal 2001 was for pulp, wood and wastepaper used in our Roaring Spring and West Carrollton mills. While wastepaper and pulp prices are subject to the swings in the pulp and commodity paper cycle, we seek to reduce the impact of those swings for pulp by long-term contracts, indexing and hedges, and for wastepaper by purchasing through a national broker which provides us with competitive pricing.

   Approximately 23% of our cost of goods sold in fiscal 2001 was for chemicals. We are a party to two significant chemical supply agreements.

   We are currently party to a chemical supply agreement with Nisseki Chemical Texas Inc. which commenced January 1, 2002. Under this agreement we purchase primary carbonless copy paper solvents, which are chemicals that are a key component in our carbonless paper manufacturing process. The cost of these purchases was approximately $1.4 million in 2001 and we anticipate the cost of these purchases will be approximately $5.6 million in 2002 and $5.6 million in 2003. The initial term of this agreement expires on December 31, 2005 and continues year-to-year after this date until it is terminated by either party.

   We are also currently a party to a chemical supply agreement with ESCO Company Limited Partnership, Mitsui Toatsu Chemicals, Inc. and Yamamoto Chemicals, Inc. which commenced July 1, 1997. Under this

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

agreement, we purchase black colorformers, which are chemicals that react to other chemicals to form a neutral or black marking. The cost of these purchases was approximately $22.1 million in 2001 and we anticipate the cost of these purchases will be approximately $16.7 million in 2002 and $15.9 million in 2003. The initial term of this agreement expires on June 30, 2007.

   The technical challenges of manufacturing our products require us to use many specialty raw materials, designed and manufactured to work with our products and manufacturing processes. We make purchasing decisions based upon quality, service, value and long-term strategic importance. We have long-term agreements with key suppliers designed to ensure stable and consistent supply, to promote joint development and engineering of new raw materials and products, to enhance total value to our customers and to protect our mutual strategic interests. For those raw materials which are less specialized and more like commodities, we believe we have reduced our exposure to fluctuating commodity prices through the use of firm annual pricing agreements, indexing prices against commodity raw material benchmarks and guaranteed purchase volumes in return for long term price stability. We believe that our strategy to develop long-term agreements and effective business relationships with our key suppliers as well as our large volume purchases contribute to our ability to obtain competitive prices over the business cycle and to produce high quality products for our customers.

   In 1998, we reorganized our procurement department and initiated a process to formalize our raw material sourcing efforts. This ongoing initiative created headquarters-based procurement team leaders and specialists to aggressively manage our total spending on key raw materials. In fiscal 1998, we established a five-year goal through fiscal 2003 with a focus on improving our quality, service and total value. To reduce costs, we have adopted a formal seven-step procurement process, implemented cross functional teams, worked closely with suppliers and established aggressive goals. We have made substantial progress in meeting these goals.

Competition

   Our core businesses of carbonless and thermal products remain highly competitive with well positioned dedicated producers in each segment. In the carbonless market, our primary competitor is MeadWestvaco Corporation. We estimate that in 2001 we had approximately 58% of the U.S. carbonless roll market and 58% of the U.S. carbonless sheet market and that MeadWestvaco had approximately 37% of the U.S. carbonless roll market and 19% of the U.S. carbonless sheet market. In addition, we estimate that Imation had approximately 13% of the U.S. carbonless sheet market in 2001. There are also a number of small carbonless producers that focus on specific regions or a limited number of carbonless products. There were no meaningful foreign competitors in the U.S. carbonless market in 2001. In the carbonless market, we compete primarily on the bases of product quality, service and price.

   In the thermal market, our primary competitors include Kanzaki, Koehler, Ricoh Company, Ltd. and Nashua Corporation. Based on our internal assessment, we estimate that we had approximately 39% of the U.S. and Canadian thermal markets in 2001, which we believe was more than twice as large as our largest competitor, Koehler. Kanzaki, Ricoh and Nashua are domestic producers, while Koehler is a foreign producer based in Germany with an estimated 18% of the thermal markets. There are a number of other foreign competitors who have a small presence in the United States and Canada. Foreign competitors typically focus on commodity-based fax paper, because they can effectively market a limited range of products based primarily on price. In the thermal market, we compete primarily on the bases of price, product quality and breadth of product offering.

Properties

   We own or lease the facilities reflected in the table below. We believe that our plants and facilities have been well maintained, are in good condition, are suitable for their respective operations and provide sufficient capacity to meet production requirements.

                                                            Approximate
Location                       Description                 Square Footage Status
--------                       -----------                 -------------- ------
Appleton, Wisconsin........... Headquarters Office and        885,000     Owned
  (Wisconsin Ave.)             Manufacturing Plant
Portage, Wisconsin............ Capsule Manufacturing Plant     44,000     Owned
Roaring Spring, Pennsylvania.. Pulp and Paper Mill            634,000     Owned
West Carrollton, Ohio......... Pulp and Paper Mill            750,000     Owned
Appleton, Wisconsin (1)....... Distribution Center            430,000     Lease expires 11/30/05
  (Radio Drive)                and Warehouse
Appleton, Wisconsin (1)....... Distribution Center            360,000     Lease expires 12/31/04
  (Kensington Drive)
Independence, Kentucky........ Distribution Center            350,000     Lease expires 6/30/06
Harrisburg, Pennsylvania...... Distribution Center            300,000     Lease expires 8/16/06
Ontario, California........... Distribution Center            260,000     Lease expires 5/31/05
Edwardsville, Kansas.......... Distribution Center            240,000     Lease expires 12/28/10
McDonough, Georgia............ Distribution Center            210,000     Lease expires 3/31/07
Portland, Oregon.............. Distribution Center             70,000     Lease expires 5/31/03
Peterborough, Canada.......... Distribution Center             60,000     Lease expires 12/31/02

--------
(1)The Radio Drive and Kensington Drive facilities are operated as a single distribution center.

   Between fiscal 1997 and fiscal 2001, we invested approximately $300 million in capital improvements, approximately $259 million of which was spent at our manufacturing facilities. Of this $259 million, $23 million was spent to comply with applicable environmental regulations. The primary goal of this capital spending was to improve manufacturing efficiencies, product quality and cycle time. With these significant capital investments, we expect to be able to reduce our facilities-related capital spending in upcoming years.

   We also maintain 10 field sales offices in North America, all of which are in leased premises under short-term leases.

Employees

   As of December 29, 2001, we employed 2,552 persons, of whom 1,606 were covered by union contracts.

   Manufacturing employees at our major manufacturing facilities in Appleton, Roaring Spring and West Carrollton facilities are represented by the Paper, Allied-Industrial, Chemical and Energy Workers International Union, or PACE. We entered into long term labor contracts for all three of these facilities early in 2001. As a result, labor contracts at our Appleton and West Carrollton facilities will expire in 2006 and the Roaring Spring labor contract will expire in 2007. As of December 29, 2001, 1,503 employees were covered by the new labor contracts at these three facilities.

   PACE also represents employees at the Appleton, Harrisburg and Edwardsville distribution centers. Employees at the Peterborough, Canada facility are represented by Independent Paperworkers of Canada. Employees at the Portage, Wisconsin plant and our other distribution centers in Georgia, Kentucky, California and Oregon have chosen not to be represented. Office employees have also chosen not to be represented.

   We have enjoyed good labor management relations over an extended period of time. There have been no work stoppages over the last 30 years. We believe this long-term relationship has been critical in developing efficient manufacturing sites and a workforce that is highly committed to Customer Focused Quality.

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

Intellectual Property

   Our wholly owned subsidiary, WTA Inc., owns approximately 70 unexpired U.S. patents, through assignment from Appleton Papers, covering carbonless and thermal paper products and manufacturing technologies with foreign counterparts in Canada, Europe and Japan. We also have licensed technology from other paper manufacturers mainly involving non-critical manufacturing processes or materials used in such processes. Together with NCR, we have licensed technology to Kanzaki, Nippon Paper Industries Co., Ltd., formerly Jujo Paper Company, Ltd. and Yamamoto Chemicals Inc.

   As part of our acquisition of our business from NCR in 1978, we obtained a 100-year license to use forms of the NCR Paper(R) trademark that are used as our brand for carbonless products.

   Pursuant to our license agreements with Kanzaki, and as a result of a settlement of a potential patent interference proceeding, our rights to manufacture and sell thermal paper containing a single sensitizer, DPE, in some foreign countries are restricted until 2004. In response to this restriction, we have developed alternative technology which we believe will be cost-effective, and we have filed U.S. patent applications for this technology.

   We do not believe that any single patent or patent application is material to our business or operations. We believe that the duration of the existing patents is consistent with our business needs.

Information Technology

   We have a highly integrated company-wide information technology system that runs on three major hardware platforms: central mainframe computer systems; plant distributed systems; and client server systems.

   The core of our computer architecture is a large on-line, real-time information database available 24 hours a day, seven days a week. This database is maintained by a stable, integrated enterprise resource planning system that supports order processing, sales, manufacturing, warehousing, logistics and finance. Data is validated and stored on-line, single entry, in the database and then shared electronically on demand with distributed systems. The central mainframe systems, the plant distributed systems and over 1,500 personal computers are connected between facilities by a high-speed wide area frame relay network and local area fast Ethernet networks at each facility. Personal computers access the mainframe systems and plant distributed systems 24 hours a day.

   To facilitate our growth strategy, we are currently in the process of evaluating our enterprise resource planning platform to ensure that we support our changing business needs.

Legal Proceedings

   From time to time we are subject to a number of legal proceedings and other claims arising in the ordinary course of our business. Other than the Appleton Papers Inc. v. Home Indemnity Company case, the Ellis, Cinquanti, McLaughlin and Marks v. Appleton Papers Inc. case and the Lower Fox River matter described below, we do not believe that any pending or threatened legal proceedings or other claims will have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations.

   In Appleton Papers Inc. v. Home Indemnity Company, a case pending in Circuit Court in Outagamie County, Wisconsin, we brought a claim against various insurers, including Home Indemnity Company, or Home, demanding payment of defense costs for litigation which was settled in 1999. As part of a partial settlement agreement of that matter, Home reimbursed approximately $12 million of our defense costs, but is now asserting that it is entitled to monetary damages in the amount of $12 million for reimbursement of those payments under our insurance policies. We are vigorously defending against this assertion which Home has made both in the Appleton Papers Inc. v. Home Indemnity Company case and in arbitration proceedings in New York, but there can be no assurance that we will prevail.

   In Ellis, Cinquanti, McLaughlin and Marks v. Appleton Papers Inc., a case pending in U.S. District Court in Syracuse, New York, plaintiffs generally allege that exposure to carbonless paper has caused allergic reactions which are totally disabling and that they are, therefore, entitled to substantial damages. The plaintiffs are seeking monetary damages in an aggregate amount of $12 million, plus punitive damages. We have defended a number of such cases over the past 20 years, settling some for amounts which are not material to our business and obtaining dismissals in others based on various arguments including, in one case, that the plaintiff's alleged proof that carbonless paper causes injury was based on "junk science." While we are vigorously defending ourselves and expect to prevail in this case and in any similar cases that may be brought against us in the future, there can be no assurance that we will be successful in our defense.

Environmental Regulation

General

   Our operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of wastewater and stormwater, storage, treatment and disposal of materials and waste, remediation of soil, surface water and groundwater contamination, and liability for damages to natural resources.

   We are subject to the following material environmental laws and regulations:

    . the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, which governs the identification, reporting and clean-up of hazardous substances that have been released into the environment;

    . the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and Hazardous and Solid Waste Amendment, which governs the disposal of solid waste and the identification, treatment and disposal of hazardous waste;

    . the Toxic Substances Control Act, which governs the regulation of hazardous chemical substances, such as asbestos, polychlorinated biphenyls, radon and lead;

    . the Federal Water Pollution Control Act, as amended by the Clean Water Act, which governs the regulation of the discharge of pollutants into navigable waters;

    . the Clean Air Act, which governs the regulation of the emission of contaminants into the atmosphere;

    . the Emergency Planning and Community Right-to-Know Act, which governs the reporting and emergency notification of hazardous and toxic chemicals used in or released from a facility; and

    .  similar state statutes and regulations.

   Compliance with these laws and regulations is an increasingly important factor in our business. We expect to incur capital and operating expenditures of $1.3 million in 2002, $0.6 million in 2003 and $9.6 million from 2004 through 2006 and to continue to incur expenditures after 2006 in order to maintain compliance with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements. Compliance with these regulatory requirements are likely to increase our expenses, reduce our earnings and adversely affect the operating flexibility of our manufacturing operations, which may harm our competitive position.

   We are subject to strict, and under some circumstances, joint and several, liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at properties that we own or operate and at properties where we or our predecessors have arranged for the disposal of regulated materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We may be involved in additional proceedings in the future and the total amount of these future costs and other environmental liabilities may be material. To our knowledge, we have only been named a potentially responsible party, or PRP, relating to the Fox River, which is described below, although it is possible that we could be named as a PRP for additional sites in the future.

   We have adopted a corporate-wide Environment, Health and Safety, or EHS, management system. This system includes corporate and plant specific EHS strategic plans and goals, annual EHS audits at each plant and management and employee incentives for continuous improvement in environmental management practices. It also includes testing of new chemicals and mixtures and certification of vendors.

Portage Plant

   The Portage plant operates under various state and federal permits for discharges and emissions to air and water. There are no known material liabilities with respect to environmental compliance issues at the Portage plant.

Roaring Spring Mill

   The Roaring Spring mill operates under various state and federal permits for discharges and emissions to air and water.

   In August 2000, we entered into a consent decree with the EPA, and the State of Pennsylvania to settle an enforcement action brought by the state and federal governments against us for alleged violations of the federal Clean Air Act. Under the consent decree, we made a payment to the government and agreed to install certain air emissions control equipment at the Roaring Spring mill by May 2002, at a cost of approximately $10 million. We have spent $9.0 million through December 29, 2001. This air emissions control equipment, in addition to satisfying obligations under the consent decree, will also serve to achieve compliance with new federal air emissions control regulations known as the "Cluster Rule," which will be applicable to the Roaring Spring mill after May 2002. The Cluster Rule regulates the release of pollutants to both the air and water by the pulp, paper and paperboard industry. The Cluster Rule establishes air emission standards and water effluent limitations guidelines and standards. We are not required to comply with these standards until 2006. However, the air emissions control equipment described above for the Roaring Spring mill that we installed to comply with the consent decree also brings the Roaring Spring mill into compliance with the Cluster Rule. Although this equipment is operational, we anticipate that we will spend approximately $1.0 to $1.2 million over the next year to fine tune the equipment and make any necessary adjustments. The only other material capital expenditure that we expect to make over the next several years is the installation of a lime kiln precipitator at the Roaring Spring mill at a cost of approximately $1.4 million. Installation of this equipment will bring us into compliance with the Cluster Rule as required in 2006. We expect to install the lime kiln precipitator in 2005. We do not anticipate that any other material capital expenditures will be required at any of our mills to comply with the Cluster Rule.

   We have submitted to the State of Pennsylvania a landfill closure plan for a non-hazardous clay-lined landfill that is present at the Roaring Spring mill. Under the plan, we estimate closure costs to be approximately $950,000, with long-term groundwater monitoring costs expected to be up to $725,000 over the next 30 years.

Appleton Plant

   The Appleton plant operates under various state and federal permits for discharges and emissions to air and water. There are no known material liabilities with respect to environmental compliance issues at the Appleton plant.

West Carrollton Mill

   The West Carrollton mill operates pursuant to various state and federal permits for discharges and emissions to air and water. As a result of the de-inking of carbonless paper containing PCBs through the early 1970s, there have been releases of PCBs and volatile organic compounds to soil in the area of the wastewater impoundments at the West Carrollton facility, and low levels of PCBs have been detected in groundwater immediately under this area. In addition, PCB contamination is present in sediment in the adjacent Great Miami River, but it is believed that this contamination is from a source other than the West Carrollton mill. Based on investigation and delineation of PCB contamination in soil and groundwater in the area of the wastewater impoundments, we believe that it may be necessary to undertake remedial action in the future, although we are currently under no obligation to do so. We have not had any discussions or communications with any Federal, state or local agencies or authorities regarding remedial action to address PCB contamination at the West Carrollton mill. Remedial action to address PCB contamination in the area of the wastewater impoundment is expected to involve construction of a cap to prevent exposure to PCBs. In addition, remedial action may involve long term monitoring of groundwater or the construction and operation of a groundwater pump-and-treat system to prevent migration of PCB contamination in groundwater, and the removal and disposal of PCB-contaminated sediment in the Great Miami River. The cost for remedial action--including installation of a cap, long-term pumping, treating and/or monitoring of groundwater, and removal of sediment in the Great Miami River--is estimated to range up to approximately $10.5 million, with approximately $3 million in short-term capital costs and the remainder to be incurred over a period of 30 years. However, costs could exceed this amount if additional contamination is discovered, if additional remedial action is necessary or if the remedial action costs are more than expected. As part of the purchase agreement, AWA has agreed to indemnify us for specified liabilities relating to environmental conditions at the West Carrollton mill. See the discussion under the heading "Description of Acquisition Agreements--Purchase Agreement." In addition, the former owner and operator of the West Carrollton mill may be liable for all or part of the cost of remediation of historic PCB contamination. Other than the PCB contamination in the area of the wastewater impoundments, there are no other known material liabilities with respect to environmental issues at the West Carrollton mill.

Lower Fox River

   Introduction. Various state and federal government agencies and Native American tribes have asserted claims against us and other parties with respect to historic discharges of PCBs into the Lower Fox River in Wisconsin.

   Carbonless paper containing PCBs was manufactured at what is currently our Appleton plant from 1954 until 1971. Wastewater from the Appleton plant, the Combined Locks paper mill now owned by Appleton Coated and from other local industrial facilities carried PCBs into the Lower Fox River during this time period. As a result, there are allegedly eleven million cubic yards of PCB-contaminated sediment spread over 39 miles of the Lower Fox River. Low levels of PCBs have also been washed by the Fox River into Green Bay, which is part of Lake Michigan.

   In June 1997, the EPA published notice that it intended to list the Lower Fox River on the National Priorities List of Contaminated Sites pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act, which we refer to as CERCLA or Superfund. The EPA identified seven PRPs for PCB contamination in the Lower Fox River, including NCR and us as the former and current owners and operators of the Appleton plant, and the owners of five paper reprocessing mills located on the Fox River including Georgia-Pacific, P.H. Glatfelter Company, WTM I Co., owned by Chesapeake Corporation, Riverside Paper Corporation and U.S. Paper Mills Corp., which is now owned by Sonoco Products Company.

   Remedial Action. In October 2001, the Wisconsin Department of Natural Resources, or DNR, released a remedial investigation/feasibility study for the Lower Fox River, studying various remedial alternatives. Also in October 2001, the DNR and EPA jointly issued, for public comment, a Proposed Remedial Action Plan for the Lower Fox River proposing a remedial plan based on one of the remedial alternatives evaluated in the feasibility study. The proposed plan involves a combination of monitored natural recovery and dredging and off-site disposal of sediment contaminated with PCBs. EPA and DNR estimate the total costs for the Proposed Remedial Action Plan at $308 million over a 7 to 18 year time period. Most of the estimated costs are required to remove large quantities of sediment from the Lower Fox River by dredging, dewatering of the dredged materials, treatment of the dredge water and off-site disposal of the remaining solids. The range of estimated costs for other Lower Fox River remedial alternatives considered and not selected by the agencies was between approximately $18 million and $1,096 million.

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

   We do not believe that the remedial action proposed by the DNR and EPA is appropriate or cost effective. We, along with the other PRPs, have developed a substantial body of evidence that we believe demonstrates that eventual selection of alternatives involving active river-wide remediation, particularly massive dredging, would be inappropriate and unnecessary. There is ongoing vigorous debate within the scientific, regulatory, legal, public policy and legislative communities over how to properly manage contaminated sediments. A participant in that debate has been a panel of independent prominent scientific experts in hydrology, sediment remediation, river ecology and related disciplines which we asked to review issues relating to the Lower Fox River and develop a remediation plan. That expert panel prepared a report, submitted to the DNR as part of our comments on the Proposed Remedial Action Plan, which recommends capping contaminated sediments rather than dredging. A remediation plan based on capping would likely be less costly than one based on massive dredging. We believe there continues to be a high degree of uncertainty about the type and scope of alternatives that may ultimately be implemented in the Lower Fox River.
   Public comment on the proposed plan was received until January 22, 2002. We expect the EPA and the DNR to issue the formal record of decision selecting a remedial action plan for the Lower Fox River in 2002. At this time, it is not possible to accurately predict what remedial alternatives will be selected in the record of decision, negotiated with the potentially responsible parties, or ordered by the agencies thereafter, or what the actual costs of these remedies will be.

   Natural Resource Damages. In October 2000, the Fish & Wildlife Service, or FWS, released a proposed restoration and compensation determination plan presenting the federal and tribal natural resource trustees' planned approach for restoring natural resources injured by PCBs, and calculating the potential natural resource damages under different remedial action scenarios. The final natural resource damage valuation will depend on the extent of PCB cleanup; however, the proposed plan estimates that natural resource damages will fall in the range of $176 to $333 million for all PRPs in the aggregate. The actual costs for the PRPs to settle natural resource damage claims are expected to be significantly lower. In particular, Georgia-Pacific Corporation, one of the PRPs, has reported that it has entered into an agreement with the DNR and the FWS that would settle claims for natural resource damages under federal and state law at a cost to Georgia-Pacific of approximately $14 million. The agreement will be effective when entered by the appropriate Federal court.

   Our Share of Liability. We purchased the Appleton plant from NCR in 1978, after the use of PCBs in the manufacturing process was discontinued. Nevertheless, pursuant to CERCLA, we and NCR are viewed by the EPA as PRPs. Accordingly, we and NCR asserted indemnity claims against each other pursuant to the terms of the agreement for the purchase of the assets of the business in 1978. In order to resolve our indemnification obligations to each other, we entered into an interim settlement agreement with NCR in 1998 under which we have agreed to share both defense and liability costs arising from the Lower Fox River.

   In addition to our interim settlement agreement with NCR, five of the seven PRPs, excluding U.S. Paper Mills and Riverside Paper, have entered into a non-binding agreement to share both defense costs and costs for scientific studies relating to PCBs discharged into the Lower Fox River. A study performed by the FWS in 2000 provided a preliminary estimate of the amount of PCBs discharged into the Fox River by each PRP, and concluded that the discharges from the Appleton plant and the Combined Locks paper mill represented a percentage in the range of 36% to 52% of the total PCBs discharged. These preliminary estimates are presently under review by the FWS and may be revised. The FWS analysis will not be binding on the PRPs. The final allocation of liability among the PRPs will be determined by negotiation, litigation or other dispute resolution process.

   Based on historical and technical analyses performed by environmental engineers we have engaged, we believe that the percentage discharge of PCBs from the Appleton and Combined Locks facilities is less than 20% of the total discharged by all the PRPs. A portion of our potential liability for the Lower Fox River may be joint and several. If, in the future, one or more of the other PRPs were to become insolvent or unable to pay their respective shares of the potential liability, we could be responsible for a portion of their shares. Based on a review of publicly available financial information about the other PRPs, we believe that the other PRPs will be required, and have adequate financial resources, to pay their share of the remediation and natural resource damage claims for the Lower Fox River.

   Interim Restoration and Remediation Consent Decree. We and NCR have reached an agreement with the DNR, the Wisconsin Department of Justice, the EPA, the FWS, the U.S. Department of Justice, the National Oceanic and Atmospheric Administration, and the Oneida and Menomonee Indian Tribes, which we collectively refer to as the intergovermental partners, to fund interim restoration and remediation efforts on the Lower Fox River. A consent decree among us, NCR and the intergovernmental partners has been entered in U.S. District Court in Milwaukee, Wisconsin whereby we, together with NCR, will provide up to $41.5 million over a period of four years, to a maximum of $10.4 million per year, for interim restoration and remediation efforts directed by the intergovernmental partners. We and NCR will each pay about half of this amount. Under the consent decree, the intergovernmental partners agree not to sue or take administrative action against us and NCR during the four-year period. The consent decree does not constitute a final settlement with the intergovernmental partners or provide protection against future claims against us and NCR; however, under the decree, we and NCR will receive full credit for all monies expended for restoration and remediation of the Lower Fox River during the interim period.

   Estimates of Liability. An accurate estimate of our ultimate share of remediation and natural resource damage liability cannot be made at this time due to uncertainties with respect to:

   . the scope and cost of the final remediation plan;

   . the scope of restoration and final valuation of federal and state natural resource damage assessments;

   . the evolving nature of remediation and restoration technologies and governmental policies; and

   . our share of remediation and natural resource damage costs relative to the other PRPs.

   Given the numerous uncertainties regarding the cost estimates for remediation and restoration of the Lower Fox River and the factors which will determine our share of those costs, our potential liability falls within a range as to which no amount in the range is a better estimate than any other, and even then it is not possible to estimate the high end of the range. We believe that the low end of the range, which we have estimated by assuming no large-scale active remediation, a share of liability based on accurate estimates of PCB discharges, an NRD settlement similar to those obtained by other PRPs, and our sharing of these costs with NCR, will be less than the amounts we expect to pay to the intergovernmental partners under the consent decree described above. It is possible that our share of costs will be higher than the low end of the range, but an estimate of that difference cannot reasonably be made at this time. Because of the uncertain benefits, long time periods and technical limitations on massive dredging projects and the share of total costs to be borne by other PRPs, we believe that our maximum total costs will not exceed the amounts available under the financial assurance that supports AWA's indemnification obligations.

   AWA Indemnification. As part of the purchase agreement, AWA agreed to indemnify us, through Paperweight Development, for liabilities relating to the Lower Fox River and has provided financial assurance in support of its indemnification obligations. See the discussion under the heading "Description of Acquisition Agreements--Fox River Indemnification Agreements."

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

                                  MANAGEMENT

Directors and Executive Officers

   The following table presents information as of March 31, 2002 regarding our executive officers, whom we refer to as the CEO team, and our directors and the executive officers and directors of Paperweight Development.

Name            Age Position
----            --- --------
Douglas Buth... 47  Chairman, Chief Executive Officer and a Director, and Chairman,
                    President, Chief Executive Officer and a Director of Paperweight
                    Development

Paul Karch..... 46  Vice President, Human Resources & Law, Secretary, General
                    Counsel and a Director, and Vice President, Secretary and a Director
                    of Paperweight Development

Dale Parker.... 50  Vice President, Finance, Chief Financial Officer and a Director, and
                    Chief Financial Officer and a Director of Paperweight Development

Nicholas Davis. 63  Director and a Director of Paperweight Development

Richard Kenney. 61  Director and a Director of Paperweight Development

Susan Scherbel. 44  Director and a Director of Paperweight Development

W. A. Sikora... 64  Director and a Director of Paperweight Development

John Depies.... 45  Vice President and General Manager, Thermal

Rick Fantini... 47  Vice President, Operations

James McDermott 45  Vice President, Carbonless Sales and Marketing

Stephen Sakai.. 49  Vice President, New Business Development

John Tucker.... 59  Vice President, Information Services

Ann Whalen..... 43  Vice President, Project Venture

Ted Goodwin.... 45  Vice President, Technology

Thomas Cashman. 58  Plant Manager, Appleton Plant

Todd Downey.... 43  Mill Manager, West Carrollton Mill

John Showalter. 54  Mill Manager, Spring Mill

   Douglas Buth. Mr. Buth has been Chief Executive Officer of Appleton Papers since 1998 and President and Chief Executive Officer of Paperweight Development since July 2001 and a Director of Paperweight Development since December 2000. He previously served as Executive Vice President and General Manager of Carbonless from 1997 to 1998, Vice President of Sales from 1993 to 1997 and Vice President of Marketing from 1991 to 1993. Mr. Buth joined Appleton Papers in 1988 as Director of Strategic Planning. Mr. Buth qualified as a CPA with PriceWaterhouse in 1979 and thereafter held a number of financial positions with Saks Fifth Avenue and BATUS. Mr. Buth received his BBA (Accounting) from the University of Notre Dame in 1977.

   Paul Karch. Mr. Karch has been our Vice President, Human Resources & Law, Secretary and General Counsel since January 2002 and Vice President and Secretary of Paperweight Development since July 2001 and a Director of Paperweight Development since August 2001. Previously he served as Vice President, Law & Public Affairs, Secretary and General Counsel from September 2000 to January 2002, as Vice President, Secretary and General Counsel from 1997 to 2000, as Secretary and General Counsel from 1996 to 1997, and as Senior Legal Counsel from 1994 to 1996.

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

   Prior to joining Appleton Papers, Mr. Karch was in private practice at Luce, Forward, Hamilton & Scripps, San Diego, California from 1983 to 1993. Mr. Karch graduated cum laude with an AB (Economics) from Harvard College in 1978 and a JD from Harvard Law School in 1982.

   Dale Parker. Mr. Parker has been our Vice President, Finance and Chief Financial Officer since 2000 and Chief Financial Officer of Paperweight Development since July 2001 and a Director of Paperweight Development since August 2001. Prior to joining Appleton Papers, he held various financial positions at Black Clawson Co., Inc., a global manufacturer of capital goods for the paper and plastics industries, including Vice President Finance from 1988 to 2000. Mr. Parker qualified as a CPA in 1977. Mr. Parker received his BS (Business) from Miami University in 1973 and an MBA from Xavier University in 1977.

   Nicholas Davis. Mr. Davis has been a Director of Appleton Papers and a Director of Paperweight Development since November 2001. Mr. Davis has been the President and Chief Investment Officer of Montana Investment Advisors Inc., an SEC regulated asset management firm based in Bozeman, Montana, since 1992. Prior to joining Montana Investment Advisors Inc., he held various management positions at PaineWebber, Colorado Growth Capital and White Weld. Mr. Davis qualified as a CFA in 1969. Mr. Davis graduated with honors with a BA (Geology) from Princeton University in 1961 and an MBA from Stanford University in 1963.

   Richard Kenney. Mr. Kenney has been a Director of Appleton Papers and a Director of Paperweight Development since November 2001. Mr. Kenney has been a business consultant since December 2000. Prior thereto, Mr. Kenney served in a variety of financial positions with Consolidated Papers, Inc. from 1967 until its acquisition by Stora Enso Oyj (NYSE: SEO) in August 2000, and most recently served as the Senior Vice President, Finance. Mr. Kenney retired from Stora Enso Oyj in December 2000. Mr. Kenney received a BA (Economics) from Loras College in 1963 and an MBA from Indiana University in 1965.

   Susan Scherbel. Ms. Scherbel has been a Director of Appleton Papers and a Director of Paperweight Development since January 2002. Ms. Scherbel is employed by Bellview Associates, an investment firm she co-founded in March 2001. From January 1989 to March 2001, Ms. Scherbel served as a Managing Director of Merrill Lynch Investment Banking, where she specialized in employee benefit transactions. Prior to this, Ms. Scherbel served as tax counsel for Hughes, Hubbard & Reed and as an advisor to the Assistant Secretary of the Treasury for Tax Policy at the United State Department of Treasury. Ms. Scherbel graduated with an AB (Government and Economics) from Harvard University in 1979, a JD from Georgetown University in 1982 and an LLM from Georgetown University in 1986.

   W. A. Sikora. Mr. Sikora has been a Director of Appleton Papers and a Director of Paperweight Development since November 2001. Mr. Sikora has been a self-employed business and financial advisor to public and private companies since 1982, except for the period 1996 to 1999 when he was Executive Vice President of TransMontaigne Inc. (AMEX: TMG). He was also a partner in the accounting firms of Hein + Sikora, Touche Ross & Co. and Peat Marwick Mitchell & Co. Mr. Sikora received a BS (Accounting), with honors, from the University of Colorado in 1959 and his certificate as a Certified Public Accountant in 1960.

   John Depies. Mr. Depies has been Vice President and General Manager, Thermal since May 2001. Mr. Depies previously served as Vice President Sales and Marketing, Roll Printers from 1999 to 2001 and as Executive Director for Carbonless Sales from 1997 to 1999. Mr. Depies joined Appleton Papers in 1983 and served in a number of managerial roles from 1983 to 1997. Mr. Depies received his BA (Marketing) in 1979 and an MBA (Finance) in 1983 from the University of Wisconsin-Oshkosh.

   Rick Fantini. Mr. Fantini has been Vice President, Operations since January 2002. Previously he served as Vice President, Human Resources and Procurement from 1998 to 2002, as Director of Procurement from 1997 to 1998, and as manager of Business Development from 1996 to 1997, and served in a number of labor relations and benefits jobs since joining Appleton Papers in 1980. Mr. Fantini received a BA (Social Science) from Michigan State University in 1977, a Masters (Labor and Industrial Relations) from Michigan State University in 1980 and an MBA from Northwestern University (Kellogg) in 1996.

   James McDermott. Mr. McDermott has been Vice President, Carbonless Sales and Marketing since January 2002. Prior to this, Mr. McDermott rejoined Appleton as Vice President, Carbonless Sales from May 2001 to January 2002 after a brief departure in 1999. Mr. McDermott was Vice President of Sales & Marketing for Dunsirn Industries from 1999 to 2001. Mr. McDermott originally was hired by Appleton Papers in 1986 and has held various sales positions. Mr. McDermott received a BS (Agricultural Economics) from the University of Wisconsin-Madison in 1979.

   Stephen Sakai. Mr. Sakai has been Vice President, New Business Development since March 2001. He previously served as Vice President and General Manager, Thermal from 1999 to March 2001, as Executive Director of Sales and Marketing for the Coated Free Sheet Business from 1997 to 1999 and other management positions with the Coated Free Sheet Business from February 1996 to October 1997. Prior to joining Appleton Papers he held a variety of positions in finance, sales and marketing with Scott Paper from 1976 to 1996. Mr. Sakai received a BA from the University of Washington in 1975 and he received an MBA from the University of Puget Sound Business School in 1982.

   John Tucker. Mr. Tucker has been Vice President, Information Services since joining Appleton Papers in 1986. Prior to joining Appleton Papers, he was Staff Vice President of Business and Information Systems at Kimberly-Clark Corporation. Mr. Tucker received a BA (Math and Physics) from Southern Illinois University in 1967 and received an MBA from the University of Missouri at Kansas City Business School in 1971.

   Ann Whalen. Ms. Whalen has been Vice President, Project Venture since January 2002. Project Venture is our name for the installation of a new enterprise resource planning system, which is a computer software system used for invoicing, financial reporting, shipment planning and manufacturing operations. She previously served as Vice President, Logistics from 1999 to January 2002, as Vice President of Finance from 1997 to 1999 and as Controller from 1991 to 1997. Ms. Whalen joined Appleton Papers in 1981 and served in several accounting positions prior to 1991. Ms. Whalen received a BBA (Accounting) from the University of Wisconsin-Madison in 1981 and she received an MBA from the University of Wisconsin-Oshkosh in 1990.

   Ted Goodwin. Mr. Goodwin has been Vice President, Technology since September 2001. Mr. Goodwin previously served as Executive Director of New Business Development from 1999 to 2001, and prior to this, he was the Executive Director of Carbonless Research and Development from 1997 to 1999, Director of Applied Research from 1994 to 1997, and Director of Thermal Research from 1991 to 1994. Mr. Goodwin joined Appleton Papers in 1979 and advanced through several positions within Research and Development from 1979 to 1994. Mr. Goodwin received his BS (Chemistry) from the University of Detroit in 1979 and he received an MBA from the University of Wisconsin-Oshkosh in 1988.

   Thomas Cashman. Mr. Cashman has been the Plant Manager of our Appleton Plant since 1985. Mr. Cashman progressed through a series of labor, industrial relations and production positions since joining Appleton Papers in 1971. Mr. Cashman received a BA (Psychology) from St. Cloud State College in 1968 and a Masters (Sociology) from Northern Illinois University in 1970.

   Todd Downey. Mr. Downey has been the Mill Manager at our West Carrollton Mill since 2000. He previously served as Production Manager from 1996 to 2000 and Paper Machine Business Unit Manager at our West Carrollton mill from 1994 to 1996. Prior to joining Appleton Papers in 1994, Mr. Downey worked at Champion International's Hamilton, Ohio mill from 1982 to 1994. Mr. Downey received a BA (Paper Science and Engineering) from Miami University in 1982.

   John Showalter. Mr. Showalter has been the Mill Manager at our Spring Mill since 1989. Mr. Showalter joined Appleton Papers in 1977 and served in several positions prior to becoming Mill Manager. Mr. Showalter received a BS (Education) from Penn State University in 1974 and he received a Masters (Personnel Administration) from Ohio University in 1975.

   The Board of Directors of Paperweight Development consists of seven members. Paperweight Development has entered into a security holders agreement with the ESOP Trust which sets forth the manner in which the ESOP Trust will vote its shares of Paperweight Development common stock in connection with the election of directors. Under the agreement, the ESOP Trust has agreed to vote all of its shares of Paperweight Development common stock to give effect to the following composition of Paperweight Development's board of directors after the closing:

    . prior to January 1, 2003, three individuals nominated by the ESOP Trust, three individuals nominated by Paperweight Development's chief executive officer and one individual proposed by the ESOP Trust and acceptable to the chief executive officer, which we refer to as a joint nomination;

    . between January 1, 2003 and December 31, 2003, two individuals nominated by the ESOP Trust, three individuals nominated by Paperweight Development's chief executive officer and two individuals jointly nominated by the ESOP Trust and the chief executive officer;

    . between January 1, 2004 and December 31, 2004, one individual nominated by the ESOP Trust, three individuals nominated by Paperweight Development's chief executive officer and three individuals jointly nominated by the ESOP Trust and the chief executive officer; and

    . on and after January 1, 2005, four individuals nominated by Paperweight Development's chief executive officer and three individuals jointly nominated by the ESOP Trust and the chief executive officer.

   The ESOP trust has agreed that any vote taken to remove a director or to fill vacancies on the board of directors are subject to the provisions described above. The agreement also provides that directors nominated by joint nomination may only be removed by mutual agreement of the ESOP Trust and Paperweight Development's chief executive officer. In addition to the election of directors, the agreement prohibits Paperweight Development from issuing capital stock to any person other than the ESOP Trust or making, or permitting any of its subsidiaries to make, any acquisition in a single transaction or series of related transactions with a fair market value in excess of $100 million, in each case without the prior written consent of the ESOP Trust.

   Paperweight Development has entered into a security holders agreement with us on terms substantially similar to those described above to provide for the manner in which Paperweight Development will vote its shares of our common stock in connection with the election of directors. In addition to the election of directors, the agreement prohibits us from issuing capital stock to any person other than Paperweight Development or making, or permitting any of our subsidiaries to make, any acquisition in a single transaction or series of related transactions with a fair market value in excess of $100 million, in each case without the prior written consent of Paperweight Development.

   Pursuant to the agreements above, Messrs. Buth, Karch and Parker were nominated by Mr. Buth, our chief executive officer, and elected to the boards of directors of Paperweight Development and Appleton Papers, Messrs. Davis, Kenney, and Sikora were nominated by the ESOP Trust and elected to the boards of directors of Paperweight Development and Appleton Papers and Ms. Scherbel was jointly nominated by Mr. Buth and the ESOP Trust and elected to the boards of directors of Paperweight Development and Appleton Papers.

   Pursuant to the terms of the senior credit facilities, the indenture and the deferred payment obligation, the security holders agreements described above may not be amended except under limited circumstances. In addition, the senior credit facilities, the indenture and the deferred payment obligation require our board of directors and the board of directors of Paperweight Development to include at least two independent directors.

   The Board of Directors has an Audit Committee and Compensation Committee. The members of both the Audit Committee and the Compensation Committee are Ms. Scherbel and Messrs. Davis, Kenney and Sikora. The charter of the Audit Committee provides, among other things, to provide assistance to the Board of Directors in fulfilling its responsibility to the ESOP participants relating to financial accounting and reporting practices and the quality and integrity of Paperweight Development financial reports. The charter of the Compensation Committee provides that the Committee is responsible for establishing the compensation of our Chief Executive Officer, approving the compensation of the named executive officers and reviewing the compensation of other members of the CEO team. The Compensation Committee also has authority for administration of our Long-Term Incentive Plan. See "--Executive Compensation--Future Management Compensation--Long-Term Incentive Plan."

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

Executive Compensation

   The following table sets forth the compensation for the last three years paid to our chief executive officer and our four other most highly compensated executive officers, who we refer to as our named executive officers:

                          Summary Compensation Table

                                                                              Long Term
                                                                            Compensation
                                           Annual Compensation                 Awards
                                ------------------------------------------ ---------------
                                                                             Securities
                                                           Other Annual      Underlying        All Other
Name and Principal Position     Year Salary($) Bonus($) Compensation($)(1) Options/SARs(#) Compensation($)(2)
---------------------------     ---- --------- -------- ------------------ --------------- ------------------
Douglas P. Buth                 2001  419,422  210,000        27,189           27,600          1,774,868
  Chairman, President and       2000  389,423  156,000        25,494                0            519,820
  Chief Executive Officer       1999  358,922  180,000        25,914                0              9,579

Jerry E. Wallace                2001  224,460  105,847        11,806            5,770            591,853
  Executive Vice President      2000  221,913  118,515        11,806           40,000             12,449
  Operations (3)                1999  205,154  163,400        11,806           40,000             11,068

Dale E. Parker (4)              2001  216,796  102,852        13,156            5,770            731,113
  Vice President, Finance       2000  173,654   77,000         4,385           40,000             23,341
  and Chief Financial Officer   1999       --       --            --               --                 --

Stephen P. Sakai                2001  195,675  108,367        19,709            5,770            497,955
  Vice President, New           2000  180,627   88,427        16,057           40,000             13,550
  Business Development          1999  172,413   96,775        14,243           40,000             10,710

Ann M.Whalen                    2001  178,602  110,736        13,558            5,770            259,693
  Vice President,               2000  165,145   80,847        11,807           40,000              9,290
  Project Venture               1999  153,539   88,480        11,807           40,000              8,915

--------
(1)Other annual compensation consists of perquisites and tax reimbursements related to the perquisites.
(2)All other compensation for 2001 consists of the following for each named executive officer: Mr. Buth, loyalty payment ($780,000), sales incentive payment ($984,000), company contributions to defined contribution plans ($9,425) and life insurance premiums ($1,443); Mr. Wallace, loyalty payment ($414,000), sales incentive payment ($165,000), company contributions to defined contribution plans ($9,910) and life insurance premiums ($2,943); Mr. Parker, loyalty payment ($368,000), sales incentive payment ($350,000), company contributions to defined contribution plans ($9,917), relocation ($527) and life insurance premiums ($2,670); Mr. Sakai, loyalty payments ($319,000), sales incentive payment ($165,000), company contributions to defined contribution plans ($12,784) and life insurance premiums ($1,171); and Ms. Whalen, loyalty payment ($250,000), company contributions to defined contribution plans ($9,287) and life insurance premiums ($407). The defined contribution plans include the KSOP and the 401(a) plan.
(3)Mr. Wallace retired effective February 1, 2002.
(4)Mr. Parker was first employed by Appleton Papers on February 28, 2000.

Stock Appreciation Rights Plans

   The following table summarizes certain information concerning SAR grants made under the Appleton Papers Inc. Long-Term Incentive Plan to the named executive officers during fiscal 2001.

                       Option/SAR Grants in Fiscal 2001

                                                                Potential Realizable
                                                                Value at Assumed
                                                                Annual Rates of
                                                                  Stock Price
                                                                Appreciation for
                          Individual Grants                     Option Terms(1)
                  ----------------------------------            --------------------
                   Number of    % of Total
                   Securities  Options/SARs Exercise
                   Underlying   Granted to  or Base
                  Options/SARs Employees in  Price   Expiration
 Name             Granted (#)  Fiscal Year   ($/Sh)     Date     5%($)     10%($)
 ----             ------------ ------------ -------- ----------  -------    -------
 Douglas P. Buth.    27,600        13.7%     10.00    11/9/11   173,575    439,873
 Jerry E. Wallace     5,770         2.9%     10.00    11/9/11    36,287     91,959
 Dale E. Parker..     5,770         2.9%     10.00    11/9/11    36,287     91,959
 Stephen P. Sakai     5,770         2.9%     10.00    11/9/11    36,287     91,959
 Ann M. Whalen...     5,770         2.9%     10.00    11/9/11    36,287     91,959

--------
(1)The dollar amounts under these columns are the result of calculations at assumed rates of stock price appreciation of 5% and 10% over the ten-year period of the grant. These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only. The actual value realized by our named executive officers with respect to these SARs are reflected in the following table.

   The following table summarizes for each of the named executive officers the number of shares of Paperweight Development common stock with respect to which SARs were exercised during fiscal 2001 and the dollar value realized upon exercise of SARs. Value realized upon exercise is the difference between the fair market value of the underlying shares of Paperweight Development common stock on the exercise date and the exercise or base price of the SARs.

                Aggregated Option/SAR Exercises in Fiscal 2001
                         and FY-End Option/SAR Values

                                               Number of Securities      Value of Unexercised
                                              Underlying Unexercised         In-the-Money
                                                  Options/SARs at           Options/SARs at
                                                     FY-End(#)                 FY-End($)
                 Shares Acquired    Value    ------------------------- -------------------------
Name             on Exercise(#)  Realized($) Exercisable Unexercisable Exercisable Unexercisable
----             --------------- ----------- ----------- ------------- ----------- -------------
Douglas P. Buth.        0            --           0         27,600          0            0
Jerry E. Wallace        0            --           0          5,770          0            0
Dale E. Parker..        0            --           0          5,770          0            0
Stephen P. Sakai        0            --           0          5,770          0            0
Ann M. Whalen...        0            --           0          5,770          0            0

Pension and Related Plans

   In addition to the KSOP, we maintain a broad-based qualified, noncontributory defined benefit pension plan for eligible salaried employees, the pension plan. We have also established a Supplemental Executive Retirement Plan, the SERP, to provide retirement benefits for management and other highly compensated employees whose benefits are reduced by qualified plan limitations in the pension plan. The SERP benefit when added to the pension plan benefit provides a combined benefit equal to the benefit under the pension plan as if certain qualified plan limitations did not apply. Under the pension plan and the SERP, a pension is payable upon retirement at age 65, or upon earlier termination if certain conditions are satisfied. The pension benefits are based on years of credited service and the average annual compensation received during the highest five full consecutive calendar years of the last ten years prior to retirement. Compensation covered by the plans includes base salary, bonus and overtime pay as defined in the pension plan.

   The table below shows the estimated monthly single life annuity benefit under the pension plans (without qualified plan limitations) at various salary levels and years of credited service payable upon retirement at age 65 in the year 2001 (2001 Social Security Covered Compensation is used in the formula). The benefit shown is not subject to any deduction for any Social Security benefit:

                                      Years of Service
                           --------------------------------------
              Remuneration   15     20      25      30      35
              ------------ ------ ------- ------- ------- -------
                $125,000   $2,007 $ 2,677 $ 3,346 $ 4,015 $ 4,684
                 150,000    2,445   3,260   4,075   4,890   5,705
                 175,000    2,883   3,843   4,804   5,765   6,726
                 200,000    3,320   4,427   5,533   6,640   7,747
                 225,000    3,758   5,010   6,263   7,515   8,768
                 250,000    4,195   5,593   6,992   8,390   9,788
                 300,000    5,070   6,760   8,450  10,140  11,830
                 400,000    6,820   9,093  11,367  13,640  15,913
                 450,000    7,695  10,260  12,825  15,390  17,955
                 500,000    8,570  11,427  14,283  17,140  19,997

   We have two non-qualified deferred compensation plans for senior executives. The first has been in place for some time and allows participants to defer receipt of any percentage of his or her compensation by filing an appropriate election with us. Under the arrangements related to this plan, we funded a rabbi trust on October 11, 2001 to provide funds for our current obligations of approximately $2.4 million under this plan, of which approximately $1.4 million are obligations to current senior executives (approximately $1.1 million of which are obligations to the named executives) and approximately $1.0 million are obligations to retired executives. The funds in the rabbi trust remain subject to claims of our creditors in the event of insolvency. There will be no further deferrals to this plan. We have also established a new deferred compensation plan for senior executives which will allow for future deferrals but for which no funds will be transferred to the rabbi trust. In addition to deferrals similar to those allowed under the old plan, this new plan will also provide for the deferrals of the loyalty payments described below under the heading "--Transaction-Related Executive Compensation." Except for the amounts deferred from the loyalty payments which will increase or decrease based on changes in the value of Paperweight Development common stock, amounts deferred in both plans will be increased at the then prevailing ten-year Treasury note rate.

Termination Protection Agreements

   We had entered into termination protection agreements with the members of our CEO team, including the named executive officers. These agreements provided that if, at any time other than within three years after a "change of control," as defined in the agreement, we terminated the executive officer's employment other than for misconduct, or "permanent disability," as defined in the agreement, or the executive officer terminated his employment for "good reason," as defined in the agreement, then the executive officer would continue to receive payments in accordance with our normal payroll practices for two years following termination of employment at a rate equivalent to the executive officer's base salary in effect on the date on which his employment terminated. The payments to the executive officer would have been reduced by amounts the executive officer earned through employment during the two year salary continuation period but after six months from the date of termination. The payments would have ceased completely if the executive officer, at any time, engaged in a competing business.

   Conversely, if, within three years of a change of control, we terminated the executive officer's employment other than for misconduct, or permanent disability, or the executive officer terminated his or her employment for good reason, then the executive officer would have been entitled to a lump-sum cash payment. This payment would have been equal to two times the executive officer's annual base salary, plus a multiple of two times the executive officer's targeted bonus for the year in which his or her employment terminated, or if no such bonus had been established for the year of termination, then the bonus for the fiscal year prior to termination would have been used. The executive officer would have also been entitled to enhanced pension benefits and a lump-sum cash payment representing a partial bonus for the year of termination, based on the number of days the executive officer worked in the year of termination.

   We recently entered into new termination protection agreements with most members of our CEO team, including four of the named executive officers, upon closing of the transaction that replaced the termination protection agreements described above. The new agreements provide that if, at any time other than within two years after a "change of control," as defined below, we terminate the executive officer's employment other than for misconduct, or "permanent disability," as defined below, or the executive officer terminates the executive officer's employment for "good reason," as defined below, then the executive officer will continue to receive payments in accordance with our normal payroll practices for eighteen months following termination of employment at a rate equal to the executive officer's base salary in effect on the date in which his or her employment terminates. The payments to the executive officer would be reduced by amounts he or she earns through employment during the eighteen month salary continuation period after twelve months from the date of termination. The payments would cease completely if the executive officer, at any time, engaged in a competing business.

   Conversely, if, within two years of a change of control, we terminate the executive officer's employment other than for misconduct, or permanent disability, or he or she terminates his employment for good reason, then he or she will be entitled to a lump-sum cash payment. This payment will be equal to two times his or her annual base salary, plus a multiple of two times his or her targeted bonus for the fiscal year in which his or her employment terminates, or if no such bonus has been established for the fiscal year of termination, then the bonus for the fiscal year prior to termination will be used. The executive officer will also be entitled to a lump-sum cash payment representing a partial bonus for the year of termination, based on the number of days the executive officer worked in the year of termination.

   Whether or not an executive officer's employment terminates within two years of a change of control, the executive officer would also receive his or her salary through the date of termination and all other amounts owed to the executive officer at the date of termination under our benefit plans. In addition, he or she would be entitled to reimbursement for outplacement services and continued health and dental coverage for the executive officer and the executive officer's family for 18 months after the date of termination not in connection with a change of control or 24 months after the date of termination in connection with a change of control.

   Our new severance agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code, the severance benefits owed to the executive officer may be increased such that the net amount retained by the executive officer after deduction of any excise taxes and income taxes on the excise tax and additional payments, shall be equal to the original severance benefits.

   A "change of control" is defined in our new agreements as:

    .  the transfer of substantially all of our assets to an unrelated party;

    .  our liquidation;

    .  our merger or consolidation into another company; or

    .  any other event whereby ownership and control is effectively transferred.

   "Permanent Disability" is defined in our new agreements as any time an executive officer is entitled to receive benefits under Title II of the Social Security Act.

   "Good Reason" is defined in our new agreements as, prior to a change in control, without the executive officer's consent, a reduction of 25% or more of the executive officer's base salary and after a change in control:

    . a decrease in the executive officer's position or responsibilities without his or her consent;

    . failure to pay the executive officer's salary or bonus in effect immediately prior to a change in control; or

    . the relocation of the executive officer's principal place of employment without his or her consent.

Transaction-Related Executive Compensation

   As part of AWA's efforts to sell Appleton Papers which began in mid-2000, prior to consideration of an ESOP-funded purchaser, AWA agreed to compensate certain executive officers for their efforts in selling us to a third party through two programs, which we refer to as the AWA incentive programs. The first of those provided for a "loyalty payment" to the named executive officers and other members of our CEO team as of October 1, 2000, who remained officers through the closing of any sale of Appleton Papers and who agreed to be available to be engaged at the request of any buyer of Appleton Papers. We refer to these officers as the loyalty payment recipients. The loyalty payments were related to pre-existing termination protection agreements between AWA and the loyalty payment recipients. Under these agreements, AWA was liable upon a change of control for payments equal to two times the annual compensation of each loyalty payment recipient.

   The total loyalty payments, which were approximately one-half of the amounts which would have otherwise been due, were accepted by the loyalty payment recipients in lieu of the payments under the existing termination protection agreements. AWA would not have been liable for these payments if the purchase price for Appleton Papers had been less than $759.4 million. These loyalty payments totaled $4.1 million for the loyalty payment recipients. As part of the acquisition, each of the loyalty payment recipients agreed to defer a substantial portion of his or her loyalty payment into a deferred compensation plan. The deferred amounts were not paid to the loyalty payment recipients and are therefore available to us until their employment is terminated. The deferred amounts are functionally equivalent to an equity investment in Paperweight Development, subject to the same investment risk and return profile as the ESOP equity investment. Investment return on the deferred amounts will be equal to the increases or decreases in the value of Paperweight Development common stock as determined by the independent, third party appraiser selected by the ESOP trustee. The amounts deferred are the equivalent of each loyalty payment recipient investing approximately half of the after-tax portion of the loyalty payment in Appleton Papers, in a total amount of $1.2 million.

   The second compensation program involved a "sales incentive" payment which, under the agreement with AWA, would have ranged from $0, if the purchase price for us to any buyer were less than $700 million, to $10.0 million if the purchase price for us was $1.2 billion or more. At the agreed purchase price in the acquisition of $810 million, the total sales incentive amount was $2.8 million. The sales incentive was allocated 40% to Mr. Buth and the balance was distributed by Mr. Buth in his discretion among other employees who assisted with the acquisition.

   Payments under the AWA incentive programs, although paid directly by Appleton Papers, were borne by AWA under the terms of the acquisition. The AWA incentive programs created a conflict of interest for the management team by giving them an incentive to agree to a higher purchase price. The CEO team believes that the purchase price as negotiated was fair to the buyers. In addition, Paperweight Development's financial advisor, Houlihan Lokey Howard & Zukin, rendered an opinion to the Paperweight Development board of directors that concluded that the purchase price as negotiated was fair, from a financial point of view, to the buyers. The opinion was rendered solely to the board of directors of Paperweight Development and may not be relied upon by any other person, including any purchaser of the notes. The CEO team believes that its interest in our long-term success, the success of the ESOP and its collective investments in the ESOP (approximately $5 million from the CEO team's KSOP and 401(a) accounts, and the invested portion of the loyalty payments of $1.2 million) provided management's negotiating team with an incentive to negotiate a lower and fair price which outweighed any incentive to seek a higher price to increase payments provided by the AWA incentive programs.

Future Management Compensation and Long-Term Incentive Plan

   Future management compensation will be determined by the Compensation Committee of the Paperweight Development Board of Directors. We expect that our management compensation policy will provide that management salaries, cash bonuses and other compensation will be consistent with our strategic goals and the best interests of the participants in the ESOP and generally be within the middle of the range for management compensation for similar companies. The ESOP trustee has reviewed the proposed management compensation arrangements as part of its review of and determination with respect to, the ESOP investment in us.

   In addition to salaries, annual performance bonuses and fringe benefits, such as health and life insurance, approximately 100 management employees will be participants in the Appleton Papers Inc. Long-Term Incentive Plan. The plan provides for future cash bonuses based on the long-term performance of Appleton Papers and increases in the value of Paperweight Development common stock, as determined by the semi-annual appraisals of the Paperweight Development common stock as determined by the independent, third party appraiser selected by the ESOP trustee. The plan will annually award specific "phantom stock" units to employees in aggregate quantities of up to 2% of outstanding Paperweight Development stock, with up to an additional 1% to select newly hired management employees. The units will be awarded at the most recent Paperweight Development stock price as determined by the semi-annual ESOP appraisal. Employees holding phantom stock units will be entitled to trigger the cash bonus for any phantom stock unit only after holding the unit for at least three years, except in the event of the sale or recapitalization of Paperweight Development or us. The cash bonus for any unit will be equal to the increase in the value of Paperweight Development common stock from the date of issue until the trigger date. We believe the plan is within standard industry terms for management long-term incentive compensation and will benefit us by retaining management talent and providing management with appropriate incentives to manage us in order to increase Paperweight Development's share price.

Director Compensation

   Directors of Appleton Papers and Paperweight Development who are not employees of Appleton Papers, Paperweight Development or any of their subsidiaries are currently entitled to an annual fee for service on both boards of $20,000. Directors are also entitled to an annual fee of $2,500 for serving as the chairman of a board committee and receive a fee of $1,000 per day for in-person meetings and $500 per day for other meetings. In addition, each director is reimbursed for travel expenses incurred in connection with attending board meetings.

                    RELATIONSHIP WITH ARJO WIGGINS APPLETON

   We have entered into a number of agreements with AWA and its subsidiaries for the purpose of defining our ongoing relationship with AWA and the conduct of our respective businesses after the acquisition. These agreements were developed prior to or in connection with the acquisition while we were an indirect, wholly owned subsidiary of AWA, and, therefore, such agreements were not the product of arm's-length negotiations. As a result, there can be no assurance that each of these agreements, or the transactions provided for in these agreements, has been or will be effected on terms at least as favorable to us as could have been obtained from parties other than AWA.

   These agreements may be modified and additional agreements, arrangements and transactions may be entered into between us after completion of this offering. Any such future modifications, agreements, arrangements and transactions will be determined through negotiation between us and AWA or its subsidiaries.

   The following is a summary of the material features of certain agreements between us and AWA and AWA's subsidiaries.

Fox River Indemnification Agreements

   We entered into the Fox River Indemnification Agreements under which we will receive indemnification from AWA for liabilities related to the historic discharge of PCBs from the Appleton plant or otherwise relating to the manufacture of carbonless paper at various locations, including the Lower Fox River. For a more complete description of the Fox River Indemnification Agreements, see the discussion under the heading "Description of Acquisition Agreements--Fox River Indemnification Agreements."

2008 Note

   At the closing of the acquisition on November 9, 2001, we issued to AWA a senior subordinated note due 2008 in the principal amount of $250 million, which we refer to as the 2008 Note. The 2008 Note would have matured on November 9, 2008 and bore interest at the rate of 11.5% per annum on the date it was redeemed. The 2008 Note was guaranteed by Paperweight Development and certain of our domestic subsidiaries. The proceeds of the offering of old notes, together with other available cash, was used to redeem in full, at par, the 2008 Note and pay accrued and unpaid interest to the date of redemption. The 2008 Note provided that the interest rate would increase to a maximum rate of 12.5% per annum to encourage us to complete the offering of senior subordinated notes.

Basestock Supply Agreement

   We are currently party to a basestock supply agreement with Appleton Coated which commenced December 30, 2001. Under this agreement we will purchase and Appleton Coated will sell to us at least 67,500 tons of basestock products in 2002 and 27,000 tons in 2003. We anticipate our expenses related to these purchases will be approximately $60 million in 2002 and $25 million in 2003. The initial term of the new basestock supply agreement expires December 29, 2003 and the agreement may be extended for additional one-year terms by mutual agreement of the parties.

Intellectual Property Agreements

   As of the closing of the acquisition, we amended and restated the intellectual property agreement among WTA Inc., Appleton Coated and us, which we refer to as the Amended and Restated Intellectual Property Agreement. Appleton Coated Papers Holdings, Inc., the corporate parent of Appleton Coated, was made a party to the Amended and Restated Intellectual Property Agreement and the agreement was amended to set forth the ownership of designated intellectual property rights as between Appleton Coated and us relating to the manufacture of coated papers and basestock. Also, under this agreement and subject to certain limited exceptions, Appleton Coated and Appleton Coated Papers Holdings, Inc. have agreed not to manufacture or sell carbonless copying paper in the United States, Canada, Mexico, the Caribbean or Central or South America for a period of three years.

   We have also entered into an intellectual property agreement among WTA Inc., Arjo Wiggins Appleton Holdings Limited, Arjo Wiggins Limited and us pursuant to which the parties grant to each other a fully paid, perpetual, worldwide, nonexclusive, royalty-free license to use each others' intellectual property with respect to the use or sale of carbonless paper and/or thermal paper and/or ingredients used in the manufacture of either, including basestock. There is a territorial restriction in these cross licenses relating to "manufacture," in terms of making, having made, and further developing. For us, the license prohibits manufacturing in Western and Eastern Europe under AWA patents, but does not prohibit the sale or use of carbonless paper, thermal paper and their respective ingredients in these territories. For AWA the license prohibits manufacturing in North, Central and South America under our and WTA Inc. patents, but does not prohibit the sale or use of carbonless paper, thermal paper and their respective ingredients, in these territories. The license granted under this agreement may only be terminated under some circumstances.

Information Technology Services and Data Center Agreements

   We have entered into information technology services and data center agreements with Appleton Coated and Arjo Wiggins Carbonless Paper Europe Ltd. pursuant to which Appleton Coated and Carbonless Europe use our computer information systems and communications network to perform certain functions. These agreements are terminable without cause on six months' notice. The agreement with Appleton Coated expired December 31, 2001 and the agreement with Carbonless Europe expired July 27, 2001, at which time the agreement automatically continued, subject to termination on six months' notice from either party. We anticipate the revenues received under the latter agreement to be approximately $870,000 in fiscal 2002.

Trademark License Agreements

   We have entered into trademark license agreements with Appleton Coated, Arjo Wiggins Appleton Holdings Limited and Arjo Wiggins Limited pursuant to which we will license exclusive and non-exclusive rights to use various trademarks and related rights. The licenses granted under these agreements are royalty-free. The trademark license agreement with Appleton Coated is perpetual, but may be terminated:

    . three years after the date on which Appleton Coated assigns the rights granted under the agreement to a company other than Worms et Cie. or its affiliates; or
    . three years after the date on which Appleton Coated ceases to be an affiliate of Worms et Cie.

   The trademark license agreement with Arjo Wiggins Appleton Holdings Limited and Arjo Wiggins Limited has a term of two years.

Pension Plan Transfer Agreement

   In connection with the acquisition, we entered into a Pension Plan Transfer Agreement under which we divided the assets and liabilities of the Appleton Papers Inc. Retirement Plan for Non-Bargaining Unit Employees between us and Appleton Coated as of the closing. In November 2001, we transferred assets from our plan to a new plan established by Appleton Coated in an amount equal to the then present value of the pension liabilities under our plan for current and former employees of Appleton Coated and a pro-rata share of any surplus amounts above the then present value of the pension liabilities under our plan for Appleton Coated's and our current and former employees. Our current and former employees continue to participate in our plan and the current and former employees of Appleton Coated participate in the new plan established by Appleton Coated and the pension liabilities for these current and former employees of Appleton Coated are liabilities of Appleton Coated's new plan.

                             CERTAIN TRANSACTIONS

   In the past we have entered into intercompany transactions and arrangements related to our business and to the financing of AWA and our operations with AWA and its affiliates. These transactions and arrangements were entered into while we were a wholly owned subsidiary of AWA, and, therefore, were not the result of arm's length negotiations. As a result, these transactions and arrangements may not have been effected on terms at least as favorable to us as could have been obtained from parties other than AWA and its affiliates.

   In December 1997, we entered into a revolving credit facility and borrowed $600 million. We then used the $600 million to repay intercompany debt. We repaid approximately $212.3 million in fiscal 1998 and $387.7 million of this debt in fiscal 1999. In fiscal 1999, we entered into loans with affiliates of AWA for $372.9 million and used the proceeds from these loans primarily to repay the revolving credit facility. These loans from affiliates of AWA totaled $273.7 million at the end of fiscal 1999 and $331.6 million at the end of fiscal 2000 and had interest rates ranging from 5.6% to 7.3%. In conjunction with our acquisition from AWA by Paperweight Development, these loans were repaid prior to the closing of the acquisition.

   On December 16, 1999, Arjo Wiggins Investments Inc., which was formed to facilitate international financial tax transactions with other affiliates of AWA, issued us an additional 11 shares of its capital stock, increasing our ownership of Arjo Wiggins Investments from 78.6% to 80.0%. Arjo Wiggins Investments held a 14.5% interest in Arjo Wiggins SA, a French company, ultimately owned by AWA. The historical cost of the investment by Arjo Wiggins Investments in Arjo Wiggins SA was $34 million. On December 17, 1999, Arjo Wiggins Investments sold its equity interest in Arjo Wiggins SA to AWA for $58 million resulting in a gross taxable gain of $24 million. This related party gain, net of $8.4 million of taxes, has been charged directly to our shareholder's equity in our financial statements at January 1, 2000. On July 26, 2000, we bought the remaining 20% minority share of Arjo Wiggins Investments, which was held by a subsidiary of AWA, for $46 million. Once we held 100% of the stock of Arjo Wiggins Investments, it was liquidated into us.

   We held at December 30, 2000 a $125 million note payable by Arjo Wiggins SA. This note was transferred to us by operation of law when Arjo Wiggins Investments was liquidated into us. Interest at the annual rate of 6.46% on this note was payable on June 15 and December 15 of each year. In connection with this note, we recorded $6.4 million of interest income in fiscal 2001 and $8.1 million of interest income in each of fiscal 2000 and fiscal 1999. Given the nature of the loan, this note was recorded as an offset to shareholder's equity on the consolidated balance sheets in our consolidated financial statements. This note was sold to AWA for $125 million plus all accrued interest prior to closing of the acquisition.

   In September 1998, AWA Finance Ltd. redeemed 26 million of its shares from our subsidiary, Appleton Capital Inc., for $50 million in cash. In December 1998, Appleton Capital sold its remaining 73 million shares of AWA Finance to AWA for $138.7 million. In total, these two transactions resulted in a gain to us of $10.6 million which was primarily caused by movement in the foreign exchange markets and has been reflected in net income for fiscal 1998. On March 31, 1999, we bought the remaining 20% minority share of Appleton Capital, which was held by a subsidiary of AWA, for $42.1 million. Once we held 100% of the stock of Appleton Capital, it was liquidated into us.

   During fiscal 2000 and continuing through March 2001, we paid AWA a management fee of approximately $100,000 per month pursuant to a management services agreement. Our obligation to pay AWA, under that agreement, terminated upon completion of the acquisition and, in accordance with the purchase agreement, AWA refunded $400,000 to us for management fees paid in fiscal 2001. We do not anticipate any additional cost to replace these services.

   We are party to certain other intercompany arrangements which resulted in amounts owed to us or by us as follows:

                                                                         Fiscal
                                                                  ---------------------
                                                                   1999    2000   2001
                                                                  ------  ------  -----
                                                                  (dollars in millions)
Amount due (to)/from us at the end of the period with respect to the cash pooling agreement..................................... $ (3.5) $ (1.8) $ 0.0
Miscellaneous payables owed by us at the end of the period.......    0.2     6.9    0.0
Management fees paid by us to AWA for 1998 through mid-year
  fiscal 1999 and Arjo Wiggins Appleton Holdings Limited for the second half of fiscal 1999 through year end fiscal 2000 and
  year end fiscal 2001...........................................    1.4     2.1    1.0
Basestock purchases by us from Appleton Coated for the period....  209.4   165.3   86.4

   For a further description of recent transactions between us and AWA and its affiliates, please see Note 6 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

   We will continue to engage in various transactions with AWA and its affiliates on a contractual and non-contractual basis. The existing and presently contemplated contractual arrangements are described in greater detail under the headings "Description of Acquisition Agreements" and "Relationship with Arjo Wiggins Appleton."

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The Appleton Papers Inc. Employee Stock Ownership Trust, whose address is c/o State Street Global Advisors, Two International Place, Floor 34, Boston, Massachusetts 02110, owns beneficially and of record 100% of the issued and outstanding shares of Paperweight Development Corp. Paperweight Development owns beneficially and of record 100% of the issued and outstanding shares of Appleton Papers Inc., which in turn owns beneficially and of record 100% of the issued and outstanding shares of WTA Inc.

   The following table sets forth as of December 31, 2001 the number of shares allocated to the accounts of our directors, our named executive officers and our directors and executive officers as a group in the Company Stock Fund of the KSOP.

                                                             Amount and Nature
                                                               of Beneficial
Name of Beneficial Owner                                       Ownership(1)    Percent
------------------------                                     ----------------- -------
Douglas Buth................................................       58,655          *
Paul Karch..................................................       34,954          *
Dale Parker.................................................       12,713          *
Nicholas Davis..............................................       --(2)           *
Richard Kenney..............................................       --(2)           *
Susan Scherbel..............................................       --(2)           *
William Sikora..............................................       --(2)           *
Jerry Wallace...............................................       57,171          *
Stephen Sakai...............................................       17,593          *
Ann Whalen..................................................       46,403          *
All directors and executive officers as a group (19 persons)      551,987        5.1%

--------
*  Less than 1%.
(1)Participants in the KSOP have limited, shared voting rights with the ESOP trustee, statutory diversification rights beginning at age 55 and conditional diversification rights beginning on January 1, 2006. See "The Appleton Papers Retirement Savings and Employee Stock Ownership Plan--Diversification Rights" and "--Voting Rights."
(2)Non-employee directors are not eligible to participate in the KSOP.

                     DESCRIPTION OF ACQUISITION AGREEMENTS

Purchase Agreement

   Purchase Price. The purchase price paid by the buyers for Appleton Papers was $810 million (which included the present value of the deferred payment obligation described under the heading "Description of Deferred Payment Obligation") plus proceeds of $7.4 million from the sale of our Harrisburg facility.

   Representations and Warranties. As part of the purchase agreement, the sellers and AWA made representations and warranties to the buyers, relating to, among other things, the following:

    . the sellers' and AWA's organizational status and their authorizations to enter into the purchase agreement and the related transactions;

    .  the capitalization of certain of its subsidiaries;

    . the governmental approvals and consents necessary to complete the acquisition;

    .  the accuracy of certain financial statements;

    .  the property ownership rights of certain of its subsidiaries;

    . compliance with labor laws and the status of existing employee benefit plans; and

    .  compliance with other applicable laws, including environmental laws.

   As part of the purchase agreement, the buyers also made representations and warranties to the sellers regarding, among other things, the buyers' organizational status and their authorization to enter into the purchase agreement and the related transactions. All representations and warranties of the buyers and sellers set forth in the purchase agreement survive until July 30, 2003, except that the sellers' representations and warranties related to their existence, the existence of certain of AWA's subsidiaries, the capitalization of certain of AWA's subsidiaries, the authorization of the transaction, certain tax matters, employment and employee benefit plan matters and environmental matters survive until the expiration of the applicable statute of limitations.

   Covenants. The purchase agreement provided for a number of agreements and covenants of the parties, including the following:

    . effective as of the closing, the buyers agreed to employ all of our active employees after the closing (subject to our rights to terminate at-will employees and our rights under employment and collective bargaining agreements) and continue our existing benefit plans;

    . the buyers agreed to make all tax filings for the periods prior to the closing when we were owned by AWA and to administer certain tax proceedings;

    . the sellers agreed to pay the first $5 million of income taxes for periods prior to the closing when we were owned by AWA, the sellers and the buyers agreed to evenly divide the obligation to pay such income taxes in excess of $5 million and less than $10 million and the sellers agreed to pay all of such income taxes in excess of $10 million, except that we are responsible for the payment of all income taxes from October 1, 2001 to the closing date. The sellers are entitled to apply any tax refunds for these periods prior to closing that we receive after closing to prior period liabilities. Refunds in excess of prior period liabilities will be retained by the buyers;

    . we agreed not to use the name "Arjo Wiggins" beginning two months after the closing; and

    . the parties agreed to keep each other's business plans, trade secrets, customer lists and other proprietary information confidential.

   Indemnification. The sellers and AWA agreed to indemnify the buyers and their affiliates for all losses resulting from any inaccuracies in the sellers' representations and warranties, the breach or nonperformance of their covenants and other agreements set forth in the purchase agreement, for liabilities related to the business and operations of Newton Falls, Inc., Appleton Coated LLC, Appleton Capital Inc., Appleton Leasing LLC, Arjo Wiggins Investments Inc., Appleton Recycled Fibers, Inc., Paperhub.com, Inc. and several other of our former subsidiaries, which we refer to as the excluded operations, the ownership of the real property on which the Harrisburg plant is located and for pre-closing environmental matters at this location, and for certain other designated liabilities, which we refer to as other excluded liabilities, including pending litigation, and some known environmental conditions or issues, other than those matters relating to the Lower Fox River which are covered by the Fox River Indemnification Agreements described below in this section. The liability of the sellers and AWA under these provisions are limited to losses for:

    . in the case of a breach of an environmental representation or warranty or a loss arising from a known environmental condition or issue constituting other excluded liabilities, 50% of the first $5 million of losses, and 100% of losses in excess of $5 million; and

    .  in all other cases, 100% of the losses.

The sellers and AWA agreed to pay the buyers for any losses suffered as a result of these provisions in increments of $100,000 each, or every six months if the losses are less than that. The total liability of the sellers and AWA under these provisions is limited to $100 million, except for losses relating to the excluded operations, the ownership of the real property on which the Harrisburg plant is located and for pre-closing environmental matters at this location, certain income taxes and liabilities addressed in the Fox River Indemnification Agreements for which there will be no limitation on AWA's potential liability. AWA agreed to indemnify the buyers for specified environmental liabilities relating to the contamination of the Lower Fox River under the separate Fox River Indemnification Agreements which are described below in this section.

   The buyers agreed to indemnify the sellers and their affiliates for all losses resulting from inaccuracies in the buyers' representations and warranties, the breach or nonperformance of their covenants and other agreements to be set forth in the purchase agreement, the conduct of the acquired business after the closing, in respect of specified employee benefit plans, in respect of guarantees provided by the sellers and their affiliates for the benefit of the acquired business, or claims by the buyers' shareholders or lenders.

   The purchase agreement sets forth procedures for making claims for indemnification, defending against claims that give rise to rights of indemnification and for settling disputes between the buyers and the sellers over claims for indemnification.

   Non-Competition. The sellers agreed not to manufacture or sell carbonless copying paper in excess of specified amounts in the United States, Canada, Mexico, the Caribbean or Central or South America for a period of three years after the closing of the acquisition. This agreement, however, does not apply to sales of carbonless copying paper to the sellers' existing customers; sales of coated front carbonless copying paper to us from the operations of Appleton Coated LLC (which is subject to a non-compete provision contained in the Amended and Restated Intellectual Property Agreement which is described under the heading "Relationship with Arjo Wiggins Appleton"); ownership of less than 20% of any company that manufactures or sells carbonless copying paper; or the acquisition of any business that does not derive more than 15% of its revenues from the manufacture or sale of carbonless copying paper in the prohibited regions, provided the total revenues of the sellers and their affiliates from the sales of carbonless copying paper in the prohibited regions resulting from acquisitions made under this exception from the non-compete obligations does not exceed $100 million or, if it does, that the sellers dispose of such business within six months after it has been acquired, and the entity making the acquisition agrees in writing with the buyers not to take any action out of the ordinary course of business which would expand the competitive activities of the acquired business.

   The buyers agreed not to manufacture or sell carbonless copying paper in Europe for a period of three years after the closing of the acquisition. This agreement, however, does not apply to the ownership of less than 20% of any company that manufactures or sells carbonless copying paper or the acquisition of any business that does not derive more than 15% of its revenues from the manufacture or sale of carbonless copying paper in the prohibited region, provided the total revenues of the buyers and their affiliates from the sales of carbonless copying paper in the prohibited region resulting from acquisitions made under this exemption from the non-compete obligations does not exceed $100 million or, if it does, that the buyers dispose of such business within six months after it has been acquired, and the entity making the acquisition agrees in writing with the sellers not to take any action out of the ordinary course of business which would expand the competitive activities of the acquired business.

   The purchase agreement contains provisions for the enforcement and termination of these restrictions.

   Guarantee of AWA. AWA, the parent corporation of the sellers, agreed to guarantee all of the obligations of the sellers under the purchase agreement, including the payment of the sellers' indemnification obligations.

   Disputes. The purchase agreement provides that any disputes among the parties relating to the purchase agreement which cannot be resolved by the executive officers of the parties will be resolved by an independent third party arbitrator in a binding arbitration in accordance with the Center for Public Resources-Rules for Non-Administered Arbitration. Any such arbitration would be held in New York, New York.

Fox River Indemnification Agreements

   As of the closing of the acquisition, we entered into two indemnification agreements under which AWA agreed to indemnify Paperweight Development and Paperweight Development agreed to indemnify us for, and pay, all governmental and third party liabilities and all costs and expenses incurred by us in defending ourselves against governmental and third party claims, which we refer to as the Fox River Liabilities. These liabilities exist because of the past discharge of polychlorinated biphenyls, or PCBs, from the Appleton plant or otherwise related to the manufacture of carbonless paper at various locations, including the Lower Fox River. The Fox River Liabilities also include fees and expenses of our environmental counsel, advisers, engineers and scientific experts, and the costs incurred in obtaining studies and other analyses concerning various remedial alternatives for the Lower Fox River.

   The indemnification agreements mirror one another and result in our receiving the indemnification payments directly or indirectly from AWA. This summary assumes that AWA is satisfying the Fox River Liabilities by paying us directly or making payments on our behalf to third parties, even though the indemnification agreements provide that Paperweight Development is indemnified by AWA and Paperweight Development indemnifies us.

   Under the indemnification agreements, we will be indemnified for the first $75 million of Fox River Liabilities and for those in excess of $100 million. We are responsible for the $25 million of liabilities between $75 and $100 million. The indemnification agreements provide that it is the intent of the parties that at no time will we or Paperweight Development be out-of-pocket for any costs and expenses relating to the Fox River Liabilities for which we or Paperweight Development will be indemnified.

   In connection with the indemnification agreements and in order to assure us, the ESOP Trustee and our lenders that AWA would be able to meet its indemnification obligations under these agreements, at the closing of the acquisition, AWA purchased and fully paid for indemnity claim insurance from an affiliate of American International Group, Inc., or AIG.

   The AIG insurance policy is a $250 million policy that is designed to provide coverage, with the exception described below, for an increasing amount of potential Fox River Liabilities for each of the 12-month periods beginning November 9th of the years specified below:

                                              Maximum
                             Year             Coverage
                             ----           ------------
                        2001............... $ 75 million
                        2002............... $100 million
                        2003............... $125 million
                        2004............... $150 million
                        2005............... $175 million
                        2006............... $200 million
                        2007 and thereafter $250 million
                                              (unless
                                             reduced as
                                             described
                                               below)

   The amounts available under the AIG insurance policy were determined as a result of negotiations with AWA and are not based on any particular cost estimates. We believe that the $250 million available under the AIG insurance policy will be substantially in excess of our ultimate liability for remediation of the Lower Fox River even if (a) the costs of remediation were to be twice the government agencies' estimate of $308 million, (b) our NRD settlement were to be twice the $14 million obtained by Georgia-Pacific, and
(c) our combined share with NCR of all of these liabilities were to be substantially more than any estimate of our share of PCB discharge, which we estimate to be no more than 15%.

   The AIG insurance policy was designed to provide a funding source to satisfy the Fox River Liabilities and other liabilities. As such, the policyholder has designated a third party administrator to manage the various environmental issues that arise with respect to the Lower Fox River. This administrator works with our employees as negotiations and discussions occur with governmental authorities and third parties. As we incur costs and expenses that constitute Fox River Liabilities, we submit invoices to the administrator which are in turn submitted to AIG and then paid under the AIG insurance policy. As noted above, the indemnity arrangements negotiated with AWA and the AIG insurance policy are designed to ensure that we are never out-of-pocket for the Fox River Liabilities and to assure us, the ESOP Trustee and our lenders and investors that we will not have to rely on AWA itself to make these payments.

   The AIG insurance policy will not terminate sooner than the stated maturity of the notes unless we experience some types of changes of control and provided we comply with the provisions of the senior credit facilities and senior subordinated notes, including provisions that could require us to repay or offer to repay that indebtedness. The AIG insurance policy will be extended beyond the stated maturity of the notes, which we refer to as an extension period, (1) for up to three years if a designated arbiter is not able to determine that we will have sufficient internal cash to repay the notes at stated maturity, or if the designated arbiter determines we will have sufficient cash but we do not actually repay the notes or irrevocably deposit funds sufficient to repay them or (2) for up to five years if AWA shall have committed a payment default under its indemnification obligations in excess of $1 million that is not cured within 60 days of written notice. The amount of coverage required under the AIG insurance policy during an extension period will be the lesser of (1) two times the excess of the required remaining indemnification payments during the extension period over funds available from the net worth protection described below and the amounts otherwise available under the policy after December 15, 2008 from the stream of payments we refer to as the annuity as determined by a designated arbiter or (2) the amount of coverage available under the AIG insurance policy remaining on the first day of the extension period.

   The AIG insurance policy is owned by a Bermuda corporation which we refer to as the policyholder. Under the indemnification agreements, the policyholder has the right to elect to reduce the maximum coverage amount from $250 million to $167 million at any time after the notes are paid in full and certain other conditions are met or upon a change of control. At such time, AIG will make available to the policyholder a stream of payments that continues until 2027, which we refer to as the annuity.
   In order to establish and administer the AIG insurance policy, AWA and Paperweight Development each formed direct or indirect special purpose subsidiaries that jointly own the policyholder. The policyholder owns and is the direct beneficiary of the AIG insurance policy. At the closing of the acquisition, AWA assigned, and the policyholder assumed, AWA's share of the Fox River Liabilities under AWA's indemnification agreement in exchange for a capital contribution by AWA to the policyholder in the amount of the premium due under and to fully purchase the AIG insurance policy. AWA has not been released from its primary responsibility for performance under its indemnification agreement. This structure is intended to protect the policyholder and the AIG insurance policy from claims made by the creditors of AWA, Paperweight Development and/or their respective affiliates, including the special purpose subsidiaries that own the policyholder, in a bankruptcy or other liquidation proceeding involving any of these companies. There can be no assurance that this structure will accomplish its intended result.-

   At the closing of the acquisition, AWA, Paperweight Development, the special purpose subsidiaries and the policyholder entered into a Relationship Agreement which, among other things and subject to certain limited exceptions, prohibits AWA and Paperweight Development from taking any actions that would result in any change to this structure including, without limitation, (1) amendments to the charter documents of any of the special purpose subsidiaries or the policyholder, (2) issuances, redemptions or transfers of any of the equity securities of the special purpose subsidiaries or the policyholder and (3) transfers or assignments of the AIG insurance policy. In addition, AWA and Paperweight Development agreed, with respect to the special purpose subsidiaries, and the special purpose subsidiaries agreed, with respect to the policyholder, that they will not make any assignment for the benefit of creditors, consent to the appointment of a receiver for their assets, or file any petition or application under any bankruptcy, reorganization or similar liquidation law or regulation.

   The indemnification agreements provide that AWA can elect to control and manage the Fox River Liabilities with the cooperation and assistance of our personnel. We have agreed to make certain of our employees available to AWA at its cost to assist with discussions and negotiations with the EPA, the DNR, the FWS and other governmental agencies.

   In addition to the AIG insurance policy, AWA agreed to deposit up to $75 million, minus all previous indemnification payments made to us for Fox River Liabilities, into an escrow account, which we refer to as the net worth protection, if the maximum coverage limits under the AIG insurance policy are no longer in force, if AWA has not yet paid its first $75 million of Fox River Liabilities and if AWA's consolidated tangible net worth is less than (Pounds)500 million (1) for two consecutive fiscal quarters, or (2) in whole or in part as a result of a sale of assets outside the ordinary course of business, a sale of stock or other ownership interests of any direct or indirect operating subsidiary or a transaction out of the ordinary course of business.

   The AIG insurance policy and the net worth protection are collectively referred to as the financial assurance. Under the indemnification agreements, AWA is able to reduce some of the financial assurance to avoid duplication of the three components of the financial assurance.
   We cannot assure you that AWA will honor its indemnification obligations or that the financial assurance will ultimately be sufficient as to timing or amount to fulfill AWA's obligations under the indemnification agreements.

   The indemnification agreements provide for a dispute resolution process involving arbitration in accordance with the Center for Public Resources--Rules for Non-Administered Arbitration.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

   The senior credit facilities have been provided by a syndicate of banks and other financial institutions, with Bear, Stearns & Co. Inc. as sole lead arranger, Bear Stearns Corporate Lending Inc., as syndication agent, Toronto Dominion (Texas) Inc., as administrative agent and Firstar Bank, N.A. and LaSalle Bank National Association, each as documentation agent. Set forth below is a summary of the terms of the senior credit facilities.

   The senior credit facilities consist of:

    . a four-year revolving credit facility of up to $75 million for revolving loans, including letters of credit;

    .  a four-year term loan A of $115 million; and

    .  a term loan C of approximately $112 million.

   On June 6, 2002, we entered into an amendment to the senior credit facilities that provided for the term loan C. The proceeds of the term loan C were used in part to repay the remaining principal balance of the original five-year term loan B. The term loan C matures on the same date as the term loan B.

   We are permitted to repay any of our borrowings, or reborrowings in the case of the revolving loans, under the senior credit facilities without paying a premium or penalty, other than the payment of breakage costs and reimbursement of the lenders' actual re-deployment costs under certain circumstances. Under certain circumstances, we are required to prepay our term loans with proceeds of certain equity issuances, debt incurrences or asset sales by us or our subsidiaries and with a portion of our excess cash flow each year.

   We borrowed amounts under the senior credit facilities to provide a portion of the proceeds required to consummate the acquisition and we expect to borrow amounts under the senior credit facilities from time to time to provide for working capital and general corporate needs. As of December 29, 2001, there was approximately $265 million of outstanding indebtedness under the senior credit facilities and approximately $55.5 million of unused borrowing capacity under the revolving credit facility for working capital and other corporate purposes. We used approximately $19.5 million of our revolving credit facility to support outstanding letters of credit.

   Security; Guarantee. Paperweight Development and each of its direct and indirect domestic subsidiaries has guaranteed our obligations under the senior credit facilities. The following secure our obligations under the senior credit facilities and each of the guarantors under its guarantee:

    . a first priority security interest in all of our and each guarantors' receivables, contracts, contract rights, equipment, intellectual property, real property, inventory and all of our and their other tangible and intangible assets, subject to certain customary exceptions, and

    . a pledge of all of our capital stock and that of the other direct and indirect domestic subsidiaries of Paperweight Development and 100% of the stock of our first tier foreign subsidiaries.

   Interest. Our borrowings under the revolving credit facility and the term loan A bear interest at our option initially at either a base rate plus 2.50% or LIBOR plus 3.50% per annum. As of December 29, 2001, the term loan A bore interest at a rate of 5.4% per annum. Our borrowings under the term loan B bore interest at our option at either a base rate plus 3.25% or LIBOR plus 4.25% per annum, subject to a minimum LIBOR rate of 2.50%. As of December 29, 2001, the term loan B bore interest at a rate of 6.75% per annum. Our borrowings under the term loan C bear interest at our option at either a base rate plus 2.25% or LIBOR plus 3.25% per annum. The interest rate payable on the revolving credit facility and term loan A are subject to adjustment after six months based on achievement of certain financial covenants.

   Fees. In addition to fees paid in connection with the establishment of the senior credit facilities, we will pay certain other fees in connection with the senior credit facilities, including: (1) letter of credit fees; (2) agency fees; and (3) commitment fees. Commitment fees are payable at a rate of 0.50% per annum on the unused borrowing capacity under the revolving credit facility.

   Covenants. The senior credit facilities require that we meet certain financial tests which include:

    . a maximum senior leverage ratio, which is a ratio of a measure of our senior debt to our EBITDA that decreases from 1.65 to 1.00 to 1.00 to
       1.00 for the quarter ending December 31, 2002 and continuing after this date while the senior credit facilities are outstanding;

    . a maximum total leverage ratio, which is a ratio of a measure of our total debt to our EBITDA that decreases from 3.25 to 1.00 to 1.60 to
       1.00 for the quarter ending December 31, 2004 and continuing after this date while the senior credit facilities are outstanding;

    . a minimum interest coverage ratio, which is a ratio of our EBITDA to our total interest expense that increases from 3.85 to 1.00 to 4.00 to 1.00 for the quarter ending March 31, 2003 and continuing after this date while the senior credit facilities are outstanding;

    . a minimum fixed charge coverage ratio, which is a ratio of our EBITDA to our total fixed charges that increases from 1.30 to 1.00 to 1.65 to 1.00 for the quarter ending March 31, 2004 and continuing after this date while the senior credit facilities are outstanding; and

    . a minimum net worth test, which does not permit our stockholder's equity to be less than $107 million, plus 50% of our quarterly net income, plus proceeds received from the sale of Paperweight Development common stock to the ESOP, net of distributions to the ESOP.


   The senior credit facilities also contain covenants which, among other things, restrict our ability and the ability of other guarantors of the senior credit facilities, subject to certain exceptions, to do the following:

    .  incur liens;

    .  engage in transactions with affiliates;

    .  incur indebtedness;

    .  declare dividends or redeem or repurchase capital stock;

    .  make loans and investments;

    .  engage in mergers, acquisitions, consolidations and asset sales;

    .  acquire assets, stock or debt securities of any person;

    .  make capital expenditures;

    . terminate the S corporation status of Paperweight Development or the qualified subschapter S subsidiary status of its subsidiaries eligible to elect such status;

    . amend our other debt instruments related to the notes and the deferred payment obligation or make repurchases thereof in excess of $50 million or optional prepayments thereunder; and

    . amend other agreements related to the acquisition, including the purchase agreement and the Fox River Indemnification Agreements.

   The senior credit facilities also require that we satisfy certain affirmative covenants and make certain customary indemnifications to our lenders and the administrative agent under the senior credit facilities.

   Events of Default. The senior credit facilities contain customary events of default, including:

..     paymentdefaults under the senior credit facilities or other indebtedness;

..     breachesof representations and warranties we made in the senior credit facilities;

..     defaultsin the covenants we made in the senior credit facilities;

..     eventsof bankruptcy or insolvency;

..     violationsof ERISA;

..     judgmentdefaults of $5 million or more;

..     defaultsunder other indebtedness, including the notes and the deferred payment obligation;

..     defaultsunder the agreements related to the Fox River indemnification arrangements;

..     defaultsunder the purchase agreement;

..     changesin control; and

..     failureof the notes, guarantees or deferred payment obligation to continue to be subordinated to the senior credit facilities.

                      DESCRIPTION OF THE REGISTERED NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Appleton Papers" refers only to Appleton Papers Inc. and not to any of its Subsidiaries or the Parent Entity.

   Appleton Papers will issue the registered notes under the indenture among itself, the Guarantors and U.S. Bank National Association, as trustee. We refer to the old notes and the registered notes collectively as the "notes." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under ''--Certain Definitions" have the meanings assigned to them in the indenture.

   The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

  The Notes

   The notes:

    .  are general unsecured obligations of Appleton Papers;

    . are subordinated in right of payment to all existing and future Senior Debt of Appleton Papers;

    . are pari passu in right of payment with any future senior subordinated Indebtedness of Appleton Papers; and

    .  are unconditionally guaranteed by the Guarantors.

  The Guarantees

   The notes are guaranteed by all of Appleton Papers' Restricted Subsidiaries, other than Excluded Restricted Subsidiaries, and its Parent Entity. As of the date of this prospectus, WTA Inc. is the only Restricted Subsidiary of Appleton Papers that is not an Excluded Restricted Subsidiary and is therefore the only Subsidiary of Appleton Papers that has guaranteed the notes.

   Each guarantee of the notes:

    .  is a general unsecured obligation of the Guarantor;

    . is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

    . is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

   As of December 29, 2001, Appleton Papers and the Guarantors had total Senior Debt of $278.3 million. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes and under the guarantees are subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

   As described above, only one of our Subsidiaries has guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to

Appleton Papers. The Guarantors generated none of our consolidated net sales for fiscal 2001 and held approximately 6% of our total assets as of December 29, 2001. See Note 23 of Notes to Consolidated Financial Statements included in this prospectus for more detail about the division of our consolidated results of operations and assets among the Guarantors and non-Guarantor Subsidiaries.

   As of the date of the indenture, all but one of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted in the future to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

   Appleton Papers will issue notes with a maximum aggregate principal amount of $250.0 million. The notes will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Appleton Papers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2008.

   Interest on the notes will accrue at the rate of 12 1/2% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. Appleton Papers will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

   Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to Appleton Papers, Appleton Papers will pay all principal of and interest, premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Appleton Papers elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The trustee will initially act as paying agent and registrar. Appleton Papers may change the paying agent or registrar without prior notice to the Holders of the notes, and Appleton Papers or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Appleton Papers is not required to transfer or exchange any note selected for redemption. Also, Appleton Papers is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Parent Guarantees and Subsidiary Guarantees

   The notes are guaranteed by the Parent Entity and any future Parent Entity as well as by each of the current and future Domestic Restricted Subsidiaries. These Parent Guarantees and Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Parent Guarantee and Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its guarantee of the notes are limited as necessary to prevent such guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Notes--Federal and state laws allow courts, under specific circumstances, to avoid debts and require creditors to return payments received from debtors."

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, whether or not such Guarantor is the surviving Person, another Person, other than Appleton Papers or another Guarantor, unless:

    (1)immediately after giving effect to that transaction, no Default or Event of Default exists; and

    (2)either:

       (a)the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee or Parent Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

       (b)the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture, and

    (3)if the Guarantor is a party to the Environmental Indemnity Agreements, all rights afforded to such Guarantor are effectively assigned in full to the Person formed by or surviving any consolidation or merger, if other than Appleton Papers or another Guarantor, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, pursuant to agreements reasonably satisfactory to the trustee.

   The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

    (1)in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, to a Person that is not, either before or after giving effect to such transaction, a Subsidiary of Appleton Papers, if the sale or other disposition complies with the applicable provisions of the indenture;

    (2)in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not, either before or after giving effect to such transaction, a Subsidiary of Appleton Papers, if the sale complies with the applicable provisions of the indenture; or

    (3)if Appleton Papers designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

   See "--Repurchase at the Option of Holders--Asset Sales."

Subordination

   The payment of principal of and, interest, premium and Liquidated Damages, if any, on the notes by Appleton Papers is subordinated to the prior payment in full of all Senior Debt of Appleton Papers, and of the Guarantors including Senior Debt incurred after the date of the indenture.

   The payment of principal of and, interest, premium and Liquidated Damages, if any, on the notes by any Guarantor is subordinated to the prior payment in full of all Senior Debt of Appleton Papers and of the Guarantors, including Senior Debt incurred after the date of the indenture.

   The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, before the Holders of notes will be entitled to receive any payment with respect to the notes by Appleton Papers or such Guarantor, except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance," in the event of any distribution to creditors of Appleton Papers or such Guarantor:

    (1)in a liquidation or dissolution of Appleton Papers or such Guarantor;

    (2)in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Appleton Papers or such Guarantor or the property of Appleton Papers or such Guarantor;

    (3)in an assignment for the benefit of creditors of Appleton Papers or such Guarantor; or

    (4)in any marshaling of Appleton Papers' or such Guarantor's assets and liabilities.

   Appleton Papers also may not make any payment in respect of the notes, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," and may not make any deposits with the trustee as described under "--Legal Defeasance and Covenant Defeasance" or as described under "--Actions Related to Debt Arbiter Determination" if:

    (1)a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

    (2)any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a "Payment Blockage Notice," from Appleton Papers or the holders of any Designated Senior Debt.

   Payments on the notes may and will be resumed:

    (1)in the case of a payment default, upon the date on which such default is cured or waived; and

    (2)in the case of a nonpayment default, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or (c) the date on which the trustee receives notice from the holder of such Designated Senior Debt rescinding such Payment Blockage Notice.

   No new Payment Blockage Notice may be delivered unless and until:

    (1)360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

    (2)all payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

   If the trustee or any Holder of the notes receives a payment in respect of the notes, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," when:

    (1)the payment is prohibited by these subordination provisions; and

    (2)the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

   Appleton Papers must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Appleton Papers or any Guarantors, Holders of notes may recover less ratably than creditors of Appleton Papers or any Guarantors who are holders of Senior Debt. See "Risk Factors--Risks Relating to the Notes--Your right to receive payments on these notes is junior to our senior indebtedness and possibly to all of our future borrowings. Further, the guarantees of these notes are junior to all our guarantors' senior indebtedness, excluding the deferred payment obligation, and possibly to all of their future borrowings."

   "Designated Senior Debt" means:

    (1)any Indebtedness outstanding under the Credit Agreement; and

    (2)after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture to be incurred, the principal amount of which is $25.0 million or more, and that has been designated by Appleton Papers as "Designated Senior Debt."

   "Permitted Junior Securities" means:

    (1)Equity Interests in Appleton Papers or any Guarantor; or

    (2)debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Parent Guarantees and Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

   "Senior Debt" means:

    (1)all Indebtedness of Appleton Papers or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

    (2)any other Indebtedness of Appleton Papers or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Parent Guarantee or Subsidiary Guarantee; and

    (3)all Obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

    (1)any liability for federal, state, local or other taxes owed or owing by Appleton Papers;

    (2)any intercompany Indebtedness of Appleton Papers or any of its Subsidiaries to Appleton Papers or any of its Affiliates;

    (3)any trade payables; or

    (4)the portion of any Indebtedness that is incurred in violation of the indenture.

Optional Redemption

   At any time prior to December 15, 2004, Appleton Papers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.500% of the principal amount, plus accrued and unpaid interest and, Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an initial public offering of common stock of Appleton Papers or the net cash proceeds from the issuance of Equity Interests, other than Disqualified Stock, to third parties other than the Parent Entity; provided that:

    (1)at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption, excluding notes held by Appleton Papers and its Subsidiaries; and

    (2)the redemption occurs within 60 days of the date of the closing of such initial public offering or other equity cash investment.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at Appleton Papers' option prior to December 15, 2005.

   On or after December 15, 2005, Appleton Papers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

                         Year                Percentage
                         ----                ----------
                         2005............... 106.250%
                         2006............... 103.125%
                         2007 and thereafter 100.000%

Mandatory Redemption

   Appleton Papers is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

   If a Change of Control occurs, each Holder of notes will have the right to require Appleton Papers to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Appleton Papers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 20 days following any Change of Control, Appleton Papers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Appleton Papers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Appleton Papers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

   On the Change of Control Payment Date, Appleton Papers will, to the extent lawful:

    (1)accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

    (2)deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

    (3)deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Appleton Papers.

   The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Appleton Papers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Appleton Papers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require Appleton Papers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Appleton Papers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   Appleton Papers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Appleton Papers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

   The Credit Agreement provides that certain change of control events with respect to Appleton Papers would constitute a default thereunder. Moreover, the exercise by the Holders of their right to require Appleton Papers to repurchase the notes could cause a default under the Credit Agreement, even if the change of control itself does not, due to the financial effect of such repurchase on Appleton Papers. Finally, Appleton Papers' ability to pay cash to the Holders upon a repurchase may be limited by Appleton Papers' then existing financial resources.

   The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Appleton Papers and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Appleton Papers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Appleton Papers and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

   The Parent Entity and Appleton Papers will not, and Appleton Papers will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1)Appleton Papers, or the Restricted Subsidiary or Parent Entity, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2)the fair market value is determined by Appleton Papers' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

    (3)at least 75% of the consideration received in the Asset Sale by Appleton Papers or such Restricted Subsidiary or Parent Entity is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

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    (a)any liabilities, as shown on Appleton Papers' or such Restricted
       Subsidiary's or Parent Entity's most recent balance sheet, of Appleton Papers or any Restricted Subsidiary or Parent Entity, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Appleton Papers or such Restricted Subsidiary or Parent Entity from further liability; and

    (b)any securities, notes or other obligations received by Appleton Papers or any such Restricted Subsidiary or Parent Entity from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Appleton Papers or such Restricted Subsidiary or Parent Entity into cash, to the extent of the cash received in that conversion.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Appleton Papers may apply, or cause to be applied, those Net Proceeds at its option:

    (1)to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect to such revolving credit Indebtedness;

    (2)to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

    (3)to make a capital expenditure; or

    (4)to acquire or make capitalized repairs to other long-term assets that are used or useful in a Permitted Business.

   Notwithstanding the foregoing, neither Appleton Papers nor one or more of its Subsidiaries shall engage in an Asset Sale in which the purchaser or transferee is the Parent Entity.

   Pending the final application of any Net Proceeds, Appleton Papers may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided above will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Appleton Papers will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Appleton Papers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

   Appleton Papers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Appleton Papers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

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  Excess Cash Flow

   If, for any fiscal year of Appleton Papers commencing with the fiscal year ending December 28, 2002, there is Excess Cash Flow, Appleton Papers will first apply the Excess Cash Flow Amount to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect to such revolving credit Indebtedness and second, permanently reduce revolving credit commitments relating to Senior Debt in an amount equal to the remaining Excess Cash Flow Amount, if any, not used to repay Senior Debt, provided that Appleton Papers shall not be required in either case to reduce such revolving credit commitments to less than $50.0 million. If more than $5.0 million of the Excess Cash Flow Amount remains after such prepayment and adjustment for such permanent reduction, Appleton Papers will make an Excess Cash Flow Offer to Holders of the notes to purchase the maximum principal amount of the notes that may be repurchased with the remaining Excess Cash Flow Amount. The offer price in any Excess Cash Flow Offer will be equal to 103% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Cash Flow remains after consummation of an Excess Cash Flow Offer, Appleton Papers may use such Excess Cash Flow for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Excess Cash Flow Offer exceeds the remaining amount of such Excess Cash Flow, the trustee will select the notes to be purchased on a pro rata basis. The application of any Excess Cash Flow amounts towards the prepayment of Senior Debt and any Excess Cash Flow Offer must occur within 20 days of the earlier to occur of (a) the day on which year end financial statements first become available or (b) 90 days after the end of the fiscal year. Any Excess Cash Flow Offer will be made pursuant to the procedures set forth in the indenture which shall be substantially similar to the repurchase procedures set forth under the subheading "--Repurchase at the Option of Holders--Change of Control."

   Appleton Papers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Flow provisions of the indenture, Appleton Papers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Cash Flow provisions of the indenture by virtue of such conflict.

   The Credit Agreement prohibits Appleton Papers from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Appleton Papers would constitute a default under that agreement. Any future credit agreements or other agreements relating to Senior Debt to which Appleton Papers becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs, or there is the requisite Excess Cash Flow, at a time when Appleton Papers is prohibited from purchasing notes, Appleton Papers could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Appleton Papers does not obtain such a consent or refinance such borrowings, Appleton Papers will remain prohibited from purchasing notes. In such case, Appleton Papers' failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

    (1)if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2)if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

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   No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

   The Parent Entity and Appleton Papers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

    (1)declare or pay any dividend or make any other payment or distribution on account of Appleton Papers' or any of its Restricted Subsidiaries' or the Parent Entity's Equity Interests, including any payment in connection with any merger or consolidation involving Appleton Papers or any of its Restricted Subsidiaries or the Parent Entity, or to the direct or indirect holders of Appleton Papers' or any of its Restricted Subsidiaries' or the Parent Entity's Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Appleton Papers or dividends or distributions payable to Appleton Papers or a Restricted Subsidiary of Appleton Papers;

    (2)purchase, redeem or otherwise acquire or retire for value, including in connection with any merger or consolidation involving Appleton Papers, any Equity Interests of Appleton Papers or any direct or indirect parent of Appleton Papers;

    (3)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Parent Guarantees or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

    (4)make any Restricted Investment (we collectively refer to all such payments and other actions set forth in these clauses (1) through (4) above as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

    (2)Appleton Papers would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Appleton Papers and its Restricted Subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph, is less than the sum, without duplication of:

       (a)30% of the Consolidated Net Income of Paperweight Development for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Paperweight Development's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit, plus

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       (b)100% of the aggregate net cash proceeds received by Appleton Papers since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Appleton Papers, other than Disqualified Stock, or from the issue or sale of convertible or exchangeable debt securities of Appleton Papers that have been converted into or exchanged for such Equity Interests, other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Appleton Papers, plus

       (c)to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment, plus

       (d)upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the fair market value of such Subsidiary or (ii) Appleton Paper's initial Investment in such Subsidiary.

Notwithstanding the foregoing, the Parent Entity and Appleton Papers will not, and will not permit any of the Restricted Subsidiaries to make any payment in respect of the Deferred Payment Obligation prior to its Stated Maturity.

   So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1)the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

    (2)the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Appleton Papers or any Guarantor or of any Equity Interests of Appleton Papers in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of Appleton Papers, of, Equity Interests of Appleton Papers, other than Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

    (3)the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Appleton Papers or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness unless otherwise prohibited by the terms of the indenture;

    (4)the payment of any dividend by a Restricted Subsidiary of Appleton Papers to the holders of its Equity Interests on a pro rata basis;

    (5)the payment of loans, advances, dividends or distributions by Appleton Papers to the Parent Entity to permit the Parent Entity to satisfy its legal obligations to pay taxes and administrative and other expenses incurred in the ordinary course of business provided that such amounts are promptly used to pay such taxes and administrative and other expenses and provided further that such amounts may not exceed, without duplication, $1,000,000 in the aggregate for payments to the Parent Entity in any twelve month period;

    (6)issuances of Capital Stock by Paperweight Development to the ESOP in satisfaction of the employer matching obligation under the ESOP;

    (7)investments acquired solely as a capital contribution; and

    (8)distributions by Appleton Papers to permit Paperweight Development to repay the Intercompany Acquisition Loan so long as the amount of any such distribution is simultaneously netted against amounts owing to Appleton Papers under the Intercompany Acquisition Loan and no cash is paid as a result of any such distribution.

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   The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Appleton Papers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $7.5 million. Not later than the date of making any Restricted Payment, Appleton Papers will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

   The Parent Entity and Appleton Papers will not, and will not permit any of their Subsidiaries to incur, meaning to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to, any Indebtedness, including Acquired Debt, and Appleton Papers will not and will not permit the Parent Entity to issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Appleton Papers may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and Appleton Papers' Subsidiary Guarantors may incur Indebtedness or issue preferred stock, if the Leverage Ratio of Paperweight Development at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Paperweight Development for which internal financial statements are available, would have been no greater than (a) 3.25 to 1, if such incurrence or issuance is on or prior to September 30, 2002, (b) 2.50 to 1, if such incurrence or issuance is after September 30, 2002 but on or prior to September 30, 2003; (c) 2.25 to 1, if such incurrence or issuance is after September 30, 2003 but on or prior to September 30, 2004; or (d) 1.75 to 1 thereafter.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, which we refer to as "Permitted Debt":

    (1)the incurrence by Appleton Papers of additional Indebtedness and letters of credit, and the incurrence by the Guarantors of related Guarantees, under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1), with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Appleton Papers and its Restricted Subsidiaries thereunder, not to exceed $340.0 million (a) less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under the Credit Agreement or the guarantees thereof, other than repayments that are concurrently reborrowed, that have been made by Appleton Papers or any of its Restricted Subsidiaries since the date of the indenture and (b) less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under the Credit Agreement or the guarantees thereof that have been made by Appleton Papers or any of its Restricted Subsidiaries since the date of the indenture, provided, however, that no repayments or reductions under the immediately preceding clauses (a) or (b) shall reduce below $75.0 million the amount of Indebtedness that may be outstanding at any one time under this clause (1);

    (2)the incurrence by Appleton Papers and its Restricted Subsidiaries of the Existing Indebtedness;

    (3)the incurrence by the Parent Entity of the Deferred Payment Obligation and Intercompany Acquisition Loan;

    (4)the incurrence by Appleton Papers and the Guarantors of Indebtedness represented by the notes and the related Parent Guarantees and the Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Parent Guarantees and the Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

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    (5)the incurrence by Appleton Papers or any of its Restricted Subsidiaries
       of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Appleton Papers or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed 3% of the consolidated tangible net assets of Appleton Papers and its Restricted Subsidiaries as of the last day of the most recently ended full fiscal quarter period of Appleton Papers for which internal financial statements are available, with tangible net assets being calculated for this purpose as the sum of (i) Consolidated Current Assets plus (ii) consolidated property, plant and equipment, net of accumulated depreciation, calculated in accordance with GAAP and set forth on the consolidated balance sheet at such date less (iii) Consolidated Current Liabilities;

    (6)the incurrence by Appleton Papers or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6) or (11) of this paragraph;

    (7)the incurrence by Appleton Papers or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Appleton Papers and any of its Subsidiaries; provided, however, that:

       (a)if Appleton Papers or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Appleton Papers, or the Subsidiary Guarantee or Parent Guarantee, in the case of a Guarantor; and

       (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Appleton Papers or a Restricted Subsidiary of Appleton Papers and
          (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Appleton Papers or a Restricted Subsidiary of Appleton Papers; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Appleton Papers or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
          (7);

    (8)the incurrence by Appleton Papers or any of its Restricted Subsidiaries of Hedging Obligations provided, that to the extent such Hedging Obligations relate to Indebtedness, such Indebtedness is permitted by the terms of the indenture to be outstanding;

    (9)the guarantee by Appleton Papers or any of the Guarantors of Indebtedness of Appleton Papers or a Restricted Subsidiary of Appleton Papers that was permitted to be incurred by another provision of this covenant;

   (10)the accrual of interest, the accretion, including the accretion on the Deferred Payment Obligation, or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

   (11)the incurrence by Appleton Papers or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $20.0 million;

   (12)the incurrence by Appleton Papers of Indebtedness or Obligations represented by or incurred pursuant the Environmental Indemnity Agreements;

   (13)Indebtedness of Appleton Papers or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business, provided that such indebtedness is satisfied within three business days of incurrence;

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   (14)the incurrence by Appleton Papers' Unrestricted Subsidiaries of
       Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Appleton Papers that was not permitted by this clause (14);

   (15)Indebtedness arising from agreements of Appleton Papers or a Restricted Subsidiary or the Parent Entity providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed 20% of the gross proceeds actually received by Appleton Papers and its Restricted Subsidiaries in connection with such disposition;

   (16)obligations in respect of performance and surety bonds provided by Appleton Papers or any Restricted Subsidiary of the Company in the ordinary course of business consistent with past practice; and

   (17)Indebtedness arising under the Intercompany Acquisition Loan, provided, however, that such Indebtedness must be expressly subordinated to the Parent Guarantee.

   Notwithstanding the foregoing, Appleton Papers will not permit the Parent Entity to amend, modify, change or refinance the Deferred Payment Obligation.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Appleton Papers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

  No Senior Subordinated Debt

   Appleton Papers will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Appleton Papers and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee or Parent Guarantee.

  Liens

   Appleton Papers will not and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables, other than Permitted Liens, upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   Appleton Papers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1)pay dividends or make any other distributions on its Capital Stock to Appleton Papers or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Appleton Papers or any of its Restricted Subsidiaries;

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    (2)make loans or advances to Appleton Papers or any of its Restricted
       Subsidiaries; or

    (3)transfer any of its properties or assets to Appleton Papers or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1)agreements governing Existing Indebtedness and the Credit Agreement as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

    (2)the indenture, the notes and the Parent Guarantees and the Subsidiary Guarantees;

    (3)applicable law;

    (4)any instrument governing Indebtedness or Capital Stock of a Person acquired by Appleton Papers or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

    (5)customary non-assignment provisions in leases, licenses and supply contracts entered into in the ordinary course of business;

    (6)purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

    (7)any agreement for the sale or other disposition of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (8)Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (9)Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

   (10)provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

   (11)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

   (12)any agreement governing Indebtedness incurred after the date of the indenture permitted under "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the restrictions contained in any such agreement, taken as a whole, are not less favorable to the Holders of the notes than those contained in the agreements governing Existing Indebtedness; or

   (13)any encumbrances or restrictions imposed by amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments,

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

modifications,restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Merger, Consolidation or Sale of Assets

   Appleton Papers may not directly or indirectly: (1) consolidate or merge with or into another Person, whether or not Appleton Papers is the surviving corporation; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Appleton Papers and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

    (1)either: (a) Appleton Papers is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger, if other than Appleton Papers, or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

    (2)the Person formed by or surviving any such consolidation or merger, if other than Appleton Papers, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Appleton Papers under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

    (3)immediately after such transaction no Default or Event of Default exists;

    (4)Appleton Papers or the Person formed by or surviving any such consolidation or merger, if other than Appleton Papers, or to which such sale, assignment, transfer, conveyance or other disposition has been made:

       (a)will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Appleton Papers immediately preceding the transaction; and

       (b)will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (5)all rights afforded to Appleton Papers or Paperweight Development by the Environmental Indemnity Agreements are effectively assigned, in full, to the Person formed by or surviving any such consolidation or merger, if other than Appleton Papers or Paperweight Development, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made pursuant to agreements reasonably satisfactory to the trustee.

   Appleton Papers may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among Appleton Papers and any of its Wholly Owned Restricted Subsidiaries.

   In addition, Appleton Papers will not permit the Parent Entity to and the Parent Entity will not consolidate or merge with any entity other than another Parent Entity and will not permit any merger between any future Parent Entity unless and until the conditions set forth in clauses (1) through (5) above have been satisfied provided that with respect to clause (4)(a), the Consolidated Net Worth immediately after any such transaction shall be equal to or greater than the Consolidated Net Worth of such Parent Entity immediately preceding the transaction.

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

  Capital Expenditures

   Appleton Papers will not and will not permit any of its Subsidiaries to make or commit to make any Capital Expenditure, except (a) Capital Expenditures of Appleton Papers and its Subsidiaries not exceeding, during any fiscal year of the Parent Entity, or, in the case of fiscal year 2001, during the fourth fiscal quarter of 2001, the amount set forth below opposite such fiscal year:

                Fiscal Year                            Amount
                -----------                          -----------
                2001................................ $15,600,000
                2002................................ $70,000,000
                2003................................ $60,000,000
                2004 and each fiscal year thereafter $55,000,000

; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the original fiscal year for which it is permitted, may be carried forward for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried forward from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

  Transactions with Affiliates

   The Parent Entity and Appleton Papers will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each of which we refer to as an "Affiliate Transaction", unless:

    (1)the Affiliate Transaction is on terms that are no less favorable to Appleton Papers or the relevant Restricted Subsidiary or the Parent Entity than those that would have been obtained in a comparable transaction by Appleton Papers or such Restricted Subsidiary or such Parent Entity with an unrelated Person; and

    (2)Appleton Papers delivers to the trustee:

       (a)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1)any employment, termination protection, deferred compensation, incentive, non-competition, benefit, indemnification or similar agreement or plan entered into by Appleton Papers or any of its Restricted Subsidiaries or the Parent Entity in the ordinary course of business with officers, directors or employees of Appleton Papers or such Restricted Subsidiary or Parent Entity;

    (2)transactions between or among the Parent Entity, Appleton Papers and/or one or more of its Restricted Subsidiaries that is a Guarantor;

    (3)transactions with a Person that is an Affiliate of Appleton Papers solely because Appleton Papers owns an Equity Interest in, or controls, or is under common control with, such Person;

    (4)payment of reasonable compensation, including equity-based compensation, and expense reimbursements to members of the Board of Directors who are not otherwise Affiliates of Appleton Papers;

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

    (5)sales of Equity Interests, other than Disqualified Stock, to Affiliates of Appleton Papers not otherwise prohibited by the indenture;

    (6)Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

    (7)the repurchase by Paperweight Development, or the issuance by Paperweight Development, of shares of its Capital Stock, from or to the ESOP, as the case may be, pursuant to the terms of the ESOP Documentation, not otherwise prohibited by the indenture; and

    (8)amendments to the ESOP as may, from time to time, be required by law.

  Additional Subsidiary Guarantees or Parent Guarantees

   If Appleton Papers or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, other than a Subsidiary with less than $2.0 million in total assets at the time of its creation and thereafter as assessed each quarter based on the most recently available quarterly balance sheet or a group of Subsidiaries with less than $5.0 million in total assets in the aggregate at the time of their creation and thereafter as assessed each quarter based on the most recently available quarterly balance sheet, excluding all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries, then each newly acquired or created Domestic Subsidiary will become a Guarantor and will execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 10 Business Days of the date on which it was acquired, created or assessed.

   If the Parent Entity acquires or creates another entity having a direct or indirect ownership interest in Appleton Papers after the date of the indenture, then that newly acquired or created entity will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Appleton Papers and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by Appleton Papers. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Sale and Leaseback Transactions

   The Parent Entity and Appleton Papers will not, and will not permit any of the Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Appleton Papers or any Subsidiary Guarantor may enter into a sale and leaseback transaction if:

    (1)Appleton Papers or that Subsidiary Guarantor, as applicable, could have
       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

    (2)the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

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

    (3)the transfer of assets in that sale and leaseback transaction is permitted by, and Appleton Papers applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

   Appleton Papers will not, and will not permit any of its Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Appleton Papers to any Person, other than Appleton Papers or a Wholly Owned Restricted Subsidiary of Appleton Papers, unless:

    (1)such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

    (2)the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

   In addition, Appleton Papers will not permit any Wholly Owned Restricted Subsidiary of Appleton Papers to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to Appleton Papers or a Wholly Owned Restricted Subsidiary of Appleton Papers.

  No Amendment to Deferred Payment Obligation, Fox River Indemnity Arrangements, Security Holders Agreements, Intercompany Acquisition Loan or ESOP Documentation

   Without the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, Appleton Papers will not permit Paperweight Development to amend, modify, waive, assign or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Deferred Payment Obligation other than any such amendment, modification, waiver or other change that:

    (1)would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon,

    (2)does not involve the payment of a consent fee, or

    (3)involves a change to a notice address or cures any ambiguity, defect or inconsistency in a manner not in any respect adverse to the Holders of the notes.

   Without the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, Appleton Papers and Paperweight Development will not amend, supplement or otherwise modify, or permit the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise) the terms and conditions of the Fox River Indemnity Arrangements other than to the extent necessary to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not in any respect adverse to the Holders of the notes; provided, however, that under certain limited circumstances, the non-economic terms of the Credit Enhancement and the Bermuda Company Agreements may be amended with the consent of the trustee upon receipt of an officer's certificate and legal and investment banking opinions to the general effect that the proposed amendment is not adverse to Arjo Wiggins Appleton (Bermuda) Limited, which is the policyholder under the Credit Enhancement, Paperweight Development, Appleton Papers or, in the case of the investment banking opinion, the Holders of the notes.

   Without the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, Appleton Papers and Paperweight Development will not amend, supplement or otherwise modify, or permit the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise) the terms and conditions of the Security Holders Agreements other than to the extent necessary to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not in any respect adverse to the Holders of the notes.

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

   Without the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, Appleton Papers and the Parent Entity will not amend, supplement or otherwise modify, or permit the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise) the terms and conditions of the Intercompany Acquisition Loan except to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not in any respect adverse to the Holders of the notes.

   Without the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, Appleton Papers and the Parent Entity will not amend, supplement or otherwise modify, or permit the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise) the ESOP Documentation except as may be required by law or to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not in any respect adverse to the Holders of the notes; provided, however, that certain administrative, non-economic and other terms of the ESOP Documentation, not including provisions regarding contributions to the ESOP, distributions to participants, amendment or termination of the ESOP, and other provisions identified in the indenture, may be amended with the consent of the trustee upon receipt of an officer's certificate and a legal opinion, to the general effect that the proposed amendment is not adverse to Paperweight Development or Appleton Papers, and an opinion of an ESOP consultant, to the general effect that the proposed amendment will not accelerate the timing or amount of Paperweight Development's obligations to repurchase common stock from employees terminating their participation in the ESOP.

  Business Activities

   Appleton Papers will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Appleton Papers and its Restricted Subsidiaries taken as a whole.

   Appleton Papers will not permit the Parent Entity to conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of Appleton Papers, including matters related to the ESOP, and those actions required to be taken under the Deferred Payment Obligation, Guarantees permitted by the indenture, the Intercompany Acquisition Loan, the Environmental Indemnity Agreements and the Credit Enhancement.

  Payments for Consent

   Appleton Papers will not, and will not permit any of its Subsidiaries or the Parent Entity to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Actions related to Debt Arbiter Determination

   If, pursuant to the terms of the Fox River AWA Environmental Indemnity Agreement, the Designated Debt Arbiter, as defined therein, determines that Appleton Papers will have sufficient internal excess cash to be able to repay the notes at their stated maturity, then such internal excess cash shall be deposited for purposes of such repayment with the trustee within five days of such determination but not earlier than 30 days prior to the Stated Maturity of the notes, provided, that if the amount initially deposited is not sufficient to repay the notes in full at their stated maturity, then Appleton Papers shall make additional deposits promptly and from time to time during the period between the initial deposit and the stated maturity as additional internal excess cash becomes available until the total repayment amount has been deposited.

  S Corporation Status

   Appleton Papers will not and will not permit the Parent Entity to take, or fail to take, any action that would terminate, or could reasonably be expected to lead to the termination of, Paperweight Development's qualification as an "S Corporation" or the qualification of any Subsidiary of Paperweight Development, other

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

than any such Subsidiary that is an "Ineligible Corporation" under Section 1361(b)(2) of the Code, as a "qualified subchapter S subsidiary," in each case, for U.S. federal income tax purposes.

  Independent Directors

   The Board of Directors of both Appleton Papers and Paperweight Development shall include, at all times, at least two Independent Directors.

Reports

   Whether or not required by the Commission, so long as any notes are outstanding, Appleton Papers will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

    (1)all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Appleton Papers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Appleton Papers' certified independent accountants; and

    (2)all current reports that would be required to be filed with the Commission on Form 8-K if Appleton Papers were required to file such reports.

   If Appleton Papers or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto to the same extent that would be required by Regulation S-X, and in addition, in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Appleton Papers and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

   In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Appleton Papers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, Appleton Papers and the Parent Guarantors and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is an Event of Default:

    (1)default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

    (2)default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

    (3)failure by Appleton Papers or any of its Restricted Subsidiaries to comply with the provisions of the indenture described under the captions "--Repurchase at the Option of Holders--Change of Control," ''--Repurchase at the Option of Holders--Asset Sales," "--Repurchase at the Option of Holders--Excess Cash Flow," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Merger, Consolidation or Sale of Assets," "--Certain Covenants--No Amendment to Deferred Payment Obligation, Fox River

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

       Indemnity Arrangements, Security Holders Agreements, Intercompany Acquisition Loan or ESOP Documentation," or "--Certain
       Covenants--Actions Related to Debt Arbiter Determination;"

    (4)failure by Appleton Papers or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

    (5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Appleton Papers or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Appleton Papers or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

       (a)is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default, which we refer to as a "Payment Default"; or

       (b)results in the acceleration of such Indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    (6)failure by Appleton Papers or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged, or stayed or the execution of which has not been otherwise postponed or precluded in accordance with applicable procedures, for a period of 60 days; and

    (7)except as permitted by the indenture, any Subsidiary Guarantee or Parent Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee or Parent Guarantee;

    (8)the Environmental Indemnity Agreements or the Credit Enhancement are terminated, held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason, except in accordance with the terms thereof, to be in full force and effect or any party thereto, or any Person acting on behalf of any party thereto, shall deny or disaffirm in writing its obligations under either the Environmental Indemnity Agreements or the Credit Enhancement; and

    (9)certain events of bankruptcy or insolvency described in the indenture with respect to the Parent Entity, Appleton Papers or any one or more of its Subsidiaries with, individually or in the aggregate, total assets or liabilities of greater than or equal to $10.0 million.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Appleton Papers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding the notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

   The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its

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

consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Appleton Papers or any of its affiliates with the intention of avoiding payment of the premium that Appleton Papers would have had to pay if Appleton Papers then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2005, by reason of any willful action, or inaction, taken, or not taken, by or on behalf of Appleton Papers with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2005, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

   Appleton Papers is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Appleton Papers is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Appleton Papers or any Guarantor, as such, will have any liability for any obligations of Appleton Papers or the Guarantors under the notes, the indenture, the Parent Guarantees or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   Appleton Papers may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Parent Guarantees and Subsidiary Guarantees, which we refer to as "Legal Defeasance", except for:

(1)the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)Appleton Papers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)the rights, powers, trusts, duties and immunities of the trustee, and Appleton Papers' and the Guarantors' obligations in connection therewith; and

(4)the Legal Defeasance provisions of the indenture.

   In addition, Appleton Papers may, at its option and at any time, elect to have the obligations of Appleton Papers and the Guarantors released with respect to certain covenants that are described in the indenture, which we refer to as "Covenant Defeasance", and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1)Appleton Papers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a

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nationallyrecognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Appleton Papers must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2)in the case of Legal Defeasance, Appleton Papers has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Appleton Papers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3)in the case of Covenant Defeasance, Appleton Papers has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4)no Default or Event of Default has occurred and is continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

    (5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Appleton Papers or any of its Subsidiaries is a party or by which Appleton Papers or any of its Subsidiaries is bound;

    (6)Appleton Papers must deliver to the trustee an officers' certificate stating that the deposit was not made by Appleton Papers with the intent of preferring the Holders of notes over the other creditors of Appleton Papers with the intent of defeating, hindering, delaying or defrauding creditors of Appleton Papers or others; and

    (7)Appleton Papers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

   Without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

    (1)reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

    (2)reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

    (3)reduce the rate of or change the time for payment of interest on any note;

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    (4)waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

    (5)make any note payable in money other than that stated in the notes;

    (6)make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

    (7)waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders";

    (8)release any Guarantor from any of its obligations under its Parent Guarantee or its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

    (9)make any change in the preceding amendment and waiver provisions.

   Notwithstanding the preceding, without the consent of any Holder of notes, Appleton Papers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

    (1)to change a notice address or to cure any ambiguity, defect or inconsistency;

    (2)to provide for uncertificated notes in addition to or in place of certificated notes;

    (3)to provide for the assumption of Appleton Papers' or a Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Appleton Papers' assets;

    (4)to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

    (5)to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

    (6)to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the notes issued thereunder; or

    (7)to allow any Guarantor to execute a supplemental indenture and/or a Parent Guarantee or Subsidiary Guarantee, as applicable, with respect to the notes.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1)either:

       (a)all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Appleton Papers, have been delivered to the trustee for cancellation; or

       (b)all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Appleton Papers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

    (2)no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Appleton Papers or any Guarantor is a party or by which Appleton Papers or any Guarantor is bound;

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    (3)Appleton Papers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

    (4)Appleton Papers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

   In addition, Appleton Papers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the trustee becomes a creditor of Appleton Papers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Appleton Papers Inc., 825 E. Wisconsin Avenue, P.O. Box 359, Appleton, Wisconsin 54912-0359, Attention: Paul J. Karch. In addition, the indenture has been filed as an exhibit to the registration statement on Form S-4, of which this prospectus is a part.

Book-Entry, Delivery and Form

   The registered notes initially will be represented by one or more notes in registered, global form without interest coupons, which we refer to collectively as the "Global Notes". The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

   The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. Appleton Papers takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.


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   DTC has advised Appleton Papers that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to collectively as the "Participants", and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to collectively as the "Indirect Participants". Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised Appleton Papers that, pursuant to procedures established by it:

    (1)upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

    (2)ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interests in the Global Notes.

   Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

   Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Appleton Papers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Appleton Papers, nor the trustee nor any agent of Appleton Papers or the trustee has or will have any responsibility or liability for:


    (1)any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2)any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised Appleton Papers that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such

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payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Appleton Papers. Neither Appleton Papers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Appleton Papers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   DTC has advised Appleton Papers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Appleton Papers, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive notes in registered certificated form, which we refer to as "Certificated Notes," if:

    (1)DTC (a) notifies Appleton Papers that it is unwilling or unable to continue as depositary for the Global Notes and Appleton Papers fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2)Appleton Papers, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3)there has occurred and is continuing a Default or Event of Default with respect to the notes.

   In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Same Day Settlement and Payment

   Appleton Papers will make payments in respect of the notes represented by the Global Notes, including principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Appleton Papers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address.

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PDC Capital Corporation

   Notwithstanding any other provisions of the indenture, PDC Capital Corporation, a Delaware corporation, shall not be subject to the terms and conditions of the indenture provided that it has no assets other than nominal assets and its common stock ownership of Arjo Wiggins Appleton (Bermuda) Limited.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

    (1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

   "Asset Sale" means:

    (1)the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Appleton Papers and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the indenture described under "--Repurchase at the Option of Holders--Asset Sales;" and

    (2)the issuance of Equity Interests in any of Appleton Papers' Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

   Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

    (1)any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

    (2)a transfer of assets between or among Appleton Papers and one or more of its Subsidiary Guarantors;

    (3)an issuance of Equity Interests by a Restricted Subsidiary to Appleton Papers, the Parent Entity or to another Restricted Subsidiary or any issuance by Paperweight Development of its Capital Stock to the ESOP;

    (4)the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

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    (5)the sale or other disposition of cash or Cash Equivalents;

    (6)a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain
       Covenants--Restricted Payments;"

    (7)the disposition, in the ordinary course of business, of obsolete, worn-out, damaged or otherwise unusable or no longer useful equipment or assets; or

    (8)the licensing of intellectual property in the ordinary course of business.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Available ESOP Contributions" means with respect to any period, the sum of
(a) the aggregate amount of cash received by Paperweight Development in respect of ESOP Stock Issuances during such period, which cash has been, in turn, contributed to the Parent Entity and then to Appleton Papers during such period, and (b) any Carryover Contributions for such period.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person", as that term is used in Section 13(d)(3) of the Exchange Act, such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

   "Bermuda Company Agreements" means the collective reference to (a) the Relationship Agreement, (b) the Assignment and Assumption Deed, dated as of November 9, 2001, between AWA and Arjo Wiggins Appleton (Bermuda) Limited, (c) the by-laws and memorandum of association of Arjo Wiggins Appleton (Bermuda) Limited, (d) the certificate of incorporation and by-laws of PDC Capital Corporation and (e) the Bermuda Security Agreement.

   "Bermuda Security Agreement" means the Collateral Assignment, dated as of November 9, 2001 by Arjo Wiggins Appleton (Bermuda) Limited in favor of Appleton Papers.

   "Board of Directors" means:

    (1)with respect to a corporation, the board of directors of the corporation;

    (2)with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3)with respect to any other Person, the board or committee of such Person serving a similar function.

   "Capital Expenditures" means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing, pursuant to Capital Lease Obligations, of fixed or capital assets or additions to equipment, including replacements, capitalized repairs and improvements during such period.

   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

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   "Capital Stock" means:

    (1)in the case of a corporation, corporate stock;

    (2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

    (3)in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

    (4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Carryover Contributions" means with respect to any period, the amount, if any, by which the aggregate amount of cash received by Paperweight Development, in respect of ESOP Stock Issuances during the period from November 9, 2001 to the day immediately preceding the first day of such period exceeds ESOP Related Distributions during the period from November 9, 2001 to the day immediately preceding the first day of such period.

   "Cash Equivalents" means:

    (1)United States dollars;

    (2)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, provided that the full faith and credit of the United States is pledged in support of those securities, having maturities of not more than one year from the date of acquisition;

    (3)certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5)commercial paper of an issuer rated at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Services or carrying an equivalent rating by a nationally recognized rating agency, if both the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing within six months after the date of acquisition; and

    (6)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

    (1)the direct or indirect sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the properties or assets of Appleton Papers and its Restricted Subsidiaries taken as a whole to any "person", as that term is used in Section 13(d)(3) of the Exchange Act;

    (2)the adoption of a plan relating to the liquidation or dissolution of Appleton Papers;

    (3)the consummation of any transaction, including any merger or consolidation, the result of which is that any "person", as defined above, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Appleton Papers, measured by voting power rather than number of shares;

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    (4)the first day on which a majority of the members of the Board of
       Directors of Appleton Papers and Paperweight Development are not Continuing Directors;

    (5)the first day on which the Parent Entity ceases to own 100% of the outstanding Equity Interests of Appleton Papers; or

    (6)the failure of the ESOP to own 100% of Paperweight Development.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

    (1)an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

    (2)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

    (3)Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (4)depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, the foregoing being referred to as "Non-Cash Charges;" plus

    (5)other non-cash charges from employee compensation expenses arising from the issuance of stock, options to purchase stock, deferrals and stock appreciation rights, employer matching contributions pursuant to the ESOP, excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash; plus

    (6)restructuring and relocation expenses related to Appleton Paper's Harrisburg, Pennsylvania facility closure incurred prior to the date of the indenture and not exceeding $12,900,000 in the aggregate; plus

    (7)losses in respect of the Appleton Paper's investment in Paperhub.com to the extent recognized on or prior to the date of the indenture and not exceeding $6,500,000 in the aggregate; minus

    (8)non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Current Assets" means, at any date, all amounts, other than cash and Cash Equivalents, that would, in conformity with GAAP, be set forth opposite the caption "total current assets" or any like caption on a consolidated balance sheet of any Person and its Subsidiaries at such date.

   "Consolidated Current Liabilities" means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" or any like caption on a consolidated balance sheet of any Person and its Subsidiaries at such date, but excluding the current portion of any Indebtedness of any Person and its Subsidiaries.

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   "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

    (1)the total amount of Indebtedness of such Person and its Subsidiaries;
       plus

    (2)the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Subsidiaries; plus

    (3)the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of:

    (1)the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, including the Deferred Payment Obligation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; and

    (2)the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; and

    (3)any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; and

    (4)the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1)the Net Income, but not loss, of any Unrestricted Subsidiary will be excluded whether or not distributed to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

    (2)the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3)the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

    (4)the Net Income of any Person which is not a Subsidiary or is accounted for by the equity method of accounting will be excluded except to the extent of the amount of dividends or distributions actually paid in cash by such Person to the specified Person; and

    (5)the cumulative effect of a change in accounting principles will be excluded.

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   "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

    (1)the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

    (2)the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

   "Consolidated Working Capital" means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Appleton Papers or Paperweight Development, as the case may be, who:

    (1)was a member of such Board of Directors of such company on the date of the indenture; or

    (2)was nominated for election or elected to such Board of Directors in accordance with the Security Holders Agreements, or, if inapplicable, with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Agreement" means that certain Credit Agreement, dated as of November 8, 2001 by and among Paperweight Development Corp., Appleton Papers, the several lenders party thereto, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, Bear Stearns Corporate Lending Inc., as syndication agent, U.S. Bank National Association d/b/a Firstar Bank, N.A. and LaSalle Bank National Association, as documentation agents, M&I Marshall & Ilsley Bank, as managing agent, Associated Bank, N.A. as co-agent and Toronto Dominion (Texas), Inc., as administrative agent, providing for a senior secured credit facility for up to $340.0 million consisting of a $75.0 million four-year revolving credit facility, a $115.0 million four-year term loan A and a $150.0 million five-year term loan B including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced, whether by the same lender or any other lender or group of lenders, from time to time.

   "Credit Enhancement" means the indemnity claim insurance policy issued by Commerce and Industry Insurance Company, substantially in the form of Schedule
6.1.5.1 to the AWA Environmental Indemnity Agreement, issued on November 9, 2001 in favor of Arjo Wiggins Appleton (Bermuda) Limited, a company limited by shares organized under the Companies Act of 1981 of the Island of Bermuda.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Deferred Payment Obligation" means the obligation of Paperweight Development to pay Arjo Wiggins North American Investments Ltd. approximately $321 million on the terms and conditions set forth in Schedule 2.3 of the Purchase Agreement by and among AWA, Arjo Wiggins US Holdings Ltd., Arjo Wiggins North American Investments Ltd., Paperweight Development Corp. and New Appleton LLC, dated as of July 5, 2001, excluding any refinancings thereof.

   "Disposition" means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

   "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or

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otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Appleton Papers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Appleton Papers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption ''--Certain Covenants--Restricted Payments" and any Capital Stock that would constitute Disqualified Stock solely because the holders of that Capital Stock have the right to require Paperweight Development or Paperweight Development has the obligation to repurchase such Capital Stock pursuant to the terms of the ESOP will not constitute "Disqualified Stock."

   "Domestic Subsidiary" means any Subsidiary of Appleton Papers that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Appleton Papers.

   "Environmental Indemnity Agreements" means the Fox River AWA Environmental Indemnity Agreement and the Fox River PDC Environmental Indemnity Agreement.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

   "ESOP" means the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

   "ESOP Documentation" means the collective reference to (a) the ESOP, (b) the Trust and (c) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

   "ESOP Related Distributions" means all payments, loans, advances, distributions or dividends made by Appleton Papers to the Parent Entity to permit the Parent Entity to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation.

   "ESOP Stock Issuances" means with respect to any period, any issuance of common stock by Paperweight Development to the ESOP during such period.

   "Excess Cash Flow" means for any fiscal year of Paperweight Development, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all Non-Cash Charges, including depreciation and amortization deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by Appleton Papers and its Subsidiaries during such fiscal year, other than sales of inventory in the ordinary course of business, to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Appleton Papers and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, excluding the principal amount of Indebtedness incurred to finance such expenditures, but including repayments of any such Indebtedness incurred during such period or any prior period and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount,
(iii) the aggregate amount of all prepayments of revolving and swingline loans under the Credit Agreement during such fiscal year to the extent accompanying permanent optional reductions of the revolving commitments are made thereunder and all optional prepayments of the term loans under the Credit Agreement during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of all Indebtedness for money borrowed, including the term loans under the Credit Agreement of Appleton Papers and its Subsidiaries made during such fiscal year, other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, (v) increases in Consolidated

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Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of property by Appleton Papers and its Subsidiaries during such fiscal year, other than sales of inventory in the ordinary course of business, to the extent included in arriving at such Consolidated Net Income and (vii) the excess, if any, of (A) ESOP Related Distributions during such fiscal year, over (B) Available ESOP Contributions during such fiscal year.

   "Excess Cash Flow Amount" means 75% of Excess Cash Flow.

   "Excluded Restricted Subsidiaries" means Appleton Papers Canada Ltd. and Appleton Papers de Mexico, S.A. de C.V.

   "Existing Indebtedness" means up to $13.3 million in aggregate principal amount of Indebtedness of Appleton Papers and its Subsidiaries, other than Indebtedness under the Credit Agreement but including $8.7 million pursuant to the IRB and $4.6 million of Capital Lease Obligations, until such amounts are repaid.

   "Fox River AWA Environmental Indemnity Agreement" means the Fox River AWA Environmental Indemnity Agreement by and among Paperweight Development, New Appleton, Appleton Papers and AWA dated as of November 9, 2001, as amended, modified or supplemented from time to time.

   "Fox River Indemnity Arrangements" means the collective reference to the Fox River PDC Environmental Indemnity Agreement, the Fox River AWA Environmental Indemnity Agreement, the Credit Enhancement, the Fox River Security Agreement and the Bermuda Company Agreements.

   "Fox River PDC Environmental Indemnity Agreement" means the Fox River PDC Environmental Indemnity Agreement by and among Paperweight Development, New Appleton and Appleton Papers dated as of November 9, 2001, as amended, modified or supplemented from time to time.

   "Fox River Security Agreement" means the Security Agreement, substantially in the form attached as Exhibit B to the Fox River AWA Environmental Indemnity Agreement, by and among Appleton Papers, Paperweight Development, New Appleton, LLC and AWA.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

   "Government Securities" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Guarantors" means each of:

    (1)the Parent Entity;

    (2)Appleton Papers' Restricted Subsidiaries, other than the Excluded Restricted Subsidiaries, on the date of the indenture; and

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    (3)any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor if its respective Guarantee is released in accordance with the indenture.

   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

    (1)interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

    (2)other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

    (3)agreements or arrangements designed to protect such Person against currency fluctuations or fluctuations in the cost of raw materials,

in each case, in amounts reasonably related to such Person's business and operations and not for speculative purposes.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

    (1)in respect of borrowed money;

    (2)evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

    (3)in respect of banker's acceptances;

    (4)representing Capital Lease Obligations;

    (5)representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable provided that the Deferred Payment Obligation shall be excluded from the calculation of Indebtedness with respect to Paperweight Development; or

    (6)representing any Hedging Obligations,

if and to the extent any of the preceding items, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date will be:

    (1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

    (2)the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

   "Independent Director" means a director that would qualify as an independent director for purposes of a company's audit committee pursuant to Nasdaq Stock Market Listing Requirements; provided however, that in lieu of having the applicable financial expertise required by such requirements, such director may have operational business expertise.

   "Intercompany Acquisition Loan" means the loan by Appleton Papers to Paperweight Development in the aggregate of $546.0 million using the proceeds of the Senior Subordinated Note due 2008 issued to AWA on November 9, 2001, $265.0 million of term loans under the Credit Agreement and $31.0 million of Appleton Papers' cash available immediately prior to November 9, 2001.

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   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons, including Affiliates, in the forms of loans, including Guarantees or other obligations, advances or capital contributions, excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Appleton Papers or any Subsidiary of Appleton Papers sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Appleton Papers such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Appleton Papers, Appleton Papers will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by Appleton Papers or any Subsidiary of Appleton Papers of a Person that holds an Investment in a third Person will be deemed to be an Investment by Appleton Papers or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "IRB" means the unsecured variable rate industrial revenue bonds due 2013 and 2027 existing on the date of the indenture.

   "Leverage Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Paperweight Development, excluding the Deferred Payment Obligation, as of such date to (b) the Consolidated Cash Flow of Paperweight Development for the most recent four full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or Dispositions of assets made by the Parent Entity, Appleton Papers or its Restricted Subsidiaries from the beginning of such four quarter period through and including such date of determination, including any related financing transactions, as if such acquisitions and Dispositions had occurred at the beginning of such four quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Parent Entity, Appleton Papers or its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the four quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

   "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1)any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2)any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

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   "Net Proceeds" means the aggregate cash proceeds received by Appleton Papers or any of its Restricted Subsidiaries or the Parent Entity in respect of any Asset Sale, including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of (i) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale,
(iii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Cash Charges" shall have the meaning set forth in clause (4) under the definition of "Consolidated Cash Flow."

   "Non-Recourse Debt" means Indebtedness:

    (1)as to which neither Appleton Papers nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness,
       (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

    (2)no default with respect to which, including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of Appleton Papers or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

    (3)as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Appleton Papers or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Parent Entity" means Paperweight Development Corp. and any future direct or indirect parent of Appleton Papers.

   "Permitted Business" means any business engaged in by Appleton Papers or its Restricted Subsidiaries as of the date of the indenture or any business reasonably related, ancillary or complementary thereto.

   "Permitted Investments" means:

    (1)any Investment in Appleton Papers or in a Restricted Subsidiary that is a Guarantor;

    (2)any Investment in Cash Equivalents;

    (3)any Investment existing on the date of the indenture;

    (4)any Investment by Appleton Papers or any Restricted Subsidiary in a Person, if as a result of such Investment:

       (a)such Person becomes a Restricted Subsidiary of Appleton Papers and a Guarantor; or

       (b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Appleton Papers or a Restricted Subsidiary that is a Guarantor;

    (5)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

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    (6)any Investment solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of Paperweight Development;

    (7)any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

    (8)Hedging Obligations;

    (9)other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding not to exceed $5.0 million;

   (10)loans and advances to employees and officers of Appleton Papers, the Restricted Subsidiaries and the Parent Entity, or guarantees of third party loans to such persons, in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any time outstanding; and

   (11)extensions of trade credit, including accounts receivable, by Appleton Papers and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business.

   "Permitted Liens" means:

    (1)Liens of Appleton Papers and any Guarantor that are securing Indebtedness and other Obligations under the Credit Agreement or that are securing Senior Debt that was permitted by the terms of the indenture to be incurred;

    (2)Liens in favor of Appleton Papers or the Guarantors;

    (3)Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Appleton Papers or any Subsidiary of Appleton Papers; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Appleton Papers or the Subsidiary;

    (4)Liens on property existing at the time of acquisition of the property by Appleton Papers or any Subsidiary of Appleton Papers, provided that such Liens were in existence prior to the contemplation of such acquisition;

    (5)Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

    (6)Liens existing on the date of the indenture and any extensions or renewals thereof otherwise permitted by the terms of the indenture;

    (7)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

    (8)Liens incurred in the ordinary course of business of Appleton Papers or any Subsidiary of Appleton Papers with respect to Obligations that do not exceed $10.0 million at any one time outstanding;

    (9)Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

   (10)Liens on rights of "Recovery" in favor of AWA pursuant to and as defined in the Fox River Indemnity Arrangements;

   (11)statutory Liens of landlords and Liens of carriers, warehouseman, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provisions, if any, shall be required by GAAP shall have been made in respect thereof;

   (12)Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; and

   (13)Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Appleton Papers or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Appleton Papers or any of its Restricted Subsidiaries, other than intercompany Indebtedness, or any Indebtedness of the Parent Entity in the form of Guarantees of the Credit Agreement; provided that:

    (1)the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount, or accreted value, if applicable, of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded, plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith;

    (2)such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3)if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4)such Indebtedness is incurred either by Appleton Papers or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Person.

   "Reinvestment Deferred Amount" means with respect to any Reinvestment Event, the aggregate net cash proceeds received by a Person in connection therewith that are not applied to prepay term loans under the Credit Agreement or reduce the revolving commitments under the Credit Agreement as a result of the delivery of a Reinvestment Notice.

   "Reinvestment Event" means any Asset Sale or Recovery Event in respect of which Appleton Papers has delivered a Reinvestment Notice.

   "Reinvestment Notice" means a written notice executed by an officer stating that no Event of Default has occurred and is continuing and that Appleton Papers, directly or indirectly through a Subsidiary, intends and expects to use all or a specified portion of the net cash proceeds of an Asset Sale or Recovery Event to make a capital expenditure or acquire or make capitalized repairs to fixed or capital assets that are used or useful in a Permitted Business.

   "Relationship Agreement" means the Agreement dated as of November 9, 2001 by and among AWA, Arjo Wiggins (Bermuda) Holdings Limited, Paperweight Development, PDC Capital Corporation and Arjo Wiggins Appleton (Bermuda) Limited.

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

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Security Holders Agreements" means, collectively, the Security Holders Agreement by and between Paperweight Development and the Trust dated as of November 9, 2001 and the Security Holders Agreement by and between Appleton Papers and the Trust dated as of November 9, 2001.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any specified Person:

    (1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

    (2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person, or any combination thereof.

   "Trust" means the Appleton Papers Inc. Employee Stock Ownership Trust adopted July 19, 2001.

   "Unrestricted Subsidiary" means Appleton Recycled Fibers, Inc. and any Subsidiary of Appleton Papers, other than Appleton Papers Canada Ltd. and Appleton Papers de Mexico, S.A. de C.V. or any successor to either of them, that is designated by the Board of Directors of Appleton Papers as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

    (1)has no Indebtedness other than Non-Recourse Debt;

    (2)is not party to any agreement, contract, arrangement or understanding with Appleton Papers or any Restricted Subsidiary of Appleton Papers unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Appleton Papers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Appleton Papers;

    (3)is a Person with respect to which neither Appleton Papers nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Appleton Papers or any of its Restricted Subsidiaries; and

    (5)has at least one director on its Board of Directors that is not a director or executive officer of Appleton Papers or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Appleton Papers or any of its Restricted Subsidiaries.

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

   Any designation of a Subsidiary of Appleton Papers as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Appleton Papers as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Appleton Papers will be in default of such covenant. The Board of Directors of Appleton Papers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Appleton Papers of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

    (2)the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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

                  DESCRIPTION OF DEFERRED PAYMENT OBLIGATION

   In connection with the acquisition, Paperweight Development agreed to pay one of the sellers approximately $321 million on May 8, 2010. We refer to this agreement as the deferred payment obligation.

   The deferred payment obligation is or will be contractually subordinated in right of payment to the prior repayment in full of the senior credit facilities and the notes and the fulfillment of all of Paperweight Development's obligations under its guarantees of the senior credit facilities and the notes, provided, however, that such subordination is solely for the benefit of the holders of the senior credit facilities and the notes and not for the benefit of any other creditor. Paperweight Development has the right to set-off the amount of any losses suffered by the buyers for which the sellers are obligated to provide indemnification under the purchase agreement against any payments due under the deferred payment obligation.

   In connection with the deferred payment obligation, Paperweight Development agreed to the following:

    . to limit the distributions Paperweight Development is allowed to make to the ESOP other than (a) those distributions required to repurchase stock from employees whose employment is terminated or who exercise their diversification rights under the KSOP and (b) loans to the ESOP to permit the ESOP to make loans or to fund hardship distributions to participants in the ESOP;

    . not to incur or allow us to incur indebtedness without the consent of the holder of the deferred payment obligation, except (1) to refinance the senior credit facilities, the senior subordinated note held by AWA and the notes, (2) to obtain $100 million of incremental indebtedness,
       (3) to obtain some types of working capital facilities or (4) as permitted by other limited exceptions;

    .  not to own assets other than our capital stock;

    . to allow the holder of the deferred payment obligation the right to transfer the obligation to a qualified institutional buyer and to other parties, except our competitors, with Paperweight Development's consent, which may not be unreasonably withheld;

    . to restrict our business to the businesses that we currently conduct, any extension of our business and any businesses that take advantage of our strategic strengths, including our basic core technologies, such as encapsulation, coating chemistry, coating application, papermaking and the like; and

    .  to provide AWA with all information provided to the holders of the notes.

   If at any time prior to the date that the deferred payment obligation is paid in full we default on the payment of any principal or interest owing under the senior credit facilities or the notes (or any document relating to the refinancing of such indebtedness) and the default continues for thirty days, the holder of the deferred payment obligation will have the right to designate one member to our board of directors. Notwithstanding the foregoing, if the seller holding the deferred payment obligation transfers more than 50% of the deferred payment obligation to a third party, then such third party holder would be entitled to designate two directors to our board of directors upon any such payment default.

   Paperweight Development will be permitted to prepay the deferred payment obligation, in whole at any time, or in part from time to time, for an amount equal to $140 million increased by 10% per annum compounded semi-annually from the closing date of the acquisition through the date of repayment, less the amount of any prior prepayments. However, the agreement governing the senior credit facilities prohibits or restricts prepayments, or repayment on the due date, of the deferred payment obligation as long as the senior credit facilities remain outstanding. The indenture will prohibit prepayments, or repayment on the due date, of the deferred payment obligation as long as the notes remain outstanding.

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

   In the event of some types of change of control of either Paperweight Development or us, Paperweight Development is required to offer to repurchase the deferred payment obligation at a price equal to the price that would have been payable if the deferred payment obligation had been prepaid on that date, provided, however, that the trustee or the holders of 25% in aggregate principal amount of the notes then outstanding shall have the right to block any such payments by Paperweight Development in respect of the deferred payment obligation by delivery of a written payment blockage notice. Any such payment blockage shall last for a period of 179 days from the date of notice or, if longer, so long as an event of default shall have occurred and be continuing under the terms of the indenture. No change of control event that existed or was continuing on the date of delivery of any payment blockage notice will be, or be made, the basis for a subsequent payment blockage notice.

   Certain but not all amendments to the deferred payment obligation will require the consent of the holders of a majority in aggregate principal amount of the notes.

                    THE APPLETON PAPERS RETIREMENT SAVINGS
                       AND EMPLOYEE STOCK OWNERSHIP PLAN

General

   Our 401(k) plan, which is called the Appleton Papers Retirement Savings Plan, was amended and restated effective as of January 1, 2001, in the form of the Appleton Papers Retirement Savings and Employee Stock Ownership Plan, which we refer to as the KSOP or the plan. The KSOP includes a separate employee stock ownership plan component, which we refer to as the ESOP or the Company Stock Fund. The KSOP is a tax-qualified retirement plan that also contains a 401(k) feature, which provides participants with the ability to make pretax contributions to the KSOP by electing to defer a percentage of their compensation. Historically, participants have had the choice to direct these contributions to a number of investment options in the non-ESOP component of the plan, which we refer to as the Vanguard Fund. The ESOP component of the KSOP is a tax-qualified employee stock ownership plan that is designed to invest primarily in common stock of Paperweight Development.

   Eligible participants, as "named fiduciaries" under ERISA, were offered a one-time irrevocable election to acquire a beneficial interest in the common stock of Paperweight Development by electing to direct the transfer of all or a portion of their existing account balances in the KSOP and the 401(a) plan to the Company Stock Fund. During the transfer election period, eligible participants were able to elect to transfer all or any portion of the following accounts to the Company Stock Fund: (1) account balances held in the Vanguard Fund, regardless of whether they are vested, less any outstanding loan balances, and (2) any account balances, regardless of whether they are vested, in our 401(a) plan which is called the Appleton Papers Inc. Retirement Medical Savings Plan.

   The total proceeds transferred by eligible participants to the Company Stock Fund were approximately $107 million, representing an average election by each eligible participant to direct the transfer of approximately 73% of his or her account to the Company Stock Fund. All proceeds of the offering were used by the ESOP trustee to purchase the common stock of Paperweight Development. As a result of this purchase, the ESOP owns 100% of the common stock of Paperweight Development. The ESOP trustee may purchase common stock from Paperweight Development with future pretax deferrals made by employees. We also intend to fund a significant part of our matching contribution commitment with common stock of Paperweight Development.

Eligibility

   All employees participating in the 401(k) plan prior to its restatement effective as of January 1, 2001 continued as participants in the KSOP, subject to the terms of the KSOP. New employees of Appleton Papers will become eligible to participate in the KSOP as follows:

    . Nonunion full-time employees will be eligible to participate in the KSOP beginning on their first day of service;

    . Nonunion part-time employees will be eligible to participate in the KSOP beginning after completing one year of service; and

    . Union employees will be eligible to participate in the KSOP beginning on the first day on which they are eligible to receive welfare benefits pursuant to their union's collective bargaining agreement.

   Leased employees and temporary employees will not be eligible to participate in the KSOP. There are no minimum age requirements that apply to eligible employees' participation in the plan.

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

Contributions to the KSOP

   All contributions to the KSOP are reflected in accounts established and maintained in each participant's name under the KSOP. Participants in the KSOP each have an account in the plan that receives allocations of cash or common stock attributable to:

    . Each participant's existing balances in the Vanguard Fund and/or the 401(a) plan which that participant elected to transfer to the Company Stock Fund pursuant to the transfer election described above, all of which is deemed vested, regardless of whether such amounts were vested when held in the Vanguard Fund and 401(a) plan accounts;

    . Future pretax payroll deductions that each participant may elect to direct to the Company Stock Fund and/or to the Vanguard Fund;

    .  Future company matching contributions; and

    . Future discretionary profit sharing contributions and/or dividends paid on the shares of common stock allocated to each participant's account, if any.

Employee Deferrals

   Participants may defer on a pretax basis, a percentage of their pay in an amount equal to between 2 percent and 50 percent of their annual compensation. However, the total of any participant's deferrals cannot exceed the annual IRS pretax payroll deduction limit, which is currently $11,000. Certain highly compensated employees of Appleton Papers may be limited in the amount of pretax payroll deductions that they can make to the KSOP each year.

   Participants' deferrals are deducted from their paychecks, in accordance with the biweekly payroll schedule. Participants have the option of directing their deferrals to the Vanguard Fund, the Company Stock Fund, or a combination of both.

   Deferrals directed to the Company Stock Fund will accumulate in a short-term interest bearing account within the ESOP trust until the next valuation date, June 30th or December 31st. At that time, these deferrals, and the interest earned on these amounts, will be used to purchase shares based upon the price of a share of Paperweight Development common stock on the valuation date preceding or following the date on which the participant made the deferrals, whichever is lower.

   BCI Group, the ESOP record keeper, will then allocate shares of common stock to that participant's account based on the amount that is held in that participant's temporary account attributable to that participant's pretax payroll deductions, plus the earnings on these amounts, if any.

Company Matching Contributions

   We make matching contributions to the KSOP accounts based on the amount of each participant's deferrals. Historically, we have made a matching contribution to the accounts of employees who participated in the 401(k) plan. The basis on which we will make matching contributions has changed. This section describes the general rules governing the company matching contribution.

   The matching contribution will be made twice per year on June 30 and December 31 on deferrals directed to the Company Stock Fund, and in accordance with the biweekly payroll cycle for those deferrals directed to the Vanguard Fund. All matching contributions will be made to the Company Stock Fund in the form of Paperweight Development common stock with limited exceptions based upon each participant's union or nonunion employee status.

Vesting

   Participants' deferrals and any rollover contributions to the KSOP, in addition to the earnings on these amounts, are 100 percent vested at all times. All amounts transferred to the Company Stock Fund are 100 percent vested at all times.

   The vesting schedule for the KSOP allows each participant to become 20 percent vested in that participant's employer matching contribution and discretionary profit sharing contributions, if any, made to that participant's account, after each year of service with us. After five years of service, each participant will be fully vested in that participant's account. In determining a participant's vested balance, the participant will receive credit for the entire amount of time the participant has been employed by us. If any participant leaves employment with us before becoming fully vested, the KSOP provides that the unvested portion of that participant's account will be forfeited. Regardless of any participant's period of service, that participant becomes fully vested in that participant's account if that participant dies, becomes permanently disabled, or retires.

Diversification Rights

   When any participant has reached age 55 and has 10 years of participation in the KSOP, including years that participant participated in the 401(k) plan or 401(a) plan before 2001, the participant has the right to make diversification elections for a period of six years as required by law. This means that the participant, as a "named fiduciary" under ERISA, will be able to transfer account balances out of the Company Stock Fund into other available investment options. The purpose of these rules is to ensure that participants have the right to gradually reduce the risk profile of their retirement accounts by investing in multiple funds prior to the time that they will begin making withdrawals from those accounts.

Distributions

   The value of each participant's account balances will be paid to that participant, or that participant's beneficiary in the case of the participant's death, upon the participant's retirement, death, disability, resignation, dismissal, or permanent layoff. The following charts summarize the various distribution options from participants' KSOP accounts.

Distributions from the Company Stock Fund

Event        Account          Timing
-----        -------          ------
Retirement,  Transfer         .Participants with an account balance of more than $5,000 do not
Death and/or Account           have to begin taking a distribution until age 70 1/2
Disability   (old money)      .Participant may request annual installments for up to 10 years
                              .Participant may request a lump sum distribution
                              .Distributions will begin as soon as practicable following receipt of request

             Future Deferrals
             (new money)      .Same as above

Resignation, Transfer Account .Participants with an account balance of more than $5,000 do not
Dismissal or (old money)       have to begin taking a distribution until age 70 1/2
Permanent                     .Participant may request a lump sum distribution
Layoff                        .Distributions will begin as soon as practicable following receipt of request

             Future Deferrals .Participants with an account balance of more than $5,000 do not
             (new money)       have to begin taking a distribution until age 70 1/2
                              .Participant may request a lump sum distribution
                              .Distributable beginning no later than in the sixth year following the year in which termination occurred

   Requests for lump sum distributions from the Company Stock Fund, including the KSOP transfer account, will be granted in accordance with a uniform, nondiscriminatory policy established by the ESOP committee. In general, all requests for lump sum distributions in any plan year will be granted to the extent that the aggregate amount requested does not exceed the amount of new deferrals to the Company Stock Fund, less any distributions that must be made in accordance with the statutory requirements and installment distributions obligated under prior year distribution elections. In certain respects, covenants in the agreements providing for the senior credit facilities and the notes restrict our ability to pay dividends to Paperweight Development which could limit its ability to repurchase shares distributed to ESOP participants who have terminated employment. Notwithstanding these covenants, Paperweight Development has obligations to make distributions to former participants in the ESOP under ERISA and these obligations should supersede the terms of any such agreements. If a lump sum distribution cannot be made, distributions to former participants will be made in up to five equal annual installments.

Valuation of Each Participant's KSOP Account

   Each participant's account will be adjusted periodically to reflect the fair market value of the investment options in which that participant's accounts are invested. Participants' non-ESOP investments will be valued each day that the New York Stock Exchange is open for business.

   The fair market value of the common stock held in the ESOP will be determined by an independent, third party appraiser selected by the ESOP trustee as of each June 30 and December 31, following the closing of the transaction.

   Distribution requests and loan distributions from the Company Stock Fund will be made based on the current fair market value at the end of the period in which the request is submitted. Participant hardship distributions and diversification transfers from the Company Stock Fund will be made based on the most recent appraised value of the common stock of Paperweight Development.

Plan Loans and Hardship Withdrawals

   The KSOP provides participants with the option to take out loans up to an amount equal to 50 percent of their account balance, not to exceed $50,000 ($25,000 from the Vanguard Fund and $25,000 from the Company Stock Fund). Participants may have no more than two loans outstanding at any time, one from the Company Stock Fund, and one from the Vanguard Fund. Participants must take a loan for the maximum available amount from the Vanguard Fund before requesting a loan from the Company Stock Fund. Any loans from the Company Stock Fund are subject to any covenants contained in the agreements for our senior credit facilities and the notes in place at the time of the request. Loan repayments will be directed to the accounts from which the loan was made.

   Loans in the amount of $1,000 to $10,000 may be made for any reason. Loans in the amount of $10,001 to $25,000 may only be made for the following reasons: purchase of the participant's primary residence, payment of medical expenses, preventing foreclosure or eviction from the participant's primary residence or payment of tuition for the next 12 months. The term of the loans must not be less than one year or more than five years, except that a loan used to purchase a primary residence may extend up to 15 years.

   Loan requests are subject to an origination fee of $30, which is deducted from the loan proceeds, plus an annual administrative fee of $20, which is deducted from the participant's account for each year of the loan. These fees are subject to change.

   The KSOP also permits hardship withdrawals in certain circumstances, first from the Vanguard Fund, and, if necessary, from the Company Stock Fund. If a participant takes a hardship withdrawal, that participant may not make deferrals to the KSOP for six months after the withdrawal. In addition, the maximum amount of the deferrals that any participant may make to the KSOP in the calendar year following your hardship withdrawal will be reduced by the amount of that participant's deferrals in the year in which the participant received the hardship distribution.

The ESOP and Benefit Finance Committees

   The board of directors of Appleton Papers appoints the ESOP committee. The ESOP committee is responsible for the administration of the KSOP and the financial management of the Company Stock Fund. The ESOP committee consists of the following executive officers of Appleton Papers: Doug Buth, Paul Karch, Dale Parker and Rick Fantini. Kerry Arent, Director of Benefits and Compensation will act as Secretary to the ESOP committee.

   The ESOP committee has delegated to the Benefit Finance Committee the financial management of the Vanguard Fund.

KSOP Trustees

   Our Board of Directors has selected The Vanguard Fiduciary Trust Company as trustee of the non-ESOP trust and State Street Bank and Trust Company as trustee of the ESOP trust.

Voting Rights

   As a named fiduciary under ERISA, each participant has the right to direct the ESOP trustee to vote shares of common stock which have been allocated to that participant's ESOP account either for or against the following major corporate events relating to Paperweight Development:

    .  Mergers and consolidations;

    . Sale of all or substantially all of Paperweight Development's assets, or stock, including, for this purpose, all of the stock Paperweight Development owns in Appleton Papers;

    .  Recapitalizations and reclassifications; and

    .  Liquidations and dissolutions.

   For all other shareholder votes, including the election of directors, the ESOP trustee, as a named fiduciary under ERISA, will vote all shares of common stock held by the ESOP as directed by the ESOP committee but subject, however, in the case of the election of directors, to the security holders agreement described above. See "Management--Directors and Executive Officers."

Amendment or Termination

   We have reserved the right, at any time, to either amend or terminate the KSOP or ESOP. This right is subject to limitations contained in our senior credit facilities and to substantially similar limitations contained in the indenture and described in "Description of Notes--Certain Covenants--No Amendment to Deferred Payment Obligation, Environmental Indemnity Agreements, Relationship Agreement, Security Holders Agreements, Intercompany Acquisition Loan or ESOP Documentation." Furthermore, no amendment to the KSOP or ESOP may:

    . cause any portion of the KSOP's or ESOP's assets to revert back to or become property of Paperweight Development, Appleton Papers or any other related party; or

    . decrease the number of shares allocated to the accounts of participants in the ESOP.

   In addition, if we terminate the KSOP or ESOP at any point in the future, all participants will become 100% vested in the KSOP or ESOP benefits they have accrued up to that point.

ERISA

   The KSOP is an individual account plan under which a participant's benefits are based on the amount contributed to the participant's account and any gains and losses which are allocated to such account. As an individual account plan intended to be qualified within the meaning of Internal Revenue Code Section 401(a), the KSOP is subject to some, but not all, of the provisions of ERISA. The KSOP is excluded from coverage under Title IV of ERISA, which generally provides for the guarantee of certain retirement benefits.

   The KSOP is, however, subject to the provisions of Titles I and II of ERISA, which, among other things, require that each participant be furnished with an annual report of the KSOP's financial condition and a comprehensive description of the participant's rights under the KSOP, set minimum standards of responsibility applicable to fiduciaries with respect to the KSOP and establish minimum standards for participation and vesting of benefits.

                             PLAN OF DISTRIBUTION

   Any broker-dealer who holds old notes that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than old notes acquired directly from us or any of our affiliates) may exchange such old notes for registered notes in the exchange offer. Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating thereto. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment) and does not deal with special situations. For example, this summary does not address:

    . tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    . tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

    . tax consequences to holders whose "functional currency" is not the U.S. dollar;

    . tax consequences to partnerships or similar pass-through entities (if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership);

    . tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

    . U.S. federal gift tax, estate tax or alternative minimum tax consequences, if any; or

    .  any state, local or foreign tax consequences.

   The discussion below is a summary of the opinion of Godfrey & Kahn, S.C., our outside counsel, and is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

   The exchange of your old notes for registered notes in the exchange offer will not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there should be no change in your tax basis and your holding period should carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes should also be the same as those applicable to your old notes.

   The preceding discussion of U.S. federal income tax consequences is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the issuance of the notes and the guarantees will be passed upon for Appleton Papers by White & Case LLP, New York, New York. Godfrey & Kahn, S.C., Milwaukee, Wisconsin, will render an opinion to Appleton Papers regarding the material U.S. federal income tax consequences of the exchange offer.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements as of December 29, 2001 and December 30, 2000, for the periods ended November 9, 2001 and December 29, 2001 and for the two years in the period ended December 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Interim Financial Statements (unaudited):
Condensed Consolidated Balance Sheets as of March 31, 2002 and December 29, 2001....................  F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2002 and April
  1, 2001...........................................................................................  F-3
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2002 and April
  1, 2001...........................................................................................  F-4
Notes to Condensed Consolidated Financial Statements................................................  F-5

Consolidated Financial Statements:
Report of Independent Accountants................................................................... F-22
Consolidated Balance Sheets as of December 29, 2001 and December 30, 2000........................... F-23
Consolidated Statements of Operations for the periods November 10, 2001 to December 29, 2001 and
  December 31, 2000 to November 9, 2001 and for the years ended December 30, 2000 and January 1,
  2000.............................................................................................. F-24
Consolidated Statements of Cash Flows for the periods November 10, 2001 to December 29, 2001 and
  December 31, 2000 to November 9, 2001 and for the years ended December 30, 2000 and January 1,
  2000.............................................................................................. F-25
Consolidated Statements of Shareholder's Equity for the period December 31, 2000 to November 9, 2001 and for the years ended December 30, 2000 and January 1, 2000..................................... F-26
Consolidated Statements of Redeemable Common Stock and Retained Earnings for the period
  November 10, 2001 to December 29, 2001............................................................ F-27
Notes to Consolidated Financial Statements.......................................................... F-28

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (dollars in thousands, except share data)

                                                                            March 31,  December 29,
                                                                              2002         2001
                                                                           ----------- ------------
                                                                           (unaudited)
ASSETS
Current assets
 Cash and cash equivalents................................................  $ 22,703    $   35,702
 Accounts receivable, less allowance for doubtful accounts of $1,779 and
   $1,585, respectively...................................................   109,621       105,348
 Inventories..............................................................   129,344       134,598
 Other current assets.....................................................    13,638        12,010
                                                                            --------    ----------
     Total current assets.................................................   275,306       287,658
Property, plant and equipment, net........................................   522,763       531,776
Intangible assets, less accumulated amortization of $3,655 and $1,289,
  respectively............................................................   134,113       136,479
Other assets..............................................................    41,983        46,385
                                                                            --------    ----------
     Total assets.........................................................  $974,165    $1,002,298
                                                                            ========    ==========
LIABILITIES, REDEEMABLE COMMON STOCK AND RETAINED EARNINGS
Current liabilities
 Current portion of long-term bank debt...................................  $ 24,125    $   24,125
 Accounts payable.........................................................    42,814        49,217
 Accrued interest expense.................................................    10,902         2,403
 Accrued income taxes.....................................................     7,449         6,578
 Restructuring reserve....................................................     5,196         5,464
 Other accrued liabilities................................................    57,371        61,406
                                                                            --------    ----------
     Total current liabilities............................................   147,857       149,193
Other long-term bank debt.................................................   198,892       240,875
Variable rate industrial development bonds................................     8,650         8,650
Capital lease obligation..................................................     4,224         4,314
Postretirement benefits other than pension................................    57,557        57,178
Accrued pension...........................................................    16,369        15,954
Other long-term liabilities...............................................    20,104        21,959
Senior subordinated notes payable.........................................   250,000       250,000
Deferred payment obligation...............................................   145,431       141,896
Commitments and contingencies (Note 11)...................................        --            --
Redeemable common stock, $0.01 par value
   shares authorized: 30,000,000
   shares issued and outstanding: 10,916,434 and 10,684,373, respectively.   107,729       104,663
Retained earnings.........................................................    17,352         7,616
                                                                            --------    ----------
Total liabilities, redeemable common stock and retained earnings..........  $974,165    $1,002,298
                                                                            ========    ==========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE THREE MONTHS ENDED
                                  (unaudited)
                            (dollars in thousands)

                                        (Successor Basis) (Predecessor Basis)
                                        ----------------- -------------------
                                         March 31, 2002      April 1, 2001
                                        ----------------- -------------------
  Net sales............................     $224,576           $240,310
  Cost of sales........................      155,237            174,890
                                            --------           --------
     Gross profit......................       69,339             65,420
  Selling, general and administrative..       39,853             35,890
  Restructuring and other charges......           --                364
  Environmental expense................           --             20,110
  Equipment relocation expenses........           --                121
                                            --------           --------
  Operating income.....................       29,486              8,935
  Other expense (income)
     Interest expense..................       19,373              7,720
     Interest income...................         (372)            (2,845)
     Foreign exchange (gain) loss......          (80)               280
                                            --------           --------
  Income before income taxes...........       10,565              3,780
  Provision for income taxes...........           79              1,468
                                            --------           --------
  Income from continuing operations....       10,486              2,312
                                            --------           --------
  Discontinued operations, net of tax:
     Loss from discontinued operations.           --             (1,144)
                                            --------           --------
  Net income...........................     $ 10,486           $  1,168
                                            ========           ========



   The accompanying notes are an integral part of the condensed consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE THREE MONTHS ENDED
                                  (unaudited)
                            (dollars in thousands)

                                                                          (Successor Basis) (Predecessor Basis)
                                                                          ----------------- -------------------
                                                                           March 31, 2002      April 1, 2001
                                                                          ----------------- -------------------
Cash flows from operating activities:
 Income from continuing operations.......................................     $ 10,486           $  2,312
 Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
   Depreciation..........................................................       14,632             11,359
   Amortization of intangible assets.....................................        2,366                133
   Amortization of financing fees........................................        3,457                 18
   Employer 401(k) noncash matching contributions........................        1,806                 --
   Foreign exchange (gain) loss..........................................          (80)               280
   Loss on disposal of equipment.........................................           29                190
   Accretion of deferred payment and capital lease obligations...........        3,613                 89
   (Increase)/decrease in assets and increase/(decrease) in liabilities:
     Accounts receivable.................................................       (4,193)            17,994
     Inventories.........................................................        5,254             12,603
     Other current assets................................................       (1,628)              (510)
     Accounts payable and other accrued liabilities......................       (2,791)           (18,374)
     Accrued income taxes................................................          871            (14,192)
     Restructuring reserve...............................................         (268)            (2,041)
     Lower Fox River liability...........................................           --             19,209
     Other, net..........................................................           85               (249)
                                                                              --------           --------
Net cash provided by operating activities of continuing operations.......       33,639             28,821
Net cash (used by) operating activities of discontinued operations.......           --             (2,618)
                                                                              --------           --------
Net cash provided by operating activities................................       33,639             26,203
Cash flows from investing activities:
 Proceeds from sale of equipment.........................................            9                  7
 Additions to property, plant and equipment..............................       (5,657)           (21,600)
                                                                              --------           --------
Net cash (used by) investing activities of continuing operations.........       (5,648)           (21,593)
Net cash (used by) investing activities of discontinued operations.......           --                 --
                                                                              --------           --------
Net cash (used by) investing activities..................................       (5,648)           (21,593)
Cash flows from financing activities:
 Payments of long-term bank debt.........................................      (41,983)                --
 Payments relating to capital lease obligation...........................         (168)              (168)
 Proceeds from issuance of redeemable common stock.......................        1,161                 --
 Payments of loans from Predecessor parent and affiliated companies......           --            (15,700)
 Loans from Predecessor parent and affiliated companies..................           --              5,215
 Due to Predecessor parent and affiliated companies, net.................           --            (15,970)
                                                                              --------           --------
Net cash (used by) financing activities of continuing operations.........      (40,990)           (26,623)
Net cash provided by financing activities of discontinued operations.....           --              3,472
                                                                              --------           --------
Net cash (used by) financing activities..................................      (40,990)           (23,151)
Change in cash and cash equivalents......................................      (12,999)           (18,541)
Cash and cash equivalents at beginning of period.........................       35,702             39,871
                                                                              --------           --------
Cash and cash equivalents at end of period...............................     $ 22,703           $ 21,330
                                                                              ========           ========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   In the opinion of management, all adjustments necessary for the fair presentation of the results of operations for the three months ended March 31, 2002 and April 1, 2001, cash flows for the three months ended March 31, 2002 and April 1, 2001 and financial position at March 31, 2002 have been made. All adjustments made are of a normal recurring nature.

   These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Paperweight Development Corp. and subsidiaries ("PDC") for each of the three years in the period ended December 29, 2001 as audited by PricewaterhouseCoopers LLP. The consolidated balance sheet data as of December 29, 2001, contained within these financial statements, was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America.

   The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

2. Acquisition of Appleton Papers Inc.

   At the close of business on November 9, 2001, PDC completed the purchase of all the partnership interests of Arjo Wiggins Delaware General Partnership ("AWDGP"). Prior to the acquisition of AWDGP, PDC had no operating activity. The accompanying condensed consolidated financial statements, presented for periods following the acquisition ("Successor Period"), include the accounts of PDC and its wholly owned subsidiaries (collectively the "Company"). The accounts prior to the acquisition of AWDGP ("Predecessor Period") pertain to Appleton Papers Inc. ("API"), its wholly owned subsidiaries, as well as AWDGP. The accounts of AWDGP consisted of debt used to fund the operations of API and the corresponding interest expense and tax benefits. Subsequent to the November 9, 2001 acquisition (the "Acquisition"), API became a wholly owned subsidiary of PDC. The total cash purchase price consisted of the following (dollars in thousands):

          Agreed upon purchase price....................... $ 810,000
          Transaction fees.................................     6,203
          Cash acquired by buyer...........................   (78,508)
          Settlement of intercompany note receivable.......   (32,869)
                                                            ---------
             Net assets acquired...........................   704,826
          Senior subordinated seller note..................  (250,000)
          Deferred payment obligation......................  (140,000)
                                                            ---------
             Acquisition of business, net of cash acquired. $ 314,826
                                                            =========

   The transaction was financed with $106.8 million of proceeds received from the ESOP ($104.7 million, net of stock issuance costs), $265.0 million of long-term debt borrowed at the closing, $250 million in aggregate principal amount of a senior subordinated note due 2008 issued to Arjo Wiggins Appelton plc ("AWA") which bore interest at the rate of 11.5% per annum in the Successor Period, and a deferred payment obligation with a present value of $140 million at the closing of the Acquisition to be paid to AWA.

   The Acquisition was accounted for using the purchase method in accordance with SFAS No. 141, "Business Combinations", and the financial statements of API were adjusted on November 10, 2001 to reflect assets and liabilities at fair value. Fair values assigned to intangible assets acquired in the Acquisition approximated $137.8 million. Intangible assets related to registered trademarks approximated $90.7 million. Trademarks, related to

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES carbonless paper, of approximately $60.0 million are being amortized over their useful life of 20 years, while the remaining $30.7 million are considered to have an indefinite life, and as such, are not subject to amortization. The remaining acquired intangible assets are being amortized over their estimated useful lives ranging from 6 to 25 years and pertain to patents of $40.0 million and customer relationships of $7.1 million, respectively. Amortization expense for the three months ended March 31, 2002 approximated $2.4 million. Intangible assets consist of the following (dollars in thousands):

                                  As of March 31, 2002       As of December 29, 2001
                               --------------------------- ---------------------------
                               Gross Carrying Accumulated  Gross Carrying Accumulated
                                   Amount     Amortization     Amount     Amortization
                               -------------- ------------ -------------- ------------
Amortized intangible assets:
   Trademarks.................    $ 60,000       $1,154       $ 60,000       $  404
   Patents....................      40,000        2,381         40,000          843
   Customer relationships.....       7,050          120          7,050           42
                                  --------       ------       --------       ------
       Total..................    $107,050       $3,655       $107,050       $1,289
                                  ========       ======       ========       ======
Unamortized intangible assets:
   Trademarks.................    $ 30,718                    $ 30,718
                                  ========                    ========

   Due to nonperformance on the part of Enron Corp., the Company is in the process of terminating unfavorable purchase contracts that were in existence at the Acquisition date. The allocation of purchase price is preliminary, pending the final outcome of this matter which is anticipated to be completed by the end of fiscal 2002. If the resolution of this matter is adverse to the Company or in the event that the contracts are terminated and Enron pursues damages for breach of contract, an additional liability with a corresponding increase to goodwill will be reflected within the final purchase price allocation. The Company currently estimates that the potential liability associated with these unfavorable purchase contracts may range from $0 to $10 million.

3. Discontinued Operations

   On October 28, 2001, API completed the transfer of one of its wholly owned subsidiaries, Newton Falls Inc. ("NFI"), to Newton Falls LLC ("NFLLC"), an affiliated company of AWA. The Newton Falls mill, which represented the remainder of API's coated free sheet and fine paper products division, was permanently closed in the third quarter of 2001. API has classified NFI as a discontinued operation in its condensed consolidated statements of operations and of cash flows for the three months ended April 1, 2001.
   Revenues for NFI were $0 for the three month period ended April 1, 2001. NFI's operating loss for the same three month period was $1.8 million. The benefit for income taxes on discontinued operations was approximately $0.7 million for the three months ended April 1, 2001.

4. Restructuring and Other Charges

   During the third quarter of 1999, API announced plans to close the Newton Falls mill in 2000 and the Harrisburg plant in 2001. In the third quarter of 2000, API ceased operations at the Newton Falls mill and permanently closed the mill during the third quarter of 2001. API sold its Harrisburg plant in August 2001. As part of this sale, API entered into a five year agreement to lease the portion of the plant that served as a distribution center.

   Restructuring costs of $0.4 million recorded during the first quarter of 2001 pertained to various closing costs incurred for the Harrisburg plant.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The table below summarizes the components of the restructuring reserve included on the Condensed Consolidated Balance Sheet at March 31, 2002 and December 29, 2001 (dollars in thousands):

                                   December 29,   2002    Charges March 31,
                                       2001      Reserve    to      2002
                                     Reserve    Additions Reserve  Reserve
                                   ------------ --------- ------- ---------
    Distribution center exit costs    $5,464      $ --     $(268)  $5,196

   The $0.3 million reduction to the reserve represents lease payments made during the first fiscal quarter of 2002.

5. Transactions with Predecessor Parent and Affiliated Companies

   Management fee expenses to AWA were approximately $0.3 million for the three month period ended April 1, 2001. Fees, associated with information technology and other services received from affiliated companies approximated $0.9 million for this same three month period.

   Through September of 2001 API held a $125 million shareholder note in Arjo Wiggins SA (the "AWSA Note"). The AWSA Note could be redeemed at the option of Arjo Wiggins SA on every tenth anniversary of the January 5, 1994 issue date. Interest at the annual rate of 6.46% was payable on June 15 and December 15 of each year. API recorded $2.0 million of interest income for the three month period ended April 1, 2001 relating to this note. Effective October 1, 2001 the note was sold to AWA for $125 million plus accrued interest.

6. Inventories

   Inventories consist of the following (dollars in thousands):

                                                   March 31, December 29,
                                                     2002        2001
                                                   --------- ------------
       Finished goods............................. $ 63,004    $ 67,145
       Raw materials, work-in-process and supplies   67,570      68,683
                                                   --------    --------
       Total cost.................................  130,574     135,828
       Excess cost over LIFO cost.................   (1,230)     (1,230)
                                                   --------    --------
                                                   $129,344    $134,598
                                                   ========    ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   Stores and spare parts inventory balances of $21.9 million at March 31, 2002 and $21.8 million at December 29, 2001 are valued at average cost. Inventories totaling $1.5 million at March 31, 2002 and $1.6 million at December 29, 2001 are valued at first-in, first-out ("FIFO") cost.

7. Property, Plant and Equipment

   Property, plant and equipment balances consist of the following (dollars in thousands):

                                                March 31, December 29,
                                                  2002        2001
                                                --------- ------------
          Land and improvements................ $  4,725    $  4,725
          Buildings and improvements...........   75,427      74,727
          Machinery and equipment..............  435,902     432,717
          Capital leases.......................    4,764       4,764
          Construction in progress.............   21,282      19,559
                                                --------    --------
                                                 542,100     536,492
          Accumulated depreciation/amortization  (19,337)     (4,716)
                                                --------    --------
                                                $522,763    $531,776
                                                ========    ========

   Depreciation expense for the three months ended March 31, 2002 and April 1, 2001 approximated $14.6 million and $11.4 million, respectively. Depreciation expense of approximately $12.7 million and $9.3 million for the three months ended March 31, 2002 and April 1, 2001, respectively, pertained to manufacturing related assets and was recorded within cost of sales. Depreciation expense of approximately $1.9 million and $2.1 million for the three months ended March 31, 2002 and April 1, 2001, respectively, pertained to corporate administrative related assets and was recorded within selling, general and administrative expenses.

8. Other Assets

   Other assets consist of the following (dollars in thousands):

                                                  March 31, December 29,
                                                    2002        2001
                                                  --------- ------------
       Deferred debt expense.....................  $25,847    $28,814
       Lower Fox River indemnification receivable   13,114     14,674
       Other.....................................    3,022      2,897
                                                   -------    -------
                                                   $41,983    $46,385
                                                   =======    =======

9. Other Accrued Liabilities

   Other accrued liabilities consist of the following (dollars in thousands):

                                          March 31, December 29,
                                            2002        2001
                                          --------- ------------
                Payroll..................  $10,004    $11,865
                Trade discounts..........   19,656     22,799
                Worker's compensation....    5,467      5,897
                Lower Fox River liability    5,706      5,990
                Other....................   16,538     14,855
                                           -------    -------
                                           $57,371    $61,406
                                           =======    =======

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

10. Accounting Pronouncements to be Adopted

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact of SFAS No. 143 which they are required to adopt in fiscal 2003.

   In April 2002, SFAS No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of the SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers", and amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 will be effective for us in fiscal 2003. The remaining provisions of this statement shall be effective for us for all transactions consummated after May 15, 2002. We anticipate that this statement, upon adoption, will not have a significant impact on our financial position or results of operations.

11. Commitments and Contingencies

Lower Fox River

   In June 1997, the United States Environmental Protection Agency ("EPA") published notice that it intended to list the Lower Fox River system on the National Priorities List of contaminated sites pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or "Superfund"). The EPA identified seven potentially responsible parties ("PRPs") for PCB contamination in the Lower Fox River system, including NCR Corporation ("NCR") and API as the former and current owners and operators of the Appleton plant, and the owners of five paper reprocessing mills located on the Lower Fox River including Georgia-Pacific, P.H. Glatfelter Company, WTM I Co., owned by Chesapeake Corporation, Riverside Paper Corporation and U.S. Paper Mills Corp., owned by Sonoco Products Company.

   In October 2000, the Fish & Wildlife Service ("FWS") released a proposed restoration and compensation determination plan presenting the federal and tribal natural resource trustees' planned approach for restoring natural resources injured by PCBs, and calculating the potential natural resource damages ("NRDs") under different remedial action scenarios. The final NRD valuation will depend on the extent of PCB cleanup; however, the proposed plan estimates that NRDs will be in the range of $176 to $333 million for all PRPs in the aggregate. Over the past several years and at various natural resource damage sites, the FWS and other government agencies have settled NRD claims for amounts substantially less than original estimates or claims. Georgia-Pacific has reported that it has entered into an agreement with the Wisconsin Department of Natural Resources ("DNR") and the FWS that would settle claims for natural resource damages under federal and state law at a cost to Georgia-Pacific of approximately $14 million. The agreement will be effective when entered by the appropriate Federal Court. API anticipates the actual costs for the PRPs to settle NRD claims related to the Lower Fox River to be significantly less than the initial range of $176 to $333 million.

   In October 2001, DNR released a remedial investigation/feasibility study for the Lower Fox River and Green Bay, studying various remedial alternatives. Also in October 2001, the DNR and EPA jointly issued, for public comment, a Proposed Remedial Action Plan for the Lower Fox River, proposing a remedial plan based on one of the remedial alternatives evaluated in the feasibility study. The proposed plan involves a combination of

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES monitored natural recovery and dredging and off-site disposal of sediment contaminated with PCBs. The EPA and DNR estimate the total costs for the Proposed Remedial Action Plan to approximate $308 million, comprised of approximately $256 million in active remediation costs and $52 million in long-term monitoring costs, over a 7-to-18-year time period. Most of the estimated costs pertain to the removal of large quantities of sediment from the Lower Fox River by dredging, dewatering of the dredged materials, treatment of the dredge water and off-site disposal of the remaining solids. Based on cost estimates of large-scale dredging response actions at other sites and many subjective assumptions regarding the work to be done, engineers engaged by the PRPs have indicated that the cost of the remediation work in the proposed remedial action plan could be between $740 and $1,600 million. The DNR strongly disputes this analysis and continues to believe that its cost estimates, as described in the proposed plan, are accurate. The range of estimated costs for other Lower Fox River remedial alternatives considered and not selected by the agencies was between approximately $18 million and $1,096 million.

   The total costs estimated by the EPA and FWS for the proposed remediation and NRD discussed above range from $483 million to $640 million. The Company does not believe that the remedial action proposed by the DNR and EPA is appropriate or cost effective. API, along with the other PRPs, has developed a substantial body of evidence that demonstrates the eventual selection of alternatives involving active river-wide remediation, particularly massive dredging, would be inappropriate and unnecessary. There is ongoing vigorous debate within the scientific, regulatory, legal, public policy and legislative communities over how to properly manage contaminated sediments. A participant in that debate has been a panel of independent prominent scientific experts in hydrology, sediment remediation, river ecology and related disciplines which API asked to review issues relating to the Lower Fox River and develop a remediation plan. That expert panel prepared a report, submitted to the DNR as part of API's comments on the Proposed Remedial Action Plan, which recommends capping contaminated sediments rather than dredging. Based on engineering studies of an earlier version of the panel's remediation plan, we believe that the cost for the capping proposed in the panel's remediation plan would be less than the $256 million estimate for full-scale dredging remediation in the Proposed Remedial Action Plan. API believes there continues to be a high degree of uncertainty about the type and scope of alternatives that may ultimately be implemented in the Lower Fox River.

   API purchased the Appleton plant from NCR in 1978, after the use of PCBs in the manufacturing process was discontinued. Nevertheless, pursuant to CERCLA both API and NCR are viewed by the EPA as PRPs. Accordingly, API and NCR asserted indemnity claims against each other pursuant to the terms of the agreement for the sale of the business in 1978. API and NCR have entered into an interim settlement agreement in which they have agreed to share both defense and liability costs arising from the Lower Fox River.

   API, NCR and the DNR, the Wisconsin Department of Justice, the EPA, the FWS, the U.S. Department of Justice, the National Oceanic and Atmospheric Administration, and the Oneida and Menomonee Indian Tribes (collectively referred to as the intergovernmental partners, or "IGP") have entered into a consent decree in which API and NCR will provide up to $41.5 million over a period of four years, to a maximum of $10.4 million per year, for interim restoration and remediation efforts directed by the IGP. API and NCR will each pay about half of this amount. Under the consent decree, the IGP agree not to sue or take administrative action against API and NCR during the four-year period. The consent decree does not constitute a final settlement with the IGP or provide protection against future claims against API and NCR; however, under the decree, API and NCR will receive full credit for all monies expended for restoration and remediation of the Lower Fox River during the interim period. API recorded a charge for its discounted share of the potential arrangement of $19.2 million during the first quarter of 2001.

   In addition to the interim settlement agreement between API and NCR, five of the seven PRPs (excluding U.S. Paper Mills and Riverside Paper) have entered into a non-binding agreement to share both defense costs and

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES costs for scientific studies relating to PCBs discharged into the Lower Fox River. A study performed by the FWS in 2000 provided a preliminary estimate of the amount of PCBs discharged to the Lower Fox River by each PRP, and concluded that the discharge from API's plants and mills represented in the range of 36% to 52% of the total PCBs discharged. These preliminary estimates are presently under review by the FWS and may be revised. The FWS analysis will not be binding on the PRPs. The final allocation of liability among the PRPs will be determined by negotiation, litigation or other dispute resolution process.

   Based on historical and technical analyses performed by environmental engineers API has engaged, the Company believes that the percentage discharge of PCBs from the Appleton and Combined Locks facilities is less than 20% of the total discharged by all the PRPs. A portion of API's potential liability for the Lower Fox River may be joint and several. If, in the future, one or more of the other PRPs were to become insolvent or unable to pay their respective shares of the potential liability, API could be responsible for a portion of their shares. Based on a review of publicly available financial information about the other PRPs, API believes that the other PRPs will be required, and have adequate financial resources, to pay their share of the remediation and natural resource damage claims for the Lower Fox River.

   An accurate estimate of API's ultimate share of remediation and natural resource damage liability cannot be made at this time due to uncertainties with respect to: the scope and cost of the final remediation plan; the scope of restoration and final valuation of federal and state natural resource damage assessments; the evolving nature of remediation and restoration technologies and governmental policies; and the amount of API's share of remediation and natural resource damage costs relative to the other PRPs. Given the numerous uncertainties regarding the cost estimates for remediation and restoration of the Lower Fox River and the factors which will determine API's share of those costs, API's potential liability falls within a range for which no amount in the range is a better estimate than any other, and even then it is not possible to estimate the high end of the range. API believes that the low end of the range, which has been estimated assuming no large-scale active remediation, a share of liability based on accurate estimates of PCB discharges, an NRD settlement similar to those obtained by other PRPs, and API's sharing of these costs with NCR, will be less than the amounts API expects to pay to the intergovernmental partners under the consent decree described above. It is possible that API's share of costs will be higher than the low end of the range.

   Because of the uncertainty surrounding the ultimate course of action for Lower Fox River remediation and API's share of remedial costs, as discussed above, no provision has been recorded in the accompanying financial statements for estimated Lower Fox River remediation costs except for the $19.2 million liability, recorded in other current and other long-term liabilities on the consolidated balance sheet, plus interest, associated with the consent decree between API, NCR and the IGP as of March 31, 2002. Under this consent decree, a $1.9 million payment was made during the first quarter of 2002. At March 31, 2002 this liability approximated $18.8 million.

   As part of the Acquisition, AWA has agreed to indemnify the Company for the first $75 million and for all amounts over $100 million in liabilities relating to the Lower Fox River. Accordingly, the Company has recorded a $19.2 million receivable, recorded in other current and other noncurrent assets on the consolidated balance sheet, from AWA, plus interest, to recognize the indemnification of the consent decree between API, NCR and the IGP in the opening balance sheet at November 10, 2001. This receivable has since been reduced by $1.9 million in conjunction with AWA's indemnification of the consent decree payment noted above.

West Carrollton Mill

   The West Carrollton mill operates pursuant to various state and federal permits for discharges and emissions to air and water. As a result of the de-inking of carbonless paper containing PCBs through the early 1970s, there have been releases of PCBs and volatile organic compounds into the soil in the area of the wastewater impoundments at the West Carrollton facility, and low levels of PCBs have been detected in groundwater

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES immediately under this area. In addition, PCB contamination is present in sediment in the adjacent Great Miami River, but it is believed that this contamination is from a source other than the West Carrollton mill.

   Based on investigation and delineation of PCB contamination in soil and groundwater in the area of the wastewater impoundments, API believes that it may be necessary to undertake remedial action in the future, although API is currently under no obligation to do so. API has not had any discussions or communications with any Federal, state or local agencies or authorities regarding remedial action to address PCB contamination at the West Carrollton mill. Remedial action to address PCB contamination in the area of the wastewater impoundment may involve construction of a cap to prevent exposure to PCBs. In addition, remedial action may involve long-term monitoring of groundwater or the construction and operation of a groundwater pump-and-treat system to prevent migration of PCB contamination in groundwater, and the removal and disposal of PCB-contaminated sediment in the Great Miami River. The cost for remedial action ranges from $0 for natural attenuation, to approximately $10.5 million, for installation of a cap, long-term pumping, treating and/or monitoring of groundwater and removal of sediment in the Great Miami River. Approximately $3 million of the estimated costs relate to short-term capital costs, with the remainder to be incurred over a period of 30 years. However, costs could exceed this amount if additional contamination is discovered, if additional remedial action is necessary or if the remedial action costs are more than expected.

   Because of the uncertainty surrounding the ultimate course of action for the Great Miami River remediation and the Company's share of remediation costs, if any, no provision has been recorded in the accompanying financial statements for estimated remediation costs. As part of the final purchase agreement between PDC and AWA, AWA has agreed to indemnify the Company for 50% of all environmental liabilities associated with the West Carrollton mill up to $5.0 million. AWA is liable for 100% of all such environmental costs exceeding $5.0 million.

Other

   From time to time, the Company is involved in product liability and various other suits incident to the operation of its business. Insurance coverage is maintained and estimated costs are recorded for claims and suits of this nature. It is management's opinion that none of these will have a materially adverse effect on the Company's financial position, results of operations or cash flows.

12. Employee Stock Ownership Plan

   The Appleton Papers Retirement Savings Plan, was amended and restated effective as of January 1, 2001, in the form of the Appleton Papers Retirement Savings and Employee Stock Ownership Plan (the "KSOP"). The KSOP includes a separate employee stock ownership plan component (the "ESOP" or the "Company Stock Fund"). The KSOP is a tax-qualified retirement plan that also contains a 401(k) feature, which provides participants with the ability to make pretax contributions to the KSOP by electing to defer a percentage of their compensation. The ESOP component of the KSOP is a tax-qualified employee stock ownership plan that is designed to invest primarily in common stock of PDC. Eligible participants, as "named fiduciaries" under ERISA, were offered a one-time irrevocable election to acquire a beneficial interest in the common stock of PDC by electing to direct the transfer of all or a portion of their existing account balances in the KSOP and the 401(a) plan (Appleton Papers Inc. Retirement Medical Savings Plan) to the Company Stock Fund. The total proceeds transferred by eligible participants to the Company Stock Fund were approximately $106.8 million. All proceeds of the offering were used by the ESOP trustee to purchase 10,684,373 shares of PDC common stock. As a result of this purchase, the ESOP owns 100% of the common stock of PDC.

   The value of each participant's account balance will be paid to that participant, or that participant's beneficiary, in the case of the participant's death, upon the participant's retirement, death, disability, resignation, dismissal, or permanent layoff. Requests for lump sum distributions from the Company Stock Fund will be granted in accordance with a uniform, nondiscriminatory policy established by the ESOP committee. In general,

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES all requests for lump sum distributions in any plan year will be granted to the extent that the aggregate amount requested does not exceed the amount of new deferrals to the Company Stock Fund, less any distributions that must be made in accordance with statutory requirements and installment distributions obligated under prior year distribution elections. Covenants in the agreements providing for API's senior credit facilities and the senior subordinated notes restrict API's ability to pay dividends to PDC which could limit PDC's ability to repurchase shares distributed to ESOP participants who have terminated employment or who are entitled to diversification rights. PDC has obligations to make distributions to former participants in the ESOP under ERISA and these obligations may supersede the terms of the respective agreements. If lump sum distributions cannot be made, distributions to former participants will be made in up to five equal annual installments.

   Based upon management's assumptions related to participant death, retirement, diversification requests, employment termination and changes in share value, the Company estimates that the potential repurchase obligations over the next five years may approximate $99.9 million. The Company anticipates that a portion of these disbursements will be funded from new deferrals from employees into the Company which are estimated to approximate $39 million. The estimated net repurchase obligations of approximately $60.9 million are anticipated to be disbursed in annual payments increasing from $6 million to $22 million over the five year period.

   The Company's matching contributions charged to expense amounted to $1.8 million for the three months ended March 31, 2002, all of which will be deposited into the Company Stock Fund. In the first quarter of 2002, the ESOP trustee purchased 116,614 shares of PDC common stock for an aggregate price of $1.2 million from pretax deferrals made by employees from November 10, 2001 through December 29, 2001, while the Company's matching deferrals over this same period resulted in an additional 115,447 shares of common stock being issued.

   In accordance with EITF Topic D-98, redeemable equity securities are required to be accreted (i.e., increased) so that the amount in the balance sheet reflects the amount redeemable at the earliest redemption date based upon the redemption value at each period end. The company accreted the redeemable common stock by $750,000 for the three months ended March 31, 2002. Redeemable common stock is being accreted up to the earliest redemption date based upon the fair market value of the redeemable common stock as of March 31, 2002, as determined by an independent, third party appraiser selected by the ESOP trustee. The earliest redemption date occurs when the holder reaches 55 years of age and has 10 years of participation in the KSOP. At that point, the holder has the right to make diversification elections for a period of six years. The accretion is being charged to retained earnings as redeemable common stock is the only class of shares outstanding.

13. Long-Term Obligations

   Long-term obligations, excluding the capital lease obligation, consist of the following (dollars in thousands):

                                                                                    March 31, December 29,
                                                                                      2002        2001
                                                                                    --------- ------------
Senior secured variable rate notes payable, LIBOR plus 3.5%, $7,667 due quarterly
  ending November 8, 2005.......................................................... $ 93,212    $115,000
Senior secured variable rate notes payable, LIBOR plus 4.25%, $375 due quarterly
  with $143,250 due November 8, 2006...............................................  129,805     150,000
                                                                                    --------    --------
                                                                                     223,017     265,000
Less obligations due within one year...............................................  (24,125)    (24,125)
                                                                                    --------    --------
                                                                                     198,892     240,875
Unsecured variable rate industrial development bonds, 1.6% average interest rate at
  March 31, 2002, $2,650 due in 2013 and $6,000 due in 2027........................    8,650       8,650
Senior subordinated notes payable, 12.5% due December 15, 2008.....................  250,000     250,000
Deferred payment obligation, due May 8, 2010, increased 10% per annum
  compounded semi-annually from the Acquisition date to the date of repayment......  145,431     141,896
                                                                                    --------    --------
                                                                                    $602,973    $641,421
                                                                                    ========    ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   On November 9, 2001, API entered into a $340 million Senior Credit Facility. The Senior Credit Facility is comprised of the following: a four year credit facility of up to $75 million for revolving loans, including letters of credit; a four year senior secured note of $115 million; and a five year senior secured note of $150 million. Borrowings under the revolving credit facility and the $115 million senior secured note bear interest at LIBOR plus 3.5% per annum. Borrowings under the $150 million senior secured note bear interest at LIBOR plus 4.25% per annum, subject to a minimum LIBOR rate of 2.5%. The LIBOR rate on March 31, 2002 was 1.9%. During the three month period ending March 31, 2002, the Company made total dept repayments of approximately $42 million related to its outstanding senior secured variable rate notes.

   On December 14, 2001, API issued $250 million aggregate principal amount of 12.5% Senior Subordinated Notes due 2008, which were used to redeem in full, at par, the senior subordinated note due 2008 held by AWA (see Note 2 "Acquisition of Appleton Papers Inc.").

14. Subsequent Event

   On April 19, 2002, the Company made a voluntary prepayment of $15.0 million, plus interest, for its outstanding senior secured variable rate notes. Approximately $6.3 million of this prepayment pertains to the senior secured variable rate notes due November 8, 2005 while the remaining $8.7 million relates to the senior secured variable rate notes due November 8, 2006. Subsequent to this voluntary prepayment, the Company's current outstanding other long-term bank debt approximated $208 million. The Company is permitted to repay any of its borrowings, or reborrowings in the case of the revolving loans, under the senior credit facilities without paying a premium or penalty.

15. Segment Information

   The Company has three operating segments, Carbonless, Thermal and New Business Development ("NBD").

   Beginning in fiscal 2002, for internal financial reporting, the Company transferred its existing security products business, which focuses on papers with special security and authentication features, from Carbonless into NBD. As such, all periods presented have been conformed to agree to the current period presentation. Based upon quantitative thresholds, Carbonless and Thermal constitute the Company's reportable segments.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The Company does not allocate assets internally in assessing operating performance. Net sales, operating income (loss) and depreciation and amortization as determined by the Company for its reportable segments are as follows (dollars in thousands):

                                          (Successor   (Predecessor
                                            Basis)        Basis)
                                         ------------- -------------
                                         For the Three For the Three
                                         Months Ended  Months Ended
                                           March 31,     April 1,
                                             2002          2001
                                         ------------- -------------
           Net sales
           Carbonless...................   $171,618      $186,221
           Thermal......................     41,215        41,326
           Other (1)....................     11,743        12,763
                                           --------      --------
              Total.....................   $224,576      $240,310
           Operating income (loss)
           Carbonless...................   $ 28,517      $  8,901
           Thermal......................      1,140         1,470
           Other (1)....................       (171)       (1,436)
                                           --------      --------
              Total.....................   $ 29,486      $  8,935
           Depreciation and amortization
           Carbonless...................   $ 13,549      $  9,265
           Thermal......................      2,653         1,750
           Other (2)....................        796           477
                                           --------      --------
              Total.....................   $ 16,998      $ 11,492

--------
(1)Other consists of NBD, specialty paper products, security products and pulp sales.
(2)Other depreciation and amortization includes NBD, specialty paper products and security products.

16. Guarantor Financial Information

   API (the "Issuer") has completed a private placement debt offering of senior subordinated notes (the "Notes") which have been guaranteed by PDC (the "Parent Guarantor") and WTA Inc., a wholly owned subsidiary of API (the "Subsidiary Guarantor"). These guarantees are full, unconditional and joint and several.

   Presented below is condensed consolidating financial information for the Parent Guarantor, the Issuer, the Subsidiary Guarantor and its wholly owned foreign subsidiary (the "Non-Guarantor Subsidiary") as of March 31, 2002 and December 29, 2001 and for the three months ended March 31, 2002 and April 1, 2001. This financial information should be read in conjunction with the condensed consolidated financial statements and other notes related thereto.

   The condensed consolidating financial information has been presented to show the nature of the assets held, results of operations and cash flows of the Parent Guarantor, Issuer, Subsidiary Guarantor and Non-Guarantor Subsidiary assuming the guarantee structure of the Notes was in effect at the beginning of the periods presented. Separate financial statements for the Parent and Subsidiary Guarantor are not presented based on management's determination that they would not provide additional information that is material to readers of these financial statements.

   In conjunction with the issuance of the Notes, restrictions have been placed on the subsidiaries of the Issuer under the indenture that would limit dividend distributions by these subsidiaries.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                MARCH 31, 2002
                                  (unaudited)
                            (dollars in thousands)


                                  Parent               Subsidiary Non-Guarantor
                                 Guarantor   Issuer    Guarantor   Subsidiary   Eliminations Consolidated
                                 --------- ----------  ---------- ------------- ------------ ------------
ASSETS
Current assets
   Cash and cash equivalents.... $     --  $   21,278  $      33     $1,392     $        --    $ 22,703
   Accounts receivable, net.....       --     104,038         --      5,583              --     109,621
   Inventories..................       --     127,496         --      1,848              --     129,344
   Other current assets.........    7,021       6,523         --         94              --      13,638
                                 --------  ----------  ---------     ------     -----------    --------
       Total current assets.....    7,021     259,335         33      8,917              --     275,306
   Property, plant and
     equipment, net.............       --     522,739         --         24              --     522,763
   Investment in subsidiary.....  854,651     216,535         --         --      (1,071,186)         --
   Other assets.................   13,126     125,320     37,619         31              --     176,096
                                 --------  ----------  ---------     ------     -----------    --------
       Total assets............. $874,798  $1,123,929  $  37,652     $8,972     $(1,071,186)   $974,165
                                 ========  ==========  =========     ======     ===========    ========
LIABILITIES,
  REDEEMABLE
  COMMON STOCK AND
  RETAINED EARNINGS
Current liabilities
   Current portion of long-
     term bank debt............. $     --  $   24,125  $      --     $   --                    $ 24,125
   Accounts payable.............       --      42,719         --         95              --      42,814
   Due to (from) parent and
     affiliated companies.......  604,286    (434,691)  (173,962)     4,367              --          --
   Other accrued liabilities....       --      81,329         --       (411)             --      80,918
                                 --------  ----------  ---------     ------     -----------    --------
       Total current
         liabilities............  604,286    (286,518)  (173,962)     4,051              --     147,857
   Long-term debt...............       --     457,542         --         --              --     457,542
   Capital lease obligation.....       --       4,224         --         --              --       4,224
   Other long-term liabilities..       --      94,030         --         --              --      94,030
   Deferred payment
     obligation.................  145,431          --         --         --              --     145,431
   Redeemable common
     stock and retained
     earnings...................  125,081     854,651    211,614      4,921      (1,071,186)    125,081
                                 --------  ----------  ---------     ------     -----------    --------
       Total liabilities,
         redeemable
         common stock and
         retained earnings...... $874,798  $1,123,929  $  37,652     $8,972     $(1,071,186)   $974,165
                                 ========  ==========  =========     ======     ===========    ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 29, 2001
                            (dollars in thousands)

                                           Parent               Subsidiary Non-Guarantor
                                          Guarantor   Issuer    Guarantor   Subsidiary   Eliminations Consolidated
                                          --------- ----------  ---------- ------------- ------------ ------------
ASSETS
Current assets
   Cash and cash equivalents............. $     --  $   34,123  $      36     $ 1,543    $        --   $   35,702
   Accounts receivable, net..............       --      98,674         --       6,674             --      105,348
   Inventories...........................       --     132,501         --       2,097             --      134,598
   Other current assets..................    7,305       4,687         --          18             --       12,010
                                          --------  ----------  ---------     -------    -----------   ----------
       Total current assets..............    7,305     269,985         36      10,332             --      287,658
   Property, plant and equipment, net....       --     531,745         --          31             --      531,776
   Investment in subsidiary..............  831,855     220,733         --          --     (1,052,588)          --
   Other assets..........................   14,674     129,002     39,157          31             --      182,864
                                          --------  ----------  ---------     -------    -----------   ----------
       Total assets...................... $853,834  $1,151,465  $  39,193     $10,394    $(1,052,588)  $1,002,298
                                          ========  ==========  =========     =======    ===========   ==========
LIABILITIES, REDEEMABLE
  COMMON STOCK AND
  RETAINED EARNINGS
Current liabilities
   Current portion of long-term bank
     debt................................ $     --  $   24,125  $      --     $    --                  $   24,125
   Accounts payable......................       --      49,191         --          26             --       49,217
   Due to (from) parent and affiliated
     companies...........................  599,659    (428,475)  (175,665)      4,481             --           --
   Other accrued liabilities.............       --      75,839         --          12             --       75,851
                                          --------  ----------  ---------     -------    -----------   ----------
       Total current liabilities.........  599,659    (279,320)  (175,665)      4,519             --      149,193
   Long-term debt........................       --     499,525         --          --             --      499,525
   Capital lease obligation..............       --       4,314         --          --             --        4,314
   Other long-term liabilities...........       --      95,091         --          --             --       95,091
   Deferred payment obligation...........  141,896          --         --          --             --      141,896
   Redeemable common stock and
     retained earnings...................  112,279     831,855    214,858       5,875     (1,052,588)     112,279
                                          --------  ----------  ---------     -------    -----------   ----------
       Total liabilities, redeemable
         common stock and retained
         earnings........................ $853,834  $1,151,465  $  39,193     $10,394    $(1,052,588)  $1,002,298
                                          ========  ==========  =========     =======    ===========   ==========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (unaudited)
                            (dollars in thousands)

                                                              (Successor Basis)
                                    ---------------------------------------------------------------------
                                     Parent             Subsidiary Non-Guarantor
                                    Guarantor  Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                    --------- --------  ---------- ------------- ------------ ------------
Net sales.......................... $     --  $224,470   $    --      $12,141      $(12,035)    $224,576
Cost of sales......................       --   155,252        --       12,571       (12,586)     155,237
                                    --------  --------   -------      -------      --------     --------
Gross profit.......................       --    69,218        --         (430)          551       69,339
Selling, general and administrative       13    37,194     1,612          607           427       39,853
                                    --------  --------   -------      -------      --------     --------
Operating (loss) income............      (13)   32,024    (1,612)      (1,037)          124       29,486
Interest expense...................   12,297    17,428        --           --       (10,352)      19,373
Interest income....................       --    (9,367)   (1,353)          (4)       10,352         (372)
Intercompany royalty expense
  (income).........................       --     3,245    (3,245)          --            --           --
Income in equity investment........  (22,796)   (2,156)       --           --        24,952           --
Other income.......................       --        (1)       --          (79)           --          (80)
                                    --------  --------   -------      -------      --------     --------
Income (loss) before income taxes..   10,486    22,875     2,986         (954)      (24,828)      10,565
Provision for income taxes.........       --        79        --           --            --           79
                                    --------  --------   -------      -------      --------     --------
Net income (loss)..................   10,486    22,796     2,986         (954)      (24,828)      10,486
                                    ========  ========   =======      =======      ========     ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED APRIL 1, 2001
                                  (unaudited)
                            (dollars in thousands)

                                                            (Predecessor Basis)
                                         --------------------------------------------------------
                                                                 Non-
                                                   Subsidiary Guarantor
                                          Issuer   Guarantor  Subsidiary Eliminations Consolidated
                                         --------  ---------- ---------- ------------ ------------
Net sales............................... $241,929   $    --    $17,734     $(19,353)    $240,310
Cost of sales...........................  177,333        --     17,695      (20,138)     174,890
                                         --------   -------    -------     --------     --------
Gross Profit............................   64,596        --         39          785       65,420
Selling, general and administrative.....   34,570        24        657          639       35,890
Restructuring and other charges.........   20,595        --         --           --       20,595
                                         --------   -------    -------     --------     --------
Operating income (loss).................    9,431       (24)      (618)         146        8,935
Interest expense........................   10,534        --         --       (2,814)       7,720
Interest income.........................   (3,155)   (2,471)       (33)       2,814       (2,845)
Intercompany royalty expense (income)...    3,525    (3,525)        --           --           --
Income in equity investment.............   (5,253)       --         --        5,253           --
Other expense...........................       --        --        280           --          280
                                         --------   -------    -------     --------     --------
Income (loss) before income taxes.......    3,780     5,972       (865)      (5,107)       3,780
Provision (benefit) for income taxes....    1,468        --         --           --        1,468
                                         --------   -------    -------     --------     --------
Income (loss) from continuing operations    2,312     5,972       (865)      (5,107)       2,312
Loss from discontinued operations.......   (1,144)       --         --           --       (1,144)
                                         --------   -------    -------     --------     --------
Net income (loss)....................... $  1,168   $ 5,972    $  (865)    $ (5,107)    $  1,168
                                         ========   =======    =======     ========     ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (unaudited)
                            (dollars in thousands)

                                                                           (Successor Basis)
                                                 ---------------------------------------------------------------------
                                                  Parent             Subsidiary Non-Guarantor
                                                 Guarantor  Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                                 --------- --------  ---------- ------------- ------------ ------------
Cash flows from operating activities:
  Net income (loss)............................. $ 10,486  $ 22,796   $ 2,986      $ (954)      $(24,828)    $ 10,486
  Adjustments to reconcile net income (loss) to
   net cash provided by (used by) operating
   activities:
    Depreciation and amortization...............       --    15,454     1,538           6             --       16,998
    Other.......................................    3,535     5,369        --         (79)            --        8,825
    Change in assets and liabilities, net.......  (19,809)   (2,449)       --         990         18,598       (2,670)
                                                 --------  --------   -------      ------       --------     --------
   Net cash (used by ) provided by operating
    activities..................................   (5,788)   41,170     4,524         (37)        (6,230)      33,639
Cash flows from investing activities:
   Proceeds from sale of equipment..............       --         9        --          --             --            9
   Additions to property, plant and
    equipment...................................       --    (5,657)       --          --             --       (5,657)
                                                 --------  --------   -------      ------       --------     --------
   Net cash (used by) investing activities......       --    (5,648)       --          --             --       (5,648)
Cash flows from financing activities:
   Payments of long-term debt...................       --   (41,983)       --          --             --      (41,983)
   Payments relating to capital lease
    obligation..................................       --      (168)       --          --             --         (168)
   Due to parent and affiliated companies, net..    4,627    (6,216)    1,703        (114)            --           --
   Proceeds from issuance of redeemable
    common stock................................    1,161        --        --          --             --        1,161
   Intercompany dividend........................       --        --    (6,230)         --          6,230           --
                                                 --------  --------   -------      ------       --------     --------
   Net cash provided by (used by) financing
    activities..................................    5,788   (48,367)   (4,527)       (114)         6,230      (40,990)
Change in cash and cash equivalents.............       --   (12,845)       (3)       (151)            --      (12,999)
Cash and cash equivalents at beginning of
 period.........................................       --    34,123        36       1,543             --       35,702
                                                 --------  --------   -------      ------       --------     --------
Cash and cash equivalents at end of period...... $     --  $ 21,278   $    33      $1,392       $     --     $ 22,703
                                                 ========  ========   =======      ======       ========     ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED APRIL 1, 2001
                                  (unaudited)
                            (dollars in thousands)

                                                                                  (Predecessor Basis)
                                                              -----------------------------------------------------------
                                                                        Subsidiary Non-Guarantor
                                                               Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                                              --------  ---------- ------------- ------------ ------------
Cash flows from operating activities:
   Income (loss) from continuing operations.................. $  2,312   $ 5,972      $ (865)      $(5,107)     $  2,312
   Adjustments to reconcile income from continuing
    operations to net cash provided by (used by) operating
    activities of continuing operations:
      Depreciation and amortization..........................   11,485        --           7            --        11,492
      Other..................................................      297        --         280            --           577
      Change in assets and liabilities, net..................   11,019    (4,000)      2,314         5,107        14,440
                                                              --------   -------      ------       -------      --------
   Net cash provided by operating activities of continuing
    operations...............................................   25,113     1,972       1,736            --        28,821
   Net cash (used by) operating activities of discontinued
    operations...............................................   (2,618)       --          --            --        (2,618)
                                                              --------   -------      ------       -------      --------
   Net cash provided by operating activities.................   22,495     1,972       1,736            --        26,203
Cash flows from investing activities:
   Proceeds from sale of equipment...........................        7        --          --            --             7
   Additions to property, plant and equipment................  (21,600)       --          --            --       (21,600)
                                                              --------   -------      ------       -------      --------
   Net cash (used by) investing activities of continuing
    operations...............................................  (21,593)       --          --            --       (21,593)
   Net cash (used by) investing activities of discontinued
    operations...............................................       --        --          --            --            --
                                                              --------   -------      ------       -------      --------
   Net cash (used by) investing activities...................  (21,593)       --          --            --       (21,593)
Cash flows from financing activities:
   Payments relating to capital lease obligation.............     (168)       --          --            --          (168)
   Payments of loans from Predecessor parent and affiliated
    companies................................................  (15,700)       --          --            --       (15,700)
   Loans from Predecessor parent and affiliated
    companies................................................    5,215        --          --            --         5,215
   Due to Predecessor parent and affiliated companies,
    net......................................................  (15,657)   (1,989)      1,676            --       (15,970)
                                                              --------   -------      ------       -------      --------
   Net cash (used by) provided by financing activities of
     continuing operations...................................  (26,310)   (1,989)      1,676            --       (26,623)
   Net cash provided by financing activities of
    discontinued operations..................................    3,472        --          --            --         3,472
                                                              --------   -------      ------       -------      --------
   Net cash (used by) provided by financing activities.......  (22,838)   (1,989)      1,676            --       (23,151)
Change in cash and cash equivalents..........................  (21,936)      (17)      3,412            --       (18,541)
Cash and cash equivalents at beginning of period.............   39,410        34         427            --        39,871
                                                              --------   -------      ------       -------      --------
Cash and cash equivalents at end of period................... $ 17,474   $    17      $3,839       $    --      $ 21,330
                                                              ========   =======      ======       =======      ========

                       Report of Independent Accountants

To the Shareholder and Board of Directors of Paperweight Development Corp. and Appleton Papers Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheet of Paperweight Development Corp. and its subsidiaries (Successor Company) as of December 29, 2001 and the related consolidated statements of operations, redeemable common stock and retained earnings and cash flows for the period from November 10, 2001 to December 29, 2001. We have also audited the accompanying consolidated balance sheet of Appleton Papers Inc. and its subsidiaries (Predecessor Company) as of December 30, 2000 and the related consolidated statements of operations, shareholder's equity and cash flows for the period December 31, 2000 to November 9, 2001 and for each of the two years in the period ended December 30, 2000. These financial statements are the responsibility of the respective Successor and Predecessor Company's managements. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the Successor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of Paperweight Development Corp. and its subsidiaries at December 29, 2001, and the results of their operations and their cash flows for the period from November 10, 2001 to December 29, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of Appleton Papers Inc. and its subsidiaries at December 30, 2000, and the results of their operations and their cash flows for the period December 31, 2000 to November 9, 2001 and for each of the two years in the period ended December 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 2 to the consolidated financial statements, the Company had a change in ownership as of November 9, 2001 which resulted in a new basis of accounting.

   As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for certain start-up and pre-operating costs.

/S/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
March 4, 2002

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 29, 2001 and DECEMBER 30, 2000
                   (dollars in thousands, except share data)

                                                                              (Successor Basis) (Predecessor Basis)
                                                                              ----------------- -------------------
                                                                                    2001               2000
                                                                              ----------------- -------------------
ASSETS
Current assets
  Cash and cash equivalents..................................................    $   35,702          $  39,871
  Accounts receivable, less allowance for
    doubtful accounts of $1,585 and $1,763, respectively.....................       105,348            142,850
  Inventories................................................................       134,598            127,149
  Deferred tax assets........................................................            --             15,706
  Other current assets.......................................................        12,010              8,561
  Net assets of discontinued operations......................................            --             13,577
                                                                                 ----------          ---------
     Total current assets....................................................       287,658            347,714
Property, plant and equipment, net...........................................       531,776            414,490
Goodwill, less accumulated amortization of $11,995...........................            --              9,317
Intangible assets, less accumulated amortization of $1,289...................       136,479                 --
Other assets.................................................................        46,385              2,983
                                                                                 ----------          ---------
     Total assets............................................................    $1,002,298          $ 774,504
                                                                                 ==========          =========
LIABILITIES, REDEEMABLE COMMON STOCK, PREDECESSOR
 COMMON STOCK, PAID-IN CAPITAL, RETAINED EARNINGS AND
 SHAREHOLDER NOTE
Current liabilities
  Current portion of long-term debt..........................................    $   24,125          $      --
  Accounts payable...........................................................        49,217             59,727
  Due to parent and affiliated companies.....................................            --            336,721
  Accrued income taxes.......................................................         6,578             44,012
  Restructuring reserve......................................................         5,464             15,396
  Other accrued liabilities..................................................        63,809             63,361
                                                                                 ----------          ---------
     Total current liabilities...............................................       149,193            519,217
Long-term debt...............................................................       499,525            158,650
Capital lease obligation.....................................................         4,314              4,573
Deferred income taxes........................................................            --             45,615
Postretirement benefits other than pension...................................        57,178             39,388
Accrued pension..............................................................        15,954                 --
Other long-term liabilities..................................................        21,959              7,580
Deferred payment obligation..................................................       141,896                 --
Commitments and contingencies (Note 18)......................................            --                 --
Redeemable successor common stock, $0.01 par value
  shares authorized: 30,000,000
  shares issued and outstanding: 10,684,372..................................       104,663                 --
Predecessor common stock, no par value
  shares authorized: 1,000
  shares issued and outstanding: 100.........................................            --             10,500
Paid-in capital..............................................................            --           (224,282)
Retained earnings............................................................         7,616            338,263
Shareholder note.............................................................            --           (125,000)
                                                                                 ----------          ---------
Total liabilities, redeemable common stock, predecessor common stock, paid-in
 capital, retained earnings and shareholder note.............................    $1,002,298          $ 774,504
                                                                                 ==========          =========

   The accompanying notes are an integral part of the consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (dollars in thousands)

                                          (Successor Basis)                    (Predecessor Basis)
                                         -------------------- -----------------------------------------------------
                                            For the Period       For the Period         For the          For the
                                         November 10, 2001 to December 31, 2000 to    Year Ended       Year Ended
                                          December 29, 2001     November 9, 2001   December 30, 2000 January 1, 2000
                                         -------------------- -------------------- ----------------- ---------------
Net sales...............................       $112,950             $842,868          $1,080,013       $1,123,833
Costs and expenses:
   Cost of sales........................         76,345              591,741             752,616          789,194
   Selling, general and administrative..         18,693              133,874             165,699          160,075
   Restructuring and other charges......             --                6,385               7,816           44,542
   Environmental expense................             --               23,389               3,148            3,590
   Litigation settlements...............             --                  449               3,625           21,819
   Equipment relocation expenses........             --                  463               5,215               --
   Loss on disposals of equipment.......             --                1,252                 539            2,249
   Loss on investment...................             --                   --               6,500               --
                                               --------             --------          ----------       ----------
Operating income........................         17,912               85,315             134,855          102,364
Other expense (income)
   Interest expense.....................         10,638               25,441              43,244           42,926
   Interest income......................           (406)              (8,818)            (13,750)         (11,273)
   Minority interest....................             --                   --               1,230            4,896
   Foreign exchange (gain) loss.........            (53)                 492              (2,406)          (1,793)
                                               --------             --------          ----------       ----------
Income before income taxes..............          7,733               68,200             106,537           67,608
Provision for income taxes..............            117               24,574              35,725           17,715
                                               --------             --------          ----------       ----------
Income from continuing operations.......          7,616               43,626              70,812           49,893
                                               --------             --------          ----------       ----------
Discontinued operations, net of tax:
   Loss from discontinued operations....             --               (4,462)            (13,063)         (55,691)
                                               --------             --------          ----------       ----------
Income (loss) before extraordinary item
  and cumulative effect of accounting
  change................................          7,616               39,164              57,749           (5,798)
Extraordinary item, net of tax:
   Loss on debt extinguishment..........             --               (6,443)             (4,651)              --
Cumulative effect of accounting change,
  net of tax:
   Write-off of deferred start-up costs.             --                   --                  --           (6,835)
                                               --------             --------          ----------       ----------
Net income (loss).......................       $  7,616             $ 32,721          $   53,098       $  (12,633)
                                               ========             ========          ==========       ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                             (Successor Basis)
                                                                             -----------------
                                                                              For the Period
                                                                               November 10,
                                                                                  2001 to
                                                                               December 29,
                                                                                   2001
                                                                             -----------------
Cash flows from operating activities:
  Income from continuing operations, extraordinary items and cumulative
   effect of accounting change..............................................     $   7,616
  Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
   Extraordinary item, net of tax...........................................            --
   Cumulative effect of accounting change, net of tax.......................            --
   Depreciation and amortization............................................         6,005
   Employer 401(k) noncash matching contributions...........................         1,154
   Minority interest........................................................            --
   Deferred income taxes....................................................            --
   Foreign exchange (gain) loss.............................................           (53)
   Loss on disposals of equipment...........................................            --
   Asset impairment charges.................................................            --
   Accretion of deferred payment and capital lease obligations..............         1,890
   Changes in assets ((increase)/decrease) and liabilities
    (increase/(decrease)):
    Accounts receivable.....................................................        17,524
    Inventories.............................................................        (4,767)
    Other current assets....................................................            54
    Accounts payable and other accrued liabilities..........................        (5,996)
    Accrued income taxes....................................................           289
    Restructuring reserve...................................................           (19)
    Lower Fox River liability...............................................            --
    Other, net..............................................................         1,788
                                                                                 ---------
Net cash provided by operating activities of continuing operations..........        25,485
Net cash provided by (used by) operating activities of discontinued
 operations.................................................................            --
                                                                                 ---------
Net cash provided by operating activities...................................        25,485
Cash flows from investing activities:
  Proceeds from sale of equipment...........................................            19
  Additions to property, plant and equipment................................        (6,741)
  Acquisition of business, net of cash acquired.............................      (314,826)
  Purchase of minority interest in affiliates...............................            --
  Proceeds from sale of equity investment...................................            --
  Payments to acquire equipment from capital lease..........................            --
                                                                                 ---------
Net cash (used by) investing activities of continuing operations............      (321,548)
Net cash (used by) investing activities of discontinued operations..........            --
                                                                                 ---------
Net cash (used by) investing activities.....................................      (321,548)
Cash flows from financing activities:
  Payments of long-term debt................................................            --
  Payment of revolving credit facility......................................            --
  Payments for debt extinguishment..........................................            --
  Payments relating to capital lease obligation.............................           (56)
  Payments of loans from parent and affiliated companies....................            --
  Loans from parent and affiliated companies................................            --
  Due to parent and affiliated companies, net...............................            --
  Due to former parent and affiliated companies, net........................        (7,388)
  Payment of senior subordinated seller note................................      (250,000)
  Proceeds from issuance of long-term debt, net of issuance costs...........       484,546
  Proceeds from issuance of redeemable common stock, net of issuance
   costs....................................................................       104,663
                                                                                 ---------
Net cash provided by (used by) financing activities of continuing operations       331,765
Net cash (used by) provided by financing activities of discontinued
 operations.................................................................            --
                                                                                 ---------
Net cash provided by (used by) financing activities.........................       331,765
Change in cash and cash equivalents.........................................        35,702
Cash and cash equivalents at beginning of period............................            --
                                                                                 ---------
Cash and cash equivalents at end of period..................................     $  35,702
                                                                                 =========

                                                                                      (Predecessor Basis)
                                                                             -------------------------------------
                                                                             For the Period               For the
                                                                              December 31,  For the Year    Year
                                                                                2000 to        Ended       Ended
                                                                              November 9,   December 30, January 1,
                                                                                  2001          2000        2000
                                                                             -------------- ------------ ----------
Cash flows from operating activities:
  Income from continuing operations, extraordinary items and cumulative
   effect of accounting change..............................................   $  37,183     $  66,161   $  43,058
  Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
   Extraordinary item, net of tax...........................................       6,443         4,651          --
   Cumulative effect of accounting change, net of tax.......................          --            --       6,835
   Depreciation and amortization............................................      36,659        42,897      46,515
   Employer 401(k) noncash matching contributions...........................          --            --          --
   Minority interest........................................................          --         1,230       4,896
   Deferred income taxes....................................................     (11,840)      (26,469)     (2,854)
   Foreign exchange (gain) loss.............................................         492        (2,406)     (1,793)
   Loss on disposals of equipment...........................................       1,252           539       2,249
   Asset impairment charges.................................................       3,827            --      26,390
   Accretion of deferred payment and capital lease obligations..............         324           239         702
   Changes in assets ((increase)/decrease) and liabilities
    (increase/(decrease)):
    Accounts receivable.....................................................      17,215       (13,553)      1,730
    Inventories.............................................................      25,308         5,273      11,999
    Other current assets....................................................        (226)        3,156       8,430
    Accounts payable and other accrued liabilities..........................      (5,560)       (8,779)     11,863
    Accrued income taxes....................................................        (707)       37,044     (17,258)
    Restructuring reserve...................................................      (9,913)        4,661      10,735
    Lower Fox River liability...............................................      20,012            --          --
    Other, net..............................................................        (770)        1,165     (10,852)
                                                                               ---------     ---------   ---------
Net cash provided by operating activities of continuing operations..........     119,699       115,809     142,645
Net cash provided by (used by) operating activities of discontinued
 operations.................................................................      11,897       (13,370)     53,171
                                                                               ---------     ---------   ---------
Net cash provided by operating activities...................................     131,596       102,439     195,816
Cash flows from investing activities:
  Proceeds from sale of equipment...........................................       9,016            53       1,014
  Additions to property, plant and equipment................................     (49,804)      (81,072)    (37,685)
  Acquisition of business, net of cash acquired.............................          --            --          --
  Purchase of minority interest in affiliates...............................          --       (45,960)    (42,104)
  Proceeds from sale of equity investment...................................          --            --      58,000
  Payments to acquire equipment from capital lease..........................          --       (30,141)         --
                                                                               ---------     ---------   ---------
Net cash (used by) investing activities of continuing operations............     (40,788)     (157,120)    (20,775)
Net cash (used by) investing activities of discontinued operations..........          --       (25,259)    (54,228)
                                                                               ---------     ---------   ---------
Net cash (used by) investing activities.....................................     (40,788)     (182,379)    (75,003)
Cash flows from financing activities:
  Payments of long-term debt................................................          --       (17,000)    (18,000)
  Payment of revolving credit facility......................................          --            --    (387,747)
  Payments for debt extinguishment..........................................    (160,182)      (92,930)         --
  Payments relating to capital lease obligation.............................        (268)         (246)       (225)
  Payments of loans from parent and affiliated companies....................     (45,745)      (30,394)    (99,176)
  Loans from parent and affiliated companies................................     159,140       189,575     372,876
  Due to parent and affiliated companies, net...............................       6,412        12,611       1,993
  Due to former parent and affiliated companies, net........................          --            --          --
  Payment of senior subordinated seller note................................          --            --          --
  Proceeds from issuance of long-term debt, net of issuance costs...........          --            --          --
  Proceeds from issuance of redeemable common stock, net of issuance
   costs....................................................................          --            --          --
                                                                               ---------     ---------   ---------
Net cash provided by (used by) financing activities of continuing operations     (40,643)       61,616    (130,279)
Net cash (used by) provided by financing activities of discontinued
 operations.................................................................     (11,528)       12,256     (13,795)
                                                                               ---------     ---------   ---------
Net cash provided by (used by) financing activities.........................     (52,171)       73,872    (144,074)
Change in cash and cash equivalents.........................................      38,637        (6,068)    (23,261)
Cash and cash equivalents at beginning of period............................      39,871        45,939      69,200
                                                                               ---------     ---------   ---------
Cash and cash equivalents at end of period..................................   $  78,508     $  39,871   $  45,939
                                                                               =========     =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                   (dollars in thousands, except share data)




                                                          Common Stock                                           Total
                                                       -------------------                                   Shareholder's
                                                         Shares             Paid-In    Retained  Shareholder    Equity
                                                       Outstanding Amount   Capital    Earnings     Note       (Deficit)
                                                       ----------- ------- ---------  ---------  ----------- -------------
Balance, January 2, 1999 (Predecessor Basis)..........     100     $10,500 $(239,882) $ 417,506   $(125,000)   $  63,124
  Net loss............................................      --          --        --    (12,633)         --      (12,633)
  Gain on sale of equity investment in affiliate, net
   of tax.............................................      --          --    15,600         --          --       15,600
                                                           ---     ------- ---------  ---------   ---------    ---------
Balance, January 1, 2000 (Predecessor Basis)..........     100      10,500  (224,282)   404,873    (125,000)      66,091
  Net income..........................................      --          --        --     53,098          --       53,098
  Dividend distribution...............................      --          --        --   (119,708)         --     (119,708)
                                                           ---     ------- ---------  ---------   ---------    ---------
Balance, December 30, 2000 (Predecessor Basis)........     100      10,500  (224,282)   338,263    (125,000)        (519)
  Net income..........................................      --          --        --     32,721          --       32,721
  Conversion of shareholder note......................      --          --        --         --     125,000      125,000
  Dividend distribution...............................      --          --        --     (7,388)         --       (7,388)
  Capital contribution from parent and affiliated
   companies..........................................      --          --   352,973         --          --      352,973
  Transfer of liability to affiliated company.........      --          --     2,782         --          --        2,782
  Recovery of withholding tax.........................      --          --        --      5,204          --        5,204
                                                           ---     ------- ---------  ---------   ---------    ---------
Balance, November 9, 2001 (Predecessor Basis).........     100      10,500   131,473    368,800          --      510,773
                                                           ===     ======= =========  =========   =========    =========



   The accompanying notes are an integral part of the consolidated financial statements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND RETAINED EARNINGS
                   (dollars in thousands, except share data)

                                                               Redeemable Common
                                                                     Stock
                                                              --------------------
                                                                Shares             Retained
                                                              Outstanding  Amount  Earnings
                                                              ----------- -------- --------
  Issuance of redeemable common stock, net of issuance costs. 10,684,372  $104,663  $   --
  Net income.................................................         --        --   7,616
                                                              ----------  --------  ------
Balance, December 29, 2001 (Successor Basis)................. 10,684,372  $104,663  $7,616
                                                              ==========  ========  ======

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation and Nature of Operations

   Paperweight Development Corp. ("PDC") and New Appleton LLC were formed on December 28, 2000 by an executive management group of Appleton Papers Inc. ("API") for the purpose of purchasing all of the partnership interests of Arjo Wiggins Delaware General Partnership ("AWDGP") through an Employee Stock Ownership Plan (the "ESOP"). Prior to the acquisition of AWDGP, PDC had no operating activity. PDC used ESOP funds and indirect borrowings through subsidiaries to fund the cash portion of the purchase price. Eligible employees of API under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, were offered a one-time irrevocable election to direct State Street Global Advisors, the ESOP trustee, to accept the transfer of all or any part of their existing balances in the 401(k) and the 401(a) plans to the Company Stock Fund. At the close of the election period, the proceeds from this offering were approximately $106.8 million and were used to purchase 100% of the outstanding common stock of PDC (see Note 21 "Employee Stock Ownership Plan"). PDC completed the acquisition of AWDGP on November 9, 2001.

   The partnership interests in AWDGP were held by Arjo Wiggins US Holdings Limited (87.5%) and Arjo Wiggins North America Investments Limited (12.5%). API was a wholly owned subsidiary of Appleton Investments LLC ("AI") and AI was a wholly owned subsidiary of AWDGP. In December 2001, AI was liquidated and merged into AWDGP, subsequently AWDGP was liquidated and merged into API and New Appleton LLC was liquidated and merged into PDC.

   The accompanying consolidated financial statements, after the elimination of intercompany accounts and transactions, include the accounts of PDC and its wholly owned subsidiaries (collectively the "Company") for the period November 10, 2001 to December 29, 2001 ("Successor Period"). The accounts prior to the acquisition of AWDGP ("Predecessor Period") pertain to API, its wholly owned subsidiaries, as well as AWDGP and AI. The accounts of AWDGP and AI consisted of debt used to fund the operations of API and the corresponding interest expense and tax benefits. The consolidated balance sheet as of December 29, 2001 and the related consolidated statements of operations, cash flows and shareholder's equity for the Successor Period have been segregated from the Predecessor Period to reflect the change in the reporting entity. Subsequent to the November 9, 2001 acquisition, API became a wholly owned subsidiary of PDC (see Note 2 "Acquisition of Appleton Papers Inc.").

   Prior to July 2000, API's ultimate parent was Arjo Wiggins Appleton p.l.c. ("AWA"), a company incorporated in the United Kingdom. In July 2000, API's ultimate parent became Worms et Cie. through the purchase of AWA's outstanding shares. Worms et Cie. is incorporated in France.

   Prior to November 23, 1999, API's parent was Appleton Holdings Inc. ("AHI"). On November 23, 1999, AHI was merged into API and as a result, API became a wholly owned subsidiary of AI. Since the merger represented a transaction between companies under common control, the accompanying consolidated financial statements prior to the merger have been presented on a historical cost basis as if the merger had taken place as of the earliest period presented.

  Nature Of Operations

   API is the primary operating subsidiary of PDC and was the primary operating subsidiary of AWDGP and its principal line of business is the manufacture of carbonless and thermal paper. Sales of carbonless paper accounted for approximately 80% of consolidated net sales in the fiscal 2001 Successor and Predecessor Periods, and 81% and 82% of consolidated net sales for 2000 and 1999, respectively. The principal markets for API's products are printers, merchants and converters in the United States and Canada.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

2.  Acquisition of Appleton Papers Inc.

   At the close of business on November 9, 2001, PDC completed the purchase of all the partnership interests of AWDGP (the "Acquisition"). The total cash purchase price consists of the following (dollars in thousands):

          Agreed upon purchase price....................... $ 810,000
          Transaction fees.................................     6,203
          Cash acquired by buyer...........................   (78,508)
          Settlement of intercompany note receivable.......   (32,869)
                                                            ---------
             Net assets acquired...........................   704,826
          Senior subordinated seller note..................  (250,000)
          Deferred payment obligation......................  (140,000)
                                                            ---------
             Acquisition of business, net of cash acquired. $ 314,826
                                                            =========

   The transaction was financed with $106.8 million of proceeds received from the ESOP ($104.7 million, net of stock issuance costs), $265 million of long-term debt borrowed at the closing (see Note 11 "Long-Term Obligations"), $250 million in aggregate principal amount of a senior subordinated note due 2008 issued to AWA which bore interest at the rate of 11.5% per annum in the Successor Period, and a deferred payment obligation with a present value of $140 million at the closing of the Acquisition to be paid to AWA (see Note 11 "Long-Term Obligations").

   As part of the purchase agreement, AWA agreed to indemnify the Company for the first $75 million and for all amounts in excess of $100 million, of liabilities, if any, relating to the Lower Fox River contingency (see Note 18 "Commitments and Contingencies"). The Company will be responsible for the $25 million between $75 million and $100 million. The indemnification provides that it is the intent of the parties that at no time will the Company be out-of-pocket for any costs and expenses relating to the Lower Fox River contingency.

   In connection with the indemnification agreements, and in order to assure the Company that AWA would be able to meet its indemnification obligations, at the closing of the Acquisition, AWA agreed to purchase and fully pay for indemnity claim insurance from an affiliate of American International Group. Inc. ("AIG"). The AIG insurance policy is a $250 million policy that is designed to provide coverage for an increasing amount of potential Lower Fox River liabilities for each of the twelve month periods beginning November 9th of the years specified below:

                      Year                Maximum Coverage
                      ----                ----------------
                      2001...............  $  75 million
                      2002...............  $100 million
                      2003...............  $125 million
                      2004...............  $150 million
                      2005...............  $175 million
                      2006...............  $200 million
                      2007 and thereafter  $250 million

   The amounts available under the AIG insurance policy were determined as a result of negotiations with AWA and are not based on any particular cost estimates. The Company believes that the $250 million available under the AIG insurance policy will be substantially in excess of the Company's ultimate liability for remediation of the Lower Fox River even if, as discussed in Note 18, "Commitments and Contingencies," (a) the costs of remediation were to be twice the government agencies' estimate of $308 million, (b) the Company's NRD settlement were to be twice the $14 million obtained by Georgia-Pacific, and
(c) the Company's combined share with NCR of all of these liabilities were to be substantially more than any estimate of the Company's share of PCB discharge which the Company estimates to be no more than 15%.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   When certain Acquisition debt has been repaid, the insurance coverage may be reduced to lower maximum amounts to be paid over a number of years. In addition to the AIG insurance policy, AWA has agreed to deposit $75 million in an escrow account if the maximum coverage limits under the AIG insurance policy are no longer in force, if AWA has not yet paid its first $75 million of Lower Fox River liabilities and if AWA's consolidated tangible net worth is less than 500 million British Pounds for two consecutive fiscal quarters or as a result of an extraordinary corporate transaction.

   AWA also agreed to indemnify the Company for liabilities related to the business and operations of Newton Falls, Inc., Appleton Coated LLC, Appleton Capital Inc., Appleton Leasing LLC, Arjo Wiggins Investments Inc., Appleton Recycled Fibers, Inc., Paperhub.com, Inc. and several other of API's former subsidiaries, the ownership of the real property on which the Harrisburg plant is located and for pre-closing environmental contingencies at this location, and for certain other designated liabilities, which are referred to as other excluded liabilities, including pending litigation, and some known environmental conditions or issues, other than those matters relating to the Lower Fox River which are covered by the Fox River Indemnification Agreement described above. Under these provisions AWA is obligated to reimburse API for losses for, in the case of a breach of an environmental representation or warranty or a loss arising from a known environmental condition or issue constituting other excluded liabilities, 50% of the first $5 million of losses, 100% of losses in excess of $5 million, and in all other cases, 100% of the losses.

   The Acquisition was accounted for using the purchase method and the financial statements of API were adjusted on November 10, 2001 to reflect assets and liabilities at fair value. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, excluding cash acquired (dollars in thousands):

                                              (Successor Basis)
                                              -----------------
                                                     At
                                              November 10, 2001
                                              -----------------
                Current assets...............     $264,714
                Property, plant and equipment      529,770
                Intangible assets............      137,768
                Other assets.................       17,210
                                                  --------
                   Total assets acquired.....     $949,462
                                                  --------
                Current liabilities..........     $137,028
                Long-term debt...............        8,650
                Other long-term liabilities..       98,958
                                                  --------
                   Total liabilities assumed.     $244,636
                                                  --------
                   Net assets acquired.......     $704,826
                                                  ========

   Of the $137.8 million of acquired intangible assets, $90.7 million was assigned to registered trademarks. Trademarks, related to carbonless paper, of approximately $60.0 million are being amortized over their remaining useful life of 20 years, while the remaining $30.7 million are considered to have an indefinite life, and as such, are not subject to amortization. The remaining acquired intangible assets are being amortized over their estimated useful lives ranging from 6 to 25 years and pertain to patents of $40.0 million and customer relationships of $7.1 million, respectively.

   Due to nonperformance on the part of Enron Corp., the Company is in the process of terminating unfavorable purchase contracts that were in existence at the Acquisition date. The allocation of purchase price is preliminary, pending the final outcome of this matter which is anticipated to be completed in fiscal 2002. If the resolution of this matter is adverse to the Company or in the event that the contracts are terminated and Enron pursues damages for breach of contract, an additional liability with a corresponding increase to goodwill will be

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES reflected within the final purchase price allocation. The Company currently estimates that the potential liability associated with these unfavorable purchase contracts may range from $0 to $10 million.
   The following unaudited pro forma data summarized the results of operations for the periods indicated as if the Acquisition had been completed on December 31, 2000 and January 2, 2000, respectively. The pro forma data gives effect to actual operating results prior to the Acquisition and adjustments related to interest expense, depreciation, amortization and income taxes. These unaudited pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the Acquisition had occurred on December 31, 2000 and January 2, 2000 or that may be obtained in the future (dollars in thousands):

                                              (Unaudited Pro Forma)
                                       -----------------------------------
                                          Year ended        Year ended
                                       December 29, 2001 December 30, 2000
                                       ----------------- -----------------
      Net sales.......................     $955,818         $1,080,013
      Income before extraordinary item     $ 14,434         $   45,683
      Net income......................     $  7,991         $   41,032

3.  Summary of Significant Accounting Policies

  Fiscal Year

   The Company's fiscal year is the 52-week or 53-week period ending the Saturday nearest December 31. The fiscal 2001 Predecessor and Successor Periods ended November 9, 2001 and December 29, 2001, respectively. Fiscal years 2000 and 1999 were 52-week periods ending on December 30, 2000 and January 1, 2000, respectively.

  Use Of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more critical estimates made by management pertain to environmental, restructuring, income taxes and receivable and inventory reserves. Actual results could differ from those estimates.

  Reclassifications

   Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income.

  Revenue Recognition

   Revenue is recognized by the Company when all of the following criteria are met: persuasive evidence of a selling arrangement exists; the Company's price to the customer is fixed; collectibility is reasonably assured; and title has transferred to the customer. Generally, these criteria are met at the time of shipment.

  Impairment Of Long-lived Assets

   The Company reviews the carrying value of goodwill and indefinite lived intangible assets annually for impairment. The carrying value of definite lived intangible assets and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES recoverable. An impairment would be determined based upon a comparison of the undiscounted future net cash flows anticipated to be generated during the remaining life of API's goodwill and intangible assets or long-lived assets to the carrying value. Measurement of any impairment loss would be based upon discounted operating cash flows.

  Cash Equivalents

   Cash equivalents consist of funds invested in institutional money market funds with daily liquidity and commercial paper with original maturity dates less than three months. At December 29, 2001 and December 30, 2000, there were cash overdrafts of approximately $6.8 million and $2.5 million, respectively, which are included in accounts payable within the accompanying consolidated balance sheets.

  Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for finished goods, work in process and raw materials. Stores and spare parts inventory are valued at average cost and certain other inventories are valued using the first-in, first-out ("FIFO") method. Finished goods and work-in process inventories include the cost of materials, labor and manufacturing overhead.

  Property, Plant And Equipment

   Property, plant and equipment are stated at cost, including interest incurred during construction, and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The general range of useful lives for financial reporting is 10 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts with resulting gains or losses reflected in earnings.

  Goodwill And Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies, resulting from acquisitions consummated prior to July 1, 2001 was amortized on a straight-line basis over 40 years. API reviewed the carrying values of goodwill and other intangibles for impairment whenever events or changes in circumstances indicated that the carrying amount may not be recoverable. Goodwill arising from acquisitions subsequent to July 1, 2001 will not be amortized. Certain intangible assets have been determined to have indefinite useful lives, and will not be amortized until their useful lives are determined to be no longer indefinite. Other intangible assets are amortized over their estimated useful lives of 6 to 25 years. Goodwill and indefinite lived intangible assets are reviewed for impairment annually.

  Equity Investments

   The equity method of accounting is used when the Company has significant influence, but not control over an investee, and is generally reflective of a 20% to 50% interest in an investee. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of the earnings or losses and distributions from these investees (see Note 6 "Transactions with AWA and AWA Affiliated Companies"). At December 29, 2001 there were no equity investments held by the Company.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

  Income Taxes

   In conjunction with the Acquisition, the Company and its subsidiaries have elected to be treated as subchapter S corporations for U.S. and state income tax purposes, and therefore, the Company anticipates to incur no future U.S. income tax liability and minimal state income tax liability.

   Prior to the Acquisition, API and its domestic subsidiaries were included within the consolidated tax return of AWDGP and accounted for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Fair Value of Financial Instruments

   Cash and cash equivalents, accounts receivable and accounts payable recorded in the balance sheets approximate fair value based on the short maturity of these instruments. Fair values of long-term debt and deferred payment and lease obligations are estimated based on market conditions and interest rates available to the Company for similar financial instruments.

  Comprehensive Income

   SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in financial statements. The Company does not have any components of comprehensive income that are required to be disclosed in accordance with SFAS 130.

  Start-Up and Pre-Operating Costs

   In April 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 required adoption of its provisions for fiscal years beginning after December 15, 1998. Adoption of these provisions during fiscal 1999 required API to write-off previously deferred start-up and pre-operating costs. The impact is reported as a cumulative effect of an accounting change in 1999 and resulted in a charge of $11.5 million ($6.8 million, net of income taxes). The Company's policy is to expense all start-up and pre-operating costs.

  Research and Development

   Research and development costs are charged to expense as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $1.7 million during the Successor Period and $12.5 million for the fiscal 2001 Predecessor Period. Similar research and development costs were $15.9 million and $15.4 million in 2000 and 1999, respectively. Such costs for API's discontinued coated free sheet and fine paper products division approximated $2.8 million in both 2000 and 1999.

  Accounting Pronouncements

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. As amended, SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company adopted SFAS No. 133, as amended, in fiscal 2001. The adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. As the Acquisition was completed on November 9, 2001, the Company has accounted for it under the provisions of SFAS No. 141 and SFAS No. 142.

   In June 2001, the FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When the liability is recorded, the entity capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is required to adopt SFAS No. 143 in fiscal 2003. The Company is currently evaluating the impact of SFAS No. 143.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for the Company in fiscal 2002. The Company anticipates this statement, upon adoption, will not have a significant impact on its financial position or results of operations.

4.  Discontinued Operations

   On October 28, 2001, API completed the transfer of one of its wholly owned subsidiaries, Newton Falls Inc. ("NFI"), to Newton Falls LLC ("NFLLC"), an affiliated company of AWA. The Newton Falls mill, which represented the remainder of API's coated free sheet and fine paper products division, was permanently closed in the third quarter of 2001. API's deficit investment in this subsidiary at the date of transfer was $2.8 million. This amount was credited to shareholder's equity as API and NFLLC were commonly controlled entities.

   Effective November 26, 2000, API completed the transfer of two wholly-owned subsidiaries, Appleton Coated LLC ("AC") and Appleton Leasing LLC, to Appleton Coated Papers Holdings Inc. ("ACPHI"), a company whose ultimate parent was also Worms et Cie. API's investment in these subsidiaries at the date of the transfer was $225.1 million. API received related party notes receivable totaling $105.4 million as proceeds for this transaction. The $119.7 million loss generated as a result of this related party transaction has been charged to shareholder's equity as a dividend distribution as API and ACPHI were commonly controlled entities.

   API has classified these subsidiaries as discontinued operations in its consolidated balance sheet as of December 30, 2000 and its consolidated statements of operations and cash flows for all periods presented.

   Revenues for these subsidiaries were none in the fiscal 2001 Predecessor Period, $221.7 million in 2000 and $231.8 million in 1999. Operating losses for these subsidiaries were $6.9 million in the fiscal 2001 Predecessor Period, and $27.2 million and $86.9 million in 2000 and 1999, respectively. The benefit for income taxes on discontinued operations was approximately $2.6 million for the fiscal 2001 Predecessor Period, and $3.8 million and $35.0 million in 2000 and 1999, respectively. Net assets of discontinued operations were comprised of the following (dollars in thousands):

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                                                    (Predecessor Basis)
                                                    -------------------
                                                     December 30, 2000
                                                    -------------------
        ASSETS
        Current assets:
           Cash and cash equivalents...............       $     6
           Accounts receivable, less allowance for
             doubtful accounts of $0...............           174
           Inventories.............................           389
           Other current assets....................           595
                                                          -------
               Total current assets................         1,164
           Property, plant and equipment, net......         7,504
           Deferred tax assets.....................        19,836
           Other assets............................           219
                                                          -------
               Total assets........................       $28,723
                                                          -------
        LIABILITIES
        Current liabilities:
           Accounts payable........................       $   276
           Restructuring reserve...................         4,493
           Other accrued liabilities...............         3,388
                                                          -------
               Total current liabilities...........         8,157
           Other long-term liabilities.............         6,989
                                                          -------
               Total liabilities...................       $15,146
                                                          -------
           Net assets..............................       $13,577
                                                          =======

5.  Restructuring and Other Charges

   During the third quarter of 1999, API announced plans to close the Newton Falls mill in 2000 and the Harrisburg plant in 2001. API recorded restructuring charges of $12.7 million in the fiscal 2001 Predecessor Period, $13.5 million in 2000 and $101.9 million in 1999 related to these facility closings. During 1999, API also recorded a $2.9 million write-down of goodwill related to the Newton Falls mill which has been included within loss from discontinued operations within the fiscal 1999 Consolidated Statement of Operations.

   In the third quarter of 2000, API ceased operations at the Newton Falls mill and permanently closed the mill during the third quarter of 2001. API sold its Harrisburg plant in August 2001. As part of this sale, API entered into a five year agreement to lease the portion of the plant that served as a distribution center.

   The table below summarizes the components of restructuring costs included in the consolidated statements of operations (dollars in thousands):

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                                                   (Predecessor Basis)
                     -----------------------------------------------------------------------------------
                     For the Period December 31,     For the Year Ended     For the Year Ended January 1,
                      2000 to November 9, 2001       December 30, 2000                 2000
                     -------------------------   -------------------------  -----------------------------
                     Restructuring   Loss from   Restructuring  Loss from   Restructuring    Loss from
                       and Other    Discontinued   and Other   Discontinued   and Other     Discontinued
                        Charges      Operations     Charges     Operations     Charges       Operations
                     -------------  ------------ ------------- ------------ -------------   ------------

Asset impairments...    $3,827         $3,277       $   --        $   --       $26,390        $43,312
Employee termination
  benefits..........     1,089             --        5,856           437        11,267         11,236
Distribution center
  exit costs........        --             --           --            --         5,991             --
Environmental costs.        --             --           --         3,000            --             --
Newton Falls mill
  closing costs.....        --          2,667           --         2,859            --             --
Loss on contractual
  obligations.......        --            (85)          --          (682)           --          2,569
Other...............     1,469            415        1,960            36           894            218
                        ------         ------       ------        ------       -------        -------
                        $6,385         $6,274       $7,816        $5,650       $44,542        $57,335
                        ======         ======       ======        ======       =======        =======

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," API recorded an impairment loss of $69.7 million ($26.4 million for the Harrisburg plant and $43.3 million for the Newton Falls mill). The write-downs reduced the book value of the land, buildings and equipment at both facilities to their estimated fair values at January 1, 2000. In fiscal 2001, the sale of the Harrisburg plant and the closure of the Newton Falls mill resulted in additional impairment losses of $3.8 million and $3.3 million, respectively.

   Charges related to employee termination benefits totaling $22.5 million were also recorded in 1999. Of the $11.3 million Harrisburg charge, $6.5 million represented pension benefits and postretirement medical costs. Additional Harrisburg plant severance was recorded in fiscal 2000 and the fiscal 2001 Predecessor Period for the 348 plant and distribution center employees whose employment was terminated in 2001.

   In 1999, API committed to exiting its New York distribution center in 2001, which was no longer needed with the closure of the Newton Falls mill, and recorded $6.0 million of restructuring and other charges.

   In conjunction with the permanent closure of the Newton Falls mill in 2001, API estimated that it would incur environmental costs of $3.0 million to dredge the areas surrounding the mill. In October 2001, the remaining reserve related to these environmental costs of $2.8 million was transferred to an affiliated company (see Note 4 "Discontinued Operations"). Newton Falls mill closing costs of $2.7 million in the fiscal 2001 Predecessor Period and $2.9 million in 2000 relate to additional costs caused by various delays in closing the facility that were not included within API's original estimates.

   Other charges of $1.9 million, $2.0 million and $1.1 million were recorded in the fiscal 2001 Predecessor Period, 2000 and 1999, respectively. The 2001 charges primarily pertained to other payments made for various closing costs incurred for the Harrisburg plant. The most significant of the 2000 costs pertained to an early retirement package offered to salaried employees in 2000 that was not in place as of January 1, 2000. During 1999, API also recorded charges ($0.9 million for Harrisburg and $0.2 million for Newton Falls) for losses on equipment disposals at other operating locations that were a direct result of API's plan to close the Harrisburg and Newton Falls facilities.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The table below summarizes the components of the restructuring reserve included on the Consolidated Balance Sheets at December 29, 2001 and December 30, 2000 (dollars in thousands):

                                                                Transfer
                                                                   of
                                            2001               Reserve to
                                   2000    Reserve  Charges to    AWA      2001
                                  Reserve Additions  Reserve   Affiliate  Reserve
                                  ------- --------- ---------- ---------- -------
Asset impairments................ $    --  $3,827    $ (3,827)  $    --   $   --
Employee termination benefits--
 Harrisburg......................   9,405   1,089     (10,494)       --       --
Employee termination benefits--
 Newton Falls Mill *.............   1,399      --      (1,399)       --       --
Distribution center exit costs...   5,991      --        (527)       --    5,464
Environmental costs *............   3,000      --        (218)   (2,782)      --
Loss on contractual obligations *      94      --         (94)       --       --
Other............................      --   1,469      (1,469)       --       --
                                  -------  ------    --------   -------   ------
                                  $19,889  $6,385    $(18,028)  $(2,782)  $5,464
                                  =======  ======    ========   =======   ======

--------
*  Reserve is included within net assets of discontinued operations

   During the fiscal 2001 Predecessor Period, the employment of 348 Harrisburg plant and distribution center employees was terminated resulting in $10.5 million in severance payments.

   Lease payments of $0.5 million were primarily made during the fiscal 2001 Predecessor Period resulting in charges against the reserve for distribution center exit costs.

   Other payments of $1.5 million were made during the fiscal 2001 Predecessor Period for various costs associated with the permanent closure of the Harrisburg manufacturing plant.

6.  Transactions with AWA and AWA Affiliated Companies

   In December 1997, API entered into a revolving credit facility with a financial institution and borrowed $600 million against the facility. API repaid approximately $387.7 million and $212.3 million of this debt in 1999 and 1998, respectively. In 1999, API entered into loans with affiliated companies for $372.9 million. The proceeds of these loans were used primarily to repay the revolving credit facility. At year-end 2000 these loans from affiliated companies totaled $331.6 million and had interest rates ranging from 5.0% to 7.0%. Principal amounts of these loans were payable upon demand.

   On November 6, 2001 AWDGP's two partners made a capital contribution of approximately $353.0 million to AWDGP. A portion of the receivables associated with this capital contribution were assigned to affiliated companies for full settlement of intercompany loan balances. Prior to the Acquisition, API made a dividend distribution of approximately $7.4 million to an affiliated company.

   API has historically maintained related party balances with various AWA affiliates. At year-end 2000 advances associated with a cash pooling agreement with certain affiliated companies totaled $1.8 million. Other year-end related party balances with AWA affiliates included miscellaneous payables of $6.9 million in 2000.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   Management fee expenses to AWA approximated $1.0 million in the fiscal 2001 Predecessor Period, $2.1 million in 2000 and $1.4 million in 1999. Basestock and other paper purchases from Appleton Coated LLC for the fiscal 2001 Predecessor Period was $86.4 million. Similar purchases were $165.3 million in 2000. Fees, associated with information technology and other services, received from affiliated companies approximated $2.7 million for the fiscal 2001 Predecessor Period. Similar fees received during 2000 and 1999 were $4.3 million and $0, respectively.

   On December 16, 1999, Arjo Wiggins Investments Inc. ("AWII") issued an additional 11 shares of stock to API, increasing API's share in AWII from 78.6% to 80%. AWII held a 14.5% interest in Arjo Wiggins SA ("AWSA"), a French company ultimately owned by AWA, with a historical cost of $34 million. On December 17, 1999, AWII sold its $34 million equity interest in AWSA to AWA for $58 million. This transaction resulted in a gross taxable gain of $24 million. This related party gain (net of $8.4 million of taxes) has been charged directly to shareholder's equity in the accompanying financial statements at January 1, 2000. On July 26, 2000, API bought the 20% minority interest share of AWII held by a subsidiary of AWA for $46.0 million and AWII was liquidated into API.

   During 2000 and through September of 2001 API held a $125 million shareholder note in AWSA (the "AWSA Note"). The AWSA Note could be redeemed at the option of AWSA on every tenth anniversary of the January 5, 1994 issue date. Interest at the annual rate of 6.46% was payable on June 15 and December 15 of each year. API recorded $6.4 million of interest income in the fiscal 2001 Predecessor Period and $8.1 million of interest income in 2000 and 1999, respectively. Given the nature of the loan, the AWSA Note was recorded as an offset to shareholder's equity on the consolidated balance sheets. Effective October 1, 2001 the note was sold to AWA for $125 million plus accrued interest. In consideration for the sale of the AWSA Note, AWA agreed to reduce intercompany debt owed by API to AWA.

   On March 31, 1999, API redeemed the 20% minority interest share of Appleton Capital Inc. ("ACI") held by a subsidiary of AWA for $42.1 million. In addition, ACI was liquidated into API.

   During 1990 API made a dividend distribution of $113.4 million to AWA of which $5.2 million represented withholding tax. This $113.4 million dividend was charged directly to equity. Subsequent to remitting the withholding tax, API determined the distribution was not subject to withholding tax and filed for a refund. API received the refund, but expecting the issue to be contested by the IRS, recorded the receipt of the refund as an accrued liability. During the third quarter of 2001 the issue was settled by the IRS in API's favor and the $5.2 million accrued liability was reversed directly to retained earnings.

7.  Inventories

   Inventories consist of the following (dollars in thousands):

                                     (Successor Basis) (Predecessor Basis)
                                     ----------------- -------------------
                                           2001               2000
                                     ----------------- -------------------
      Finished goods................     $ 67,145           $ 60,747
      Raw materials, work-in-process
       and supplies.................       68,683             87,087
                                         --------           --------
      Total cost....................      135,828            147,834
      Excess cost over LIFO cost....       (1,230)           (20,685)
                                         --------           --------
                                         $134,598           $127,149
                                         ========           ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   Stores and spare parts inventory balances of $21.8 million in 2001 and $23.6 million in 2000 are valued at average cost. Inventories totaling $1.6 million in 2001 and $1.4 million in 2000 are valued at first-in, first-out (''FIFO'') cost.

   In the fiscal 2001 Predecessor Period and 2000, inventory quantities decreased which resulted in a liquidation of LIFO inventory layers carried at lower costs than prevailed in prior years. The impact of the liquidation during the fiscal 2001 Predecessor Period was insignificant while 2000 resulted in a $1.8 million decrease in cost of sales.

8.  Property, Plant and Equipment

   Assets were recorded at fair market value at the beginning of the Successor Period. Property, plant and equipment balances within the Predecessor Period were carried at cost. Balances within the respective periods consist of the following (dollars in thousands):

                                        (Successor Basis) (Predecessor Basis)
                                        ----------------- -------------------
                                              2001               2000
                                        ----------------- -------------------
  Land and improvements................     $  4,725           $   3,683
  Buildings and improvements...........       74,727             108,487
  Machinery and equipment..............      432,717             794,307
  Capital leases.......................        4,764               6,000
  Construction in progress.............       19,559              65,048
                                            --------           ---------
                                             536,492             977,525
  Accumulated depreciation/amortization       (4,716)           (563,035)
                                            --------           ---------
                                            $531,776           $ 414,490
                                            ========           =========

9.  Other Assets

   Other assets consist of the following (dollars in thousands):

                                           (Successor Basis) (Predecessor Basis)
                                           ----------------- -------------------
                                                 2001               2000
                                           ----------------- -------------------
Deferred debt expense.....................      $28,814            $  399
Lower Fox River indemnification receivable       14,674                --
Other.....................................        2,897             2,584
                                                -------            ------
                                                $46,385            $2,983
                                                =======            ======

10.  Other Accrued Liabilities

   Other accrued liabilities consist of the following (dollars in thousands):

                                  (Successor Basis) (Predecessor Basis)
                                  ----------------- -------------------
                                        2001               2000
                                  ----------------- -------------------
        Payroll..................      $11,865            $12,838
        Trade discounts..........       22,799             23,695
        Worker's compensation....        5,897              3,842
        Lower Fox River liability        5,990                 --
        Other....................       17,258             22,986
                                       -------            -------
                                       $63,809            $63,361
                                       =======            =======

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

11.  Long-Term Obligations

   Long-term obligations, excluding the capital lease obligation, consist of the following (dollars in thousands):


                                                                   (Successor Basis) (Predecessor Basis)
                                                                   ----------------- -------------------
                                                                         2001               2000
                                                                   ----------------- -------------------
Unsecured variable rate industrial
 development bonds, 3.0% average
 interest rate at December 29, 2001,
 $2,650 due in 2013 and $6,000 due
 in 2027..........................................................     $  8,650           $  8,650
Senior unsecured notes payable, 6.26%,
 repaid during 2001...............................................           --            125,000
Senior unsecured notes payable, 6.61%,
 repaid during 2001...............................................           --             25,000
Senior secured variable rate notes payable,
 LIBOR plus 3.5%, $7,667 due quarterly
 beginning March 31, 2002 and ending
 November 8, 2005.................................................      115,000                 --
Senior secured variable rate notes payable,
 LIBOR plus 4.25%, $375 due quarterly.............................
 beginning March 31, 2002 with $143,250
 due November 8, 2006.............................................      150,000                 --
Senior subordinated notes payable, 12.5%,
 due December 15, 2008............................................      250,000                 --
                                                                       --------           --------
                                                                        523,650            158,650
Less obligations due within one year..............................      (24,125)                --
                                                                       --------           --------
                                                                        499,525            158,650
Deferred payment obligation,
 due May 8, 2010, increased 10% per annum compounded semi-annually
   from the Acquisition date to the date of repayment.............      141,896                 --
                                                                       --------           --------
                                                                       $641,421           $158,650
                                                                       ========           ========

   On November 9, 2001, API entered into a $340 million Senior Credit Facility. The Senior Credit Facility is comprised of the following: a four year credit facility of up to $75 million for revolving loans, including letters of credit; a four year senior secured note of $115 million; and a five year senior secured note of $150 million. Borrowings under the revolving credit facility and the $115 million senior secured note bear interest at LIBOR plus 3.5% per annum. Borrowings under the $150 million senior secured note bear interest at LIBOR plus 4.25% per annum, subject to a minimum LIBOR rate of 2.5%. The LIBOR rate at December 29, 2001 was 1.9%. The interest rate payable under the revolving credit facility and $115 million senior secured note are subject to adjustments after six months based on the achievements of certain financial covenants. The Senior Credit Facility is unconditionally and jointly and severally guaranteed by PDC and WTA Inc., a wholly owned subsidiary of API (see Note 22 "Guarantor Financial Information").

   On December 14, 2001, API issued $250 million aggregate principal amount of 12.5% Senior Subordinated Notes due 2008, which were used to redeem in full, at par, the senior subordinated note due 2008 held by AWA (see Note 2 "Acquisition of Appleton Papers Inc."). The Senior Subordinated Notes are unsecured obligations of

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

API, ranking subordinate in right of payment to all senior debt of API and are unconditionally, jointly and severally guaranteed by PDC and WTA Inc. (see Note 22 "Guarantor Financial Information"). Interest on the Senior Subordinated Notes is payable semi-annually in June and December of each year. The first interest payment will be made on June 15, 2002. Prior to December 15, 2004, and after 100% application toward the repayment of the Senior Credit Facility, API may use the proceeds of certain sales of its equity to redeem up to 35% of the original principal amount of the Senior Subordinated Notes at a redemption price of 112.5% of their principal amount, plus accrued and unpaid interest to the redemption date.

   Except pursuant to the preceding paragraph, the Senior Subordinated Notes will not be redeemable at API's option prior to December 15, 2005. On or after December 15, 2005, API may redeem during the twelve-month period beginning on December 15 of the applicable year all or a part of the Senior Subordinated Notes at the redemption prices of 106.25% in 2005, 103.125% in 2006, and 100% in 2007 and thereafter, plus accrued and unpaid interest and liquidated damages. Liquidated damages are those, by agreement, owing to each entitled note holder if API fails to obtain, prior to the agreed deadlines, or maintain the agreed upon registration statements from the Securities and Exchange Commission. The liquidated damages are equal to $.05 per week per $1,000 in principal amount of securities held by each entitled note holder for each week or portion thereof that the registration defaults continue for the first 90-day period immediately following the occurrence of such registration default, an additional $.05 per week per $1,000 in principal amount with respect to each subsequent 90-day period up to a maximum amount of liquidated damages of $.50 per week per $1,000 in principal amount. The liquidated damages, if any, will be paid to each entitled note holder on each interest payment date.

   Both the Senior Credit Facility and the Senior Subordinated Notes contain customary affirmative and negative covenants. In general, the covenants contained in the Senior Credit Facility are more restrictive than those of the Senior Subordinated Notes. Among other restrictions, the covenants contained within the Senior Credit Facility require the Company to meet specified financial tests, including various debt and cash flow ratios which become more restrictive over the term of the debt. These financial tests include the following: a maximum consolidated leverage ratio of 3.25 to 1.00 at December 29, 2001 decreasing to 1.60 to 1.00 by December 31, 2004 and thereafter; a maximum consolidated senior leverage ratio of 1.65 to 1.00 at December 29, 2001 decreasing to 1.00 to 1.00 by December 31, 2002 and thereafter; a minimum consolidated interest coverage ratio of 3.85 to 1.00 for four consecutive fiscal quarters beginning March 31, 2002 increasing to 4.00 to 1.00 by March 31, 2003 and thereafter; a minimum consolidated fixed charge coverage ratio of
1.30 to 1.00 for four consecutive quarters beginning March 31, 2002 increasing to 1.65 to 1.00 by March 31, 2004 and thereafter; and a minimum consolidated net worth of $107.0 million plus fifty percent of consolidated net income for each fiscal quarter beginning on March 31, 2002 for which consolidated net income is positive plus the excess of the aggregate amount of all ESOP stock issuances after November 9, 2001 over the aggregate amount of any ESOP related distributions after November 9, 2001.

   The Senior Credit Facility and Senior Subordinated Notes also contain covenants which, among other things, restrict API's ability and the ability of other guarantors of the Senior Credit Facility and Senior Subordinated Notes to incur liens, engage in transactions with affiliates, incur additional indebtedness, declare dividends or redeem or repurchase capital stock, make loans and investments, engage in mergers, acquisitions, consolidations and asset sales, acquire assets, stock or debt securities of any person, make capital expenditures, terminate the S corporation status of PDC or the qualified subchapter S subsidiary status of its subsidiaries eligible to elect such status, amend API's other debt instruments and amend other agreements related to the Acquisition.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The Company incurred approximately $2.2 million of costs in conjunction with the issuance of common stock to the ESOP (see Note 21 "Employee Stock Ownership Plan"). The appropriate netting of these costs with the $106.8 million of proceeds received from the ESOP resulted in the Company being in technical default with its minimum net worth covenant discussed above at the date of the Acquisition and during a limited portion of the Successor Period. In conjunction with the terms of the Senior Credit Facility, the Company has obtained a waiver related to this technical covenant violation. The Company was in compliance with this covenant as of December 29, 2001.

   Both the Senior Credit Facility and Senior Subordinated Notes contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness, including the notes, agreements related to the Lower Fox River indemnification arrangements and purchase agreement, and a change in control. In the case of default, the loans, accrued interest and all other amounts owing become due and payable immediately.

   The total issuance costs associated with the Senior Credit Facility and Senior Subordinated Notes through December 29, 2001 were $30.5 million.

   In connection with the Acquisition (see Note 2 "Acquisition of Appleton Papers Inc."), PDC agreed to pay AWA approximately $321 million on May 8, 2010 (the "Deferred Payment Obligation"). The Deferred Payment Obligation is or will be contractually subordinated in right of payment to the prior repayment in full of the Senior Credit Facility and the Senior Subordinated Notes and the fulfillment of all of PDC's obligations under its guarantees of the Senior Credit Facility and the Senior Subordinated Notes. PDC has the right to set-off the amount of any losses suffered by the Company for which AWA is obligated to provide indemnification under the purchase agreement against any payments due under the deferred payment obligation.

   In connection with the Deferred Payment Obligation, PDC agreed to the following: limit the distributions PDC is allowed to make to the ESOP other than (a) those distributions required to repurchase stock from employees whose employment is terminated or who exercise their diversification rights under the ESOP and (b) loans to the ESOP to permit the ESOP to make loans or to fund hardship distributions to participants in the ESOP; not to incur or allow API to incur indebtedness without the consent of the holder of the Deferred Payment Obligation, except (1) to refinance the Senior Credit Facility, (2) to obtain $100 million of incremental indebtedness, or (3) to obtain some types of working capital facilities; not to own assets other than API's capital stock; to allow the holder of the Deferred Payment Obligation the right to transfer the obligation to a qualified institutional buyer and to other parties, except API's competitors, with PDC's consent, which may not be unreasonably withheld; and to provide AWA with all information provided to the holders of the Senior Subordinated Notes.

   If at any time prior to the date that the Deferred Payment Obligation is paid in full API defaults on the payment of any principal or interest owing under the Senior Credit Facility or the Senior Subordinated Notes and the default continues for thirty days, the holder of the Deferred Payment Obligation will have the right to designate one member to the Company's board of directors. Notwithstanding the foregoing, if AWA transfers more than 50% of the Deferred Payment Obligation to a third party, then such third party holder would be entitled to designate two directors to the Company's board of directors upon any payment default. PDC will be permitted to prepay the Deferred Payment Obligation, in whole at any time, or in part from time to time, for an amount equal to $140 million increased by 10% per annum compounded semi-annually from the closing date of the Acquisition through the date of repayment, less the amount of any prior prepayments. However, the agreements governing the Senior Credit Facility and the Senior Subordinated Notes prohibit or restrict prepayments, or repayment on the due date, of the Deferred Payment Obligation as long as the Senior Credit Facility and the Senior Subordinated Notes remain outstanding.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   At December 29, 2001 there was approximately $55.5 million of unused borrowing capacity under the $75 million revolving credit facility for working capital and other corporate purposes. Approximately $19.5 million of the revolving credit facility was used to support outstanding letters of credit. A commitment fee of 0.5% per annum is assessed on its unused borrowing capacity. At December 30, 2000 API had a $50.0 million and a $25.0 million revolving credit line with two separate banks. No borrowings on these lines of credit were outstanding at December 30, 2000.

   API recorded an extraordinary loss of $6.4 million, net of income taxes, during 2001 as a result of the early redemption of the 6.26% and 6.61% senior unsecured notes payable. On October 19, 2001, API paid $150.0 million in principal due on the notes and $3.3 million in related interest. The extraordinary loss consisted primarily of a prepayment penalty and the write-off of unamortized debt issuance costs, net of $3.9 million in associated income tax benefits. The redemption of the debt was financed with funds received from an affiliated company.

   API also recorded an extraordinary loss of $4.7 million, net of income taxes, during 2000 as a result of the early redemption of 9.85% senior unsecured notes payable. On November 21, 2000, API paid $86.0 million in principal due on the notes and $2.6 million in related interest. The extraordinary loss consisted primarily of a prepayment penalty and the write-off of unamortized debt issuance costs, net of $2.8 million in associated income tax benefits. The redemption of the debt was financed with funds received from an affiliated company.

   Repayment of principal on long-term obligations outstanding at December 29, 2001 is as follows (dollars in thousands):

                              2002...... $ 24,125
                              2003......   32,167
                              2004......   32,167
                              2005......   32,167
                              2006......  144,374
                              Thereafter  400,546
                                         --------
                                         $665,546
                                         ========

12.  Income Taxes

   In conjunction with the acquisition of API, the Company and its subsidiaries have elected to be treated as subchapter S corporations for U.S. and state income tax purposes. The components of the provision for income taxes from continuing operations are as follows (dollars in thousands):


                       (Successor Basis)          (Predecessor Basis)
                       ----------------- -------------------------------------
                        For the Period   For the Period
                         November 10,     December 31,    For the     For the
                            2001 to         2000 to      Year Ended  Year Ended
                         December 29,     November 9,   December 30, January 1,
                             2001             2001          2000        2000
                       ----------------- -------------- ------------ ----------
 Current..............       $117           $ 36,414      $ 62,194    $20,569
 Deferred.............         --            (11,840)      (26,469)    (2,854)
                             ----           --------      --------    -------
    Total tax expense.       $117           $ 24,574      $ 35,725    $17,715
                             ====           ========      ========    =======

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   An analysis of effective income tax rates for continuing operations is shown below (dollars in thousands):

                                                     (Predecessor Basis)
                                            -------------------------------------
                                            For the Period
                                             December 31,    For the     For the
                                               2000 to      Year Ended  Year Ended
                                             November 9,   December 30, January 1,
                                                 2001          2000        2000
                                            -------------- ------------ ----------
Expected tax at statutory federal tax rates    $23,870       $37,288     $ 23,663
State and local income taxes
  net of federal tax benefit...............      2,046         4,028        3,520
Benefit from Extraterritorial Income
  Exclusion/Foreign Sales Corporation......     (1,085)       (1,095)      (1,389)
Prior year taxes...........................     (1,453)       (4,975)     (10,062)
Tax attributable to minority interest......         --            --        1,831
Loss carryforward..........................         --            --       (1,400)
Tax gain on related party sale.............         --            --        1,326
Other, net.................................      1,196           479          226
                                               -------       -------     --------
   Total tax expense.......................    $24,574       $35,725     $ 17,715
                                               =======       =======     ========
Effective income tax rate..................       36.0%         33.5%        26.2%
                                               =======       =======     ========

   No analysis of effective income tax rates for the Successor Period is shown because the Company has elected subchapter S corporation status and thus its tax provision includes only minimal foreign and state income taxes.

   The effective income tax rate for discontinued operations was 37.2% for the fiscal 2001 Predecessor Period, 22.4% for 2000 and 38.6% for 1999.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The components of SFAS 109 deferred income tax assets and liabilities are as follows (dollars in thousands):

                                                    (Predecessor Basis)
                                                    -------------------
                                                           2000
                                                    -------------------
         Deferred Tax Assets
         -------------------
         Other accrued liabilities.................      $  5,502
         Postretirement benefits other than pension        17,084
         Restructuring reserve.....................         8,723
         Accounts receivable.......................         3,809
         State deferred income tax.................         9,287
         Other.....................................         4,445
                                                         --------
                                                           48,850
                                                         --------
         Deferred Tax Liabilities
         ------------------------
         Property, plant and equipment.............        60,706
         Pension and deferred compensation.........           887
         Other.....................................        17,166
                                                         --------
                                                           78,759
                                                         --------
         Net deferred tax liability................      $(29,909)
                                                         ========

13.  Leases

   The Company leases buildings, machinery and equipment and other facilities. Many of these leases obligate the Company to pay real estate taxes, insurance and maintenance costs and contain multiple renewal options, which cover periods ranging from one to ten years. Total rent expense was $1.2 million for the Successor Period, $7.5 million for the fiscal 2001 Predecessor Period, $12.9 million in 2000 and $11.8 million in 1999.

   Prior to 2001, API also leased buildings and machinery and equipment under several capital lease agreements, the payments of which were guaranteed by AWA. Appleton Leasing LLC held a majority of API's capital leases through November 26, 2000, when the former subsidiary, and $144.7 million of the capital lease obligations, were transferred to ACPHI (see Note 4 "Discontinued Operations").

   In October 2000, API terminated one of its capital leases and purchased the assets covered by the lease. As a result of this termination, API made a net termination payment of $31.6 million, which included a lease termination penalty of $1.3 million.

   In 1999 API's coated free sheet and fine paper products division also terminated one of its capital leases and it purchased the assets covered by the lease. As a result of this termination, API made a net termination payment of $38.2 million, which included a lease termination penalty of $0.6 million. Based upon API's best estimate of the future use of these assets, management determined certain assets covered by this lease agreement became impaired and recorded a $13.7 million impairment charge in 1999. In 2000, an additional write-down of approximately $6.0 million was recorded for these assets as management's projections related to the use of these assets changed from earlier estimates. These write-downs are included in loss from discontinued operations in the 2000 and 1999 Consolidated Statements of Operations.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   Assets recorded under capital leases consist of the following (dollars in thousands):

                                    (Successor Basis) (Predecessor Basis)
                                    ----------------- -------------------
                                          2001               2000
                                    ----------------- -------------------
      Building.....................      $4,764             $ 6,000
      Less accumulated depreciation         (44)             (2,000)
                                         ------             -------
                                         $4,720             $ 4,000
                                         ======             =======

   Future minimum lease payments as of December 29, 2001 under leases that have initial or remaining non-cancelable terms in excess of one year are as follows (dollars in thousands):

                                                             Capital  Operating
                                                              Lease    Leases
                                                             -------  ---------
2002........................................................ $   670   $ 7,712
2003........................................................     670     6,745
2004........................................................     670     6,878
2005........................................................     675     5,588
2006........................................................     731     3,197
Thereafter..................................................   2,865       980
                                                             -------   -------
Total minimum lease payments................................   6,281   $31,100
                                                                       =======
Less amounts representing interest..........................  (1,602)
                                                             -------
Present value of minimum lease payments under capital leases   4,679
Less current principal portion..............................    (365)
                                                             -------
                                                             $ 4,314
                                                             =======

14.  Interest Expense (Income)

   Interest expense (income) consists of the following (dollars in thousands)

                       (Successor
                         Basis)                               (Predecessor Basis)
                     -------------- ----------------------------------------------------------------------
                     For the Period
                      November 10,
                        2001 to
                      December 29,
                          2001
                     --------------
                                        For the Period
                                     December 31, 2000 to        For the Year            For the Year
                                       November 9, 2001     Ended December 30, 2000  Ended January 1, 2000
                                    ----------------------- ----------------------  ----------------------
                       Continuing   Continuing Discontinued Continuing Discontinued Continuing Discontinued
                       Operations   Operations  Operations  Operations  Operations  Operations  Operations
                     -------------- ---------- ------------ ---------- ------------ ---------- ------------
Interest expense-
 Affiliates.........    $    --      $16,293       $187      $20,581     $    --     $16,022      $   86
Interest expense-
 External...........     10,653        9,471         --       22,884       7,804      27,036       9,314
Interest (income)-
 Affiliates.........         --       (6,492)        --       (8,588)     (1,086)     (8,347)       (176)
Interest (income)-
 External...........       (406)      (2,326)        --       (5,162)         --      (2,926)        (42)
Capitalized interest        (15)        (323)        --         (221)       (728)       (132)        (30)
                        -------      -------       ----      -------     -------     -------      ------
                        $10,232      $16,623       $187      $29,494     $ 5,990     $31,653      $9,152
                        =======      =======       ====      =======     =======     =======      ======

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

15.  Fair Value of Financial Instruments

   The carrying amount (including current portions) and estimated fair value of certain of the Company's recorded financial instruments are as follows (dollars in thousands):

                                    (Successor Basis) (Predecessor Basis)
                                    ----------------- -------------------
                                          2001              2000
                                    ----------------- -------------------
                                     Fair    Carrying  Fair     Carrying
        Financial Instruments        Value    Amount   Value     Amount
        ---------------------       -------- -------- --------  --------
        Debt....................... $523,650 $523,650 $156,189  $158,650
        Deferred payment obligation  141,896  141,896       --        --
                                    -------- -------- --------  --------
                                    $665,546 $665,546 $156,189  $158,650
        Lease obligation........... $  4,679 $  4,679 $  4,896  $  4,896

   The fair values of debt and lease obligations were determined based on quoted market prices for similar issues or on current rates available to the Company for financial instruments of the same remaining maturities and similar terms.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

16.  Pension Benefits

   The Company has various defined benefit pension plans and a defined contribution pension plan. Assets of the Company's defined benefit plans primarily consist of marketable equity and fixed income securities and real estate. The measurement date for the Successor Period and the fiscal 2001 Predecessor Period was October 31, 2001 and the measurement date for fiscal 2000 was September 30, 2000. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets, the funded status of the plans as well as the weighted-average assumptions used in accounting for the plans include the following (dollars in thousands):

                                        (Successor Basis)         (Predecessor Basis)
                                        ----------------- -----------------------------------
                                         For the Period    For the Period
                                        November 10, 2001 December 31, 2000
                                         to December 29,   to November 9,   For the Year Ended
                                              2001              2001        December 30, 2000
                                        ----------------- ----------------- ------------------
Pension Benefits
----------------
Change in benefit obligation
   Benefit obligation at beginning
     of period.........................     $189,278          $165,153           $194,557
   Service cost........................          808             3,996              6,804
   Interest cost.......................        1,780            10,225             14,876
   Plan amendments.....................           --             7,923              4,082
   Actuarial (gain) loss...............       (2,588)           21,709             (6,118)
   Transfer of discontinued operations.           --           (10,751)           (41,282)
   Special termination benefits........           --                --              1,328
   Benefits and expenses paid..........           --            (8,977)            (9,094)
                                            --------          --------           --------
Benefit obligation at end of period....     $189,278          $189,278           $165,153
                                            ========          ========           ========
Change in plan assets
   Fair value at beginning of period...     $173,544          $212,346           $243,039
   Actual return on plan assets........           --           (16,381)            28,945
   Transfer of discontinued operations.           --           (13,444)           (50,544)
   Benefits and expenses paid..........           --            (8,977)            (9,094)
                                            --------          --------           --------
Fair value at end of period............     $173,544          $173,544           $212,346
                                            ========          ========           ========
Funded status of plans
   Funded status at end of period......     $(15,734)         $(15,734)          $ 47,193
   Unrecognized
       Net actuarial (gain) loss.......         (220)            5,283            (50,935)
       Prior service cost..............           --            14,627              7,657
       Net transition obligation.......           --               680                750
                                            --------          --------           --------
   Net (liability) asset...............     $(15,954)         $  4,856           $  4,665
                                            ========          ========           ========
Weighted-average assumptions
 at end of period (%)
Discount rate..........................         7.00              7.00               7.75
Expected return on plan assets.........         9.00              9.00               9.00
Rate of compensation increase..........         4.25              4.25               4.75

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   At December 30, 2000 the benefit obligation and fair value of plan assets related to discontinued operations approximated $10.8 million and $13.4 million, respectively. Net accrued benefit costs related to discontinued operations approximated $0.8 million in 2000.

   At December 30, 2000 API maintained one pension plan with a projected benefit obligation that exceeded plan assets. The projected benefit obligation and fair value of plan assets for this plan were $8.5 million and $7.6 million, respectively.

   The components of net periodic pension costs include the following (dollars in thousands):

                                  (Successor Basis)          (Predecessor Basis)
                                  ----------------- -------------------------------------
                                   For the Period   For the Period
                                    November 10,     December 31,    For the     For the
                                       2001 to         2000 to      Year Ended  Year Ended
                                    December 29,     November 9,   December 30, January 1,
Pension Benefits                        2001             2001          2000        2000
----------------                  ----------------- -------------- ------------ ----------
Net periodic benefit cost
   Service cost..................      $   808         $  3,996      $  6,804    $  7,547
   Interest cost.................        1,780           10,225        14,876      12,748
   Expected return on plan
     assets......................       (2,344)         (13,748)      (19,286)    (17,275)
   Amortization of
       Transition obligation.....           --               70           261         279
       Prior service cost........           --              953         1,175       1,291
       Actuarial (gain) loss.....           --             (757)         (317)         62
   Special benefits charge.......           --               --         1,328       7,259
   Curtailment gain..............           --               --            --      (2,332)
                                       -------         --------      --------    --------
Net periodic benefit cost........          244              739         4,841       9,579
Charges related to
  discontinued operations........           --               --        (1,464)     (1,935)
                                       -------         --------      --------    --------
Net periodic benefit cost of
  continuing operations..........      $   244         $    739      $  3,377    $  7,644
                                       =======         ========      ========    ========

   Defined benefit plans covering hourly employees provide payment of stated amounts for each year of service. Payments for the defined benefit plan covering salaried employees are based on years of service and the employees' compensation during employment. In 2000, API offered an early retirement plan for salaried employees in conjunction with the 1999 restructuring plans resulting in a special benefits charge of $1.3 million. The $1.3 million charge is included in restructuring and other charges.

   In 1999, a curtailment gain of $2.3 million and a special benefits charge of $7.3 million were recorded as a result of the announcement of the restructuring plans for the Harrisburg plant and the Newton Falls mill.

   Certain of API's hourly employees participate in a multi-employer defined benefit plan. API's cost for these plans amounted to $0.1 million in the Successor Period, $0.5 million in the fiscal 2001 Predecessor Period, $0.7 million in 2000 and $0.9 million in 1999. The Company has not recorded a liability for the unfunded amount related to this plan as the liability cannot be reasonably estimated.

   In addition, API has unfunded, non-qualified retirement plans for certain management employees and directors. Benefits are based on final average compensation and vest upon retirement from API.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   In December 2001, the Company adopted the Appleton Papers Inc. Long-Term Incentive Plan (the "Plan"), which provides officers and key employees the opportunity to earn phantom stock units, the value of which is related to the appreciation of the value of the Company's common stock. Officers and key employees were awarded 200,900 stock units in December 2001 at $10 per share. The stock units vest ratably over three years. No compensation expense has been recognized within the Successor Period financial statements.

   As part of AWA's efforts to sell AWDGP, which began in mid-2000, AWA agreed to compensate certain executive officers for their efforts in selling AWDGP to a third party through two AWA incentive programs. The first incentive program provided for a loyalty payment to named executive officers as of October 1, 2000 who remained officers through the closing of any sale of AWDGP and who agreed to be available to be engaged at the request of any buyer of AWDGP. As part of the Acquisition, each of the recipients in this program agreed to defer a substantial portion of the payment into a deferred compensation plan and therefore the funds are available to the Company until the officers' employment is terminated. Expenses under this program totaled $4.1 million in the fiscal 2001 Predecessor Period. The second incentive program involved sales incentive payments made to the Company's chief executive officer and other employees who assisted with the successful completion of the Acquisition. Total payments made under this program were $2.8 million in the fiscal 2001 Predecessor Period.

   API also maintained a phantom share option plan for eligible employees in which annual compensation expense amounted to $4.3 million and $0.4 million in 2000 and 1999, respectively. In conjunction with the purchase of AWA by Worms et Cie. in July 2000, the plan was terminated and all outstanding phantom shares became fully vested with API making cash payments totaling $4.7 million to the participants.

17.  Postretirement Benefit Plans Other Than Pensions

   The Company has defined postretirement benefit plans that provide medical and life insurance for certain retirees and eligible dependents. In 1999, API approved a plan amendment that entitled retirees to continue health benefits at group COBRA rates until they become eligible for Medicare coverage. API also recorded a curtailment and special benefits charge of $2.6 million in 1999 (included in restructuring and other charges) relating to the Harrisburg plant and Newton Falls mill restructuring plans. The measurement date for the Successor Period and for the fiscal 2001 Predecessor Period was October 31, 2001 and the measurement date for fiscal 2000 was September 30, 2000. The status of these plans, including a reconciliation of benefit obligations and the funded status of the plans as well as the weighted-average assumptions used in accounting for the plans include the following (dollars in thousands):

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                                        (Successor Basis)        (Predecessor Basis)
                                        ----------------- --------------------------------
                                                          For the Period
                                         For the Period    December 31,
                                        November 10, 2001      2000
                                         to December 29,  to November 9, For the year ended
Other Postretirement Benefits                 2001             2001      December 30, 2000
-----------------------------           ----------------- -------------- ------------------
Change in benefit obligation
   Benefit obligation at beginning of
     period............................     $ 60,612         $ 60,621         $ 71,555
   Service cost........................          129              661              949
   Interest cost.......................          545            3,864            5,207
   Plan amendments.....................           --               --            1,562
   Actuarial (gain) loss...............         (169)           7,616            1,020
   Transfer of discontinued operations.           --           (8,715)         (14,644)
   Special termination benefits........           --               --               84
   Benefits and expenses paid..........         (505)          (3,435)          (5,112)
                                            --------         --------         --------
Benefit obligation at end of period....     $ 60,612         $ 60,612         $ 60,621
                                            ========         ========         ========
Funded status of plans
   Funded status at end of period......     $(60,612)        $(60,612)        $(60,621)
   Unrecognized
       Net actuarial (gain) loss.......         (169)          10,888            4,950
       Prior service cost..............           --            4,771            5,239
                                            --------         --------         --------
   Accrued benefit cost................     $(60,781)        $(44,953)        $(50,432)
                                            ========         ========         ========
Weighted-average assumptions
  at end of period (%)
   Discount rate.......................         7.00             7.00             7.75
   Pre-Medicare medical inflation......        10.00            10.00             8.00
   Post-Medicare medical inflation.....        10.00            10.00             8.00
   Ultimate medical inflation..........         5.50             5.50             5.50
   Year ultimate inflation reached.....         2004             2004             2003

   At December 30, 2000 the benefit obligation and accrued benefit cost related to discontinued operations approximated $8.7 million and $7.8 million, respectively.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The components of other postretirement benefit costs include the following (dollars in thousands):

                                        (Successor Basis)          (Predecessor Basis)
                                        ----------------- -------------------------------------
                                         For the Period   For the Period
                                          November 10,     December 31,    For the     For the
                                             2001 to         2000 to      Year Ended  Year Ended
                                          December 29,     November 9,   December 30, January 1,
Other Postretirement Benefits                 2001             2001          2000        2000
-----------------------------           ----------------- -------------- ------------ ----------
Net periodic benefit cost
   Service cost........................       $129            $  661       $   949     $ 1,034
   Interest cost.......................        545             3,864         5,207       4,582
   Amortization of
       Prior service cost..............         --               469           670         538
       Actuarial loss..................         --               124           113         457
   Special benefits charge.............         --                --            84       2,038
   Curtailment loss....................         --                --            --         610
                                              ----            ------       -------     -------
Net periodic benefit cost..............        674             5,118         7,023       9,259
Charges related to discontinued
  operations...........................         --              (506)       (1,921)     (2,441)
                                              ----            ------       -------     -------
Net periodic benefit cost of continuing
  operations...........................       $674            $4,612       $ 5,102     $ 6,818
                                              ====            ======       =======     =======

   Impact of a one percent change in medical trend rate (dollars in thousands):

                                                   1% Increase 1% Decrease
                                                   ----------- -----------
     Aggregate impact on service and interest cost   $  353      $  (304)
     Effect on accumulated plan benefit obligation    4,194       (3,653)

18.  Commitments and Contingencies

  Commitments

   The Company has entered into certain contractual arrangements for the purchase of raw materials with various suppliers. Obligations as of December 29, 2001 under these contractual agreements are as follows (dollars in thousands):

                               2002...... $25,023
                               2003......  22,071
                               2004......  11,060
                               2005......   9,700
                               2006......   9,200
                               Thereafter   4,400
                                          -------
                                          $81,454
                                          =======

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The table above excludes purchase commitments related to purchases of pulp for use in normal operations from Enron Corp. Under the terms of the contract, the Company has invoked its right to terminate the agreement. The matter is currently pending before the bankruptcy court. If the pulp contracts are enforced by the bankruptcy court, the obligations related to the purchase commitments would be as follows (dollars in thousands):

                                  2002 $19,011
                                  2003  19,011
                                  2004  19,011
                                  2005  13,325
                                       -------
                                       $70,358
                                       =======

   Actual purchases under these obligations approximated $6.0 million in the Successor Period, $47.6 million in the fiscal 2001 Predecessor Period, $57.5 million in 2000 and $45.1 million in 1999.

   Basestock is a key raw material in the Company's business. For the entire year of fiscal 2001, the Company purchased approximately $175 million of basestock from external suppliers. Approximately $107 million of this basestock was purchased for the production of carbonless products with over 90% purchased from two external suppliers. The Company purchased approximately $60 million of basestock for the production of thermal products with over 60% purchased from a single external supplier.

  Contingencies

Lower Fox River

   In June 1997, the United States Environmental Protection Agency ("EPA") published notice that it intended to list the Lower Fox River system on the National Priorities List of contaminated sites pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or "Superfund"). The EPA identified seven potentially responsible parties ("PRPs") for PCB contamination in the Lower Fox River system, including NCR Corporation ("NCR") and API as the former and current owners and operators of the Appleton plant, and the owners of five paper reprocessing mills located on the Lower Fox River including Georgia-Pacific, P.H. Glatfelter Company, WTM I Co., owned by Chesapeake Corporation, Riverside Paper Corporation and U.S. Paper Mills Corp, owned by Sonoco Products Company.

   In October 2000, the Fish & Wildlife Service ("FWS") released a proposed restoration and compensation determination plan presenting the federal and tribal natural resource trustees' planned approach for restoring natural resources injured by PCBs, and calculating the potential natural resource damages ("NRDs") under different remedial action scenarios. The final NRD valuation will depend on the extent of PCB cleanup; however, the proposed plan estimates that NRDs will fall in the range of $176 to $333 million for all PRPs in the aggregate. Over the past several years and at various natural resource damage sites, the FWS and other government agencies have settled NRD claims for amounts substantially less than original estimates or claims. Georgia-Pacific has reported that it has entered into an agreement with the Wisconsin Department of Natural Resources ("DNR") and the FWS that would settle claims for natural resource damages under federal and state law at a cost to Georgia-Pacific of approximately $14 million. The agreement will be effective when entered by the appropriate Federal Court. API anticipates the actual costs for the PRPs to settle NRD claims related to the Lower Fox River to be significantly lower than the initial range of $176 to $333 million.

   In October 2001, the DNR, released a remedial investigation/feasibility study for the Lower Fox River and Green Bay, studying various remedial alternatives. Also in October 2001, the DNR and EPA jointly issued, for public comment, a Proposed Remedial Action Plan for the Lower Fox River, proposing a remedial plan based on one of the remedial alternatives evaluated in the feasibility study. The proposed plan involves a combination of monitored natural recovery and dredging and off-site disposal of sediment contaminated with PCBs. The EPA

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES and DNR estimate the total costs for the Proposed Remedial Action Plan to approximate $308 million, comprised of approximately $256 million in active remediation costs and $52 million in long-term monitoring costs over a 7-to-18-year time period. Most of the estimated costs pertain to the removal of large quantities of sediment from the Lower Fox River by dredging, dewatering of the dredged materials, treatment of the dredge water and off-site disposal of the remaining solids. Based on cost estimates of large-scale dredging response actions at other sites and many subjective assumptions regarding the work to be done, engineers engaged by the PRPs have indicated that the cost of the remediation work in the proposed remedial action plan could be between $740 and $1,600 million. The DNR strongly disputes this analysis and continues to believe that its cost estimates, as described in the proposed plan, are accurate. The range of estimated costs for other Lower Fox River remedial alternatives considered and not selected by the agencies was between approximately $18 million and $1,096 million.

   The total costs estimated by the EPA and FWS for the proposed remediation and NRD discussed above range from $483 million to $640 million. The Company does not believe that the remedial action proposed by the DNR and EPA is appropriate or cost effective. API, along with the other PRPs, has developed a substantial body of evidence that demonstrates the eventual selection of alternatives involving active river-wide remediation, particularly massive dredging, would be inappropriate and unnecessary. There is ongoing vigorous debate within the scientific, regulatory, legal, public policy and legislative communities over how to properly manage contaminated sediments. A participant in that debate has been a panel of independent prominent scientific experts in hydrology, sediment remediation, river ecology and related disciplines which API asked to review issues related to the Lower Fox River and develop a remediation plan. That expert panel prepared a report, submitted to the DNR as part of API's comments on the Proposed Remedial Action Plan, which recommends capping contaminated sediments rather than dredging. Based on engineering studies of an earlier version of the panel's remediation plan, we believe that the cost for the capping proposed in the panel's remediation plan would be less than the $256 million estimate for full-scale dredging remediation in the Proposed Remedial Action Plan. API believes there continues to be a high degree of uncertainty about the type and scope of alternatives that may ultimately be implemented in the Lower Fox River.

   API purchased the Appleton plant from NCR in 1978, after the use of PCBs in the manufacturing process was discontinued. Nevertheless, pursuant to CERCLA both API and NCR are viewed by the EPA as PRPs. Accordingly, API and NCR asserted indemnity claims against each other pursuant to the terms of the agreement for the sale of the business in 1978. API and NCR have entered into an interim settlement agreement in which they have agreed to share both defense and liability costs arising from the Lower Fox River.

   API, NCR and the DNR, the Wisconsin Department of Justice, the EPA, the FWS, the U.S. Department of Justice, the National Oceanic and Atmospheric Administration, and the Oneida and Menomonee Indian Tribes (collectively referred to as the intergovernmental partners, or "IGP") have entered into a consent decree whereby API and NCR will provide up to $41.5 million over a period of four years, to a maximum of $10.4 million per year, for interim restoration and remediation efforts directed by the IGP. API and NCR will each pay about half of this amount. Under the consent decree, the IGP agree not to sue or take administrative action against API and NCR during the four-year period. The consent decree does not constitute a final settlement with the IGP or provide protection against future claims against API and NCR; however, under the decree, API and NCR will receive full credit for all monies expended for restoration and remediation of the Lower Fox River during the interim period. API recorded a charge for its discounted share of the potential arrangement of $19.2 million during the first quarter of 2001.

   In addition to the interim settlement agreement between API and NCR, five of the seven PRPs (excluding U.S. Paper Mills and Riverside Paper) have entered into a non-binding agreement to share both defense costs and costs for scientific studies relating to PCBs discharged into the Lower Fox River. A study performed by the FWS in 2000 provided a preliminary estimate of the amount of PCBs discharged to the Lower Fox River by each PRP, and concluded that the discharge from API's plants and mills represented in the range of 36% to 52% of the total PCBs discharged. These preliminary estimates are presently under review by the FWS and may be revised. The FWS analysis will not be binding on the PRPs. The final allocation of liability among the PRPs will be determined by negotiation, litigation or other dispute resolution process.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   Based on historical and technical analyses performed by environmental engineers API has engaged, the Company believes that the percentage discharge of PCBs from the Appleton and Combined Locks facilities is less than 20% of the total discharged by all the PRPs. A portion of API's potential liability for the Lower Fox River may be joint and several. If, in the future, one or more of the other PRPs were to become insolvent or unable to pay their respective shares of the potential liability, API could be responsible for a portion of their shares. Based on a review of publicly available financial information about the other PRPs, API believes that the other PRPs will be required, and have adequate financial resources, to pay their share of the remediation and natural resource damage claims for the Lower Fox River.

   An accurate estimate of API's ultimate share of remediation and natural resource damage liability cannot be made at this time due to uncertainties with respect to: the scope and cost of the final remediation plan; the scope of restoration and final valuation of federal and state natural resource damage assessments; the evolving nature of remediation and restoration technologies and governmental policies; and the amount of API's share of remediation and natural resource damage costs relative to the other PRPs. Given the numerous uncertainties regarding the cost estimates for remediation and restoration of the Lower Fox River and the factors which will determine API's share of those costs, API's potential liability falls within a range for which no amount in the range is a better estimate than any other, and even then it is not possible to estimate the high end of the range. API believes that the low end of the range, which has been estimated assuming no large-scale active remediation, a share of liability based on accurate estimates of PCB discharges, an NRD settlement similar to those obtained by other PRPs, and API's sharing of these costs with NCR, will be less than the amounts API expects to pay to the intergovernmental partners under the consent decree described above. It is possible that API's share of costs will be higher than the low end of the range.

   Because of the uncertainty surrounding the ultimate course of action for Lower Fox River remediation and API's share of remedial costs, as discussed above, no provision has been recorded in the accompanying financial statements for estimated Lower Fox River remediation costs except for the $19.2 million liability, recorded in other current and other long-term liabilities on the consolidated balance sheet, plus interest, associated with the consent decree between API, NCR and the IGP as of December 29, 2001.

   As part of the Acquisition, AWA has agreed to indemnify the Company for the first $75 million and for all amounts over $100 million in liabilities relating to the Lower Fox River (see Note 2 "Acquisition of Appleton Papers Inc."). Accordingly, the Company has recorded a $19.2 million receivable, recorded in other current and other noncurrent assets on the consolidated balance sheet, from AWA, plus interest, to recognize the indemnification of the consent decree between API, NCR and the IGP in the opening balance sheet at November 10, 2001.

West Carrollton Mill

   The West Carrollton mill operates pursuant to various state and federal permits for discharges and emissions to air and water. As a result of the de-inking of carbonless paper containing PCBs through the early 1970s, there have been releases of PCBs and volatile organic compounds into the soil in the area of the wastewater impoundments at the West Carrollton facility, and low levels of PCBs have been detected in groundwater immediately under this area. In addition, PCB contamination is present in sediment in the adjacent Great Miami River, but it is believed that this contamination is from a source other than the West Carrollton mill.

   Based on investigation and delineation of PCB contamination in soil and groundwater in the area of the wastewater impoundments, API believes that it may be necessary to undertake remedial action in the future, although API is currently under no obligation to do so. API has not had any discussions or communications with any Federal, state or local agencies or authorities regarding remedial action to address PCB contamination at the West Carrollton mill. Remedial action to address PCB contamination in the area of the wastewater impoundment may involve construction of a cap to prevent exposure to PCBs. In addition, remedial action may involve long-term monitoring of groundwater or the construction and operation of a groundwater pump-and-treat system to prevent migration of PCB contamination in groundwater, and the removal and disposal of PCB-contaminated

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES sediment in the Great Miami River. The cost for remedial action ranges from $0 for natural attenuation, to approximately $10.5 million, for installation of a cap, long-term pumping, treating and/or monitoring of groundwater and removal of sediment in the Great Miami River. Approximately $3 million of the estimated costs relate to short-term capital costs, with the remainder to be incurred over a period of 30 years. However, costs could exceed this amount if additional contamination is discovered, if additional remedial action is necessary or if the remedial action costs are more than expected.

   Given the uncertainty surrounding the ultimate course of action for the Great Miami River remediation and the Company's share of remediation costs, if any, no provision has been recorded in the accompanying financial statements for estimated remediation costs. As part of the final purchase agreement between PDC and AWA, AWA has agreed to indemnify the Company for 50% of all environmental liabilities associated with the West Carrollton mill up to $5.0 million. AWA is liable for 100% of all environmental costs exceeding $5.0 million. (see Note 2 "Acquisition of Appleton Papers Inc.").

Other

   In December 2000, API settled an antitrust class action suit related to sales in the thermal fax market in 1990-1992. In June 1999, API settled litigation claims in relation to a patent dispute and allegations of violations of United States antitrust legislation for the sale of carbonless paper.

   From time to time, the Company is involved in a number of product liability and various other suits incident to the operation of its business. Insurance coverages are maintained and estimated costs are recorded for claims and suits of this nature. It is management's opinion that none of these will have a materially adverse effect on the Company's financial position, results of operations or cash flows.

19.  Consolidated Statements of Cash Flows

   Supplemental cash flow disclosures (dollars in thousands):

                                         (Successor Basis)          (Predecessor Basis)
                                         ----------------- --------------------------------------
                                          For the Period   For the Period
                                           November 10,     December 31,    For the     For the
                                              2001 to         2000 to      Year Ended  Year Ended
                                           December 29,     November 9,   December 30, January 1,
                                               2001             2001          2000        2000
                                         ----------------- -------------- ------------ ----------
Cash paid during the period for:
   Interest (net of amount capitalized).     $  4,312         $ 23,209     $  48,884    $50,967
   Income taxes.........................           --           21,387        26,443     28,582
Non-cash transactions
  during the period:
   Capital contribution from parent
     and affiliated companies...........           --          352,973            --         --
   Conversion of shareholder note.......           --          125,000            --         --
   Transfer of liability (asset) to
     affiliated company.................           --            2,782      (105,434)        --
   Recovery of withholding tax..........           --            5,204            --         --
   Deferred payment obligation..........      140,000               --            --         --
   Senior subordinated seller note......      250,000               --            --         --

20.  Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments that exceed the maximum federally insured limits and trade receivables. The

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

Company places its temporary cash investments with high quality financial funds that by policy limit their exposure to any one financial security.

   Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. The Company does not believe it is dependent upon any single customer. Sales to the Company's largest customer represented 15% of net sales in 2001, 13% in 2000 and 14% in 1999.

21.   Employee Stock Ownership Plan

   The Appleton Papers Retirement Savings Plan, was amended and restated effective as of January 1, 2001, in the form of the Appleton Papers Retirement Savings and Employee Stock Ownership Plan (the "KSOP" or the "Plan"). The KSOP includes a separate employee stock ownership plan component (the "ESOP" or the "Company Stock Fund"). The KSOP is a tax-qualified retirement plan that also contains a 401(k) feature, which provides participants with the ability to make pretax contributions to the KSOP by electing to defer a percentage of their compensation. The ESOP component of the KSOP is a tax-qualified employee stock ownership plan that is designed to invest primarily in common stock of PDC.

   Eligible participants, as "named fiduciaries" under ERISA, were offered a one-time irrevocable election to acquire a beneficial interest in the common stock of PDC by electing to direct the transfer of all or a portion of their existing account balances in the KSOP and the 401(a) plan (Appleton Papers Inc. Retirement Medical Savings Plan) to the Company Stock Fund. During the transfer election period, eligible participants were able to elect to transfer all or any portion of the following accounts to the Company Stock Fund: (1) account balances held in the Vanguard Fund, regardless of whether they were vested, less any outstanding loan balances, and (2) any account balances, regardless of whether they were vested, in the 401(a) plan.

   The total proceeds transferred by eligible participants to the Company Stock Fund were approximately $106.8 million. All proceeds of the offering were used by the ESOP trustee to purchase 10,684,372 shares of PDC common stock. As a result of this purchase, the ESOP owns 100% of the common stock of PDC. The ESOP trustee is expected to purchase common stock from PDC with future pretax deferrals made by employees. The Company also intends to fund a significant part of its matching contribution commitment with common stock of PDC. The Company's matching contributions charged to expense amounted to $1.3 million for the Successor Period, of which $1.2 million related to contributions which will be deposited into the Company Stock Fund. Compensation expense associated with the Plan approximated $3.4 million for the fiscal 2001 Predecessor Period, $4.5 million in 2000 and $4.4 million in 1999.

   The value of each participant's account balance will be paid to that participant, or that participant's beneficiary, in the case of the participant's death, upon the participant's retirement, death, disability, resignation, dismissal, or permanent layoff. Requests for lump sum distributions from the Company Stock Fund will be granted in accordance with a uniform, nondiscriminatory policy established by the ESOP committee. In general, all requests for lump sum distributions in any plan year will be granted to the extent that the aggregate amount requested does not exceed the amount of new deferrals to the Company Stock Fund, less any distributions that must be made in accordance with statutory requirements and installment distributions obligated under prior year distribution elections. Covenants in the agreements providing for API's senior credit facilities and the senior subordinated notes restrict API's ability to pay dividends to PDC which could limit PDC's ability to repurchase shares distributed to ESOP participants who have terminated employment or who are entitled to diversification rights. PDC has obligations to make distributions to former participants in the ESOP under ERISA and these obligations may supersede the terms of the respective agreements. If lump sum distributions cannot be made, distributions to former participants will be made in up to five equal annual installments.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   Based upon management's assumptions related to participant death, retirement, diversification requests, employment termination and changes in share value, the Company estimates that the potential repurchase obligations over the next five years may approximate $99.9 million. The Company anticipates that a portion of these disbursements will be funded from payroll deferrals from employees who elect to purchase stock through the Company Stock Fund, which are estimated to approximate $39 million. The estimated net repurchase obligations of approximately $60.9 million are anticipated to be disbursed in annual payments increasing from $6 million to $22 million over the five year period.

22.  Segment Information

   The Company has three operating segments, Carbonless, Thermal and New Business Development ("NBD").

   Carbonless is engaged in the manufacture of carbonless paper, which is generally used in multi-part forms to simultaneously generate multiple copies of a document. Carbonless paper is used in a diverse group of end markets, including government, retail, financial, insurance and manufacturing. The Company supplies carbonless paper to merchants, printers and paper converters primarily in North America.

   Thermal is engaged in the manufacture of thermal paper that is used in a wide variety of applications including point of sale receipts, shipping and weigh scale labels, baggage tags and tickets for passenger travel, lotteries and entertainment events. Thermal products are primarily sold to paper converters in North America.

   In fiscal 2000, the Company established NBD which is responsible for the development and introduction of new specialty, high value-added products based upon its core competencies of encapsulation technology, coating chemistry and coating application processes. NBD is currently working cooperatively with several leading companies to jointly identify and pursue new product opportunities.

   Based upon quantitative thresholds, Carbonless and Thermal constitute the Company's reportable segments. The accounting policies applicable to the reportable segments are the same as those described in the summary of significant accounting policies. Management evaluates the performance of the segments based primarily on operating income. Items excluded from the determination of segment operating income include interest income and expense, minority interest expense and foreign currency gains and losses.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

   The Company does not allocate assets internally in assessing operating performance. Net sales, operating income (loss) and depreciation and amortization as determined by the Company for its reportable segments are as follows (dollars in thousands):

                                (Successor
                                  Basis)               (Predecessor Basis)
                              -------------- --------------------------------------
                              For the Period For the Period
                               November 10,   December 31,    For the     For the
                                 2001 to        2000 to      Year Ended  Year Ended
                               December 29,   November 9,   December 30, January 1,
                                   2001           2001          2000        2000
                              -------------- -------------- ------------ ----------
Net sales
Carbonless...................    $ 90,957       $674,562     $  871,921  $  922,861
Thermal......................      20,672        151,586        184,658     175,277
Other (1)....................       1,321         16,720         23,434      25,695
                                 --------       --------     ----------  ----------
   Total.....................    $112,950       $842,868     $1,080,013  $1,123,833
Operating income (loss)
Carbonless...................    $ 19,120       $ 86,306     $  136,254  $   97,619
Thermal......................         403          8,564         11,940      12,788
Other (2)....................      (1,611)        (9,555)       (13,339)     (8,043)
                                 --------       --------     ----------  ----------
   Total.....................    $ 17,912       $ 85,315     $  134,855  $  102,364
Depreciation and Amortization
Carbonless...................    $  4,654       $ 30,083     $   36,629  $   40,394
Thermal......................       1,119          5,886          5,819       5,571
Other (3)....................         232            690            449         550
                                 --------       --------     ----------  ----------
   Total.....................    $  6,005       $ 36,659     $   42,897  $   46,515

--------
(1)Other net sales consists of NBD, specialty paper products and pulp sales.
(2)Other operating losses consist of NBD, specialty paper products, pulp expenses and loss on investment.
(3)Other depreciation and amortization includes NBD and specialty paper products.

23.  Guarantor Financial Information

   API (the "Issuer") has completed a private placement debt offering of senior subordinated notes (the "Notes") which have been guaranteed by PDC (the "Parent Guarantor") and WTA, Inc., a wholly owned subsidiary of API, (the "Subsidiary Guarantor"). These guarantees are full, unconditional and joint and several.

   Presented below is condensed consolidating financial information for the Parent Guarantor, the Issuer, the Subsidiary Guarantor and its wholly owned foreign subsidiary (the "Non-Guarantor Subsidiary") as of December 29, 2001 and December 30, 2000 and for the Successor Period and the fiscal 2001 Predecessor Period and the years ended December 30, 2000 and January 1, 2000. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto.

   The condensed consolidating financial information has been presented to show the nature of the assets held, results of operations and cash flows of the Parent Guarantor, Issuer, Subsidiary Guarantor and Non-Guarantor Subsidiary assuming the guarantee structure of the Notes was in effect at the beginning of the periods presented. Separate financial statements for the Parent and Subsidiary Guarantor are not presented based on management's determination that they would not provide additional information that is material to readers of these financial statements.

   In conjunction with the issuance of the Notes, restrictions have been placed on the subsidiaries of the Issuer that would limit dividend distributions by these subsidiaries as outlined within the respective credit agreements.

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 29, 2001
                            (dollars in thousands)

                                                                      (Successor Basis)
                                          -------------------------------------------------------------------------
                                           Parent               Subsidiary  Non-Guarantor
                                          Guarantor   Issuer    Guarantor    Subsidiary   Eliminations Consolidated
                                          --------- ----------  ----------  ------------- ------------ ------------
ASSETS
Current assets
   Cash and cash equivalents............. $     --  $   34,123  $       36     $ 1,543    $        --   $   35,702
   Accounts receivable, net..............       --      98,674          --       6,674             --      105,348
   Inventories...........................       --     132,501          --       2,097             --      134,598
   Other current assets..................    7,305       4,687          --          18             --       12,010
                                          --------  ----------  ----------     -------    -----------   ----------
       Total current assets..............    7,305     269,985          36      10,332             --      287,658
   Property, plant and equipment,
     net.................................       --     531,745          --          31             --      531,776
   Investment in subsidiary..............  831,855     220,733          --          --     (1,052,588)          --
   Other assets..........................   14,674     129,002      39,157          31             --      182,864
                                          --------  ----------  ----------     -------    -----------   ----------
       Total assets...................... $853,834  $1,151,465  $   39,193     $10,394    $(1,052,588)  $1,002,298
                                          ========  ==========  ==========     =======    ===========   ==========
LIABILITIES, REDEEMABLE
  COMMON STOCK AND
  RETAINED EARNINGS
Current liabilities
   Current portion of long-term debt..... $     --  $   24,125  $       --     $    --                  $   24,125
   Accounts payable......................       --      49,191          --          26             --       49,217
   Due to (from) parent and
     affiliated companies................  599,659    (428,475)   (175,665)      4,481             --           --
   Other accrued liabilities.............       --      75,839          --          12             --       75,851
                                          --------  ----------  ----------     -------    -----------   ----------
       Total current liabilities.........  599,659    (279,320)   (175,665)      4,519             --      149,193
   Long-term debt........................       --     499,525          --          --             --      499,525
   Capital lease obligation..............       --       4,314          --          --             --        4,314
   Other long-term liabilities...........       --      95,091          --          --             --       95,091
   Deferred payment obligation...........  141,896          --          --          --             --      141,896
   Redeemable common stock and
     retained earnings...................  112,279     831,855     214,858       5,875     (1,052,588)     112,279
                                          --------  ----------  ----------     -------    -----------   ----------
       Total liabilities, redeemable
         common stock and
         retained earnings............... $853,834  $1,151,465  $   39,193     $10,394    $(1,052,588)  $1,002,298
                                          ========  ==========  ==========     =======    ===========   ==========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 30, 2000
                            (dollars in thousands)

                                                                    (Predecessor Basis)
                                                ----------------------------------------------------------
                                                         Subsidiary Non-Guarantor
                                                 Issuer  Guarantor   Subsidiary   Eliminations Consolidated
                                                -------- ---------- ------------- ------------ ------------
ASSETS
Current assets
   Cash and cash equivalents................... $ 39,410 $      34     $   427     $      --     $ 39,871
   Accounts receivable, net....................  132,294        --      10,556            --      142,850
   Inventories.................................  125,735        --       2,083          (669)     127,149
   Other current assets........................   24,248        --          19            --       24,267
   Net assets of discontinued operations.......   13,577        --          --            --       13,577

                                                -------- ---------     -------     ---------     --------
                                                -------- ---------     -------     ---------     --------
       Total current assets....................  335,264        34      13,085          (669)     347,714
   Property, plant and equipment, net..........  414,431        --          59            --      414,490
   Goodwill, net...............................    9,317        --          --            --        9,317
   Investment in subsidiary....................  163,221        --          --      (163,221)          --
   Other assets................................    2,949        --          34            --        2,983

                                                -------- ---------     -------     ---------     --------
                                                -------- ---------     -------     ---------     --------
       Total assets............................ $925,182 $      34     $13,178     $(163,890)    $774,504
                                                ======== =========     =======     =========     ========
LIABILITIES AND SHAREHOLDER'S
  EQUITY
Current liabilities
   Accounts payable............................ $ 59,343 $      --     $   384     $      --     $ 59,727
   Due to (from) parent and affiliated
     companies.................................  492,803  (159,889)      3,807            --      336,721
   Other accrued liabilities...................  117,103     3,923       1,743            --      122,769
                                                -------- ---------     -------     ---------     --------
       Total current liabilities...............  669,249  (155,966)      5,934            --      519,217
   Long-term debt..............................  158,650        --          --            --      158,650
   Capital lease obligation....................    4,573        --          --            --        4,573
   Other long-term liabilities.................   92,560        --          23            --       92,583
   Shareholder's equity (deficit)..............      150   156,000       7,221      (163,890)        (519)
                                                -------- ---------     -------     ---------     --------
                                                -------- ---------     -------     ---------     --------
       Total liabilities and shareholder's
           equity.............................. $925,182 $      34     $13,178     $(163,890)    $774,504
                                                ======== =========     =======     =========     ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
          FOR THE PERIOD NOVEMBER 10, 2001 through DECEMBER 29, 2001
                            (dollars in thousands)

                                                               (Successor Basis)
                                     ---------------------------------------------------------------------
                                      Parent             Subsidiary Non-Guarantor
                                     Guarantor  Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                     --------- --------  ---------- ------------- ------------ ------------
Net sales........................... $     --  $112,989   $    --      $7,268       $ (7,307)    $112,950
Cost of sales.......................       --    76,795        --       7,034         (7,484)      76,345
Selling, general and administrative.       --    17,223       843         347            280       18,693
                                     --------  --------   -------      ------       --------     --------
Operating income (loss).............       --    18,971      (843)       (113)          (103)      17,912
Interest expense (income), net......    8,036     3,256    (1,056)         (4)            --       10,232
Intercompany royalty expense
  (income)..........................       --     1,674    (1,674)         --             --           --
Income in equity investment.........  (15,652)   (1,764)       --          --         17,416           --
Other income........................       --        --        --         (53)            --          (53)
                                     --------  --------   -------      ------       --------     --------
Income (loss) before income taxes...    7,616    15,805     1,887         (56)       (17,519)       7,733
Provision (benefit) for income taxes       --       153        --         (36)            --          117
                                     --------  --------   -------      ------       --------     --------
Net income (loss)................... $  7,616  $ 15,652   $ 1,887      $  (20)      $(17,519)    $  7,616
                                     ========  ========   =======      ======       ========     ========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
             FOR THE PERIOD DECEMBER 31, 2000 TO NOVEMBER 9, 2001
                            (dollars in thousands)

                                                             (Predecessor Basis)
                                         -----------------------------------------------------------
                                                   Subsidiary Non-Guarantor
                                          Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                         --------  ---------- ------------- ------------ ------------
Net sales............................... $842,546   $     --     $52,028      $(51,706)    $842,868
Cost of sales...........................  594,354         --      51,275       (53,888)     591,741
Selling, general and administrative.....  129,577        126       2,246         1,925      133,874
Restructuring and other charges.........   31,938         --          --            --       31,938
                                         --------   --------     -------      --------     --------
Operating income (loss).................   86,677       (126)     (1,493)          257       85,315
Interest expense (income), net..........   24,185     (7,476)        (86)           --       16,623
Intercompany royalty expense (income)...   12,392    (12,392)         --            --           --
Intercompany dividend income............   (5,830)        --          --         5,830           --
Income in equity investment.............  (10,072)        --          --        10,072           --
Other expense...........................        4         --         488            --          492
                                         --------   --------     -------      --------     --------
Income (loss) before income taxes.......   65,998     19,742      (1,895)      (15,645)      68,200
Provision (benefit) for income taxes....   22,372      2,771        (569)           --       24,574
                                         --------   --------     -------      --------     --------
Income (loss) from continuing operations   43,626     16,971      (1,326)      (15,645)      43,626
Loss from discontinued operations.......   (4,462)        --          --            --       (4,462)
                                         --------   --------     -------      --------     --------
Income (loss) before extraordinary item.   39,164     16,971      (1,326)      (15,645)      39,164
Extraordinary item, net of tax..........   (6,443)        --          --            --       (6,443)
                                         --------   --------     -------      --------     --------
Net income (loss)....................... $ 32,721   $ 16,971     $(1,326)     $(15,645)    $ 32,721
                                         ========   ========     =======      ========     ========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 30, 2000
                            (dollars in thousands)

                                                          (Predecessor Basis)
                                      ----------------------------------------------------------
                                                                Non-
                                                  Subsidiary Guarantor
                                        Issuer    Guarantor  Subsidiary Eliminations Consolidated
                                      ----------  ---------- ---------- ------------ ------------
Net sales............................ $1,073,422   $     --   $81,866     $(75,275)   $1,080,013
Cost of sales........................    753,908         --    76,969      (78,261)      752,616
Selling, general and administrative..    159,589         34     3,082        2,994       165,699
Restructuring and other charges......     26,843         --        --           --        26,843
                                      ----------   --------   -------     --------    ----------
Operating income (loss)..............    133,082        (34)    1,815           (8)      134,855
Interest expense (income), net.......     43,122    (13,472)     (156)          --        29,494
Intercompany royalty expense (income)     15,849    (15,849)       --           --            --
Intercompany dividend income.........    (53,414)        --        --       53,414            --
Loss in equity investment............     31,210         --        --      (31,210)           --
Other (income) expense...............     (1,519)        --       343           --        (1,176)
                                      ----------   --------   -------     --------    ----------
Income before income taxes...........     97,834     29,287     1,628      (22,212)      106,537
Provision for income taxes...........     27,022      7,800       903           --        35,725
                                      ----------   --------   -------     --------    ----------
Income from continuing operations....     70,812     21,487       725      (22,212)       70,812
Loss from discontinued operations....    (13,063)        --        --           --       (13,063)
                                      ----------   --------   -------     --------    ----------
Income before extraordinary item.....     57,749     21,487       725      (22,212)       57,749
Extraordinary item, net of tax.......     (4,651)        --        --           --        (4,651)
                                      ----------   --------   -------     --------    ----------
Net income........................... $   53,098   $ 21,487   $   725     $(22,212)   $   53,098
                                      ==========   ========   =======     ========    ==========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 1, 2000
                            (dollars in thousands)

                                                                 (Predecessor Basis)
                                            -------------------------------------------------------------
                                                        Subsidiary Non-Guarantor
                                              Issuer    Guarantor   Subsidiary   Eliminations Consolidated
                                            ----------  ---------- ------------- ------------ ------------
Net sales.................................. $1,115,213   $     --     $84,742      $(76,122)   $1,123,833
Cost of sales..............................    789,221         --      79,225       (79,252)      789,194
Selling, general and administrative........    153,521        241       2,933         3,380       160,075
Restructuring and other charges............     72,200         --          --            --        72,200
                                            ----------   --------     -------      --------    ----------
Operating income (loss)....................    100,271       (241)      2,584          (250)      102,364
Interest expense (income), net.............     40,381     (8,660)        (68)           --        31,653
Intercompany royalty expense (income)......     16,472    (16,472)         --            --            --
Income in equity investment................    (24,376)        --          --        24,376            --
Other expense (income).....................      3,541         --        (438)           --         3,103
                                            ----------   --------     -------      --------    ----------
Income before income taxes.................     64,253     24,891       3,090       (24,626)       67,608
Provision for income taxes.................     14,360      1,970       1,385            --        17,715
                                            ----------   --------     -------      --------    ----------
Income from continuing operations..........     49,893     22,921       1,705       (24,626)       49,893
Loss from discontinued operations..........    (55,691)        --          --            --       (55,691)
                                            ----------   --------     -------      --------    ----------
(Loss) income before cumulative effect of
  accounting change........................     (5,798)    22,921       1,705       (24,626)       (5,798)
Cumulative effect of accounting change, net
  of tax...................................     (6,835)        --          --            --        (6,835)
                                            ----------   --------     -------      --------    ----------
Net (loss) income.......................... $  (12,633)  $ 22,921     $ 1,705      $(24,626)   $  (12,633)
                                            ==========   ========     =======      ========    ==========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
          FOR THE PERIOD NOVEMBER 10, 2001 through DECEMBER 29, 2001
                            (dollars in thousands)

                                                                            (Successor Basis)
                                                 -----------------------------------------------------------------------
                                                  Parent               Subsidiary Non-Guarantor
                                                 Guarantor    Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                                 ---------  ---------  ---------- ------------- ------------ ------------
Cash flows from operating activities:
  Net income (loss)............................. $   7,616  $  15,652   $ 1,887      $   (20)     $(17,519)   $   7,616
  Adjustments to reconcile net income (loss) to
   net cash provided by (used by) operating
   activities:
    Depreciation and amortization...............        --      5,159       843            3            --        6,005
    Other.......................................        --      2,991        --           --            --        2,991
    Change in assets and liabilities, net.......   (29,532)    25,468    (3,234)      (1,348)       17,519        8,873
                                                 ---------  ---------   -------      -------      --------    ---------
   Net cash (used by) provided by operating
    activities..................................   (21,916)    49,270      (504)      (1,365)           --       25,485
Cash flows from investing activities:
   Proceeds from sale of equipment..............        --         19        --           --            --           19
   Additions to property, plant and equipment...        --     (6,741)       --           --            --       (6,741)
   Acquisition of business, net of cash
    acquired....................................  (314,826)        --        --           --            --     (314,826)
                                                 ---------  ---------   -------      -------      --------    ---------
   Net cash (used by) investing activities......  (314,826)    (6,722)       --           --            --     (321,548)
Cash flows from financing activities:
   Payments relating to capital lease
    obligation..................................        --        (56)       --           --            --          (56)
   Due to parent and affiliated companies, net..   239,467   (242,915)      540        2,908            --           --
   Due to former parent and affiliated
    companies, net..............................    (7,388)        --        --           --            --       (7,388)
   Payment of senior subordinated seller note...        --   (250,000)       --           --            --     (250,000)
   Proceeds from issuance of long-term debt,
    net of issuance costs.......................        --    484,546        --           --            --      484,546
   Proceeds from issuance of redeemable
    common stock, net of issuance costs.........   104,663         --        --           --            --      104,663
                                                 ---------  ---------   -------      -------      --------    ---------
   Net cash provided by (used by) financing
    activities..................................   336,742     (8,425)      540        2,908            --      331,765
Change in cash and cash equivalents.............        --     34,123        36        1,543            --       35,702
Cash and cash equivalents at beginning of
 period.........................................        --         --        --           --            --           --
                                                 ---------  ---------   -------      -------      --------    ---------
Cash and cash equivalents at end of period...... $      --  $  34,123   $    36      $ 1,543      $     --    $  35,702
                                                 =========  =========   =======      =======      ========    =========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
             FOR THE PERIOD DECEMBER 31, 2000 TO NOVEMBER 9, 2001
                            (dollars in thousands)

                                                                                (Predecessor Basis)
                                                             ---------------------------------------------------------
                                                                                      Non-
                                                                        Subsidiary Guarantor
                                                               Issuer   Guarantor  Subsidiary Eliminations Consolidated
                                                             ---------  ---------- ---------- ------------ ------------
Cash flows from operating activities:
   Income from continuing operations and
     extraordinary item..................................... $  37,183   $ 16,971   $(1,326)    $(15,645)   $  37,183
   Adjustments to reconcile income from
    continuing operations and extraordinary
     item to net cash provided by (used by) operating
    activities of continuing operations:
      Extraordinary item, net of tax........................     6,443         --        --           --        6,443
      Depreciation and amortization.........................    36,637         --        22           --       36,659
      Deferred income taxes.................................   (11,840)        --        --           --      (11,840)
      Asset impairment charges..............................     3,827         --        --           --        3,827
      Other.................................................     2,068         --        --           --        2,068
      Changes in assets and liabilities, net................    33,123       (689)    3,110        9,815       45,359
                                                             ---------   --------   -------     --------    ---------
   Net cash provided by operating activities of continuing
    operations..............................................   107,441     16,282     1,806       (5,830)     119,699
   Net cash provided by operating activities of
    discontinued operations.................................    11,897         --        --           --       11,897
                                                             ---------   --------   -------     --------    ---------
   Net cash provided by operating activities................   119,338     16,282     1,806       (5,830)     131,596
Cash flows from investing activities:
   Proceeds from sale of equipment..........................     9,016         --        --           --        9,016
   Additions to property, plant and equipment...............   (49,804)        --        --           --      (49,804)
                                                             ---------   --------   -------     --------    ---------
   Net cash (used by) investing activities of continuing
    operations..............................................   (40,788)        --        --           --      (40,788)
   Net cash (used by) investing activities of discontinued
    operations..............................................        --         --        --           --           --
                                                             ---------   --------   -------     --------    ---------
   Net cash (used by) investing activities..................   (40,788)        --        --           --      (40,788)
Cash flows from financing activities:
   Payment for debt extinguishment..........................  (160,182)        --        --           --     (160,182)
   Payments relating to capital lease obligation............      (268)        --        --           --         (268)
   Payments of loans from parent and affiliated companies...   (45,745)        --        --           --      (45,745)
   Payments of cash dividends...............................    (5,830)        --        --        5,830           --
   Loans from parent and affiliated companies...............   159,140         --        --           --      159,140
   Due to parent and affiliated companies, net..............    19,834    (16,280)    2,858           --        6,412
                                                             ---------   --------   -------     --------    ---------
   Net cash (used by) provided by financing activities of
    continuing operations...................................   (33,051)   (16,280)    2,858        5,830      (40,643)
   Net cash (used by) financing activities of discontinued
    operations..............................................   (11,528)        --        --           --      (11,528)
                                                             ---------   --------   -------     --------    ---------
   Net cash (used by) provided by financing activities......   (44,579)   (16,280)    2,858        5,830      (52,171)
Change in cash and cash equivalents.........................    33,971          2     4,664           --       38,637
Cash and cash equivalents at beginning of period............    39,410         34       427           --       39,871
                                                             ---------   --------   -------     --------    ---------
Cash and cash equivalents at end of period.................. $  73,381   $     36   $ 5,091     $     --    $  78,508
                                                             =========   ========   =======     ========    =========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 30, 2000
                            (dollars in thousands)

                                                                                  (Predecessor Basis)
                                                             ------------------------------------------------------------
                                                                        Subsidiary Non-Guarantor
                                                               Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                                             ---------  ---------- ------------- ------------ ------------
Cash flows from operating activities:
  Income from continuing operations and extraordinary
   item..................................................... $  66,161   $ 21,487     $   725      $(22,212)   $  66,161
  Adjustments to reconcile income from continuing
   operations and extraordinary item to net cash provided
   by (used by) operating activities of continuing
   operations:
    Extraordinary item, net of tax..........................     4,651         --          --            --        4,651
    Depreciation and amortization...........................    42,857         --          40            --       42,897
    Deferred income taxes...................................   (26,469)        --          --            --      (26,469)
    Other...................................................      (401)        --           3            --         (398)
    Change in assets and liabilities, net...................    59,911      2,371      (2,113)      (31,202)      28,967
                                                             ---------   --------     -------      --------    ---------
  Net cash provided by (used by) operating activities of
    continuing operations...................................   146,710     23,858      (1,345)      (53,414)     115,809
  Net cash (used by) operating activities of discontinued
   operations...............................................   (13,370)        --          --            --      (13,370)
                                                             ---------   --------     -------      --------    ---------
  Net cash provided by (used by) operating activities.......   133,340     23,858      (1,345)      (53,414)     102,439
Cash flows from investing activities:
  Proceeds from sale of equipment...........................        53         --          --            --           53
  Additions to property, plant and equipment................   (81,060)        --         (12)           --      (81,072)
  Purchase of minority interest in affiliates...............   (45,960)        --          --            --      (45,960)
  Payments to acquire equipment from capital lease..........   (30,141)        --          --            --      (30,141)
                                                             ---------   --------     -------      --------    ---------
  Net cash (used by) investing activities of continuing
   operations...............................................  (157,108)        --         (12)           --     (157,120)
  Net cash (used by) investing activities of discontinued
   operations...............................................   (25,259)        --          --            --      (25,259)
                                                             ---------   --------     -------      --------    ---------
  Net cash (used by) investing activities...................  (182,367)        --         (12)           --     (182,379)
Cash flows from financing activities:
  Payments of long-term debt................................   (17,000)        --          --            --      (17,000)
  Payments for debt extinguishment..........................   (92,930)        --          --            --      (92,930)
  Payments relating to capital lease obligation.............      (246)        --          --            --         (246)
  Payments of loans from parent and affiliated companies....   (30,394)        --          --            --      (30,394)
  Payments of cash dividends................................        --    (50,000)     (3,414)       53,414           --
  Loans from parent and affiliated companies................   189,575         --          --            --      189,575
  Due to parent and affiliated companies, net...............   (15,514)    24,510       3,615            --       12,611
                                                             ---------   --------     -------      --------    ---------
  Net cash provided by (used by) financing activities of
    continuing operations...................................    33,491    (25,490)        201        53,414       61,616
  Net cash provided by financing activities of discontinued
   operations...............................................    12,256         --          --            --       12,256
                                                             ---------   --------     -------      --------    ---------
  Net cash provided by (used by) financing activities.......    45,747    (25,490)        201        53,414       73,872
Change in cash and cash equivalents.........................    (3,280)    (1,632)     (1,156)           --       (6,068)
Cash and cash equivalents at beginning of year..............    42,690      1,666       1,583            --       45,939
                                                             ---------   --------     -------      --------    ---------
Cash and cash equivalents at end of year.................... $  39,410   $     34     $   427      $     --    $  39,871
                                                             =========   ========     =======      ========    =========

                PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 1, 2000
                            (dollars in thousands)

                                                                        (Predecessor Basis)
                                                   ------------------------------------------------------------
                                                              Subsidiary Non-Guarantor
                                                     Issuer   Guarantor   Subsidiary   Eliminations Consolidated
                                                   ---------  ---------- ------------- ------------ ------------
Cash flows from operating activities:
   Income from continuing operations and
     cumulative effect of accounting change....... $  43,058   $ 22,921     $ 1,705      $(24,626)   $  43,058
   Adjustments to reconcile income from
     continuing operations and cumulative
     effect of accounting change to net cash
     provided by operating activities of
     continuing operations:
       Cumulative effect of accounting
         change, net of tax.......................     6,835         --          --            --        6,835
       Depreciation and amortization..............    46,468         --          47            --       46,515
       Deferred income taxes......................    (2,854)        --          --            --       (2,854)
       Asset impairment charges...................    26,390         --          --            --       26,390
       Other......................................     6,054         --          --            --        6,054
       Changes in assets and liabilities, net.....    (6,218)    (2,271)        510        24,626       16,647
                                                   ---------   --------     -------      --------    ---------
   Net cash provided by operating activities
     of continuing operations.....................   119,733     20,650       2,262            --      142,645
   Net cash provided by operating activities
     of discontinued operations...................    53,171         --          --            --       53,171
                                                   ---------   --------     -------      --------    ---------
   Net cash provided by operating activities......   172,904     20,650       2,262            --      195,816
Cash flows from investing activities:
   Proceeds from sale of equipment................     1,014         --          --            --        1,014
   Additions to property, plant and
     equipment....................................   (37,615)        --         (70)           --      (37,685)
   Purchase of minority interest in affiliates....   (42,104)        --          --            --      (42,104)
   Proceeds from sale of equity investment........    58,000         --          --            --       58,000
                                                   ---------   --------     -------      --------    ---------
   Net cash (used by) investing activities of
     continuing operations........................   (20,705)        --         (70)           --      (20,775)
   Net cash (used by) investing activities of
     discontinued operations......................   (54,228)        --          --            --      (54,228)
                                                   ---------   --------     -------      --------    ---------
   Net cash (used by) investing activities........   (74,933)        --         (70)           --      (75,003)
Cash flows from financing activities:
   Payments of long-term debt.....................   (18,000)        --          --            --      (18,000)
   Payments of revolving credit facility..........  (387,747)        --          --            --     (387,747)
   Payments relating to capital lease
     obligation...................................      (225)        --          --            --         (225)
   Payments of loans from parent and
     affiliated companies.........................   (99,176)        --          --            --      (99,176)
   Loans from parent and affiliated
     companies....................................   372,876         --          --            --      372,876
   Due to parent and affiliated companies,
     net..........................................    29,453    (25,034)     (2,426)           --        1,993
                                                   ---------   --------     -------      --------    ---------
   Net cash (used by) financing activities of
     continuing operations........................  (102,819)   (25,034)     (2,426)           --     (130,279)
   Net cash (used by) financing activities of
     discontinued operations......................   (13,795)        --          --            --      (13,795)
                                                   ---------   --------     -------      --------    ---------
   Net cash (used by) financing activities........  (116,614)   (25,034)     (2,426)           --     (144,074)
Change in cash and cash equivalents...............   (18,643)    (4,384)       (234)           --      (23,261)
Cash and cash equivalents at beginning of year....    61,333      6,050       1,817            --       69,200
                                                   ---------   --------     -------      --------    ---------
Cash and cash equivalents at end of year.......... $  42,690   $  1,666     $ 1,583      $     --    $  45,939
                                                   =========   ========     =======      ========    =========

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   Through and including September 10, 2002 (the 90th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of June 12, 2002.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                           Page
                                                           ----
                Prospectus Summary........................   1
                Risk Factors..............................  13
                Where You Can Find More Information.......  21
                Special Note Regarding Forward-Looking
                  Statements..............................  21
                The Exchange Offer........................  23
                The Acquisition...........................  33
                S Corporation Status......................  34
                Use of Proceeds...........................  34
                Capitalization............................  35
                Unaudited Pro Forma Consolidated Financial
                 Data.....................................  36
                Selected Historical Consolidated Financial
                 Data.....................................  40
                Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations...............................  42
                Business..................................  58
                Management................................  77
                Relationship with Arjo Wiggins Appleton...  87
                Certain Transactions......................  89
                Security Ownership of Certain Beneficial
                 Owners and Management....................  90
                Description of Acquisition Agreements.....  91
                Description of Senior Credit Facilities...  96
                Description of the Registered Notes.......  98
                Description of Deferred Payment Obligation 141
                The Appleton Papers Retirement Savings and
                 Employee Stock Ownership Plan............ 143
                Plan of Distribution...................... 149
                Material Federal Income Tax Consequences.. 150
                Legal Matters............................. 151
                Independent Accountants................... 151
                Index to Consolidated Financial Statements F-1

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                                 $250,000,000

[LOGO]
APPLETON PAPERS

                             Appleton Papers Inc.

                               12 1/2% Series B
                              Senior Subordinated
                                Notes due 2008

                          ---------------------------

                                  PROSPECTUS

                          ---------------------------





                                 June 12, 2002


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